 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-279734
2,800,000 Shares of Common Stock
This is the initial public offering of shares of common stock of Actuate Therapeutics, Inc. We are offering 2,800,000 shares of our common stock. The initial public offering price per share of common stock is $8.00.
Prior to this offering, there has been no public market for our common stock.
Our common stock has been approved for listing on the Nasdaq Global Market under the symbol “ACTU”.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings.
Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 14.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$8.00	$22,400,000
Underwriting discounts and commissions(1)	$0.56	$1,568,000
Proceeds, before expenses, to us	$7.44	$20,832,000

(1)
See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and estimated offering expenses, as well as a complete description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 420,000 shares of our common stock at the initial public offering price, less the underwriting discounts and commissions solely to cover over-allotments, if any.
The underwriters expect to deliver the shares on or about August 14, 2024.
Sole Bookrunner
Titan Partners Group
a division of American Capital Partners
Co-Manager
Newbridge Securities Corporation
The date of this prospectus is August 12, 2024.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.
You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information.” We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. The information contained in this prospectus, or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits.
This prospectus includes our trademarks, and trade names, including but not limited to Actuate and Actuate Therapeutics, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.

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PROSPECTUS SUMMARY
This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision, and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus. Unless the context requires otherwise, references in this prospectus to “Actuate,” the “Company,” “we,” “us,” and “our” refer to Actuate Therapeutics, Inc.
Overview
We are a clinical stage biopharmaceutical company focused on developing therapies for the treatment of high impact, difficult to treat cancers through the inhibition of glycogen synthase kinase-3 (GSK-3). We are developing elraglusib (formerly 9-ING-41), an ATP competitive small molecule that is designed to enter cancer cells and block the function of the enzyme GSK-3β, a master regulator of complex biological signaling cascades, including those mediated by oncogenes, that lead to tumor cell survival, growth, migration, and invasion. We believe that the blockade of GSK-3β signaling ultimately results in the death of the cancer cells and the regulation of anti-tumor immunity.
The enzyme GSK-3β, a serine/threonine protein kinase, is understood to be an essential positive regulator of nuclear factor kappa B (NF-kB) transcriptional activity. Studies have demonstrated that the inhibition of GSK-3β decreases cancer cell survival via suppression of the transcriptional activity of its downstream effector NF-kB. In light of these findings, we believe that the inhibition of GSK-3β may overcome and/or reverse NF-kB-mediated cancer cell survival and chemoresistance to conventional chemotherapeutic drugs in a range of human cancers. Research has also demonstrated that aberrant nuclear GSK-3β accumulation is limited to cancer cells, making GSK-3β a potential candidate for specific and targeted cancer therapy. Additionally, GSK-3 regulates the expression of immune modulators such as pro-inflammatory cytokines and checkpoint molecules in tumor and immune cells. We believe blocking GSK-3 in these cells leads to improved immune cell function, which can ultimately result in better, longer clinical responses in patients.
Our Lead Product Candidate
We have exclusively licensed a portfolio of GSK-3 inhibitors developed in a collaboration between the University of Illinois-Chicago (UIC) and Northwestern University (NU). The lead drug in our portfolio is called elraglusib (9-ING-41), which is being evaluated in a randomized Phase 2 trial in patients with metastatic pancreatic cancer, our most advanced clinical indication to date. Elraglusib represents a broad opportunity for us to potentially initiate and advance multiple drug development programs around our lead asset based on data emerging from completed or ongoing Phase 1/2 trials in pediatric and adult patients with advanced, refractory cancers. Many of the pathological processes that drive cancer are controlled by GSK-3β and thus, by targeting GSK-3β, we are pursuing the development of products designed to intervene in the progression of multiple cancer types. Animal tumor model data and Phase 1/2 clinical data have identified a number of areas of unmet clinical need in cancer where elraglusib may play an interventional role, including pancreatic, colon, lung, breast, renal, ovarian, leukemias and lymphomas, and melanoma, as well as some pediatric cancers including Ewing sarcoma, neuroblastoma and pediatric leukemias.
Our lead program, Elraglusib Injection, is an intravenous solution of elraglusib that we are evaluating for the treatment of metastatic pancreatic ductal adenocarcinoma (mPDAC). Elraglusib Injection has been evaluated in a Phase 1 dose escalation study (Actuate-1801 Part 1) in 238 adult patients with refractory advanced cancers when given as a single agent (n=67) or in combination with chemotherapy (n=171). The objective of this study was to establish the safety profile of elraglusib when used alone or in combination with chemotherapy and to identify either a maximum tolerated dose (MTD) or recommended phase 2 dose (RP2D) to then inform the design of exploratory efficacy studies in Phase 2. Subjects in this study were diagnosed with a variety of cancer types and most patients had received two or more previous lines of chemotherapy prior to enrollment in the study. Objective responses and durable disease control were observed in both the single agent and combination treatment arms of the study. The most common treatment-emergent adverse events (TEAEs) attributed to elraglusib were transient visual disturbance (patients described lights as brighter and skin tones darker, which resolved spontaneously) and fatigue across both study parts. The majority (>99%) of TEAEs that occurred in ≥ 20% of patients were reported as Grade 1 or 2 (mild or moderate). In combination with chemotherapy, no new safety signals were observed. Based on the results of the Phase 1 study, which established 15 mg/kg as the RP2D when combined with chemotherapy, we initiated a single arm Phase 2 study (Actuate-1801 Part 2) in patients with previously untreated mPDAC. This study was originally designed as a single arm exploratory Simon two-stage trial (and therefore not designed or powered to demonstrate statistical significance), but after an analysis conducted following the completion of Stage 1, which showed a median overall survival (mOS) of 15.3 months in the efficacy evaluable (n=29) patient population, we amended and expanded the Stage 2 of the study to a randomized, controlled trial now powered for statistical significance (Actuate-1801 Part 3B) that would allow a comparison of the safety and efficacy of the combination of Elraglusib Injection plus gemcitabine/nab-paclitaxel (GnP) as compared to GnP alone. The primary endpoint for Actuate-1801 Phase 2 is overall survival (OS). Elraglusib is currently being evaluated as a weekly intravenous (IV) infusion in combination with the approved dosing regimen for GnP. This study completed enrollment four months faster than predicted and top line results are expected in the first quarter of 2025. In April 2024, we carried out a preliminary analysis of interim data from Actuate-1801 Part 3B in the pre-specified safety population. This preliminary analysis and overall results may change as the study continues through completion. For this preliminary analysis, we used data based on a cut-off date corresponding to the date when >50% of the patients in the GnP control group had progressed. As of this cut-off date, our preliminary analysis indicates that patients in the (i) GnP control group arm exceeded 50% death events (the outcome measure for survival analysis) at 53.8% and (ii) elraglusib/GnP combination therapy arm were below 50% death events at 34.2%. Based on this interim data, the Kaplan-Meier preliminary analysis demonstrates a mOS of 12.2 months in the elraglusib combination therapy arm versus 7.3 months in the GnP control group arm (HR=0.60; log-rank p=0.012). As with all preliminary analyses of interim data, this data should not be relied upon as a final analysis and is subject to change once full data analysis is complete.
Our Market Opportunity
According to the American Cancer Society, the annual incidence of pancreatic cancer is expected to exceed 66,000 patients in the United States this year and approximately 70% of these patients will present with metastatic disease. The mOS in patients with mPDAC is 9-11 months and the ability to extend survival by even a few months would be considered meaningful in this patient population. Elraglusib has been granted Fast Track and Orphan Drug Designations from the U.S. Food and Drug Administration (FDA) for pancreatic cancer in the United States and Orphan Drug Designation for soft tissue sarcomas in the United States. Based on our meetings with the FDA to discuss our development plan in pancreatic cancer, the current Phase 2 study design cannot be used to support accelerated approval. However, if the future mOS data is positive in favor of the elraglusib/GnP combination, we would initiate further conversations with the FDA to discuss possible registration.
Two additional exploratory, single arm Phase 2 studies are ongoing in patients with pancreatic cancer evaluating novel drug combinations with elraglusib: the combination of elraglusib/FOLFIRINOX/losartan in up to 65 patients with mPDAC and the combination of elraglusib/GnP/retinfanlimab in up to 32 patients with advanced PDAC. Both studies are academic investigator-initiated trials (IITs) that are exploring the addition of immunomodulatory drugs to an elraglusib/chemotherapy backbone. Enrollment in both of these investigator-initiated studies is continuing.
Elraglusib Injection has also been evaluated in pediatric cancer patients with recurrent/refractory solid cancers. This study, Actuate-1902, is a Phase 1/2 study that evaluated escalating doses of elraglusib as a single agent as well as in combination with irinotecan or cyclophosphamide/topotecan in the Phase 1 portion. This study was based off of the recommended Phase 2 dose (RP2D) from the Actuate-1801 adult cancer study using twice weekly dosing of elraglusib. Patients in this Actuate-1902 study also experienced a number of objective responses in the combination chemotherapy arms, and based on this data, we identified Ewing sarcoma as a potential second indication for further development of Elraglusib Injection. Currently, the Actuate-1902 study is open but only accruing patients with refractory Ewing sarcoma into the Phase 1 portion of the study. However, subject to future funding, we plan to submit an amendment to the protocol and seek to focus the Phase 2 portion of this study to enroll only Ewing sarcoma patients to further investigate the activity of elraglusib in this patient population. We are also evaluating the potential for additional exploratory development of Elraglusib Injection in other pediatric cancer indications, including leukemias, which we would expect to explore through academic IITs.
We have developed several oral dosage forms of elraglusib, including an oral liquid (Elraglusib Oral Liquid) and several solid dosage forms including an Elraglusib Oral Tablet product candidate, which we believe will allow us to expand the number of cancer indications that we are able to target and allow us to further explore optimal dosing. A Phase 1 healthy volunteer study (Actuate-2203) was completed showing very favorable (>50%) bioavailability after a single dose of Elraglusib Oral Liquid. A clinical candidate tablet (Elraglusib Oral Tablet) has been developed and selected. Subject to our receipt of the proceeds of this offering, the Elraglusib Oral Tablet, manufactured under current Good Manufacturing Practices (cGMP), is expected to be released and available in the third quarter of 2024 and, if we were to receive additional funding in the near term, a first in human dose escalation study using Elraglusib Oral Tablet could begin in the fourth quarter of 2024. We are planning a Phase 1 study (Actuate-2401) to identify the MTD/ RP2D for Elraglusib Oral Tablet in patients with advanced, refractory adult cancers subject to our receipt of future funding. Several Phase 2 indications, including refractory, metastatic melanoma and refractory, metastatic colorectal cancer have been identified for further clinical development of Elraglusib Oral Tablet based on data from the Actuate-1801 study once the MTD/RP2D for the oral tablet has been established, and we would also require additional funds to initiate and complete these Phase 2 studies.
Pipeline and Development Timeline
Our current pipeline consists of a “pipeline in a molecule” for elraglusib, which is being evaluated in mPDAC and pediatric malignancies. We are currently focused on advancing our trials in pancreatic cancer with Elraglusib Injection. Our ability to advance our planned trials listed in the development table below will depend on our ability to raise sufficient capital to support those trials from this offering and future funding sources, as discussed under “Use of Proceeds” below.

Multimodal MOA Supported by Clinical Data

Drug		Study	Phase 1	Phase 2	Phase 3	Anticipated Milestones
Elraglusib Injection	Adult Actuate-1801	**Part 1 and 2:** Dose Escalation Refractory Cancers	Fully Enrolled			Published Carneiro et al. 2024
		Part 3A: Pancreatic Cancer (combined with GnP) 1st line metastatic (single arm)	Completed	Completed		Submitted for publication
		Part 3B: Pancreatic Cancer (combined with GnP) 1st line metastatic (randomized, controlled) *Fast track designation*	Fully Enrolled	Fully Enrolled		Topline Data: Q1 2025
	Pediatric Actuate-1902	**Phase 1 / 2:** Advanced, refractory solid cancers (including Ewing Sarcoma patients)	Ongoing			Topline Data: 2H 2025
		Study Amendment for Phase 2 portion in planning for Ewing Sarcoma Only	In Planning			TBD
Elraglusib Oral Tablet	Adult Actuate-2401	**Phase 1:** Advanced, refractory solid cancers	In Planning			TBD
		Phase 2: • Melanoma (metastatic, CPI refractory) • Colorectal cancer (metastatic, refractory)	In Planning			
	Pediatric	**Phase 1:** Advanced, refractory cancer (solid and hematological)	In Planning			TBD

Note: As of May 2024
Within each study (1801, 1902, 2401), each subsequent part or phase is successive to the preceding part or phase and not a separate study that will individually proceed through each of phases 1, 2, and 3 of clinical trials.

GnP: gemcitabine/nab-paclitaxel
FPFD: First patient first dose
RP2D: Recommended Phase 2 Dose

Our Strategy
Subject to available financing, we intend to develop elraglusib in a broad list of advanced cancer indications, initially in patients with refractory disease and with an initial focus on metastatic pancreatic cancer. Our portfolio consists of two product candidates, Elraglusib Injection and Elraglusib Oral Tablet, which we believe will provide us with two different dosage forms of drug with different attributes that will allow us to tailor each dosage form to a specific cancer type to potentially improve outcomes and compliance. Key elements of our strategy to accomplish this objective include:

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Build a sustainable oncology company.   Our goal is to build a leading oncology company with a sustainable pipeline of target indications revolving around a patented, active product candidate, elraglusib, that can be delivered in different ways to potentially treat a wide variety of cancers. To accomplish this, we are focused on rapid advancement of our currently active clinical trials while curating and preparing additional indications for future expansion of elraglusib development. This effort is led by Daniel Schmitt, our chief executive officer and founder, and Dr. Andrew Mazar, our scientific co-founder and chief operating officer, who have more than 60 years of combined experience in the management of biotechnology companies and healthcare investing. Mr. Schmitt has led and contributed to the successful development and launch of multiple pharmaceutical and health technology products and executed over approximately $1.0 billion in milestone value through licensing, acquisition, and development deals. Dr. Mazar has founded seven start-ups and is the co-founder and former chief scientific officer and director, of Monopar Therapeutics, Inc. (Nasdaq: MNPR) as well as the former chief scientific officer of Attenuon, LLC. Dr. Mazar has shepherded eleven drugs from discovery stage through Phase 2 and Phase 3 trials. Our board of directors, or Board, is comprised of experienced entrepreneurs, scientists, and investors in the biotechnology industry.

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Advance our lead product candidate, elraglusib, through clinical trials.   We have generated clinical data from over 500 patients that have been dosed with elraglusib to date. Under the innovative seamless study design of our Actuate-1801 Phase 1/2 clinical trial, we have initiated a Phase 2 trial testing Elraglusib Injection in combination with chemotherapy in pancreatic cancer under this Master protocol (Actuate-1801 Part 3B). We are also advancing an opportunity in Ewing sarcoma as part of the Actuate-1902 Phase 1/2 study in pediatric refractory malignancies. Currently, the Phase 1 portion of the Actuate-1902 study is open but only accruing patients with refractory Ewing sarcoma into the Phase 1 portion of the study and we are working to amend the Phase 2 portion of this trial to focus on Ewing Sarcoma, which will require additional funding. We also intend to explore strategically identified IITs that may identify additional indications and standard of care products to combine with elraglusib in indications that go beyond those already identified in Actuate 1801-Part 1 and 2, which allows us to further leverage our pipeline in a molecule. By collaborating with our network of oncology Key Opinion Leaders (KOLs) we anticipate partnering to access non-dilutive funding for our IITs through both Federal (e.g. National Institute of Health (NIH)) and non-federal (e.g. cancer-specific foundations, pharma partners) sources. For example, Actuate collaborated with Dr. Colin Weekes to obtain Lustgarten Foundation grant support for the IIT currently being run at Massachusetts General Hospital (MGH). Actuate provides financial and resource support for IITs in exchange for rights to the trial data, but Actuate has no control over the design or conduct of an IIT.

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Advance our lead product candidate, elraglusib, by obtaining regulatory development incentives to accelerate path to approval.   One of our strategic objectives is to obtain development incentives in the United States and in other countries that we believe may accelerate our path to drug approval: Orphan Drug Designation, Fast-Track designation and Breakthrough Therapy Designation (BTD) in the United States; Orphan and priority medicines (PRIME) designations in the European Union (EU); and Orphan designations in Japan and Australia. There is no guarantee that any such designation, if received, will actually lead to a faster development, regulatory review or approval process; or increase the likelihood that a product candidate will receive FDA approval.

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Explore strategic partnerships that can accelerate and maximize the potential of GSK-3 inhibitors.   We will evaluate potential strategic (pharma) partnering opportunities which could further help us to accelerate development of elraglusib by providing expertise, guidance, and funding to expand the pipeline into different tumors and other diseases that could benefit from GSK-3 inhibitor therapy, as discussed above. We may also broaden the reach of our platform by selectively in-licensing technologies or novel product candidates. In addition, we will consider potentially out-licensing certain geographic rights to elraglusib or other product candidates in our target indications or for indications and industries that we are not currently pursuing ourselves.

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Leverage our academic and research partnerships.   We are actively engaging with regulators, KOLs, advocates and other stakeholders early and throughout the development process in each cancer indication being considered for development to enhance the probability of technical success. We currently have clinical partnerships with investigators conducting IITs with elraglusib at MGH and the Dana-Farber Cancer Institute (DFCI) and we expect to expand these pending additional funding to explore indications beyond pancreatic cancer. We also have a research and development collaboration with Lantern Pharma Inc. (Lantern Pharma) to leverage their artificial intelligence platform to further understand the effects of elraglusib and identify patient subtypes that are particularly susceptible to GSK-3 inhibition. We expect to continue to leverage these partnerships and establish others to hone and expand our research and development efforts.
Risk Factor Summary
Our business is subject to many significant risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these summary risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this prospectus actually occurs, our business, prospects, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:
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We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant operating losses for the foreseeable future. We have a high risk of never generating revenue or becoming profitable or, if we achieve profitability, we may not be able to sustain it.

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Our financial condition raises substantial doubt as to our ability to continue as a going concern.

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We do not have, and may never have, any approved products on the market. Our business is highly dependent upon receiving approvals from various U.S. and international governmental agencies and will be severely harmed if we are not granted approval to manufacture and sell our product candidates.

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We currently depend entirely on the success of elraglusib, which is our only product candidate. If we are unable to advance elraglusib in clinical development, obtain regulatory approval and ultimately commercialize elraglusib, or experience significant delays in doing so, our business will be materially harmed.

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Even if we complete all planned clinical trials including a Phase 3 trial in the future, there is no guarantee that at the time of submission the FDA will accept our new drug application (NDA).

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Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, and results of prior preclinical studies and early clinical trials are not necessarily predictive of future results. Elraglusib or any future product candidates may not achieve favorable results in clinical trials or preclinical studies or receive regulatory approval on a timely basis, if at all.

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We may not be successful in our efforts to investigate elraglusib in additional indications. We may expend our limited resources to pursue a new product candidate or a particular indication for elraglusib and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

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Use of elraglusib or any future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon elraglusib or any future product candidate, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

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The termination of third-party licenses could adversely affect our rights to important compounds or technologies.

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Our current elraglusib drug substance (DS) manufacturer is in China, and it is unknown how current or future geopolitical relationships with China may affect our ability to obtain DS; however, if they are negatively impacted, this could increase our DS manufacturing costs and adversely impact our financial condition.

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We rely on third parties to conduct our non-clinical studies and our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current product candidates or any future products and our financial condition will be adversely affected.

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We have a limited operating history and no products approved for commercial sale, which may make it difficult to evaluate our prospects and likelihood of success.

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If we experience delays or difficulties in the enrollment of subjects to our clinical trials, our receipt of necessary regulatory approvals could be delayed or otherwise adversely affected.

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If we and our third-party licensors do not obtain and preserve protection for our respective intellectual property rights, our competitors may be able to take advantage of our development efforts to develop competing drugs.

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If we lose key management leadership, and/or scientific personnel, and if we cannot recruit qualified employees or other significant personnel, we may experience program delays and increased compensation costs, and our business may be materially disrupted.

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We face significant competition from other biotechnology and pharmaceutical companies.

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Even if this offering is successful, we will require substantial additional capital to finance our operations and fund our clinical trials. We may not be able to obtain this necessary capital when needed on acceptable terms, or at all.

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Concentration of ownership by our principal stockholders, the Bios Equity Affiliated Funds (as defined below), which are affiliated with our Chairman, Aaron G.L. Fletcher, and our director, Les Kreis, Jr., limits the ability of others to influence the outcome of director elections and other transactions requiring stockholder approval, creates the potential for conflicts of interest, may negatively impact our stock price and may deter or prevent efforts by others to acquire us, which could prevent our stockholders from realizing a control premium.

Corporate History and Information
We were incorporated in Delaware on January 16, 2015, as Apotheca Therapeutics, Inc. and changed our name to Actuate Therapeutics, Inc. on October 1, 2015.
We were formed with seed capital from Bios Partners, LP, to commercialize the technology invented in the labs of Dr. Alan Kozikowski at UIC and developed under the scientific leadership of Dr. Andrew Mazar and Dr. Andrey Ugolkov, each at NU. Daniel Schmitt was hired as chief executive officer in April 2015 and led the negotiation of the exclusive license for the portfolio of GSK-3 inhibitors invented at UIC and developed in a collaboration with NU, providing the technology and know-how which is our foundational intellectual property.
Our principal executive offices are located at 1751 River Run, Suite 400, Fort Worth, Texas 76107. Our telephone number is (817) 887-8455. Our website address is www.actuatetherapeutics.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Additionally, under the JOBS Act, an emerging growth company can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We irrevocably elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, are not subject to the same new or revised accounting standards as public companies who are not emerging growth companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30th of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities in our initial public offering, or December 31, 2029.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING
Common stock offered by us
2,800,000 shares.
Offering price
$8.00 per share of common stock.
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days to purchase from us up to an additional 420,000 shares of common stock at the public offering price per share, to cover over-allotments, if any.
Common stock outstanding immediately after this offering
19,111,636 shares (or 19,531,636 shares if the underwriters exercise their over-allotment option to purchase additional shares in full).
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $19.2 million, or approximately $22.3 million if the underwriters exercise their over-allotment option in full, based on the initial public offering price of $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds from this offering, along with our existing cash and cash equivalents, for clinical trials and product development, research and development, clinical manufacturing as well as for working capital and other general corporate purposes. See the section titled “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from this offering.
Nasdaq listing
Our common stock has been approved for listing on the Nasdaq Global Market under the symbol “ACTU”.
Lock-up agreements
We, our successors, all of our directors, officers and holders of more than 1.0% of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Underwriting” for more information. In addition, substantially all of the remainder of our outstanding shares are subject to agreements with us under which the holders agreed to not to offer, sell or transfer our equity securities, subject to certain exceptions, for 180 days after the date of this prospectus.
Underwriters’ warrant
Upon the closing of this offering, we have agreed to issue to the underwriters, warrants that will be exercisable for the period commencing 180 days from the effective date of the registration statement of which this prospectus forms a part and expiring three years after such date, entitling the underwriters to purchase in the aggregate up to 5% of the number of shares of common stock sold in this offering (including any shares of common stock sold pursuant to the exercise of the underwriter’s option), at an exercise price per share equal to 125% of the public offering price.
For additional information regarding our arrangement with the underwriters, see the section titled “Underwriting.”

Risk factors
Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our common stock.
Except as otherwise indicated, the information contained in this prospectus is based on 16,311,636 shares of our common stock outstanding as of March 31, 2024 (which includes 138,385 shares of common stock, which are unvested and subject to forfeiture), after giving effect to the following:
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the filing and effectiveness of our sixth amended and restated certificate of incorporation (the amended and restated certificate of incorporation) and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering;

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the conversion of all outstanding shares of our redeemable convertible preferred stock into 13,710,379 shares of our common stock immediately prior to the closing of this offering (at a conversion ratio of 0.555555 shares of common stock per share of preferred stock, which reflects the reverse stock split referenced below). The terms of each series of the redeemable convertible preferred stock provide that the holders of at least a majority of the then outstanding shares of such series can vote to cause all shares of such series to be automatically converted into common stock upon the occurrence of a specified event. The holders of at least a majority of the shares of each series consented to the conversion of such shares immediately prior to the completion of this offering;

•
26,070 shares of common stock issuable upon the conversion of our Series B-1 redeemable preferred stock to be issued upon the automatic net exercise of warrants outstanding as of March 31, 2024, with an exercise price equivalent to $5.27 per share of common stock, immediately prior to the completion of this offering, based on the initial public offering price of $8.00 per share of common stock;

•
884,427 shares of our common stock issuable upon the automatic conversion of our convertible promissory notes issued in February through May 2024 (the Bridge Notes), based on the initial public offering price of $8.00 per share of common stock;

•
no exercise of our warrants to purchase an aggregate of 94,599 shares of Series B-1 redeemable preferred stock and Series C redeemable preferred stock (after giving effect to the conversion of such shares into common stock) outstanding as of March 31, 2024, with a weighted average exercise price equivalent to approximately $10.32 per share of common stock, which will convert into warrants to purchase common stock with a weighted average exercise price of approximately $10.32, and have a term of two years following the completion of this offering, based on the initial public offering price of $8.00 per share of common stock;

•
a 1-for-1.8 reverse stock split of our common stock, which we effected on June 7, 2024;

•
no exercise of the outstanding stock options described below;

•
no exercise of the underwriters’ warrants to purchase up to 161,000 shares of our common stock at an exercise price equal to 125% of the initial public offering price; and

•
no exercise by the underwriters of their over-allotment option to purchase up to 420,000 additional shares of our common stock.

The number of shares of common stock outstanding does not include the shares issuable under our options outstanding and 2024 Stock Incentive Plan (the 2024 Plan), which became effective as of the effective date of the registration statement for this offering, as follows:
•
393,346 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2024, with a weighted-average exercise price of approximately $2.97 per share;

•
544,111 shares of our common stock issuable under restricted stock units to be granted to our president and chief executive officer upon the closing of this offering to bring his total beneficial ownership to 5% of the number of shares outstanding on a fully diluted basis following the initial closing of this offering, pursuant to his employment agreement, based on the initial public offering price of $8.00 per share of common stock;
•
234,971 shares of common stock issuable upon the exercise of stock options to be granted to our chief financial officer upon the closing of this offering equal to 1.0% of our issued and outstanding common stock on a fully diluted basis as of the closing of this offering; and

•
2,537,362 shares of common stock reserved for future issuance under our 2024 Plan (which number includes 496,801 shares of common stock remaining reserved for issuance under our 2015 Stock Incentive Plan (the 2015 Plan) as of March 31, 2024, which shares will be added to the number of shares available for issuance under the 2024 Plan upon its effectiveness, and after giving effect to the restricted stock unit grant to our chief executive officer and stock option grant to our chief financial officer described above).

SUMMARY FINANCIAL DATA
The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the summary consolidated statements of operations for the years ended December 31, 2022 and 2023 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2023 and 2024 and the summary consolidated balance sheet data as of March 31, 2024 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial information in those statements. You should read these data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not necessarily indicative of our future results.
	Year Ended December 31,		Three Months Ended March 31,
	2022	2023	2023	2024
			(unaudited)
Consolidated Statements of Operations:
Operating expenses:
Research and development	$16,387,216	$21,708,332	$4,523,757	$6,860,430
General and administrative	3,819,591	3,265,497	774,799	912,824
Total operating expenses	20,206,807	24,973,829	5,298,556	7,773,254
Loss from operations	(20,206,807)	(24,973,829)	(5,298,556)	(7,773,254)
Other income (expense):
Change in fair value of warrant liability	36,579	(79,822)	5,104	(32,515)
Loss on issuance of related party convertible notes payable at fair value	—	—	—	(200,000)
Change in estimated fair value of related party convertible notes payable	—	—	—	(300,000)
Interest expense	(16,200)	(43,641)	(28,454)	(5,076)
Interest income	27,027	352,672	51,651	14,786
Total other income (expense), net	47,406	229,209	28,301	(522,805)
Net loss	$(20,159,401)	$(24,744,620)	$(5,270,255)	$(8,296,059)
Net loss per share attributable to common stockholders, basic and diluted	$(16.65)	$(17.24)	$(3.93)	$(5.40)
Weighted-average shares of common stock outstanding, basic and diluted(1)	1,210,629	1,434,964	1,339,729	1,535,167
Pro forma net loss per share, basic and diluted (unaudited)(2)		$(1.65)		$(0.54)
Pro forma weighted-average common stock outstanding, basic and diluted (unaudited)(2)		15,033,731		15,489,551

(1)
See our audited consolidated financial statements and our unaudited consolidated condensed financial statements included elsewhere in this prospectus for an explanation of the method used to calculate historical net loss attributable to common stockholders per share, basic and diluted, and the weighted-average number of shares of common stock used in the computation of the per share amounts.

(2)
Unaudited pro forma net loss per share, basic and diluted, attributable to common stockholders, is calculated giving effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock at a conversion ratio of 0.555555. Unaudited pro forma net loss per share attributable to common stockholders does not include the shares expected to be sold and related proceeds to be received in this offering. Unaudited pro forma net loss per share attributable to common stockholders for the year ended December 31, 2023 and the three months ended March 31, 2024 was calculated using the weighted-average number of shares of common stock outstanding, including the pro forma effect of the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock, and including the conversion of shares of our redeemable convertible preferred stock issuable upon the exercise of all outstanding in-the-money warrants to purchase redeemable convertible preferred stock (based on the initial public offering price of $8.00 per share of common stock), and the related reclassification of the carrying value of the redeemable convertible preferred stock to permanent equity immediately prior to the closing of this offering, and the automatic conversion of our convertible promissory notes issued in February through May 2024 (the Bridge Notes), based on the initial public offering price of $8.00 per share of common stock, as if such conversion had occurred at the beginning of the period, or their issuance dates, if later.

	As of March 31, 2024
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
		(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,068,307	$3,068,307	$22,235,307
Working capital (deficit)(3)	(12,545,792)	(6,545,792)	12,621,208
Total assets	2,698,583	3,698,583	22,865,583
Total liabilities	16,294,545	10,273,981	10,273,981
Redeemable convertible preferred stock	94,178,404	—	—
Total stockholders’ (deficit) equity	$(107,774,366)	$(6,575,398)	$12,591,602

(1)
Pro forma amounts give effect to the (i) conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 13,736,449 shares of our common stock as if such conversion had occurred on March 31, 2024, including the conversion of shares of our redeemable convertible preferred stock issuable upon the exercise of all outstanding in-the-money warrants to purchase redeemable convertible preferred stock (based on the initial public offering price of $8.00 per share of common stock), and the related reclassification of the carrying value of the redeemable convertible preferred stock to permanent equity immediately prior to the closing of this offering, (ii) net proceeds of $1.0 million received in May 2024 in exchange for a convertible promissory note, and the automatic conversion of our convertible promissory notes issued in February through May 2024 (the Bridge Notes), based on the initial public offering price of $8.00 per share of common stock, and (iii) the reclassification of our warrant liability to equity pursuant to an amendment to our warrant agreements to purchase an aggregate 76,376 shares of Series B-1 redeemable preferred stock outstanding (after giving effect to the conversion of such shares into common stock) as of March 31, 2024 with an exercise price equivalent to $10.55 per share of common stock on a post reverse stock split basis and our warrants to purchase an aggregate 18,223 shares of Series C redeemable preferred stock (after giving effect to the conversion of such shares into common stock) outstanding as of March 31, 2024, with an exercise price equivalent to $9.42 per share of common stock on a post reverse stock split basis, which warrants will convert into warrants to purchase common stock immediately prior to the closing of this offering with exercise prices of $10.55 and $9.42, respectively, based on the initial public offering price of $8.00 per share of common stock.

(2)
Pro forma as adjusted amounts give effect to (i) the pro forma adjustments set forth in footnote (1) above, and (ii) the issuance and sale of 2,800,000 shares of our common stock in this offering at the initial public offering price of $8.00 per share of common stock, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
We define working capital (deficit) as current assets less current liabilities. See our consolidated financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS
Investing in our common stock is speculative and involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our common stock. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Special Note Regarding Forward-Looking Statements”.
Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements
We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant operating losses for the foreseeable future. We have a high risk of never generating revenue or becoming profitable or, if we achieve profitability, we may not be able to sustain it.
Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage biopharmaceutical company with a relatively limited operating history upon which you can evaluate our business and prospects. We commenced operations in January 2015 and have not generated revenue from the sale of our products. Therefore, there is limited historical financial or operational information upon which to evaluate our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Many if not most companies in our industry at our stage of development never become profitable and are acquired or go out of business before successfully developing any product that generates revenue from commercial sales or enables profitability.
From our inception in January 2015 through March 31, 2024, we have incurred losses of approximately $113.4 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to continue to incur substantial and increasing operating losses over the next several years as we continue the clinical development of, seek regulatory approval for and potentially commercialize elraglusib and any future product candidates, as well as operate as a public company.
The amount of future losses and when, if ever, we will become profitable are uncertain. We do not have any products that have generated any revenues from commercial sales, and do not expect to generate revenues from the commercial sale of products in the near future, if ever. If we are unable to successfully develop, obtain requisite approval for and commercialize elraglusib or any future product candidates, we may never generate revenue. Our ability to generate revenue and achieve profitability will depend on, among other things, successful completion of the development of our product candidates; obtaining necessary regulatory approvals from the FDA and international regulatory agencies; establishing manufacturing, sales, and marketing arrangements with third parties; obtaining adequate reimbursement by third-party payers; and raising sufficient funds to finance our activities. If we are unsuccessful at some or all of these undertakings, our business, financial condition, and results of operations are expected to be materially and adversely affected.
To become and remain profitable, we must succeed in developing, obtaining regulatory approvals for, and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials and preclinical studies of elraglusib and any future product candidates, acquiring or developing additional product candidates, obtaining regulatory approval for elraglusib and any future product candidates, and manufacturing, marketing, and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates, achieve our strategic objectives or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.
Our financial condition raises substantial doubt as to our ability to continue as a going concern.
As of March 31, 2024, we had approximately $2.1 million in cash and cash equivalents and a working capital deficiency of approximately $12.5 million, and we have incurred and expect to continue to incur significant costs in pursuit of our sole drug candidate, elraglusib. Our consolidated financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. To date, we have not generated product revenues from our activities and have incurred substantial operating losses. We expect that we will continue to generate substantial operating losses for the foreseeable future until we complete development and approval of our product candidates. We will continue to fund our operations primarily through utilization of our current financial resources and additional raises of capital.
These conditions raise substantial doubt about our ability to continue as a going concern. Additionally, our independent registered public accounting firm included in its audit opinion for the year ended December 31, 2023 an explanatory paragraph that there is substantial doubt as to our ability to continue as a going concern. We plan to address these conditions by raising funds from this public offering, from subsequent public or private offerings of equity or debt securities and other funding sources. However, there can be no assurance that such funding will be available to us, will be obtained on terms favorable to us or will provide us with sufficient funds to meet our objectives. The reaction of investors to the inclusion of a going concern statement by our auditors and our potential inability to continue as a going concern may materially adversely affect our ability to raise new capital or enter into partnerships. If we become unable to continue as a going concern, we may have to liquidate our assets and the value we receive for our assets in liquidation or dissolution could be significantly lower than the value reflected in our consolidated financial statements.
Even if this offering is successful, we will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.
The development of biopharmaceutical product candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital-intensive and uncertain process. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to substantially increase in connection with our ongoing activities, particularly as we conduct our ongoing and planned clinical trials of elraglusib and potentially seek regulatory approval for elraglusib and any future product candidates we may develop. In addition, if we are able to progress elraglusib through development and commercialization, we expect to be required to make milestone and royalty payments pursuant to various license or collaboration agreements with third parties. If we obtain regulatory approval for elraglusib or any future product candidates, we also expect to incur significant commercialization expenses related to product manufacturing, marketing, sales, and distribution. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reliably estimate the actual amount of capital necessary to successfully complete the development and commercialization of elraglusib or any future product candidates. Furthermore, following the completion of this offering, we expect to incur additional costs associated with operating as a public company.
Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations for approximately the next 12 months. In particular, we expect to use, in order of priority, net proceeds from this offering and our existing cash and cash equivalents, as follows (1) to fund and complete the ongoing Elraglusib Injection Phase 2 mPDAC trial (Actuate-1801 Part 3B), including but not limited to, personnel costs, operational expenses, clinical sites costs, manufacturing expenses, and current amounts owed to existing vendors; (2) fund and complete the existing pediatric refractory cancer Phase 1 dose escalation trial in patients with refractory Ewing sarcoma (Actuate-1902); (3) satisfy our funding commitments for ongoing IIT studies for the use of Elraglusib Injection with other chemotherapy agents to treat mPDAC and a separate trial to treat recurrent salivary gland cancer; (4) satisfy the Company’s obligations under its amended license agreement with UIC to pay accrued interest over a period of approximately one year after this offering and (5) the remainder for working capital and other general corporate purposes. To the extent any proceeds remain available or if we receive additional proceeds from this offering, or from other sources, we anticipate that such funding would allow us to also finalize development plans and initiate and complete a Phase 1 dose escalation study for the Elraglusib Oral Tablet in patients with advanced, refractory solid cancer; fund and complete the Phase 2 portion of the study in patients with refractory Ewing sarcoma (Actuate-1902) and finalize development plans and initiate and enroll patients in a Phase 2 study in refractory metastatic melanoma (Actuate-2401) once the Phase 1 dose escalation was completed. See the section titled “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from this offering.
We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned.
The net proceeds of this offering, together with our existing capital, may not be sufficient to complete development of elraglusib in any form, or any future product candidates, and after this offering, we will require substantial capital in order to advance elraglusib and any future product candidates through clinical trials, regulatory approval and commercialization. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Our ability to raise additional funds may be adversely impacted by global economic conditions, disruptions to, and volatility in, the credit and financial markets in the United States and worldwide, and diminished liquidity and credit availability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, or even cease operations. We expect to finance our cash needs through public or private equity or debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop elraglusib or any future product candidates.
Our future capital requirements will depend on many factors, including without limitation:
•
the initiation, type, number, scope, progress, expansions, results, costs and timing of, and invoicing for, clinical trials and preclinical studies of elraglusib and any future product candidates we may choose to pursue, including the costs of modification to clinical development plans (including an increase in the number, size, duration and/or complexity of a trial) based on feedback that we may receive from regulatory authorities and any third-party products used as combination agents in our clinical trials;

•
the costs and timing of manufacturing for elraglusib or any future product candidate, including commercial manufacturing at sufficient scale and encountering higher than expected costs to manufacture our current and future active pharmaceutical ingredients, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

•
slower than expected progress in developing elraglusib or a future product candidate, including without limitation, additional costs caused by such program delays;

•
the costs, timing and outcome of regulatory meetings and reviews of elraglusib and developing certain formulations of elraglusib or any future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for elraglusib or any future product candidates;

•
our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

•
the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•
the costs and timing of establishing or securing sales and marketing capabilities and commercial compliance programs if elraglusib or any future product candidate is approved;

•
higher than expected personnel, consulting or other costs, such as adding personnel or industry expert consultants or pursuing the licensing/acquisition of additional assets;

•
higher than expected costs to obtain, maintain, enforce and protect our patents and other intellectual property and proprietary rights;

•
our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•
our ability and strategic decision to develop future product candidates other than elraglusib, and the timing of such development, if any;

•
patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•
the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•
our ability to raise sufficient funds when, and if, required.

Conducting clinical trials and preclinical studies and potentially identifying future product candidates is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and commercialize elraglusib or any future product candidates. If approved, elraglusib and any future product candidates may not achieve commercial success. We expect that our commercial revenue, if any, will initially be derived from sales of elraglusib, which we do not expect to be commercially available for several years, if at all. Commercial success in the United States may depend upon acceptance and coverage by federal healthcare program and third-party payors, and it can be time consuming and costly to demonstrate that any of our products should be covered.
Accordingly, in the near term we intend to seek and will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all, including as a result of financial and credit market deterioration or instability, market-wide liquidity shortages, geopolitical events or otherwise.
Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates. In addition, any capital obtained by us may be obtained on terms that are unfavorable to us, our investors, or both.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. We do not have any committed external source of funds. If we attempt to raise additional financing, which we intend to do in the near term, there can be no assurance that we will be able to secure such additional financing in sufficient quantities or at all. We may be unable to raise additional capital for reasons including, without limitation, our operational and/or financial performance, investor confidence in us and the biopharmaceutical industry, credit availability from banks and other financial institutions, the status of current projects and our prospects for obtaining any necessary regulatory approvals. Potential investors’ capital investments may have shifted to other opportunities with perceived greater returns and/or lower risk thereby reducing capital available to us, if available at all.
In addition, any additional financing might not be available, and even if available, may not be available on terms favorable to us or our then-existing investors. We may seek to raise funds through public or private equity offerings, debt financings, corporate collaboration or licensing arrangements, mergers, acquisitions, sales of intellectual property or other financing vehicles or arrangements. To the extent that we raise additional capital by issuing equity securities or other securities (including convertible debt), our then-existing investors will experience dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. If we raise funds through debt financings or bank loans, we may become subject to restrictive covenants, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan. Moreover, if we raise funds through debt financings or bank loans, our assets may be pledged as collateral for the debt, and the interests of our then-existing investors would be subordinated to the debt holders or banks. In addition, our use of and ability to exploit assets pledged as collateral for debt or loans may be restricted or forfeited. To the extent that we raise additional funds through collaboration or licensing arrangements, we may be required to relinquish valuable rights to our future revenue streams, product candidates, research programs, intellectual property or proprietary technology, or grant licenses on terms that are not favorable to us and/or that may reduce the value of our common stock. If we are not able to raise needed funding when needed under acceptable terms or at all, then we would be required to delay, limit, reduce, curtail, abandon or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we might otherwise prefer to develop and market ourselves, or on less favorable terms than we would otherwise choose, or sell assets, or cease operations entirely.
Risks Related to Clinical Development and Regulatory Approval
We do not have and may never have any approved products on the market. Our business is highly dependent upon receiving approvals from various U.S. and international governmental agencies and will be severely harmed if we are not granted approval to manufacture and sell our product candidates.
In order for us to commercialize elraglusib for the treatment of mPDAC or for any other disease indication, or any other product candidate, we must obtain regulatory approvals of such treatment for the applicable indication. Satisfying regulatory requirements is an expensive process that typically takes many years and involves extensive compliance with requirements covering research and development, testing, manufacturing, quality control, labeling, and promotion of drugs for human use. To obtain necessary regulatory approvals, we must, among other requirements, complete clinical trials demonstrating that our products are safe and effective for a particular indication. In addition, before we can initiate clinical development for any future preclinical product candidates, we must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an IND or similar regulatory submission, and we are also required to submit comparable applications to foreign regulatory authorities for clinical trials outside of the United States. The FDA or comparable foreign regulatory authorities may require us to conduct additional preclinical studies for any future product candidates before it allows us to initiate clinical trials under any IND or similar regulatory submission, which may lead to delays or increase the costs of developing future product candidates. There can be no assurance that our products will prove to be safe and effective, that our preclinical or clinical trials will demonstrate the necessary safety and effectiveness of our product candidates, or that we will succeed in obtaining regulatory approval for any treatment we develop even if such safety and effectiveness are demonstrated.
Any delays or difficulties we encounter in our clinical trials may delay or preclude regulatory approval from the FDA or from international regulatory organizations. Any delay or preclusion of regulatory approval would be expected to delay or preclude the commercialization of our products. Examples of delays or difficulties that we may encounter in our clinical trials include without limitation the following:
•
clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of our products;

•
our products may fail to be more effective than current therapies, or to be effective at all;

•
we may discover that our products have adverse side effects, which could cause our products to be delayed or precluded from receiving regulatory approval or otherwise expose us to significant commercial and legal risks;

•
it may take longer than expected to determine whether or not a treatment is effective;

•
patients involved in our clinical trials may suffer severe adverse side effects even up to death, whether as a result of treatment with our products, the withholding of such treatment, or other reasons (whether within or outside of our control);

•
we may fail to be able to enroll a sufficient number of patients in our clinical trials;

•
patients enrolled in our clinical trials may not have the characteristics necessary to obtain regulatory approval for a particular indication or patient population;

•
we may be unable to produce sufficient quantities of product to complete the clinical trials;

•
the sites who conduct our clinical trials may fail to follow the trial protocols correctly, or there may be concerns regarding data integrity from one or more sites, which could require us to exclude certain data from our results, which may prolong the length of our trials and delay submissions to regulatory authorities;

•
even if we are successful in our clinical trials, any required governmental approvals may still not be obtained or, if obtained, may not be maintained;

•
if approval for commercialization is granted, it is possible the authorized use will be more limited than is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities, which will cause a substantial increase in costs and which we might not succeed in performing or completing; and

•
if granted, approval may be withdrawn or limited if problems with our products emerge or are suggested by the data arising from their use or if there is a change in law or regulation.

Any success we may achieve at a given stage of our clinical trials does not guarantee that we will achieve success at any subsequent stage, including without limitation final FDA approval.
We may encounter delays or rejections in the regulatory approval process because of additional government regulation resulting from future legislation or administrative action, or from changes in the policies of the FDA or other regulatory bodies during the period of product development, clinical trials, or regulatory review. Failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production, or an injunction preventing certain activity, as well as other regulatory action against our product candidates or us. As a company, we have no experience in successfully obtaining regulatory approval for a product and thus may be poorly equipped to gauge, and may prove unable to manage, risks relating to obtaining such approval.
Outside the United States, our ability to market a product is contingent upon receiving clearances from appropriate non-U.S. regulatory authorities. Non-U.S. regulatory approval typically includes all of the risks associated with FDA clearance discussed above as well as geopolitical uncertainties and the additional uncertainties and potential prejudices faced by U.S. pharmaceutical companies conducting business abroad. In certain cases, pricing restrictions and practices can make achieving even limited profitability very difficult.
We currently depend entirely on the success of elraglusib, which is our only product candidate. If we are unable to advance elraglusib in clinical development, obtain regulatory approval and ultimately commercialize elraglusib, or experience significant delays in doing so, our business will be materially harmed.
We currently only have one product candidate, elraglusib, which is in Phase 2 clinical development. Our business presently depends entirely on our ability to successfully develop, obtain regulatory approval for, and commercialize elraglusib in a timely manner. This may make an investment in our company riskier than similar companies that have multiple product candidates in active development and may be able to better sustain the delay or failure of a lead product candidate. The success of elraglusib will depend on several factors, including the following:
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successful initiation and enrollment of clinical trials and completion of clinical trials with favorable results;

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acceptance of regulatory submissions by the FDA or comparable foreign regulatory authorities for the conduct of clinical trials of elraglusib and of our proposed designs of planned clinical trials of elraglusib;

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the frequency and severity of adverse events observed in clinical trials and preclinical studies;

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maintaining and establishing relationships with contract research organizations (CROs) and clinical sites for the clinical development of elraglusib, and ability of such CROs and clinical sites to comply with clinical trial protocols, Good Clinical Practices (GCPs) and other applicable requirements;

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demonstrating the safety, purity and potency (or efficacy) of elraglusib to the satisfaction of applicable regulatory authorities, including by establishing a safety database of a size satisfactory to regulatory authorities;

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receipt and maintenance of regulatory approvals from applicable regulatory authorities, including approvals of new drug applications (NDAs) from the FDA;

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maintaining relationships with our third-party manufacturers and their ability to comply with cGMPs as well as entering into agreements with our third-party manufacturers for, or establishing our own, commercial manufacturing capabilities at a cost and scale sufficient to support commercialization;

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establishing sales, marketing and distribution capabilities and launching commercial sales of elraglusib, if and when approved, whether alone or in collaboration with others;

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obtaining, maintaining, protecting and enforcing patent and any potential trade secret protection or regulatory exclusivity for elraglusib;

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maintaining an acceptable safety profile of elraglusib following regulatory approval, if any;

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maintaining and growing an organization of people who can develop and, if approved, commercialize, market and sell elraglusib; and

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acceptance and coverage of our products, if approved, by patients, the medical community and federal healthcare program and other third-party payors.

If we are unable to develop, obtain regulatory approval for, or if approved, successfully manufacture and commercialize elraglusib, or if we experience delays as a result of any of the above factors or otherwise, our business would be materially harmed.
Even if we complete all planned clinical trials including a Phase 3 trial in the future, there is no guarantee that at the time of submission the FDA will accept our NDA.
The regulation and control of new drugs in the United States is based on the NDA, and every new drug is the subject of an approved NDA before U.S. commercialization. Through the NDA application, the developer of a drug candidate formally proposes that the FDA approve a new pharmaceutical for sale and marketing in the United States. The data gathered during the animal studies and human clinical trials of an investigational new drug (IND) become part of the NDA.
Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and ethics committees (ECs) or one or more institutional review board (IRBs) at the medical institutions and clinical trial sites where the clinical trials are conducted. We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, or by a data safety monitoring board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension, including a clinical hold, or termination due to a number of factors, including, among other reasons, failure to conduct the clinical trial in accordance with GCP and other regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site, or investigation of principal or sub-investigators conducting our clinical trials, by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.
Failure by us or any of our third-party vendors, manufacturers, or trial sites to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production, or an injunction preventing certain activity, as well as other regulatory action against our product candidates or us. As a company, we have no experience in successfully obtaining regulatory approval for a product and thus may be poorly equipped to gauge, and may prove unable to manage, risks relating to obtaining such approval.
Outside the United States, our ability to market a product is contingent upon receiving clearances from appropriate non-U.S. regulatory authorities. Non-U.S. regulatory approval typically includes all of the risks associated with FDA clearance discussed above as well as the failure of enrolled patients in foreign countries to adhere to clinical protocols as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, and political and economic risks, including war or embargoes, relevant to such foreign countries. In certain cases, pricing restrictions and practices can make achieving even limited profitability very difficult.
Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Elraglusib or any future product candidates may not achieve favorable results in clinical trials or preclinical studies or receive regulatory approval on a timely basis, if at all.
Drug development is expensive and can take many years to complete, and its outcome is inherently uncertain. We cannot guarantee that any clinical trials or preclinical studies will be conducted as planned, including whether we are able to meet expected timeframes for data readouts, or completed on schedule, if at all, and failure can occur at any time during the trial or study process, including due to factors that are beyond our control. Despite promising preclinical or clinical results, elraglusib or any other future product candidate can unexpectedly fail at any stage of clinical or preclinical development. The historical failure rate for product candidates in our industry is high.
The results from preclinical studies or clinical trials of elraglusib, any future product candidate, or a competitor’s product candidate in the same class may not predict the results of later clinical trials of elraglusib or any future product candidate, and interim, topline or preliminary results of a clinical trial are not necessarily indicative of final results. Elraglusib or any future product candidate in later stages of clinical trials may fail to show the desired characteristics despite having progressed through preclinical studies and initial clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in clinical trials despite very promising early results.
Moreover, preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. Such setbacks have occurred and may occur for many reasons, including, but not limited to: clinical sites and investigators may deviate from clinical trial protocols, whether due to lack of training or otherwise, and we may fail to detect any such deviations in a timely manner; patients may fail to adhere to any required clinical trial procedures, including any requirements for post-treatment follow-up; our product candidates may fail to demonstrate safety, purity or potency (or efficacy) in certain patient subpopulations, which has not been observed in earlier trials due to limited sample size, lack of analysis or otherwise; or our clinical trials may not adequately represent the patient populations we intend to treat, whether due to limitations in our trial designs or otherwise, such as where one patient subgroup is overrepresented in the clinical trial. There can be no assurance that we will not suffer similar setbacks despite the data we observed in earlier or ongoing studies. Based upon negative or inconclusive results, we or any current or any future collaborator may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, which would cause us to incur additional operating expenses and delays and may not be sufficient to support regulatory approval on a timely basis or at all.

We may not be successful in our efforts to investigate elraglusib in additional indications. We may expend our limited resources to pursue a new product candidate or a particular indication for elraglusib and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we focus on the development of elraglusib for specific indications. We may fail to generate additional clinical development opportunities for elraglusib for a number of reasons, including that elraglusib may, in indications we are seeking or may seek in the future, be shown to have harmful side effects, limited to no efficacy or other characteristics that suggest it is unlikely to receive marketing approval and/or achieve market acceptance in such potential indications. Our resource allocation and other decisions may cause us to fail to identify and capitalize on viable potential product candidates or additional indications for elraglusib. Our spending on current and future research and development programs for new product candidates or additional indications for elraglusib may not yield any commercially viable product candidates or indications. If we do not accurately evaluate the commercial potential or target market for a particular indication or product candidate, we may fail to develop such product candidate or indication, or relinquish valuable rights to that product candidate through collaborations, license agreements and other similar arrangements in cases where it would have been more advantageous for us to retain sole development and commercialization rights to such indication or product candidate, or negotiate less advantageous terms for any such arrangements than is optimal.
Additionally, we may pursue additional in-licenses or acquisitions of development-stage assets or programs, which entails additional risk to us. Identifying, selecting and acquiring promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a particular product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring and developing products that ultimately do not provide a return on our investment.
Use of elraglusib or any future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon elraglusib or any future product candidate, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.
As is the case with oncology drugs generally, it is likely that there may be side effects and adverse events associated with use of elraglusib or any future product candidates’ use. Results of our, our collaborators’ or any future collaborators’ clinical trials could reveal a high and unacceptable severity and prevalence of expected or unexpected side effects or unexpected characteristics. Undesirable side effects caused by our product candidates when used alone or in combination with approved or investigational drugs could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or lead to the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly.
Moreover, if elraglusib or any future product candidates are associated with undesirable side effects in clinical trials or demonstrate characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for such product candidate if approved. Unacceptable enhancement of certain toxicities may be seen when elraglusib or any future product candidates are combined with standard of care therapies, or when they are used as single agents. We may also be required to modify our development and clinical trial plans based on findings in our ongoing clinical trials. Many compounds that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented further development of the compounds.

It is possible that as we, our collaborators or any future collaborators test elraglusib or any future product candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of these product candidates becomes more widespread following any regulatory approval, more illnesses, injuries, discomforts and other adverse events than were observed in earlier trials, as well as new conditions that did not occur or went undetected in previous trials, may be discovered. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.
With regard to our lead product candidate, elraglusib, unforeseen side effects from elraglusib could arise either during clinical development or, if approved, after elraglusib has been marketed. This could cause regulatory approvals for, or market acceptance of, elraglusib harder and costlier to obtain.
To date, elraglusib as a single agent and in combination with a variety of chemotherapy has been shown in a Phase 1 trial to be well-tolerated. However, these data were obtained in advanced cancer patients across many different cancer types and at different doses of elraglusib. The results of our planned or any future clinical trials in single cancer types may show that the side effects of elraglusib are unacceptable or intolerable, especially when compared with standard of care and in earlier stage patients, which could interrupt, delay or halt clinical trials. This could result in delay of, or failure to obtain, marketing approval from the FDA or EMA and other regulatory authorities or result in marketing approval from the FDA or EMA and other regulatory authorities with restrictive label warnings.
If elraglusib receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by the use of elraglusib:
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regulatory authorities may withdraw their approval of the product, which would force us to remove elraglusib from the market;

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regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication, or field alerts to physicians and pharmacies;

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we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

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we may be subject to limitations on how we may promote the product;

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sales of the product may decrease significantly;

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we may be subject to litigation or product liability claims; and

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our reputation may suffer.

Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of elraglusib and/or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of elraglusib.
If we experience delays or difficulties in the enrollment of subjects to our clinical trials, our receipt of necessary regulatory approvals could be delayed or otherwise adversely affected, which could materially affect our financial condition.
Identifying, screening and enrolling patients to participate in clinical trials of our product candidates is critical to our success, and we may not be able to identify, recruit, enroll and dose a sufficient number of patients with the required or desired characteristics to complete our clinical trials in a timely manner. We may not be able to initiate or continue certain clinical trials for elraglusib or any future product candidates if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. The timing of our clinical trials depends on our ability to recruit patients to participate as well as to subsequently dose these patients and complete required follow-up periods. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and characteristics of the patient population, the proximity of patients to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the risk that enrolled patients will not complete a clinical trial, our ability to recruit clinical trial investigators with the appropriate competencies and experience, and competing clinical trials and clinicians’ and patients’

perceptions as to the potential advantages and risks of the product candidates being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating as well as any product candidates under development. We will be required to identify and enroll a sufficient number of patients for each of our clinical trials and monitor such patients adequately during and after treatment. Potential patients for any planned clinical trials may not be adequately diagnosed or identified with the diseases which we are targeting, which could adversely impact the outcomes of our trials and could have safety concerns for the potential patients. Potential patients for any planned clinical trials may also not meet the entry criteria for such trials. In particular, because our planned clinical trials of elraglusib are focused on indications with relatively small patient populations, our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate.
In addition, we may experience enrollment delays related to increased or unforeseen regulatory, legal and logistical requirements at certain clinical trial sites. These delays could be caused by reviews by regulatory authorities and contractual discussions with individual clinical trial sites. Any delays in enrolling and/or dosing patients in our planned clinical trials could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or in termination of the clinical trials altogether.
We may not be able to fully enroll our clinical trials if other pharmaceutical companies with ongoing clinical trials for products with similar indications as our product candidates recruit from these patient populations. The timing of our clinical trials depends, in part, on the speed at which we can recruit patients to participate in our trials, as well as completion of required follow-up periods. Patient enrollment may also be affected by other factors, including:
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coordination with clinical research organizations to enroll and administer the clinical trials;

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coordination and recruitment of collaborators and investigators at individual sites;

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size of the patient population and process for identifying patients;

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design of the clinical trial protocol;

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eligibility and exclusion criteria;

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perceived risks and benefits of the product candidates under study;

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availability of competing commercially available therapies and other competing products’ clinical trials;

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time of year in which the trials are initiated or conducted;

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severity of the diseases under investigation;

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ability to obtain and maintain subject consents;

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ability to enroll and treat patients in a timely manner;

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risk that enrolled subjects will drop out before completion of the trials;

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proximity and availability of clinical trial sites for prospective patients;

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ability to monitor subjects adequately during and after treatment; and

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patient referral practices of physicians.

If patients are unwilling or unable to participate in our trials for any reason, including the existence of concurrent clinical trials for similar target populations, the availability of approved therapies, or the fact that enrolling in our trials may prevent patients from taking a different product, or we otherwise have difficulty enrolling a sufficient number of patients, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of elraglusib or any future product candidates may be delayed. Our inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether.
Enrollment delays in these clinical trials may result in increased time and development costs for our product candidates, which could materially affect our financial condition.

As a company, we have never completed a clinical trial and have limited experience in completing regulatory filings and any delays in regulatory filings could materially affect our financial condition.
We will need to successfully complete clinical trials in order to obtain FDA or comparable foreign regulatory approval to market elraglusib or any future product candidates. Carrying out clinical trials and the submission of a successful NDA or other comparable foreign regulatory submission is a complicated process. As a company, we have not yet completed any clinical trials of our product candidates, nor have we demonstrated the ability to obtain marketing approvals, manufacture product candidates at a commercial scale, or conduct sales and marketing activities necessary for the successful commercialization of a product. We may also choose to conduct a number of additional clinical trials of elraglusib in parallel over the next several years, which may be a difficult process to manage with our limited resources and which may divert attention of management. FDA or other regulatory authority could also require us to conduct additional trials which may further delay approval of our product. Consequently, we have no historical basis as a company by which you can evaluate or predict reliably our future success or viability.
We have limited experience with regulatory filings with agencies such as the FDA or EMA, and we have not yet completed any clinical trials for elraglusib or any other product candidate. We also have limited experience as a company in preparing and submitting marketing applications and have not previously submitted an NDA or other comparable foreign regulatory submission for any product candidate. In addition, we have had limited interactions with the FDA and cannot be certain how many additional clinical trials of elraglusib or any future product candidate will be required or how such additional trials should be designed. Consequently, we may be unable to successfully and efficiently execute and complete necessary clinical trials in a way that leads to submission of an NDA and regulatory approval of any of our product candidates. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our ongoing or planned clinical trials could prevent us from or delay us in submitting NDAs or other comparable foreign regulatory submissions for and commercializing our product candidates. Any delay in our regulatory filings for our product candidates, and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including, without limitation, the FDA’s issuance of a “refuse to file” letter or a request for additional information, could materially affect our financial condition.
As a result, we cannot be certain that our ongoing and planned clinical trials or preclinical studies will be successful. Any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of elraglusib in those and other indications, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Interim, topline, and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose interim, topline, or preliminary data from our clinical trials, based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline, or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results once additional data have been received and fully evaluated. Interim, topline, and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, such data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim, topline, and preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, interim or topline data and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability, or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate, or our business. If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize elraglusib and any future product candidates may be harmed, which could harm our business, operating results, prospects, or financial condition.
Serious adverse events, undesirable side effects (including emergent drug-drug interactions between elraglusib and any of the other therapeutic agents given to the clinical trial subjects) or other unexpected properties of our current or future product candidates may be identified during development or after approval, which could halt their development or lead to the discontinuation of our clinical development programs, refusal by regulatory authorities to approve our product candidates or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates thereby limiting the commercial potential of such product candidate.
To date, elraglusib is the only product candidate we have tested in humans. As we continue our development of elraglusib and initiate clinical trials of any future product candidates, serious adverse events, undesirable side effects or unexpected characteristics may emerge or be reported, causing us to abandon these product candidates or limit their development to more narrow uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Even if our product candidates initially show promise in early clinical trials, the side effects of therapies are frequently only detectable after they are tested in large, Phase 2 or Phase 3 clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval. Sometimes, it can be difficult to determine if the serious adverse or unexpected side effects were caused by the product candidate or another factor, especially in oncology subjects who may suffer from other medical conditions and be taking other medications. If serious adverse or unexpected side effects are identified during development and are determined to be attributed to our product candidates, or the result of drug-drug interactions between our product candidate and any of the concomitant therapies given to the trial subjects, we, the FDA or comparable foreign regulatory authorities, or IRBs and other reviewing entities, could interrupt, delay, or halt clinical trials and could result in a more restrictive label, a Risk Evaluation and Mitigation Strategy (REMS) or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities may also require, or we may voluntarily develop strategies for managing adverse events during clinical development, which could include restrictions on our enrollment criteria, the use of stopping criteria, adjustments to a study’s design, or the monitoring of safety data by a data monitoring committee, among other strategies. Any requests from the FDA or comparable foreign regulatory authority for additional data or information could also result in substantial delays in the approval of our product candidates.
Drug-related side effects could also affect subject recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:
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regulatory authorities may withdraw approvals of such product;

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regulatory authorities may require additional warnings on the label;

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we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

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we may be forced to suspend marketing of that product, or decide to remove the product from the marketplace;

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we may be required to change the way the product is administered;

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we could be subject to fines, injunctions, or the imposition of criminal or civil penalties;

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we could be sued and held liable for harm caused to patients; and

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the product may become less competitive, and our reputation may suffer.

The therapeutic-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, financial condition, results of operations, stock price and prospects.
We anticipate that many of our product candidates may be tested and, if approved, used in combination with third-party drugs and/or devices, some of which may still be in development, and we have limited or no control over the supply, regulatory status or regulatory approval of such drugs and/or devices.
We anticipate developing our product candidates for use in combination with other oncology pharmaceutics, including chemotherapies and cellular and targeted therapies (e.g., immune checkpoint inhibitors). We cannot be certain that current or potential future commercial relationships will provide us with a steady supply of such drugs or devices on commercially reasonable terms or at all.
Any failure to maintain or enter into new successful commercial relationships, or the expense of purchasing platinum-based and other chemotherapies, or any other combination products, or any devices in the market, may delay our development timelines, increase our costs and jeopardize our ability to develop our product candidates as commercially viable therapies. If any of these occur, our business, financial condition, results of operations, stock price and prospects may be materially harmed. Moreover, the development of product candidates for use in combination with another product or product candidate may present challenges that are not faced for single agent product candidates. For our product candidates that may be used in combination with other chemotherapies, or any other combination products or any devices, the FDA may require us to use more complex clinical trial designs in order to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of these trials could show that there are adverse events tied to the interaction of elraglusib with any of the other therapies, or that any positive previous trial results are attributable to the combination therapy and not our product candidates. Moreover, following product approval, the FDA may require that products or devices used in conjunction with each other be cross labeled for combined use. To the extent that we do not have rights to the other product or device, this may require us to work with a third party to satisfy such a requirement. The ability to obtain cooperation from the third party may impact our ability to respond to the FDA’s requests which could impact our ability to achieve regulatory approval. Moreover, developments related to the other product or device may impact our clinical trials as well as our commercial prospects should we receive marketing approval. Such developments may include changes to the safety or efficacy profile of the other product or device, changes to the availability of the approved product or device, and changes to the standard of care.
In the event that any future collaborator or supplier of other chemotherapies, or any other products administered in combination, or any devices used, with our product candidates does not supply their products on commercially reasonable terms or in a timely fashion, we would need to identify alternatives for accessing these products. This could cause our clinical trials to be delayed and limit the commercial opportunities for our product candidates, in which case our business, financial condition, results of operations, stock price and prospects may be materially harmed.
We may seek additional Orphan Drug, Fast Track, Breakthrough or PRIME designations for one or more of our current and future product candidates, but we might not receive any such designation, and even if we do, such designation may not actually lead to a faster development or regulatory review or approval process.
Our lead product candidate, elraglusib, has been given Fast Track designation from the FDA for development in the treatment of pancreatic cancer, and we may seek Fast Track designations for other indications or future product candidates. The Fast Track program is intended to expedite or facilitate the process for reviewing product candidates that meet certain criteria. Specifically, biologics are eligible for Fast

Track designation if they are intended, alone or in combination with one or more drugs or biologics, to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a Fast Track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once an NDA is submitted, the application may be eligible for priority review. An NDA submitted for a Fast Track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. Fast Track designation does not ensure that we will receive marketing approval or that approval will be granted within any particular timeframe or at all. We may not experience a faster development, regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. Additionally, the FDA may withdraw Fast Track designation, for reasons such as it comes to believe a drug candidate no longer adequately addresses an unmet medical need or that the designation is no longer supported by data from our clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures. If we seek Fast Track designation for other indications, or if we pursue breakthrough or PRIME designations from FDA or EMA, respectively, we may not receive such designations. Many product candidates that have received Fast Track designation have ultimately failed to obtain approval.
We, or any future collaborators, may not be able to obtain and maintain orphan drug exclusivity for our product candidates in the United States and Europe.
Elraglusib has been granted orphan drug designation for the treatment of pancreatic cancer, glioblastomas (GBM), neuroblastoma (NB) and soft tissue sarcomas in the United States. We may seek additional orphan drug designations or regulatory incentives for other indications, for the oral dosage form of elraglusib, or for future product candidates in the United States, EU, Japan or Australia. We may not be able to obtain such designations.
While elraglusib currently has been granted orphan drug designation from the FDA for limited indications, we may not be able to maintain this orphan drug exclusivity. Further, even if we obtain orphan drug designation for a future product candidate or for elraglusib with respect to a different indication, we may not be able to maintain orphan drug exclusivity for that drug or indication. For example, orphan drug designation may be removed if the prevalence of an indication increases beyond the patient number limit required to maintain designation. Generally, if a drug with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same product in the same indication for that time period. Orphan drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition. Moreover, even after an orphan drug is approved, the FDA can subsequently approve a different drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care compared to our product.
The FDA may reevaluate the Orphan Drug Act and its regulations and policies, and similarly the EMA may reevaluate its policies and regulations. We do not know if, when, or how the FDA or EMA may change their orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA and/or EMA may make to their orphan drug regulations and policies, our business could be adversely impacted.
We rely on third parties for the manufacture and shipping of elraglusib for clinical development and expect to continue to do so for the foreseeable future. If we or our licensees, development collaborators, or suppliers are unable to manufacture our products in sufficient quantities or at defined quality specifications, or are unable to obtain regulatory approvals for the manufacturing facility, we may be unable to develop and/or meet demand for our products and lose time to market and potential revenues.
Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not own or operate manufacturing facilities and have no plans to develop our own clinical or commercial-scale manufacturing capabilities. We rely on a third-party manufacturer for the production of elraglusib and expect to continue to rely on third-party manufacturers for commercial manufacture if elraglusib or any future product candidates receive regulatory approval. The facilities used by third-party manufacturers to manufacture elraglusib or any future product candidate must be approved for the manufacture of such product candidate by the FDA and any comparable foreign regulatory authority pursuant to inspections that will be conducted after we submit an NDA to the FDA or any comparable submission to a foreign regulatory authority. We do not control the manufacturing process of, and are completely dependent on, third-party manufacturers for compliance with cGMP requirements for the manufacture of products. In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel.
If the FDA or any comparable foreign regulatory authority does not approve these facilities for the manufacture of elraglusib or any future product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market elraglusib or any future product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of elraglusib or any future product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of elraglusib or any future product candidates. We may not be successful in identifying additional or replacement third-party manufacturers, or in negotiating acceptable terms with any we do identify. We may face competition for access to these manufacturers’ facilities and may be subject to manufacturing delays if the manufacturers give other clients higher priority than they give to us. Even if we are able to identify an additional or replacement third-party manufacturer, the delays and costs associated with establishing and maintaining a relationship with such manufacturer may have a material adverse effect on us.
Before we can begin to commercially manufacture elraglusib or any other product candidate, we must obtain regulatory approval of the manufacturing facility and process by the FDA and any comparable foreign regulatory authority pursuant to inspections that will be conducted after we submit an NDA to the FDA or any comparable submission to a foreign regulatory authority. Manufacturing of drugs for clinical and commercial purposes must comply with cGMP. We do not control the manufacturing process of, and are completely dependent on, third-party manufacturers for compliance with cGMP requirements for the manufacture of products. If these third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or any comparable foreign regulatory authority, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. The cGMP requirements govern quality control and documentation policies and procedures. Complying with cGMP and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to ensure that the product meets applicable specifications and other requirements. We, or our contracted manufacturing facility, must also pass a pre-approval inspection prior to FDA approval. Failure to pass a pre-approval inspection may significantly delay or prevent FDA approval of our products. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products and will lose time to market and potential revenues.
We depend on a third-party manufacturer for certain drug substances, drug products, raw materials, samples, components, and other materials used in our product candidates. We obtain our supplies on a purchase order basis and do not have any long-term supply agreements in place. If we are unable to source these supplies on a timely basis, or establish longer-term contracts with suppliers, we will not be able to complete our clinical trials or studies on time and the development of our product candidates may be delayed.
We depend on a third-party manufacturer for certain drug substances, drug products, raw materials, samples, components and other materials used in our product candidates. We obtain our supplies on a purchase order basis and do not currently have long-term supply contracts with our supplier, and our supplier is not obligated to supply drug products to us for any period, in any specified quantity or at any certain price beyond the delivery contemplated by the relevant purchase orders. As a result, our supplier could stop selling to us at commercially reasonable prices, or at all. While we intend to enter into long-term supply agreements in the future as we advance our clinical trials or commercialization plans, we may not be successful in negotiating such agreements on favorable terms, or at all. If we do enter into such long-term supply agreements, we could be subject to binding long-term purchase obligations that are less favorable than purchasing on a purchase order basis, and which may be harmful to our business, including in the event that we do not conduct our trials on planned timelines or utilize the drug products that we are required to purchase. Any change in our relationship with our supplier or changes to our arrangement with our supplier could adversely affect our business, financial condition, results of operations and prospects.
Furthermore, our supplier could stop producing our supplies, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors. Establishing additional or replacement suppliers for these supplies, and obtaining regulatory clearance or approvals that may result from adding or replacing suppliers, could take a substantial amount of time, result in increased costs and impair our ability to produce our products or conduct timely trials, which would adversely impact our business, financial condition, results of operations and prospects. Any such interruption or delay may force us to seek similar supplies from alternative sources, which may not be available at reasonable prices, or at all. Any interruption in the supply of source components for our product candidates would adversely affect our ability to meet scheduled timelines and budget for the development and commercialization of our product candidates, could result in higher expenses and would harm our business. Although we have not experienced any significant disruption as a result of our reliance on our supplier, we have a limited operating history and cannot assure you that we will not experience disruptions in our supply chain in the future as a result of such reliance or otherwise.
It is uncertain whether product liability insurance will be adequate to address product liability claims, or that insurance against such claims will be affordable or available on acceptable terms in the future.
Clinical research involves the testing of new drugs on human volunteers pursuant to a clinical trial protocol. Such testing involves a risk of liability for personal injury to or death of patients due to, among other causes, adverse side effects, improper administration of the new drug, or improper volunteer behavior. Claims may arise from patients, clinical trial volunteers, consumers, physicians, hospitals, companies, institutions, researchers, or others using, selling, or buying our products, as well as from governmental bodies. In addition, product liability and related risks are likely to increase over time, in particular upon the commercialization or marketing of any products by us or parties with which we enter into development, marketing, or distribution collaborations. Although we are contracting for general liability insurance in connection with our ongoing business, there can be no assurance that the amount and scope of such insurance coverage will be appropriate and sufficient in the event any claims arise, that we will be able to secure additional coverage should we attempt to do so, or that our insurers would not contest or refuse any attempt by us to collect on such insurance policies. Furthermore, there can be no assurance that suitable product liability insurance (at the clinical stage and/or commercial stage) will continue to be available on terms acceptable to us or at all, or that, if obtained, the insurance coverage will be appropriate and sufficient to cover any potential claims or liabilities.
If the market opportunities for our current and potential future drug candidates are smaller than we believe they are, our ability to generate product revenues may be adversely affected and our business may suffer.
The potential market opportunities for our product candidates are difficult to estimate and will depend in large part on the drugs with which our product candidates are co-administered and the success of competing therapies and therapeutic approaches. Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers in a position to receive therapy and who have the potential to benefit from treatment with elraglusib or any future product candidate are predicated on many assumptions, which may include industry knowledge and publications, third-party research reports, and other surveys. Although we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain, and their reasonableness has not been assessed by an independent source. These estimates may prove to be incorrect and new studies may change the estimated incidence or prevalence of these diseases. The number of patients in the United States, Europe, and elsewhere may turn out to be lower than expected, and patients may not be amenable to treatment with our product, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our business, financial condition, results of operations and prospects. If any of the assumptions prove to be inaccurate, the actual markets for our product candidates could be smaller than our estimates of the potential market opportunities. Further, even if we obtain significant market share for elraglusib or any future product candidate, because some of our potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.
Risks Related to Our Reliance on Third Parties
The termination of third-party licenses could adversely affect our rights to important compounds or technologies.
In connection with our efforts to expand our pipeline of product candidates, we may enter into certain licenses or other collaboration agreements in the future pertaining to the in-license of rights to additional candidates. Such agreements may impose various diligence, milestone payment, royalty, insurance or other obligations on us. If we fail to comply with these obligations, our licensor or collaboration partners may have the right to terminate the relevant agreement, in which event we would not be able to develop or market the products covered by such licensed intellectual property. Our existing licensing agreements with UIC and NU contain diligence obligations to maintain each license agreement.
Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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the sublicensing of patent and other rights under our collaborative development relationships;

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our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

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the priority of invention of patented technology.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our consolidated financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.
We may also have limited control over the maintenance and prosecution of these in-licensed patents and patent applications, or any other intellectual property that may be related to our in-licensed intellectual property. For example, we cannot be certain that such activities by any future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. We have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding or defense activities may be less vigorous than had we conducted them ourselves.
Our current elraglusib drug substance (DS) manufacturer is in China, and it is unknown how future geopolitical relationships with China may affect our ability to obtain DS; however, if they are negatively impacted, this could increase our DS manufacturing costs and adversely impact our financial condition.
We rely upon a single company located in China to manufacture the DS for our sole product candidate, elraglusib. This company manufactures DS under cGMP that is suitable for formulating into a therapeutic used in humans, which manufacturing process is substantially completed in the United States. We do not have any exclusive contractual commitments for this company to manufacture for us in the future or to ever become a sole provider of DS and thus, we do have the ability to seek out other GMP manufacturers if needed. However, if we do not maintain this manufacturing and service relationship that is important to us and are not able to identify replacement suppliers, vendors and laboratories, our ability to obtain elraglusib for clinical trials and to regulatory approval could be impaired or delayed and our costs could substantially increase, adversely impacting our financial condition.
We may be unable to identify additional manufacturers with whom we might establish appropriate arrangements on acceptable terms, if at all. Even if we are able to find replacement manufacturers, suppliers, vendors and service providers when needed, we may not be able to enter into agreements with them on terms and conditions favorable to us or there could be a substantial delay before such manufacturer, vendor or supplier, or a related new facility is properly qualified and registered with the FDA or other foreign regulatory authorities. A new manufacturer currently not qualified with the FDA would have to be educated in, or develop substantially equivalent processes for, production of our approved products after receipt of FDA approval. To qualify and receive regulatory approval for a new manufacturer could take as long as two years. The process of changing a supplier could have an adverse impact on our current clinical development programs if supplies of DS or materials on hand are insufficient to satisfy demand. Such delays could have a material adverse effect on our development activities and our business. Adverse changes in the political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our ability to conduct business in China. We are unable to predict the frequency and scope of such policy changes, any of which could materially and adversely affect our liquidity, access to capital and our ability to conduct business in China. Any failure on our part to comply with changing government regulations and policies could result in the loss of our ability to manufacture and develop our product candidates in China.
We rely on third parties to conduct our non-clinical studies and our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our current product candidates or any future products, on a timely basis or at all, and our financial condition will be adversely affected.
We do not have the ability to independently conduct non-clinical studies and clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as contract research organizations or clinical research organizations, to conduct non-clinical studies and clinical trials on our product candidates. The third parties with whom we contract for execution of our non-clinical studies and clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to our programs.
Although we rely on third parties to conduct our non-clinical studies and clinical trials, we remain responsible for ensuring that each of our non-clinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA, EMA and other foreign regulatory authorities require us to comply with regulations and standards, including regulations commonly referred to as good clinical practices (GCPs), for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.
In addition, the execution of non-clinical studies and clinical trials, and the subsequent compilation and analyses of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. Under certain circumstances, these third parties may be able to terminate their agreements with us upon short notice. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, we may not be able to obtain, on a timely basis or at all, regulatory approval for or to commercialize the product candidate being tested in such trials, and as a result, our financial condition will be adversely affected.
Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor or other third party will discover them or that our trade secrets will be misappropriated or disclosed.
Because we currently rely on third parties to manufacture elraglusib and to perform quality testing, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality and non-disclosure agreements, and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors or other third parties, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s or other third party’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure of such technology or information would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.
Corporate, non-profit, and academic collaborators may take actions (including lack of effective actions) to delay, prevent, or undermine the success of our products. We may continue to seek new collaborations or alliances in the future with respect to elraglusib or any future product candidates, but we may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.
Our operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on us entering into collaborations with corporations, non-profit organizations, academic institutions, licensors, licensees, and other parties. There can be no assurance that we will be successful in establishing such collaborations. Current and future collaborations are and may be terminable at the sole discretion of the collaborator. The activities of any collaborator will not be within our direct control and may not be in our power to influence. There can be no assurance that any collaborator will perform its obligations to our satisfaction or at all; that we will derive any revenue, profits, or benefit from such collaborations; or that any collaborator will not compete with us. If any collaboration is not pursued, we may require substantially greater capital to undertake development and commercialization of our proposed products, and we may not be able to develop and commercialize such products effectively, if at all. In addition, a lack of development and commercialization collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.
We also face significant competition in seeking appropriate strategic partners, and the negotiation process can be time-consuming, costly and complex. Even if we are successful in our efforts to establish or maintain such collaborations, the terms that we agree upon may not be favorable to us. As a result, we may need to relinquish valuable rights to our future revenue streams, research programs, intellectual property, elraglusib or any future product candidates, or grant licenses on terms that may not be favorable to us, as part of any such arrangement, and such arrangements may restrict us from entering into additional agreements with other potential collaborators. In addition, our current collaborations limit, and potential future collaborations may limit, our control over the amount and timing of resources that our collaborators will dedicate to the development or commercialization of elraglusib or any future product candidates. Our ability to generate revenue from these arrangements will depend on any current or future collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We cannot be certain that, following a collaboration, license, or strategic transaction, we will achieve an economic benefit that justifies such transaction, and such transaction may not yield additional development product candidates for our pipeline. Furthermore, we may not be able to maintain such collaborations if, for example, the development or approval of elraglusib or any future product candidate is delayed, the safety of any such product candidate is questioned, or the sales of elraglusib, if approved, or an approved future product candidate, are unsatisfactory.
In addition, our current collaborations are, and potential future collaborations may be, terminable by our strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and, if approved, commercialization of elraglusib or any future product candidates, and may not conduct those activities in the same manner as we do. Any termination of collaborations we enter into in the future, or any delay in entering into collaborations related to elraglusib or any future product candidates, could delay the development and, if approved, commercialization of such product candidates, and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Data provided by collaborators and other parties upon which we rely have not been independently verified and could turn out to be inaccurate, misleading, or incomplete.
We rely on third-party vendors, scientists, clinical trial investigators, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and business. We do not independently verify or audit all of such data (including possibly material portions thereof). As a result, such data may be inaccurate, misleading, or incomplete.
In certain cases, we may need to rely on a single supplier for a particular manufacturing material or service, and any interruption in or termination of service by such supplier could delay or disrupt the commercialization of our products.
We rely on third-party suppliers for the materials used to manufacture our compounds. We currently have a sole source manufacturer for the DS for elraglusib, and, while we believe that a suitable alternative vendor would be available if needed, some of these materials may at times only be available from one supplier. Any interruption in or termination of service by such single source suppliers could result in a delay or disruption in manufacturing until we locate an alternative source of supply, which could, among other things, adversely impact our clinical trials and ability to obtain approval from the FDA for elraglusib or a future product candidate. There can be no assurance that we would be successful in locating an alternative source of supply or in negotiating acceptable terms with such prospective supplier.
We may also rely on certain third party vendors located in China or who are owned by or are associated with certain Chinese companies to assist in non-clinical or clinical trials or provide laboratory services. It is unknown how current or future geopolitical relationships with China or specific Chinese-owned or associated vendors may affect our ability to complete our non-clinical or clinical trials.
We do not currently, but may in the future, rely upon one or more companies located in China, or are owned or operated by Chinese companies to provide non-clinical or clinical trial support services. If so, the process of changing these vendors could have an adverse impact on our current clinical development programs if they were no longer permitted to provide services or products due to geopolitical pressures, including legislative activities or executive orders aimed at prohibiting certain Chinese or Chinese-owned biotechnology companies from engaging in biotechnology or biopharmaceutical research activities. We could experience delays in finding suitable replacement service providers located outside China or not otherwise owned by or associated with Chinese companies, which could have a material adverse effect on our development activities and our business. We are unable to predict whether or when proposed legislative or executive actions would be effective, and whether such changes would materially and adversely affect our liquidity, access to capital and our ability to conduct business. Any failure on our part to comply with changing government regulations and policies could result in the loss of our ability to manufacture and develop our product candidates.

Risks Related to Commercialization of Elraglusib and any Future Product Candidates
We have a limited operating history and no products approved for commercial sale, which may make it difficult to evaluate our prospects and likelihood of success.
We are a clinical-stage biopharmaceutical company with a limited operating history. We were originally incorporated in 2015, have no products approved for commercial sale and have not generated any revenue to date. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio and performing clinical trials and research and development of our product candidates. Our approach to the research and development of product candidates is unproven, and we do not know whether we will be able to develop any products of commercial value. In addition, our lead product candidate, elraglusib, will require substantial additional development and clinical research time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We have not yet demonstrated the ability to progress any product candidate beyond Phase 2 clinical trials, obtain regulatory approvals, manufacture products at commercial scale or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization.
Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by early stage biopharmaceutical companies in rapidly evolving fields. Consequently, we have no meaningful history of operations upon which to evaluate our business, and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing drug products.
Even if we receive regulatory approval for elraglusib or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense.
Any regulatory approvals that we may receive for elraglusib or any future product candidates will require the submission of reports to regulatory authorities, subject us to surveillance to monitor the safety and efficacy of the product, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS as a condition of approval of elraglusib or any future product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.
In addition, if the FDA or a comparable foreign regulatory authority approves elraglusib or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and GCP requirements for any clinical trials that we conduct post-approval. Manufacturers of approved products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. Failure to comply with regulatory requirements or later discovery of previously unknown problems with our products, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, may result in, among other things:
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restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

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restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

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restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

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fines, restitutions, disgorgement of profits or revenue, warning letters, untitled letters, adverse publicity requirements or holds on clinical trials;

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refusal by the FDA or other regulatory authorities to approve pending applications or supplements to approved applications submitted by us or suspension or revocation of approvals;

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product seizure or detention, or refusal to permit the import or export of our products; and

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injunctions and the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to commercialize elraglusib or any future product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of elraglusib or any future product candidates. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.
The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.
The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as elraglusib or any future product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive regulatory approval for elraglusib or any future product candidates, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of elraglusib or any future product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.
Our business is highly dependent on the success of our lead product candidate, elraglusib, and any other future product candidates that we advance into clinical development. All of our product candidates will require significant additional clinical and preclinical development before we can seek regulatory approval for and launch a product commercially.
We currently have no products that are approved for commercial sale and may never be able to develop marketable products. We have one clinical product candidate, elraglusib, in clinical development. Because elraglusib is our only product candidate, if elraglusib encounters safety or efficacy problems, development delays, regulatory issues or other problems, our development plans and business would be significantly harmed. For each product candidate, we must demonstrate its safety and efficacy in humans, obtain regulatory approval in one or more jurisdictions, obtain manufacturing supply, capacity and expertise, and substantially invest in marketing efforts before we will be able to generate any revenue from such product candidate. These efforts will require substantial investment, and we may not have the financial resources to continue development of our product candidates.
We may experience setbacks that could delay or prevent regulatory approval of, or our ability to commercialize, our product candidates, including:
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negative or inconclusive results from our clinical trials or preclinical studies or the clinical trials or preclinical studies of others for product candidates similar to ours, leading to a decision or requirement to conduct additional clinical trials or preclinical studies or to abandon a program;

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drug-related side effects experienced by subjects in our clinical trials or by individuals using drugs or therapeutics similar to our product candidates;

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delays in submitting Investigational New Drug applications, or INDs, or comparable foreign regulatory applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

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conditions imposed by FDA or comparable foreign authorities regarding the scope or design of our clinical trials or our drug development strategy;

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delays in enrolling subjects in clinical trials;

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high drop-out rates of subjects from clinical trials;

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inadequate or delayed supply or quality of product candidates or other materials necessary for the conduct of our clinical trials;

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greater than anticipated clinical trial costs;

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inability to compete with other therapies;

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unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

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failure of our third-party manufacturers, contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

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delays in obtaining any pre-market inspections required by FDA or other regulatory agencies;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or

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varying interpretations of data by FDA and similar foreign regulatory agencies.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and our manufacturing, marketing, distribution and sales efforts or that of any future collaborator.
Our product development efforts are at an early stage. We have not yet undertaken any marketing efforts, and there can be no assurance that future anticipated market testing and analyses will validate our marketing strategy. We may need to modify the products, or we may not be successful in either developing or marketing those products.
As a company, we have not completed the development or clinical trials of any product candidates and, accordingly, have not yet begun to market or generate revenue from the commercialization of any products. Obtaining approvals of these product candidates will require substantial additional research and development as well as costly clinical trials. There can be no assurance that we will successfully complete the development of our product candidates or successfully market them. We may encounter problems and delays relating to research and development, regulatory approval, intellectual property rights of product candidates, or other factors. There can be no assurance that our development programs will be successful, that our product candidates will prove to be safe and effective in or after clinical trials, that the necessary regulatory approvals for any product candidates will be obtained, or, even if obtained, will be as broad as sought or will be maintained for any period thereafter, that patents will issue on our patent applications, that any intellectual property protections we secure will be adequate, or that our collaboration arrangements will not diminish the value of our intellectual property through licensing or other arrangements.
Furthermore, elraglusib and any future product candidates may not be commercially successful. Even if elraglusib or any future product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors, or the medical community. The commercial success of elraglusib or any future product candidates will depend significantly on the broad adoption and use of the resulting product by these individuals and organizations for approved indications., and there can be no assurance that competitive products will not perform better and/or be marketed more successfully. Additionally, there can be no assurances that any future market testing and analyses will validate our marketing strategies. We may need to seek to modify the product labels through additional studies in order to be able to market them successfully to reach their commercial potential. If elraglusib or any future product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product and may not become or remain profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of our products may require significant resources and may never be successful.
We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may need to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market, sell and distribute our products, we may not be able to generate product revenue.
We have no internal sales, marketing or distribution capabilities, nor have we ever commercialized a product. If elraglusib or any future product candidate ultimately receives regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. For example, if elraglusib is approved, we will need to scale up a cost-effective and reliable cold chain distribution and logistics network, which we may be unable to accomplish and which will require us to rely on third-party distributors. Failure to scale up our cold chain supply logistics, by us or third parties, could in the future lead to additional manufacturing costs and delays in our ability to supply required quantities for commercial supply.
We have no prior experience as a company with the marketing, sale or distribution of biopharmaceutical products and there are significant risks involved in the building and managing of a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to and develop appropriate compliance programs for sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenue and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.
If we are unable to establish relationships with licensees or collaborators to carry out sales, marketing, and distribution functions or to create effective marketing, sales, and distribution capabilities, we will be unable to market our products successfully.
Our business strategy may include selling product candidates, out-licensing product candidates to or collaborating with larger firms with experience in marketing and selling pharmaceutical products. There can be no assurance that we will successfully be able to establish marketing, sales, or distribution relationships with any third-party, that such relationships, if established, will be successful, or that we will be successful in gaining market acceptance for any products we might develop. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues per unit sold are expected to be lower than if we marketed, sold, and distributed our products directly, and any revenues we receive will depend upon the efforts of such third parties.
The successful commercialization of elraglusib or any future product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our products could limit our ability to market those products and decrease our ability to generate revenue.
The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as elraglusib or any future product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products. Accordingly, we will need to successfully implement a coverage and reimbursement strategy for any approved product candidate. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high.
If we participate in the Medicaid Drug Rebate Program or other governmental pricing programs, in certain circumstances, our products would be subject to ceiling prices set by such programs, which could reduce the revenue we may generate from any such products. Participation in such programs would also expose us to the risk of significant civil monetary penalties, sanctions and fines should we be found to be in violation of any applicable obligations thereunder.
Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our products as substitutable and offer to reimburse patients only for the less expensive product. Even if we are successful in demonstrating improved efficacy or improved convenience of administration with our products, pricing of existing drugs may limit the amount we will be able to charge for our products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products and may not be able to obtain a satisfactory financial return on products that we may develop.
There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for elraglusib or any future product candidates.
Obtaining and maintaining reimbursement status is time-consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, and, in some cases, at short notice, and we believe that changes in these rules and regulations are likely. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.
Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of elraglusib or any future product candidates, if approved in these jurisdictions. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs, surgical procedures and other treatments in particular, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. See the section titled “Risk Factors — Risks Related to Our Business Operations and Industry — Current and future healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize elraglusib or any future product candidates and may adversely affect the prices we may set” for additional related information.
If we obtain FDA approval for any of our product candidates, we will be subject to various federal and state fraud and abuse laws; these laws may impact, among other things, our proposed sales, marketing and education programs. Fraud and abuse laws are expected to increase in breadth and in detail, which will likely increase our operating costs and the complexity of our programs to ensure compliance with such enhanced laws.
If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, distributors, or other business partners, subject to various federal and state fraud and abuse laws, including, without limitation, anti-kickback statutes and false claims statutes which may increase our operating costs. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct business.
If our operations are found to be in violation of any of the federal and state fraud and abuse laws or any other governmental regulations that apply to us, we may be subject to criminal actions and significant civil monetary penalties, which would adversely affect our ability to operate our business and our results of operations.
If our operations are found to be in violation of any of the federal and state fraud and abuse laws, including, without limitation, anti-kickback statutes and false claims statutes or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government healthcare programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our product candidates are ultimately sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Risks Related to Our Intellectual Property
If we and our third-party licensors do not obtain and preserve protection for our respective intellectual property rights, our competitors may be able to take advantage of our (and our licensors’) development efforts to develop competing drugs.
We rely, and may in the future rely, upon a combination of patent, trade secret and trademark protection for elraglusib and any future product candidates and proprietary technologies to prevent third parties from exploiting our achievements, thus eroding our competitive position in our market. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information to our detriment. Our commercial success will depend in part on our ability to obtain, maintain, expand, enforce, and defend the scope, ownership or control, validity and enforceability of our intellectual property protection in the United States and other countries with respect to elraglusib and any future product candidates and other proprietary technologies we may develop. We may also seek to protect our proprietary position by acquiring or in-licensing relevant issued patents or pending patent applications from third parties. We have licensed patents on the original composition of matter patents covering elraglusib from UIC. In addition, we own and have filed several new composition of matter patent applications that cover elraglusib polymorphs, which expire in 2038, with possibility for patent term extensions (PTEs).
The patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in obtaining and defending patents. See “Business — Intellectual Property”. These risks and uncertainties include without limitation the following:
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patents that may be issued or licensed may be challenged, invalidated, or circumvented; or may not provide any competitive advantage for other reasons;

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our licensors may terminate or breach our existing or future license agreements, thereby reducing or preventing our ability to exclude competition; termination of such license agreements may also subject us to risk of patent infringement of patents to which we no longer have a license;

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our competitors, many of whom have substantially greater resources than we do and have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets;

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intellectual property rights may subject to the risk of U.S. government ‘march-in’ rights under the Bayh-Dole Act. This legislation allows the federal government to intervene and grant licenses to third parties or take ownership of patents developed from federally funded research if it determines that such action is necessary to meet public health or safety needs, or if we fail to meet the requirements of the Act. Such government action could limit our exclusive rights, potentially reducing the commercial value of our potential products;

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as a matter of public policy regarding worldwide health concerns, there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of domestic and international patent protection for cancer treatments that prove successful; and

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countries other than the United States may have less restrictive patent laws than those upheld by the U.S. courts; therefore, non-U.S. competitors could exploit these laws to create, develop, and market competing products. In some countries, the legal compliance with pharmaceutical patents, patent applications and other intellectual property regulations is very weak or actively evaded in some cases with government aid.

In addition, the U.S. Patent and Trademark Office (USPTO) and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting their scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.
If we permit our patents to lapse or expire, we will not be protected and will have less of a competitive advantage. The value of our products may be greatly reduced if this occurs.
Our patents expire at different times and are subject to the laws of multiple countries. Some of our patents are currently near expiration and we may pursue PTEs for these where appropriate. See “Business — Intellectual Property”.
In addition to patents, we also rely on trade secrets and proprietary know-how. While we take measures to protect this information by entering into confidentiality and invention agreements with our consultants and collaborators, we cannot provide any assurances that these agreements will be fully enforceable and will not be breached, that we will be able to protect ourselves from the harmful effects of disclosure if they are not fully enforceable or are breached, that any remedy for a breach will adequately compensate us, that these agreements will achieve their intended aims, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events for which we cannot provide assurances occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.

The patent protection we obtain and preserve for our product candidates may not be sufficient enough to provide us with any competitive advantage.
We may be subject to competition despite the existence of intellectual property we license or own. We can give no assurances that our intellectual property claims will be sufficient to prevent third parties from designing around patents we own or license and developing and commercializing competitive products. The existence of competitive products that avoid our intellectual property could materially adversely affect our operating results and financial condition. Furthermore, limitations, or perceived limitations, in our intellectual property may impact our ability to maintain a competitive edge in the market. While we hold patents and licenses, there’s no guarantee that they will fully protect us from competitors who find ways to work around our intellectual property. If other companies create products that avoid infringing on our patents, it could significantly affect our financial performance.
Intellectual property disputes could require us to spend time and money to address such disputes and could limit our intellectual property rights.
The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our current and future patent applications may not result in patents being issued. Any issued patents may not afford sufficient protection of elraglusib or any future product candidates or their intended uses against competitors, nor can there be any assurance that the issued patents will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or elraglusib or any future product candidates. Further, even if these patents are granted, they may be difficult to enforce. Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, information disclosure, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. In the event we experience noncompliance events that cannot be corrected, and we lose our patent rights, competitors could enter the market, which would have a material adverse effect on our business.
The biopharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation and USPTO post-grant proceedings to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors, or additional interference proceedings declared by the USPTO to determine the priority and patentability of inventions. The defense and prosecution of intellectual property suits, USPTO proceedings, and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non-enablement. In addition, patent validity challenges may, under certain circumstances, be based upon non-statutory obviousness-type double patenting, which, if successful, could result in a finding that the claims are invalid for obviousness-type double patenting or the loss of patent term, including a patent term adjustment granted by the USPTO. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope, and validity of the proprietary rights of others. An adverse determination in litigation or USPTO post-grant and interference proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, or restrict or prevent us from selling our products in certain markets. Even if a given patent or intellectual property dispute were settled through licensing or similar arrangements, our costs associated with such arrangements may be substantial and could include the payment by us of large, fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all. Even where we have meritorious claims or defenses, the costs of litigation may prevent us from pursuing these claims or defenses and/or may require extensive financial and personnel resources to pursue these claims or defenses. In addition, it is possible there may be defects of form in our current and future patents that could result in our inability to defend the intended claims. Intellectual property disputes arising from the aforementioned factors, or other factors, may materially harm our business.
We may not be able to enforce our intellectual property rights throughout the world.
The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.
Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market elraglusib or any future products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain and enforce adequate intellectual property protection for our products and technology.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them. Despite these efforts, these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States, including in foreign jurisdictions, are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our intellectual property, obtain, maintain, expand, enforce and defend our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our protection. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. We cannot predict whether the patent applications we currently or may in the future pursue or may in-license will issue as patents in any particular jurisdiction, whether the claims of any issued patents will provide sufficient protection against competitors or other third parties, or if these patents are challenged by our competitors, whether the patents will be found to be invalid, unenforceable, or not infringed or not owned or controlled by us. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, defend or license all necessary or desirable patent applications or patents at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, as well as other jurisdictions around the world, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.
Patent terms may be inadequate to protect the competitive position of elraglusib or any future product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional or international patent application filing date. The patent term of a U.S. patent may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.
Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering elraglusib or any future product candidates are obtained, once the patent has expired, we may be vulnerable to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of elraglusib or any future product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized.
In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a Patent Term Extension (PTE) of up to five years beyond the normal expiration of the patent to compensate patent owners for loss of enforceable patent term due to the lengthy regulatory approval process. A PTE grant cannot extend the remaining term of a patent beyond a total of 14 years from the date of the product approval. Further, PTE may only be applied once per product, and only with respect to an approved indication - in other words, only one patent (for example, covering the product itself, an approved use of said product, or a method of manufacturing said product) can be extended by PTE. We anticipate applying for PTE in the United States. Similar extensions may be available in other countries where we are prosecuting patents, and we likewise anticipate applying for such extensions.
The granting of such PTEs is not guaranteed and is subject to numerous requirements. We might not be granted an extension because of, for example, failure to apply within applicable periods, failure to apply prior to the expiration of relevant patents or otherwise failure to satisfy any of the numerous applicable requirements. In addition, to the extent we wish to pursue PTE based on a patent that we in-license from a third party, we would need the cooperation of that third party. Moreover, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to obtain approval of competing products following our patent expiration by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. If this were to occur, it could have a material adverse effect on our ability to generate revenue.

If we fail to comply with our obligations under any license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or drug candidates or we could lose certain rights to grant sublicenses.
Any license, collaboration or other intellectual property-related agreements impose, and any future license, collaboration or other intellectual property-related agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. If we breach any of these obligations, or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and the licensor may have the right to terminate the license. In spite of our best efforts, any of our future licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products and technologies covered by these license agreements. Any license agreements we enter into may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
We may seek to obtain licenses from licensors in the future, however, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In addition, if any of our future licensors terminate any such license agreements, such license termination could result in our inability to develop, manufacture and sell products that are covered by the licensed technology or could enable a competitor to gain access to the licensed technology. Any of these events could have a material adverse effect on our competitive position, business, financial condition, results of operations, and ability to achieve profitability.
Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our future licensors fail to prosecute, maintain, enforce and defend patents we may in-license, or lose rights to licensed patents or patent applications, our license rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or drug candidates that is the subject of such licensed rights could be materially adversely affected. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs.
Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights and the amount of any damages or future royalty obligations that would result, if any such claims were successful, would depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, due to such obligations, we may be unable to achieve or maintain profitability.
We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.
We may be subject to claims that former employees, consultants, licensees, collaborators or other third parties have an interest in our patent rights, trade secrets, or other intellectual property as an inventor, co-inventor or owner of trade secrets. For example, we may have inventorship or ownership disputes arise from conflicting obligations of consultants or others who are involved in developing elraglusib or any future product candidates and other proprietary technologies we may develop. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership or our patent rights, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as ownership of, or the right to use intellectual property that is important to elraglusib or any future product candidates and other proprietary technologies we may develop. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.
Our commercial success depends, in part, upon our ability or the ability of any of our future collaborators to develop, manufacture, market and sell our current or any future drug candidates and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary and intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights.
We or any of our future licensors or strategic partners, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future drug candidates and technologies, including derivation, reexamination, inter partes review, post-grant review or interference proceedings before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. If we or our licensors or strategic partners are unsuccessful in any interference proceedings or other priority or validity disputes (including through any patent oppositions) to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents or our patent claims may be narrowed, invalidated, or held unenforceable. In some instances, we may be required to indemnify our licensors or strategic partners for the costs associated with any such adversarial proceedings or litigation. Third parties may also assert infringement, misappropriation or other claims against us, our licensors or our strategic partners based on existing patents or patents that may be granted in the future, as well as other intellectual property rights, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic partners to enforce or otherwise assert their patent rights or other intellectual property rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents and other intellectual property rights are valid, enforceable and infringed, which could have a material adverse impact on our ability to utilize our developed technologies or to commercialize our current or any future drug candidates deemed to be infringing. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, will agree with our position on the validity of any U.S. patent.
Intellectual property rights of third parties could adversely affect our ability to commercialize our current or future technologies or drug candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current or future technologies or drug candidates, which may not be available on commercially reasonable terms, or at all.
There are numerous companies that have pending patent applications and issued patents broadly covering small molecules directed against the same targets as, or targets similar to, those we are pursuing. Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current or future technologies, drug candidates or elements thereof, or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current or future technologies or drug candidates unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property rights concerned, or enter into a license agreement with the intellectual property rights holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or drug candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or drug candidates.
Should such an infringement claim be successfully brought, we may be required to pay substantial damages or be forced to abandon our current or future technologies or drug candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

Third-party intellectual property rights holders may also actively bring infringement, misappropriation or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from, or experience substantial delays in, marketing our drug candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future technologies or drug candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or drug candidates so that we no longer infringe, misappropriate or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.
We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Some of our employees, consultants and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.
Some intellectual property which we own or have licensed, or which may acquire or license in the future, may have been, or may be, discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements, and a preference for United States industry. Compliance with such regulations may limit our exclusive rights, subject us to expenditure of resources with respect to reporting requirements and limit our ability to contract with non-U.S. manufacturers.
Some of the intellectual property rights we own or have licensed, or which we may acquire or license in the future, have been or may be generated using U.S. government funding and may therefore be subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future products and product candidates pursuant to the Bayh-Dole Act of 1980. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. In addition, the U.S. government may acquire title to these inventions in any country in which a patent application is not filed within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced using the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property and such requirement may be subject to interpretation as to compliance with the notion that a product is “substantially” manufactured in the United States when components are sourced elsewhere and finally assembled or formulated within the United States. Any exercise by the government of any of the foregoing rights, or breach by us with respect to our obligations to comply with applicable requirements, could harm our competitive position, business, financial condition, results of operations and prospects.
Risks Related to Our Business Operations and Industry
If we lose key management leadership, and/or scientific personnel, and if we cannot recruit qualified employees, managers, directors, officers, or other significant personnel, we may experience program delays and increases in compensation costs, and our business may be materially disrupted.
Our future success is highly dependent on the continued service of principal members of our management, leadership, and scientific personnel, who are able to terminate their employment with us at any time and may be able to compete with us. The loss of any of our key management, leadership, or scientific personnel including, in particular, Daniel M, Schmitt, our President and CEO, and Andrew P. Mazar, our Chief Operating Officer, could materially disrupt our business and materially delay or prevent the successful product development and commercialization of our product candidates. We have employment agreements with Mr. Schmitt and Dr. Mazar which have no term but are for at-will employment, meaning the executives have the ability to terminate their employment at any time.
Our chief financial officer, Paul Lytle, was appointed in February 2024 and has been providing such services as a consultant rather than as a full-time employee, following his consulting engagement to assist with our finance and accounting matters from December 20, 2023. We have entered into an employment agreement with Mr. Lytle under which he became a full-time employee effective June 1, 2024. In addition, Mr. Lytle is also co-founder of a private biopharmaceutical company, where he currently also serves as its chief financial officer, as well as a co-founder of a public development-stage biotechnology company, where he currently serves on its board of directors and as its executive vice president, chief financial officer. While we believe that Mr. Lytle will devote adequate time to our business to perform the role and duties of our chief financial officer, we cannot guarantee that he will continue to do so in the future. Additionally, while we do not believe that Mr. Lytle currently faces any conflicts of interest, including conflicts in allocating time to our business, Mr. Lytle may face conflicts of interest in the future. If Mr. Lytle cannot devote adequate time to us to fulfill his role and duties as chief financial officer or if any conflicts of interest arise, it could have a material adverse impact on our operations.
Our future success will also depend on our continuing ability to identify, hire, and retain highly skilled personnel for all areas of the organization. Competition in the biopharmaceutical industry for scientifically and technically qualified personnel is intense, and we may be unsuccessful in identifying, hiring, and retaining qualified personnel. Our continued requirement to identify, hire, and retain highly competent personnel may cause our compensation costs to increase materially. As of December 31, 2023, we had 6 full-time employees and as of March 31, 2024, we had 10 full-time employees. As our clinical development and commercialization plans and strategies develop, we will need to expand our managerial, clinical, regulatory, sales, marketing, financial, development, manufacturing and legal capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. Our future growth would impose significant added responsibilities on members of management, including:
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identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing our development and commercialization efforts effectively, while complying with our contractual obligations to contractors and other third parties; and

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improving our operational, financial and management controls, reporting systems and procedures.

Our ability to continue to develop and, if approved, commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth. Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.
We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including contract manufacturers and companies focused on research and development activities. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality, accuracy or quantity of the services provided is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain, or may be substantially delayed in obtaining, regulatory approval of our product candidates or otherwise advance our business.
We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.
The development and commercialization of new drug products is highly competitive. We may face competition with respect to any product candidates that we seek to develop or commercialize in the future from major biopharmaceutical companies, specialty biopharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing, and commercialization.
A highly effective treatment for cancer is a desirable target for the pharma industry. There is significant activity in this space as indicated by the partial listing of current products in clinical trials included elsewhere in this prospectus. Although none of the active pharmaceutical ingredients in current clinical trials are directed toward the mechanism of action of elraglusib, there can be no assurance that a large biopharmaceutical or biotechnology company will not pursue the commercialization or development of products competitive with elraglusib in the future. Many of these potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do.
Mergers and acquisitions in the biopharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our potential competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, more convenient, or less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, products or technologies developed by our competitors may render our potential product candidates uneconomical or obsolete and we may not be successful in marketing any product candidates we may develop against competitors. The availability of competitive products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.
As a recently established entity, we have a limited operating history.
We have engaged exclusively in licensing rights to product candidates and entering into collaboration agreements with respect to key services or technologies for our drug product development, and have not received any governmental approvals, brought any product to market, manufactured products in clinical or commercial quantities or sold any pharmaceutical products. As a company we have limited experience in negotiating, establishing, and maintaining strategic relationships, conducting clinical trials, and managing the regulatory approval process, all of which will be necessary if we are to be successful. Our lack of experience in these critical areas makes it difficult for a prospective investor to evaluate our abilities and increases the risk that we will fail to successfully execute our strategies.
Furthermore, if our business grows rapidly, our operational, managerial, legal, and financial resources will be strained. Our development will require continued improvement and expansion of our management team and our operational, managerial, legal, and financial systems and controls.
In the normal course of business, we have evaluated and expect to evaluate potential acquisitions and/or licenses of patents, compounds, and technologies that our management believes could complement or expand our business. We have a limited history of conducting acquisitions and negotiating and acquiring licenses. In the event that we identify an acquisition or license candidate we find attractive, there is no assurance that we will be successful in negotiating an agreement to acquire or license, or in financing or profitably exploiting, such patents, compounds, or technologies. Furthermore, such an acquisition or license could divert management time and resources away from other activities that would further our current business development.
We may be subject to various U.S. federal, state and foreign healthcare laws and regulations, which could increase compliance costs, and our failure to comply with these laws and regulations could harm our reputation, subject us to significant fines and liability or otherwise adversely affect our business.
Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any products for which we obtain regulatory approval. Such laws include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation;

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the federal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (CMS), information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives), and teaching hospitals and other healthcare providers, as well as ownership and investment interests held by physicians and their immediate family members; and
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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; some state laws that require biopharmaceutical companies to report information on the pricing of certain drug products; and some state and local laws that require the registration or pharmaceutical sales representatives.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and privacy laws and regulations will involve ongoing substantial costs. It is possible that governmental authorities will conclude that our business practices, including certain consulting agreements and advisory board agreements we have entered into with physicians who are paid, in part, in the form of stock or stock options, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly and time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws or regulations, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer”, as defined under the Securities and Exchange Act of 1934, as amended (the Exchange Act), our annual gross revenue exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the Securities and Exchange Commission (SEC) determines the new rules are necessary for protecting the public;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this exemption and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.
We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
Competition and technological change may make our product candidates less competitive or obsolete.
The biopharmaceutical industry is subject to rapid technological change. We have many potential competitors, including major drug and chemical companies, specialized biopharmaceutical firms, universities and other research institutions. These companies, firms, and other institutions may develop products that are more effective than our product candidates or that would make our product candidates less competitive or obsolete. Many of these companies, firms, and other institutions have greater financial resources than us and may be better able to withstand and respond to adverse market conditions within the biopharmaceutical industry, including without limitation the lengthy regulatory approval process for product candidates.
We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.
From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases, and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:
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exposure to unknown liabilities;

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disruption of our business and diversion of our management’s time and attention in order to develop acquired products, product candidates or technologies;

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incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

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higher-than-expected acquisition and integration costs;

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write-downs of assets, goodwill or impairment charges;

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increased amortization expenses;

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difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, and could have a material adverse effect on our business, results of operations, financial condition and prospects.
If product liability lawsuits are brought against us, we may incur substantial costs to defend them and address any damages awarded, and demand for our products could be reduced as a result of such lawsuits.
The testing and marketing of medical products is subject to an inherent risk of product liability claims, including a possibility in some states for product liability claims being made based on generic copies of our drugs. While we do have liability insurance coverage, regardless of their merit or eventual outcome, product liability claims may result in:
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withdrawal of clinical trial volunteers;

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decreased demand for our products when approved;

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injury to our reputation and significant, adverse media attention; and

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potentially significant litigation costs, including without limitation, any damages awarded to the plaintiffs if we lose or settle claims.

Our information technology systems, or those of any of our service providers, may fail or suffer security incidents and other disruptions, which could result in a material disruption of our development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.
In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary and confidential business information and personal information). Our information technology systems and those of our third-party service providers, strategic partners and other contractors or consultants are vulnerable to attack, damage and interruption from computer viruses and malware (e.g. ransomware), malicious code, natural disasters, terrorism, war, telecommunication and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. In addition, attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.
We and certain of our service providers are from time to time subject to cyberattacks and security incidents. While we do not believe that we have experienced any material system failure, accident or security breach to date, if any such event, whether actual or perceived, were to occur, it could impact our reputation and/or operations, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We also rely on a third party to manufacture elraglusib, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any actual or perceived disruption or security incident affects our systems (or those of our third-party collaborators, service providers, contractors or consultants) or were to result in a loss of or accidental, unlawful or unauthorized access to, use of, release of, or other processing of personally identifiable information, or damage to, our confidential or proprietary data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development and commercialization of elraglusib or any future product candidates could be delayed, and we could be subject to significant fines, penalties or liabilities for any noncompliance to certain privacy and security laws.
We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information. If our third-party vendors fail to protect their information technology systems and our confidential and proprietary information, we may be vulnerable to disruptions in service and unauthorized access to our confidential or proprietary information and we could incur liability and reputational damage. If the information technology systems of our third-party vendors and other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular categories of personally identifiable information, which could result from incidents experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Although we currently hold cybersecurity insurance, the costs related to significant security breaches or disruptions could be material and cause us to incur significant expenses.
Failure to comply with health privacy and other data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.
We and our service providers maintain and will maintain a large quantity of sensitive and/or regulated information, including confidential business and patient health information, personal data about our employees and collaborators, and information relating to our clinical trials. The global data protection landscape is rapidly evolving, and we, our service providers and our collaborators may be affected by or subject to existing, amended, or new laws and regulations in the future, including as our operations continue to expand or if we operate in foreign jurisdictions. These laws and regulations may be subject to differing interpretations, thus creating potentially complex compliance issues for us and our service providers, strategic partners and future customers. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
In the United States, numerous federal and state laws and regulations, including federal health information privacy laws (e.g., the Health Insurance Portability and Accountability Act (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH)), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. State legislatures in Washington, Nevada, and Connecticut have recently enacted legislation to protect consumer health information that is not covered by HIPAA. In addition to detailed and specific requirements for the collection, use, disclosure, retention, and safeguarding of consumer health data, the Washington My Health My Data Act (MHMDA) (effective March 31, 2024) provides a private right of action to consumers for violations of the Act.
Our uses of personal data may also be subject to state comprehensive data privacy laws, including, without limitation, the California Consumer Privacy Act and regulations promulgated thereunder (CCPA), which came into effect in 2020. At the start of 2023, the CCPA was expanded in several ways, including by extending its application to employees, job applicants and business-to-business contacts in addition to consumers. The CCPA requires us to make disclosures about our data collection, use, and sharing practices with respect to personal information, and allows California residents to request access, deletion and correction of their personal data, as well as providing the right to opt out of certain data use and sharing practices. The CCPA is primarily enforced by the California Privacy Protection Agency and the California Attorney General, which have the power to seek penalties of up to $7,500 per violation. The CCPA also allows the recovery of statutory damages in the event of a data breach. Ongoing rulemaking by the California Privacy Protection Agency is likely to result in additional requirements, increasing the level of risk associated with CCPA compliance.
Several other U.S. states have also passed comprehensive data privacy laws, which are currently in effect or will take effect over the next few years. Generally, these laws apply to consumer personal data. For example, Virginia enacted the Virginia Consumer Data Protection Act (VCDPA), which came into effect on January 1, 2023; Colorado enacted the Colorado Privacy Act (CPA), which came into effect on July 1, 2023; Connecticut enacted the Connecticut Data Privacy Act (CTDPA), which came into effect on July 1, 2023; and Utah enacted the Utah Consumer Privacy Act (UCPA), which came into effect on December 31, 2023. Other states have enacted similar laws that will come into effect on future dates: Texas has enacted the Texas Data Privacy and Security Act (TDPSA) (effective July 1, 2024); Florida has enacted the Florida Digital Bill of Rights (FDBR) (effective July 1, 2024); Oregon has passed the Oregon Consumer Privacy Act (OCPA) (effective July 1, 2024); Montana has enacted the Montana Consumer Data Privacy Act (MCDPA) (effective October 1, 2024); Iowa has enacted the Iowa Consumer Data Protection Act (ICDPA) (effective January 1, 2025); the New Hampshire Legislature has passed the New Hampshire Privacy Act (NHPA) (effective January 1, 2025); Delaware has enacted the Delaware Personal Data Privacy Act (DPDPA) (effective January 1, 2025); New Jersey has enacted New Jersey S332/A1971 (effective January 15, 2025); Tennessee has enacted the Tennessee Information Protection Act (TIPA) (effective July 1, 2025); and Indiana has enacted the Indiana Consumer Data Protection Act (INCDPA) (effective January 1, 2026). Similar legislation is pending in several other states. At a high level, these comprehensive state privacy laws require us to make new disclosures about personal data collection, use, and sharing practices and to adjust or develop internal compliance measures, such as those related to personal data security, vendor contracting, personal data retention and privacy assessments. They grant certain privacy rights to consumers, including the rights to access, collect and delete personal data. Consumers also have opt-in and opt-out rights that vary based on the applicable state law and the type of personal data, but broadly include the ability to tell a company not to use personal data for targeted advertising or not to sell personal data, which can include sales for monetary or other valuable consideration in most states. These state comprehensive privacy laws are generally enforced by state attorneys general, and typically provide for fines of up to $7,500 per violation, with higher penalties in some states.
In addition, several states and localities have enacted statutes restricting the collection and use of biometric information. For example, the Illinois Biometric Information Privacy Act (BIPA), Texas Biometric Privacy Act (TBPA), the Washington Biometric Privacy Law, and the Washington MHMDA regulate the collection, use, safeguarding, and storage of biometric information and provide for substantial penalties and statutory damages, with BIPA and MHMDA also creating a private right of action for violations. Since its enactment, BIPA has generated significant class action activity.
International data protection laws may also apply to health-related and other personal information we collect. In the EU, the collection, use, disclosure, transfer, and other processing of personal data is governed by the EU General Data Protection Regulation 2016/679 (EU GDPR), which came into effect in May 2018. The GDPR has also been implemented in the UK (UK GDPR, and together with the EU GDPR, the GDPR). The GDPR, among other things, imposes: (i) accountability and transparency requirements, which require controllers to demonstrate and record compliance with the GDPR and provide detailed information to data subjects regarding processing of personal data; (ii) requirements for obtaining valid consent; (iii) obligations to consider data protection as new products or services are developed and to limit the amount of personal data processed; (iv) obligations to comply with data protection rights of data subjects including a right of access to and rectification of personal data, a right to obtain restriction of processing or to object to processing of personal data, and a right to ask for a copy of personal data to be provided to a third party in a useable format and erasing personal data in certain circumstances; (v) obligations to implement appropriate technical and organizational security measures to safeguard personal data; and (vi) obligations to report certain personal data breaches to the relevant supervisory authority without undue delay (and no later than 72 hours where feasible). Both the EU GDPR and the UK GDPR prohibit the transfer of personal data to other countries that are not recognized as having “adequate” data protection laws. For personal data transfers from the EU or UK to the United States, additional safeguards such as adoption of standard contractual clauses (SCCs) or compliance with the Trans-Atlantic Data Privacy Framework (DPF) and the UK and Swiss extensions of the DPF are required. Data transfers from the EU to the US have been the subject or repeated legal challenges, including a July 2020 decision by the Court of Justice of the EU that invalidated a prior transfer mechanism known as Privacy Shield. The EU GDPR provides for fines for violations of up to the higher of 4% of annual worldwide turnover or €20,000,000 (and in respect of the UK GDPR, GBP17,500,000). The GDPR identifies a list of points to consider when determining the level of fines to impose (including the nature, gravity and duration of the infringement). Data subjects also have a right to compensation for financial or non-financial losses (e.g., distress).
Other countries in which we have or plan to do business have also enacted laws regulating the collection, use, disclosure, transfer and processing of personal data. For example, China has enacted the Personal Information Protection Law (PIPL) and Cybersecurity Law, Canada the Personal Information Protection and Electronic Documents Act (PIPEDA), Australia the Privacy Act 1988 (the Privacy Act), Japan the Act on the Protection of Personal Information (APPI), Brazil the General Data Protection Law (LGPD), and Mexico the Federal Law on the Protection of Personal Data held by Private Parties (FLPPDPP), all of which govern the collection, use, disclosure and transfer of personal data. Other countries have already enacted, or considering enacting, similar legislation. To the extent that the GDPR, PIPL, Chinese Cybersecurity Law, PIPEDA, Australian Privacy Act, APPI, LGPD, FLPPDPP, and similar laws apply or will in the future apply to us, complying with their requirements may require substantial amendments to our procedures and policies. The changes could adversely impact our business by increasing its operational and compliance costs, and further, there is a risk that the measures will not be implemented correctly or that individuals within the business will not be fully compliant with the new procedures.
The legal framework around privacy issues is rapidly evolving, as various federal, state and foreign government bodies are considering adopting new privacy laws and regulations and providing guidance on current laws and regulations, which could result in significant limitations on or changes to the ways in which we can collect, use, host, store, or transmit personal data. Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.
If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
Our research and development and drug candidates and future commercial manufacturing may involve the use of hazardous materials and various chemicals. We currently do not maintain a research laboratory, but we engage third-party research organizations and manufacturers to conduct our preclinical studies, clinical trials and manufacturing. These third-party laboratories and manufacturers are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We must rely on the third parties’ procedures for storing, handling and disposing of these materials in their facilities to comply with the relevant guidelines of the states in which they operate and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that their safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, this could result in significant delays in our development. We are also subject to numerous environmental, health and workplace safety laws and regulations. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, this insurance may not provide adequate coverage against potential liabilities. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.
Current and future healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize elraglusib or any future product candidates and may adversely affect the prices we may set.
In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell elraglusib or any future product candidates for which we obtain regulatory approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.
For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (ACA) was enacted in the United States. The ACA established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded eligibility criteria for Medicaid programs; expanded the entities eligible for discounts under the 340B drug pricing program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare & Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.
Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, beginning April 1, 2013, Medicare payments to providers were reduced under the sequestration required by the Budget Control Act of 2011, which will remain in effect until 2032, unless additional Congressional action is taken. Additionally, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminates the statutory cap on the Medicaid drug rebate, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient assistance programs, and reform government program reimbursement methodologies for products.
Most recently, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (IRA) into law. This statute marks the most significant action by Congress with respect to the pharmaceutical industry since adoption of the ACA in 2010. Among other things, the IRA (i) directs the U.S. Department of Health and Human Services (HHS) to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare and (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. The IRA permits the Secretary of the HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. The impact of the IRA on the pharmaceutical industry cannot yet be fully determined but is likely to be significant. Additional drug pricing proposals could appear in future legislation.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for elraglusib and any future product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, financial condition, results of operations and prospects.
We expect that these existing laws and other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize elraglusib or any future product candidates, if approved.
Even if we are able to commercialize any drug candidate, such drug candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.
Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private healthcare insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private healthcare insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.
Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its products.
Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the United States can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any drug candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any drug candidate for which we obtain marketing approval.
Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more drug candidates, even if our drug candidates obtain regulatory approval.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA and other government agencies to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, a government agency’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the government agency’s ability to perform routine functions. Average review times at the FDA and other government agencies have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics or modifications to approved or licensed biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities.
Separately, in response to the COVID-19 pandemic, the FDA postponed most inspections of domestic and foreign manufacturing facilities at various points. Even though the FDA has since resumed standard inspection operations of domestic facilities where feasible, future pandemics may lead to similar inspectional or administrative delays. If any future prolonged government shutdown occurs, or if global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Our business is subject to risks arising from pandemics and epidemic diseases.
The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic disease outbreaks could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for elraglusib or any future product candidates for use in our, our collaborators’ or any future collaborators’ clinical trials and research and preclinical studies and, delay, limit or prevent our employees and CROs from continuing research and development activities, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, alter the results of the clinical trial based on participants contracting the disease or otherwise increasing the number of observed adverse events, impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition, results of operations and prospects. Any future pandemic or epidemic disease outbreak could also potentially further affect the business of the FDA, EMA or other regulatory authorities, which could result in delays in meetings related to our planned clinical trials, as well have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.
Effective collaboration with the FDA’s Center for Drug Evaluation and Research (CDER) for the approval of drug candidates is a highly demanding process which can result in increased time and expense to gain approvals.
Our lead drug development program, elraglusib, will be reviewed by CDER. Efficient and professional collaboration with the FDA’s CDER is essential for the timely clinical testing, test evaluations, analysis and approval of our drug candidates. CDER has an outstanding record of drug approvals and substantial funds to operate a highly professional organization but is also very demanding as to the quality of clinical research and applications for marketing approvals for drug candidates.
We do not have in-house expertise and experience in the management of drug approvals, though members of our management team have gained certain drug-approval expertise and experience in their prior roles at other companies. We may also rely on qualified consultants and drug research organizations to aid in our drug approval process; however, there is a meaningful risk that discussions and interactions inherent in the drug approval process and future developments or new improvements will result in delays, added expenses and new scientific/medical requirements which will cause adverse financial results and will likely impact the price of our stock.
Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with this offering or other ownership changes.
We have incurred substantial losses during our history, do not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2023, we had net operating loss (NOL) carryforwards, which may be available to offset our future taxable income, if any. Our NOL carryforwards and other tax attributes are subject to review and possible adjustment by the Internal Revenue Service (IRS) and state tax authorities.
In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the Code), our federal NOL carryforwards may be or become subject to an annual limitation in the event we have had or have in the future an “ownership change.” For these purposes, an “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Similar rules may apply under state tax laws. Although we believe there have been one or more ownership changes resulting from past transactions, we have not determined the amount of the cumulative change in our ownership resulting from this offering or other transactions, or any resulting limitations on our ability to utilize our NOL carryforwards and other tax attributes. However, we believe that our ability to utilize our NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with this offering. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected.
We have recorded a full valuation allowance related to our NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Foreign currency exchange rates may adversely affect our consolidated financial statements.
Our primary operations are transacted in U.S. Dollars, but certain service agreements with third parties are denominated in currencies other than the U.S. Dollar, primarily the British pound and the Euro. All of our employees and operations are currently located in the United States and our expenses are generally denominated in U.S. Dollars. As we continue to develop our business, our results of operations and cash flows will likely be more affected by fluctuations in foreign currency exchange rates, including the British pound, Euro and other currencies, which could adversely affect our results of operations. Sales and purchases in currencies other than the U.S. Dollar expose us to fluctuations in foreign currencies relative to the U.S. Dollar and may adversely affect our consolidated financial statements. Increased strength of the U.S. Dollar increases the effective price of our future drug products sold in U.S. Dollars into other countries, which may require us to lower our prices or adversely affect sales to the extent we do not increase local currency prices. Decreased strength of the U.S. Dollar could adversely affect the cost of materials, products and services we purchase overseas. Sales and expenses of our non-U.S. businesses are also translated into U.S. Dollars for reporting purposes and the strengthening or weakening of the U.S. Dollar could result in unfavorable foreign currency translation and transaction effects. In addition, certain of our businesses may in the future invoice customers in a currency other than the business’ functional currency, and movements in the invoiced currency relative to the functional currency could also result in unfavorable foreign currency translation and transaction effects. We also face exchange rate risk from our investments in subsidiaries owned and operated in foreign countries.
Our anticipated operating expenses and capital expenditures over the next year are based upon our management’s estimates of possible future events. Actual amounts could differ materially from those estimated by our management.
Development of pharmaceuticals and cancer drugs is extremely risky and unpredictable. We have estimated operating expenses and capital expenditures over the next year based on certain assumptions. Any change in the assumptions could and will cause the actual results to vary substantially from the anticipated expenses and expenditures and could result in material differences in actual versus forecasted expenses or expenditures. Furthermore, all of the factors are subject to the effect of unforeseeable future events. The estimates of capital expenditures and operating expenses represent forward-looking statements within the meaning of the federal securities laws. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors set forth under this “Risk Factors” section in this prospectus. In view of the foregoing, investors should not rely on these estimates in making a decision to invest in us.
Our present and potential future international operations may expose us to business, political, operational, and financial risks associated with doing business outside of the United States.
Our business is subject to risks associated with conducting business internationally. Some of our suppliers and clinical research organizations and clinical trial sites are located outside of the United States. Furthermore, if we or any future collaborator succeeds in developing any products, we anticipate marketing them in the EU and other jurisdictions in addition to the United States. If approved, we or our collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:
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multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

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failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

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rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

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additional potentially relevant third-party patent and other intellectual property rights that may be necessary to develop and commercialize our products and drug candidates;

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complexities and difficulties in obtaining, maintaining, enforcing and defending our patent and other intellectual property rights;

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difficulties in staffing and managing foreign operations;

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complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

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limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions, implementation of tariffs;

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certain expenses including, among others, expenses for travel, translation and insurance; and

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regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international clinical operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.
Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.
Our future growth may depend, in part, on our ability to develop and commercialize elraglusib or any future drug candidates in foreign markets for which we may rely on partnering with third parties. We will not be permitted to market or promote elraglusib or any future drug candidate before we receive regulatory approval from the applicable regulatory authority in a foreign market, and we may never receive such regulatory approval for elraglusib or any future drug candidate. To obtain separate regulatory approval in foreign countries, we generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of elraglusib or any future drug candidate, and we cannot predict success in these jurisdictions. Approval procedures may be more onerous than those in the United States and may require that we conduct additional preclinical studies or clinical trials. If we obtain approval of any of our current or potential future drug candidates and ultimately commercialize any such drug candidate in foreign markets, we would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements, foreign reimbursement, pricing, and insurance regimes, workforce uncertainty in countries where labor unrest is common, production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad, business interruptions resulting from geopolitical actions, including war and terrorism, public health pandemics or epidemics, or natural disasters including earthquakes, typhoons, floods and fires, and the reduced protection of intellectual property rights in some foreign countries.
Risks Associated to our Common Stock and this Offering
Concentration of ownership by our principal stockholder limits the ability of others to influence the outcome of director elections and other transactions requiring stockholder approval, creates the potential for conflicts of interest, may negatively impact our stock price and may deter or prevent efforts by others to acquire us, which could prevent our stockholders from realizing a control premium.
A majority percentage of our outstanding stock is currently held by the Bios Equity Affiliated Funds, which are affiliated with our chairman, Aaron G.L. Fletcher, and our director, Les Kreis, Jr., and, after giving effect to the offering, we expect that the Bios Equity Affiliated Funds will still beneficially own approximately 49.74% of our common stock outstanding as of the date of this offering. As a result, the Bios Equity Affiliated Funds will still have a strong influence on corporate actions requiring stockholder approval, including the following actions:
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to elect or defeat the election of our directors;

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to amend or prevent amendment of our certificate of incorporation or bylaws;

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to effect or prevent a merger, sale of assets or other corporate transaction; and

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to control the outcome of any other matter submitted to our stockholders for vote.

The Bios Equity Affiliated Funds’ significant interest in us also creates the potential for conflicts of interest which may be viewed unfavorably by minority stockholders, thereby hurting our stock price. In addition, the Bios Equity Affiliated Funds are not subject to any contractual restrictions on their ability to acquire additional shares of common stock. The Bios Equity Affiliated Funds are participating in the purchase of shares in this offering, and such purchases and any future purchases of equity securities including in connection with any rights offerings or any alternative equity or equity-linked offering that we may conduct, could result in them again attaining beneficial ownership of a majority of our common stock. As a result of the Bios Equity Affiliated Funds’ significant ownership and Dr. Fletcher’s and Mr. Kreis’ position as our Chairman and a director (until the closing of this offering, in the case of Mr. Kreis), respectively, others may be less inclined to pursue an acquisition of us and therefore we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares.
Existing and new investors will experience dilution as a result of future sales or issuances of our common stock and future option exercises or other award grants under our stock incentive plan.
Our directors, employees, and certain of our consultants have been and will be issued equity and/or granted options that vest with the passage of time. Up to a total of 3,316,444 shares of our common stock may be issued pursuant to new awards granted under the 2024 Plan, and stock options for the purchase of up to 393,346 shares of our common stock have already been granted (87,452 stock options are exercisable) and are outstanding under our 2015 Plan as of March 31, 2024. From the pool authorized under the 2024 Plan, upon the closing of this offering, (i) our chief executive officer is entitled to receive restricted stock units for approximately 544,111 shares of our common stock pursuant to his employment agreement, which grant will bring his overall beneficial ownership to 5% of shares then outstanding on a fully diluted basis and such restricted stock units will vest in tranches through mid-2026 and (ii) our chief financial officer is entitled to receive stock options exercisable for approximately 234,971 shares pursuant to his employment agreement, which is equal to 1.0% of our issued and outstanding common stock on a fully diluted basis as of the closing of this offering, and will vest over a four-year period (in each case, based on the initial public offering price of $8.00 per share of common stock).
Our existing and our new investors will likely also experience substantial dilution resulting from the issuance by us of equity securities in connection with certain transactions, including without limitation, future offering of shares, intellectual property licensing, acquisition, or commercialization arrangements.
If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the Nasdaq Global Market and if the price of our common stock is less than $5.00 per share, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.
There has been no prior public market for our common stock. An active, liquid and orderly market for our common stock may not develop, or we may in the future fail to satisfy the continued listing requirements of Nasdaq, and you may not be able to resell your shares at or above the initial public offering price or at all.
There has been no public market for our common stock prior to this offering. Although our common stock has been approved for listing on the Nasdaq Global Market, an active trading market for our common stock may never develop or may not be sustained following this offering. The initial public offering price for our common stock was determined through negotiations between the underwriters and us and may vary from the market price of our common stock following this offering. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price or at all. In addition, an active trading market may not develop following the completion of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.
If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price or stockholders’ equity requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the listing requirements of Nasdaq.
The trading price of the shares of our common stock could be highly volatile regardless of our operating performance, and purchasers of our common stock could incur substantial losses.
Our stock price is likely to be volatile. The stock market in general and the market for securities of biotechnology and pharmaceutical companies in particular have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price.
The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:
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results of our clinical trials and preclinical studies, and the results of trials of our competitors or those of other companies in our market sector;

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our ability to obtain and maintain regulatory approval of elraglusib or any future product candidates or additional indications thereof, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

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announcements concerning the progress and success of our clinical trials, our ability to obtain regulatory approval for and commercialize elraglusib or any of our future product candidates, including any requests we receive from the FDA for additional studies or data that result in delays in obtaining regulatory approval or launching elraglusib or any of our future product candidates, if approved;

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market conditions in the pharmaceutical and biotechnology sectors or the economy as a whole;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

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price and volume fluctuations in the overall stock market;

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our ability to enroll patients in future clinical studies;

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the failure of elraglusib or any of our future product candidates, if approved, to achieve commercial success;

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achievement of expected product sales and profitability;

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announcements of the introduction of new products by us or our competitors;

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developments concerning product development results or intellectual property rights of others;

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litigation or public concern about the safety of elraglusib of any of our future potential products;

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actual fluctuations in our quarterly operating results, and concerns by investors that such fluctuations may occur in the future;

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deviations in our operating results from the estimates of securities analysts or other analyst comments;

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additions or departures of key personnel;

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sales of our stock by us, our insiders or our stockholders, as well as the anticipation of lock-up releases or expiration of market stand-off or lock-up agreements;

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healthcare reform legislation, including measures directed at controlling the pricing of pharmaceutical products, and third-party coverage and reimbursement policies;

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developments concerning current or future strategic collaborations; and

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discussion of us or our stock price by the financial and scientific press and in online investor communities.

In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs, divert our management’s attention and resources and damage our reputation, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Investors in this offering will suffer immediate and substantial dilution of their investment.
If you purchase shares of our common stock in this offering, you will pay substantially more for your shares than our as adjusted net tangible book value per share. Based upon the initial public offering price of $8.00 per share of common stock, you will incur immediate and substantial dilution of approximately $7.34 per share, representing the difference between our initial public offering price and our as adjusted net tangible book value per share. In the past, we issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, investors purchasing common stock in this offering will sustain further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”
After this offering, our executive officers, directors, and principal stockholders, if they choose to act together, will continue to have the ability to significantly influence all matters submitted to stockholders for approval.
Following the completion of this offering, our executive officers, directors and greater than 5% stockholders, in the aggregate, will own approximately 68.56% of our outstanding common stock (assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options and without giving effect to any potential purchases by such persons in this offering). As a result, such persons, acting together, will have the ability to significantly influence all matters submitted to our board of directors or stockholders for approval, including the appointment of our management, the election and removal of directors and approval of any significant transaction, as well as our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.
The grant of registration rights to our existing stockholders may adversely affect the market price of our shares of common stock and make it more difficult to complete a strategic transaction.
Our existing stockholders hold demand and piggyback registration rights for a total of approximately 13,768,044 shares. These stockholders and their permitted transferees can demand that we register their shares in accordance with certain conditions, including with respect to the timing of demand, aggregate sales price of shares being registered, and form of registration statement available. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our shares of common stock. In addition, the existence of the registration rights may make our ability to execute a strategic transaction, such as a merger, more costly or difficult to conclude.
Substantial amounts of our outstanding shares may be sold into the market when lock-up or market standoff periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity or equity-linked securities. After this offering, we will have 19,111,636 outstanding shares of our common stock, based on the number of shares outstanding as of March 31, 2024, assuming no exercise of the underwriters’ over-allotment option sold in this offering and no exercise of outstanding options. Of these shares, the 2,800,000 shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, without restriction, in the public market immediately following this offering, unless they were (in the case of the 437,500 shares expected to be purchased by the Bios Equity Affiliated Funds) or in the future are purchased by one of our affiliates.
Our directors and executive officers and our securityholders holding 16,064,383 shares are subject to lock-up agreements pursuant to which they may not, with limited exceptions, for a period of 180 days from the date of this prospectus, offer, sell or otherwise transfer or dispose of any of our securities, without the prior written consent of the representative of the underwriters. Sales of these shares, or perceptions that they will be sold, could cause the trading price of our common stock to decline. After the lock-up agreements expire, up to an additional 16,064,383 shares of common stock will be eligible for sale in the public market, of which 13,249,327 shares will be held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (the Securities Act).
In addition, 393,346 shares of common stock that are subject to outstanding options as of March 31, 2024 under our employee benefit plans, when exercised, will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. Additionally, 200,725 shares of common stock held by certain existing stockholders prior to this offering will be freely tradable, without restriction, in the public market following this offering. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
After this offering, the holders of 13,768,044 shares of our outstanding common stock, or approximately 72.0% of our total outstanding common stock based on shares outstanding as of March 31, 2024, will be entitled to rights with respect to the registration of their shares of common stock (and the shares of common stock underlying certain securities convertible or exercisable into shares of our common stock) under the Securities Act, subject to vesting and the 180-day lock-up agreements described above. See the section titled “Description of Capital Stock — Registration Rights.” Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. We intend to use the remaining net proceeds from the sale of the shares in the offering, along with available cash, for general corporate purposes, which may include advancing our other pipeline programs, supporting the requirements of being a public company, including legal, audit, investor relations and board fees and providing competitive salaries and benefits to attract and retain highly qualified employees. We have not specifically allocated the amount of net proceeds that will be used for these purposes, and our management will have broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. In addition, we may not use the proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds.
We do not intend to pay dividends in the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We have never declared or paid any cash dividends on our capital stock and we do not intend to pay any cash dividends in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, any future debt agreements may preclude us from paying dividends. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains as a return on their investments.
There can be no assurance that we will ever provide liquidity to our investors through a sale of our Company.
While acquisitions of pharmaceutical companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.
Delaware law and provisions in our amended and restated bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the potential trading price of our common stock.
Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately prior to the completion of this offering will contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents will include the following:
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a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the required approval of at least 66-2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

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the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

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the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66-2/3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.
Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or the underwriters of any offering giving rise to such claim.
Our amended and restated certificate of incorporation that will be in effect immediately prior to the completion of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the Court of Chancery) (or, in the event the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law; provided, that, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.
General Risk Factors
Unstable market and economic conditions may have serious adverse consequences on our ability to raise funds, which may cause us to cease or delay our operations.
From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of the upcoming presidential election in the United States, military conflict, including the conflicts between Russia and Ukraine and in the Middle East, terrorism or other acts of violence or geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. In addition, in 2023 the closures of financial institutions and their placement into receivership with the FDIC created bank-specific and broader financial institution liquidity risk and concerns. Future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, more onerous with respect to financial and operating covenants and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay, limit, reduce or abandon product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves. In addition, there is a risk that one or more of our current service providers, financial institutions, manufacturers and other partners may be adversely affected by the foregoing risks, which could directly affect our ability to attain our operating goals on schedule and on budget.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Global Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors. However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal or civil liability and harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad if and when we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors and other collaborators and partners, even if we do not explicitly authorize or have actual knowledge of such activities, and any training or compliance programs or other initiatives we undertake to prevent such activities may not be effective.
Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
Furthermore, U.S. export control laws and economic sanctions prohibit the provision of certain products and services to countries, governments, and persons targeted by U.S. sanctions. U.S. sanctions that have been or may be imposed may impact our ability to continue activities at future clinical trial sites within regions covered by such sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. These export and import controls and economic sanctions could also adversely affect our supply chain.
Changes in tax law may materially adversely affect our financial condition, results of operations and cash flows, or adversely impact the value of an investment in our common stock.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance.
If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, or if we fail to meet the expectations of one or more of these analysts, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.
If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.
Pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the second annual report following the completion of this offering. When we lose our status as an “emerging growth company” and do not otherwise qualify as a “smaller reporting company” with less than $100.0 million in annual revenue, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.
As of December 31, 2023, we identified a material weakness in internal control over financial reporting as a result of an inadequate review of our CRO accrual analysis that resulted in improper accruals of expenses. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis. In order to remediate the material weakness, management will be implementing additional processes to properly review and monitor clinical research organization accrual analysis at the end of each period.
We cannot assure you that there will not be further material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begins its Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, even if ultimately decided in our favor, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

INDUSTRY AND MARKET DATA
Certain market, industry and competitive data included in this prospectus were obtained from our own internal estimates and research, as well as from publicly available information, reports of governmental agencies and industry publications and surveys in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
In addition, while we are responsible for all of the disclosure contained in this prospectus and we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from the issuance and the sale of shares of our common stock will be approximately $19.2 million (or approximately $22.3 million if the underwriters exercise in full their over-allotment option to purchase 420,000 additional shares), based on the initial public offering price of $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets.
We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund the research and development of elraglusib, including certain manufacturing activities, and the remainder, if any, for working capital and other general corporate purposes. We expect to use, in order of priority, net proceeds from this offering and our existing cash and cash equivalents, as follows:
•
fund and complete the ongoing Elraglusib Injection Phase 2 mPDAC trial (Actuate-1801 Part 3B), including but not limited to, personnel costs, operational expenses, clinical sites costs, manufacturing expenses, and current amounts owed to existing vendors (approximately $16.0 million);

•
fund and complete the existing pediatric refractory cancer Phase 1 dose escalation trial in patients with refractory Ewing sarcoma (Actuate-1902) (approximately $0.4 million);

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satisfy the Company’s funding commitments for ongoing IIT studies for the use of Elraglusib Injection with other chemotherapy agents to treat mPDAC and a separate trial to treat recurrent salivary gland cancer (approximately $0.1 million);

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satisfy the Company’s obligations under its amended license agreement with UIC to pay accrued interest of approximately $0.1 million over a period of approximately one-year after the offering; and

•
the remainder for working capital and other general corporate purposes.

To the extent any proceeds remain available or if we receive additional proceeds from this offering, or from other sources, we anticipate that such funding would allow us to also finalize development plans and initiate and complete a Phase 1 dose escalation study for the Elraglusib Oral Tablet in patients with advanced, refractory solid cancer; fund and complete the Phase 2 portion of the study in patients with refractory Ewing sarcoma (Actuate-1902); and finalize development plans and initiate and enroll patients in a Phase 2 study in refractory metastatic melanoma (Actuate-2401) once the Phase 1 dose escalation study was completed.
We believe, based on our current operating plan, that the net proceeds from this offering and our existing cash and cash equivalents and short-term investments, together with interest thereon, will be sufficient to fund our operations for approximately 12 months following the date of this prospectus, although there can be no assurance in that regard.
We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Additionally, our expected use of existing cash, cash equivalents and marketable securities and our net proceeds from this offering represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress and costs of our development activities, the status of and results from clinical trials, the amount of cash used in our operations and any unforeseen cash needs as well as other factors described in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements.” The net proceeds from this offering, together with our existing cash, cash equivalents, and marketable securities will not be sufficient to complete development in all potential indications of elraglusib and any future product candidates, and after this offering, we will require substantial capital in order to advance elraglusib and any future product candidates through clinical trials, regulatory approval and commercialization. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, including potential collaborations, licenses and other similar arrangements. We intend to seek additional financing in the near term, however, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all.
Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. Pending the uses described above, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit and direct or guaranteed obligations of the United States government.

DIVIDEND POLICY
We have not declared or paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant and subject to applicable laws and the restrictions contained in any future financing instruments. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2024:
•
on an actual basis;

•
on a pro forma basis to give effect to

•
the conversion of all outstanding shares of our redeemable convertible preferred stock as of March 31, 2024 into an aggregate of 13,710,379 shares of our common stock immediately prior to the closing of this offering (at a conversion ratio of 0.555555 shares of common stock per share of preferred stock, which reflects the reverse stock split referenced below). The terms of each series of the redeemable convertible preferred stock provide that the holders of at least a majority of the then outstanding shares of such series can vote to cause all shares of such series to be automatically converted into common stock upon the occurrence of a specified event. The holders of at least a majority of the shares of each series consented to the conversion of such shares immediately prior to the completion of this offering;

•
26,070 shares of common stock issuable upon the conversion of our Series B-1 redeemable preferred stock to be issued upon the automatic net exercise of the Series B Warrants outstanding as of March 31, 2024, with an exercise price equivalent to $5.27 per share of common stock, immediately prior to the completion of this offering, based on the initial public offering price of $8.00 per share of common stock;

•
net proceeds of $1.0 million received in May 2024 in exchange for a convertible promissory note and the issuance of 884,427 shares of our common stock issuable upon conversion of the Bridge Notes issued in February through May 2024 in the aggregate original principal amount of $5.5 million, which will occur immediately prior to the closing of the offering;

•
the reclassification of our warrant liability to equity pursuant to an amendment to our warrant agreements to purchase an aggregate 76,376 shares of Series B-1 redeemable preferred stock (after giving effect to the conversion of such shares into common stock) outstanding as of March 31, 2024 with an exercise price equivalent to $10.55 per share of common stock and our warrants to purchase an aggregate 18,223 shares of Series C redeemable preferred stock (after giving effect to the conversion of such shares into common stock) outstanding as of March 31, 2024, with an exercise price equivalent to $9.42 per share of common stock, which warrants will convert into warrants to purchase common stock immediately prior to the closing of this offering with exercise prices of $10.55 and $9.42, respectively, based on the initial public offering price of $8.00 per share of common stock;

•
the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering, and

•
a 1-for-1.8 reverse stock split of our common stock, which we effected on June 7, 2024; and

•
on a pro forma as adjusted basis to give further effect to our sale of 2,800,000 shares of our common stock in this offering at the initial public offering price of $8.00 per share of common stock, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table should be read together with the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
		(unaudited)
Cash and cash equivalents	$2,068,307	$3,068,307	$22,235,307
Related party convertible notes payable at fair value	$5,000,000	$—	$—
Redeemable convertible preferred stock warrant liability	1,020,564	—	—
Redeemable convertible preferred stock, $0.000001 par value; 33,463,018 shares authorized, 24,678,355 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	94,178,404	—	—
Stockholders’ (deficit) equity:
Common stock, $0.000001 par value; 38,108,584 shares authorized, 1,690,760 shares issued and outstanding, actual; 38,108,584 shares authorized, 16,311,636 shares issued and outstanding, pro forma; 200,000,000 shares authorized, 19,111,636 shares issued and outstanding, pro forma as adjusted	3	16	19
Additional paid-in capital	5,616,211	106,815,166	125,982,163
Accumulated deficit	(113,390,580)	(113,390,580)	(113,390,580)
Total stockholders’ (deficit) equity	$(107,774,366)	$(6,575,398)	$12,591,602
Total capitalization	$(7,575,398)	$(6,575,398)	$12,591,602
If the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised in full, our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization as of March 31, 2024, would be $25.4 million, $129.1 million, $15.7 million, and $15.7 million, respectively.
The number of shares of our common stock to be outstanding after this offering is based on 16,311,636 shares of common stock outstanding as of March 31, 2024 after giving effect to the pro forma adjustments described above (after giving effect to the conversion of all of our shares of redeemable convertible preferred stock outstanding as of March 31, 2024), and excludes:
•
393,346 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2024, with a weighted-average exercise price of approximately $2.97 per share;

•
3,316,444 shares of common stock reserved for future issuance under the 2024 Plan which became effective as of the effective date of the registration statement for this offering (which number includes 496,801 shares of common stock reserved for issuance under the 2015 Plan as of March 31, 2024, which shares will be added to the number of shares available for issuance under the 2024 Plan upon its effectiveness);

•
underwriters’ warrants to purchase up to 161,000 shares of our common stock at an exercise price equal to 125% of the initial public offering price; and

•
94,599 shares of our common stock issuable upon exercise of our warrants to purchase 94,599 shares of Series B-1 redeemable preferred stock and Series C redeemable preferred stock (after giving effect to the conversion of such shares into common stock) as of March 31, 2024, with a weighted average exercise price equivalent to approximately $10.32 per share of common stock, which will convert into warrants to purchase common stock with a weighted average exercise price of approximately $10.32, and have a term of two years following the completion of this offering, based on the initial public offering price of $8.00 per share of common stock.

DILUTION
If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after the completion of this offering.
As of March 31, 2024, our historical net tangible book value was $(107.8) million or $(63.74) per share of our common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities and redeemable convertible preferred stock, which is not included within permanent equity, divided by the number of shares of our common stock outstanding on March 31, 2024.
On a pro forma basis, after giving effect to the (i) conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 13,736,449 shares of our common stock as if such conversion had occurred on March 31, 2024 at a conversion ratio of 0.555555 shares of common stock per share of preferred stock, including the conversion of shares of our redeemable convertible preferred stock issuable upon the exercise of all outstanding in-the-money warrants to purchase redeemable convertible preferred stock (at the initial public offering price of $8.00 per share of common stock), and the related reclassification of the carrying value of the redeemable convertible preferred stock to permanent equity immediately prior to the closing of this offering, (ii) net proceeds of $1.0 million received in May 2024 in exchange for a convertible promissory note, and the automatic conversion of our convertible promissory notes issued in February through May 2024 (the Bridge Notes), based on the initial public offering price of $8.00 per share of common stock, and (iii) the reclassification of our warrant liability to equity pursuant to an amendment to our warrant agreements to purchase an aggregate 76,376 shares of Series B-1 redeemable preferred stock outstanding (after giving effect to the conversion of such shares into common stock) as of March 31, 2024 with an exercise price of $10.55 per share of common stock on a post reverse stock split basis and our warrants to purchase an aggregate 18,223 shares of Series C redeemable preferred stock (after giving effect to the conversion of such shares into common stock) outstanding as of March 31, 2024, with an exercise price of $9.42 per share of common stock on a post reverse stock split basis, which warrants will convert into warrants to purchase common stock immediately prior to the closing of this offering with exercise prices of $10.55 and $9.42, respectively, based on the initial public offering price of $8.00 per share of common stock our pro forma net tangible book value (deficit) as of March 31, 2024 would have been approximately $(6.6) million, or approximately $(0.40) per share of our common stock.
Our pro forma as adjusted net tangible book value represents our pro forma historical net tangible book value as adjusted to give effect to the sale of 2,800,000 shares of our common stock in this offering at initial public offering price of $8.00 per share of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We determine dilution per share to investors participating in this offering by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share of common stock paid by investors participating in this offering.
The following table illustrates this per share dilution:
Initial public offering price per share of common stock		$8.00
Historical net tangible book value (deficit) per share as of March 31, 2024	$(63.74)
Pro forma increase in historical net tangible book value per share as of March 31, 2024 attributable to the pro forma adjustments described above	63.34
Pro forma net tangible book value per share as of March 31, 2024	(0.40)
Increase in as adjusted net tangible book value per share attributable to new investors participating in this offering	1.06
Pro forma as adjusted net tangible book value per share after this offering		0.66
Dilution per share to new investors participating in this offering		$7.34
If the underwriters fully exercise their over-allotment option to purchase additional shares of our common stock, as adjusted net tangible book value after this offering would be $0.80 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $0.14 per share, resulting in dilution to investors in this offering by $7.20 per share, in each case at the initial public offering price of $8.00 per share of common stock.
The following table summarizes, on the pro forma as adjusted basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. The calculation below is based on the initial public offering price of $8.00 per share of common stock, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares Purchased		Total Consideration		Weighted- Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders before this offering	16,311,636	85.3%	$101,033,615	81.85%	$6.19
Investors purchasing securities in this offering	2,800,000	14.7%	$22,400,000	18.15%	$8.00
Total	19,111,636	100.0%	$123,433,615	100.0%	$6.46
The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on 16,311,636 shares of our common stock outstanding as of March 31, 2024, after giving effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into 13,710,379 shares of our common stock immediately prior to the closing of this offering, after giving effect to the following:
•
26,070 shares of common stock issuable upon the conversion of our Series B-1 redeemable preferred stock to be issued upon the automatic net exercise of the Series B Warrants outstanding as of March 31, 2024, with an exercise price equivalent to $5.27 per share of common stock, immediately prior to the completion of this offering, based on the initial public offering price of $8.00 per share of common stock;

•
884,427 shares of our common stock issuable upon conversion of the Bridge Notes issued in February through May 2024 in the aggregate original principal amount of $5.5 million, which will occur immediately prior to the closing of the offering; and

•
the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering, and

•
a 1-for-1.8 reverse stock split of our common stock, which we effected on June 7, 2024.

The number of shares of common stock outstanding does not include the shares issuable under our options outstanding as follows:
•
393,346 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2024, with a weighted-average exercise price of approximately $2.97 per share;

•
3,316,444 shares of common stock reserved for future issuance under the 2024 Plan which became effective as of the effective date of the registration statement for this offering (which number includes 496,801 shares of common stock reserved for issuance under the 2015 Plan as of March 31, 2024, which shares will be added to the 2024 Plan upon its effectiveness);

•
161,000 shares of our common stock issuable upon the exercise of underwriters’ warrants to be issued in connection with this offering at an exercise price equal to 125% of the initial public offering price; and

•
76,376 shares of our common stock issuable upon exercise of our warrants to purchase              shares of Series B-1 redeemable preferred stock (after giving effect to the conversion of such shares into common stock) as of March 31, 2024, with an exercise price equivalent to $10.55 per share of common stock, or our warrants to purchase 18,223 shares of Series C redeemable preferred stock (after giving effect to the conversion of such shares into common stock) outstanding as of March 31, 2024, which will convert into warrants to purchase common stock with exercise prices of $10.55 and $9.42, respectively, and have a term of two years following the completion of this offering, based on the initial public offering price of $8.00 per share of common stock.
To the extent that outstanding options or warrants are exercised, new options or other securities are issued under our equity incentive plans, or we issue additional shares of our common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry. In addition, from time to time we or our representatives have made or will make forward-looking statements. The forward-looking statements involve substantial risks and uncertainties. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, and projected costs, prospects, plans and objectives of management, research and development plans, the anticipated timing, costs, design and conduct of our ongoing and planned clinical trials and preclinical studies for elraglusib and any future product candidates, the timing and likelihood of regulatory filings and approvals for elraglusib and any future product candidates, our ability to commercialize elraglusib and any future product candidates, if approved, the pricing and reimbursement of elraglusib and any future product candidates, if approved, the potential to develop future product candidates, the potential benefits of strategic collaborations and potential to enter into any future strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated product development efforts, are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus or in any related free writing prospectus.
You should assume that the information appearing in this prospectus or any related free writing prospectus is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
In addition, statements that “we believe” and similarly qualified statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of our operations should be read in combination with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. See the section entitled “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly those set forth under “Risk Factors.”
Overview
We are a clinical stage biopharmaceutical company focused on developing therapies for the treatment of high impact, difficult to treat cancers through the inhibition of glycogen synthase kinase-3 (GSK-3). We are developing elraglusib (formerly 9-ING-41), a small molecule that is designed to enter cancer cells and block the function of the enzyme GSK-3β, a master regulator of complex biological signaling cascades, including those mediated by oncogenes, that lead to tumor cell survival, growth, migration, and invasion. We believe that the blockade of GSK-3β signaling ultimately results in the death of the cancer cells and the regulation of anti-tumor immunity. Our lead program, Elraglusib Injection, is an intravenous injection solution of elraglusib that we are evaluating for the treatment of mPDAC (Actuate-1801). Elraglusib Injection has also been evaluated in pediatric cancer patients with recurrent/refractory solid cancers and the data from this study, Actuate-1902, also identified Ewing sarcoma as a potential second indication for further development of Elraglusib Injection. We are currently advancing a Phase 2 clinical trial for the treatment of mPDAC and a Phase 1/2 clinical trial in refractory pediatric malignancies. We are also evaluating the potential for additional exploratory development of Elraglusib Injection in other pediatric cancer indications, including neuroblastoma and leukemias, which we would expect to explore through academic IITs.
We have developed several oral dosage forms of elraglusib, which we believe will allow us to expand the number of cancer indications that we are able to target and allow us to further explore optimal dosing. A clinical candidate tablet (Elraglusib Oral Tablet) has been selected for further development and the Company is planning a Phase 1 study (Actuate-2401) to identify the MTD/ RP2D for Elraglusib Oral Tablet in patients with advanced, refractory adult cancers subject to our receipt of the proceeds of this offering and future funding. Several Phase 2 indications, including refractory, metastatic melanoma and refractory, metastatic colorectal cancer have been identified for further clinical development of Elraglusib Oral Tablet based on data from the Actuate-1801 study once the RP2D has been identified, and we would also require additional funds to complete these Phase 2 studies.
Since our inception in 2015, we have focused substantially all of our resources on organizing and staffing our company, business planning, raising capital, establishing and maintaining our intellectual property portfolio, conducting research, preclinical studies, and clinical trials, establishing arrangements with third parties for the manufacture of elraglusib, and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from product sales.
We have incurred significant operating losses and negative cash flows from operations since our inception. Our net losses were approximately $24.7 million and $20.2 million for the years ended December 31, 2023 and 2022, respectively, and $8.3 million and $5.3 million for the three months ended March 31, 2024 and 2023, respectively. As of March 31, 2024, we had an accumulated deficit of approximately $113.4 million. Substantially all of our net losses have resulted from costs incurred in connection with our research and development programs and, to a lesser extent, from general and administrative costs associated with our operations. We expect to continue to incur significant expenses and operating losses in the foreseeable future, and we anticipate these losses will increase substantially as we continue our development of, seek regulatory approval for, and potentially commercialize elraglusib, and potentially seek to discover and develop additional product candidates, utilize third parties to manufacture elraglusib, hire additional personnel, expand and protect our intellectual property, and incur additional costs associated with being a public company. If we obtain regulatory approval for elraglusib, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing and distribution.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we do not become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce or terminate our operations.
To date, we have primarily funded our operations with proceeds from the sale of shares of our redeemable convertible preferred stock, issuance of convertible notes that were converted into redeemable convertible preferred stock, and the issuance of related party convertible notes payable (referred to as Related Party Convertible Notes or Bridge Notes below and elsewhere in this prospectus). Through March 31, 2024, we have received aggregate net proceeds of approximately $98.7 million from the sale of shares of our redeemable convertible preferred stock, the issuance of convertible notes that were converted into redeemable convertible preferred stock, and issuance of Bridge Notes. As of March 31, 2024, we had cash and cash equivalents of approximately $2.1 million. During February and March 2024, we received aggregate net proceeds of $4.5 million from the issuance of Related Party Convertible Notes (see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2024 included elsewhere in this prospectus). Our ability to generate any product revenue and, in particular, our ability to generate product revenue sufficient to achieve profitability, will depend on the successful development and eventual commercialization of elraglusib and any future product candidates.
Based on our current operating plan, we estimate that our existing cash and cash equivalents as of the date of this prospectus, together with the estimated net proceeds from this offering, will be sufficient to fund our projected operating expenses and capital expenditure requirements for approximately 12 months. See the section titled “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from this offering. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, we could utilize our available capital resources sooner than we expect.
We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for elraglusib or any future product candidates, which we expect will take a number of years and may never occur. As a result, we will need substantial additional funding in addition to the net proceeds from this offering to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through equity offerings, debt financings, or other capital sources, including potential future collaborations, licenses, and other similar arrangements and non-dilutive arrangements to the extent available through licensing partner funding, foundations and grants. We intend to seek additional financing in the near term, however, we may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements or arrangements as, and when needed, we may delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, or even cease operations.
We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of elraglusib for clinical testing, as well as for commercial manufacture if we obtain marketing approval. In addition, we rely on third parties to package, label, store, and distribute elraglusib, and we intend to rely on third parties for our commercial products if marketing approval is obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment, and personnel while also enabling us to focus our expertise and resources on the development of elraglusib.
Components of Our Results of Operations
Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development Expenses
Research and development expenses consist primarily of external and internal costs incurred in performing clinical and preclinical development activities. Our external research and development costs primarily consists of the cost incurred under agreements with hospitals to treat and monitor patients enrolled in our clinical trials, contract manufacturers, consultants and other third parties to conduct and support our clinical trials and preclinical studies. Our internal research and development costs primarily include research and development personnel-related expenses such as salaries, employer taxes, group insurance benefits, and stock-based compensation.
We expense research and development costs as incurred. We currently only have one product candidate, elraglusib. Therefore, since our inception, substantially all of our research and development costs were related to the development of elraglusib. We track research and development expenses on an aggregate basis and not on an indication-by-indication or treatment setting-by-treatment setting basis.
Although research and development activities are central to our business model, the successful development of elraglusib and any future product candidates is highly uncertain. There are numerous factors associated with the successful development of any product candidate such as elraglusib, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. In addition, future regulatory factors beyond our control may impact our clinical development programs. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased patient size and duration of later-stage clinical trials. As a result, we expect our research and development expenses will increase substantially in connection with our ongoing and planned clinical and preclinical development activities in the near term and in the future. At this time, we cannot accurately estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of elraglusib and any future product candidates. Our future research and development expenses may vary significantly based on a wide variety of factors such as:
•
the results of our clinical trials and preclinical studies of elraglusib and any future product candidates we may choose to pursue, including any modifications to clinical development plans based on feedback that we may receive from regulatory authorities;

•
per patient trial costs;

•
the number of trials required for approval;

•
the number of sites included in the trials and the number of countries in which the trials are conducted;

•
the number of patients that participate in the trials, the drop-out or discontinuation rates of patients, and the length of time required to enroll eligible patients;

•
the number of doses that patients receive;

•
the potential additional safety monitoring requested by regulatory agencies;

•
the duration of patient participation in the trials and follow-up;

•
the cost and timing of manufacturing elraglusib and any future product candidates;

•
the costs, if any, of obtaining third-party drugs for use in our combination trials;

•
the extent of changes in government regulation and regulatory guidance;

•
the efficacy and safety profile of elraglusib and any future product candidates;

•
the timing, receipt, and terms of any approvals from applicable regulatory authorities; and

•
the extent to which we establish additional collaboration, license, or other arrangements.

A change in the outcome of any of these variables with respect to the development of elraglusib or any future product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for any product candidate.

General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related expenses such as salaries, benefits, and stock-based compensation, for our personnel in executive and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters and professional fees paid for accounting, auditing, consulting and tax services, as well as other costs such as insurance costs, investor and public relations, and travel expenses.
We anticipate our general and administrative expenses will increase substantially in the future as we expand our operations, including increasing our headcount to support our continued research and development activities and preparing for later-stage clinical trials and potential commercialization of elraglusib. We also anticipate we will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance, and investor and public relations expenses associated with operating as a public company.
Other Income (Expense)
Change in Fair Value of Warrant Liability
On June 30, 2023, in connection with the issuance of the Series C redeemable convertible preferred stock, we issued the placement agent warrants to purchase up to 18,223 shares of Series C redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) at an exercise price equivalent to $9.42 per share of common stock. The initial estimated fair value of these warrants of $93,863 was calculated using the Black-Scholes valuation model and recorded as a reduction to redeemable convertible preferred stock and a corresponding increase in the warrant liability.
In 2018, in connection with convertible promissory note payable agreements, we issued the noteholders warrants to purchase shares of Series B-1 redeemable convertible preferred stock, of which, warrants to purchase up to 76,376 shares of Series B redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) were issued at an exercise price equivalent to $5.27 per share of common stock and warrants to purchase up to 76,376 shares of Series B redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) were issued at an exercise price equivalent to $10.55 per share of common stock.
The redeemable convertible preferred stock warrants require liability classification as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate us to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in other income (expense), net. We will continue to adjust the warrant liability for changes in fair value until the earlier of (i) the exercise or expiration of the redeemable convertible preferred stock warrants, (ii) the occurrence of a deemed liquidation event or (iii) the conversion of redeemable convertible preferred stock into common stock.
Loss on Issuance of Related Party Convertible Notes Payable
Upon issuance of the Related Party Convertible Notes Payable, we elected to apply the fair value option to the Related Party Convertible Notes Payable in accordance with ASC 825, Financial Instruments. In certain circumstances, the estimated fair value at issuance may be greater than the principal amount at issuance. The loss on issuance of the Related Party Convertible Notes Payable represents the difference between the estimated fair value of the Related Party Convertible Notes Payable on the issuance date and the gross proceeds received on the issuance date based on the valuation assumptions, including but not limited to, the proximity in time to this offering, the discount on conversion of the Related Party Convertible Notes Payable upon a financing or initial public offering (or IPO), and the increased probability weighted IPO scenario on the issuance date.
Change in Estimated Fair Value of Related Party Convertible Notes Payable
The Related Party Convertible Notes Payable are measured at fair value on their issuance date and remeasured at estimated fair value at the end of each reporting period with changes in fair value recognized as a component of other income (expense).

Interest Expense
Interest expense represents interest owed to UIC under our license agreement with UIC, whereby UIC agreed to defer amounts owed to UIC under a former sublicense agreement in the amount of $404,991.
Interest Income
Interest income represents interest earned on our cash and cash equivalents at the then prevailing market rates.
Results of Operations
Comparison of the Three Months Ended March 31, 2024 and 2023
The following table summarizes our results of operations for the three months ended March 31, 2024 and 2023:
	Three Months Ended March 31,
	2024	2023	Change
	(unaudited)
Operating expenses:
Research and development	$6,860,430	$4,523,757	$2,336,673
General and administrative	912,824	774,799	138,025
Total operating expenses	7,773,254	5,298,556	2,474,698
Loss from operations	(7,773,254)	(5,298,556)	(2,474,698)
Other income (expense):
Change in fair value of warrant liability	(32,515)	5,104	(37,619)
Loss on issuance of related party convertible notes payable at fair value	(200,000)	—	(200,000)
Change in estimated fair value of related party convertible notes payable	(300,000)	—	(300,000)
Interest expense	(5,076)	(28,454)	23,378
Interest income	14,786	51,651	(36,865)
Total other income (expense), net	(522,805)	28,301	(551,106)
Net loss	$(8,296,059)	$(5,270,255)	(3,025,804)
Research and Development Expenses
The following table summarizes our research and development expenses for the three months ended March 31, 2024 and 2023:
	Three Months Ended March 31,
	2024	2023	Change
External clinical trial expenses	$5,098,162	$2,581,882	$2,516,280
Personnel and consulting expenses	868,974	1,044,081	(175,107)
Preclinical and biomarker research	304,788	86,961	217,827
CMC related costs	588,506	810,833	(222,327)
Total research and development expenses	$6,860,430	$4,523,757	$2,336,673
The increase in research and development expenses of approximately $2.3 million for the three months ended March 31, 2024 compared to the same prior year period was primarily due to an increase of approximately $2.5 million in external clinical trial expenses mostly related to increased patient enrollment and the number of patients on study in the randomized Phase 2 mPDAC trial (Actuate-1801 Part 3B) during the current period, combined with an increase of approximately $0.2 million in preclinical and biomarker research primarily related to the current period increase in biomarker research associated with higher patient enrollment, which amounts were offset by a decrease in personnel and consulting fees of approximately $0.2 million primarily due to a decrease in consulting fees in the current period as certain consultants transitioned to full-time employment at an overall lower cost to the Company combined with a decrease of approximately $0.2 million in CMC related costs primarily due to a decrease in manufacturing costs of elraglusib in the current period due to the timing of drug substance manufacturing to support the randomized Phase 2 mPDAC trial (Actuate-1801 Part 3B) and other ongoing trials.
General and Administrative Expenses
The following table summarizes our general and administrative expenses for the three months ended March 31, 2024 and 2023:
	Three Months Ended March 31,
	2024	2023	Change
Personnel-related expenses	$400,300	$478,969	$(78,669)
Professional and consulting fees	500,356	200,290	300,066
Other expenses	12,168	95,540	(83,372)
Total general and administrative expenses	$912,824	$774,799	$138,025
The increase in general and administrative expenses of approximately $0.1 million for the three months ended March 31, 2024 compared to the same prior year period was primarily due to an increase in professional and consulting fees of approximately $0.3 million primarily related to an increase in (i) audit and related support fees as the Company prepares for this offering, (ii) valuation services to support the estimated fair market value of the Company’s common stock and other financial instruments, and (iii) intellectual property fees associated with patent administrative matters, which amount was offset by a decrease in personnel-related expenses of approximately $0.1 million primarily related to one fewer headcount in the current year, combined with a decrease in other expenses of approximately $0.1 million primarily due to lower corporate insurance costs and information technology costs in the current year.
Other Income (Expense)
Other income (expense), net, for the three months ended March 31, 2024 and 2023 is comprised of the following:
•
Change in fair value of warrant liability — During 2018 and June 2023, we issued warrants to purchase shares of redeemable convertible preferred stock. The redeemable convertible preferred stock warrants require liability classification as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate us to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in other income (expense), net. The following table represents the change in fair value of the redeemable convertible preferred stock warrants using the Black-Scholes valuation model, which amounts are included in other income (expense) in the accompanying unaudited condensed consolidated financial statements for the three months ended March 31, 2024 and 2023:

Redeemable Convertible Preferred Stock Warrant Liability
Fair value as of December 31, 2022	$814,364
Change in fair value	(5,104)
Fair value as of March 31, 2023	$809,260
Fair value as of December 31, 2023	988,049
Change in fair value	32,515
Fair value as of March 31, 2024	$1,020,564

•
Loss on issuance of related party convertible notes payable at fair value — The loss on issuance of the Related Party Convertible Notes Payable of $200,000 for the three months ended March 31, 2024 represents the difference between the estimated fair value of the Related Party Convertible Notes Payable on the issuance date and the principal amount on the issuance date based on the valuation assumptions, including but not limited to, the proximity in time to this offering, the discount on conversion of the Related Party Convertible Notes Payable upon a financing or IPO, and the increased probability weighted IPO scenario on the issuance date.

•
Change in estimated fair value of related party convertible notes payable — The change in the estimated fair value of the Related Party Convertible Notes Payable of $300,000 for the three months ended March 31, 2024 represents the difference between the estimated fair value at issuance and the estimated fair value at March 31, 2024 based on the valuation assumptions, including but not limited to, the proximity in time to this offering, the discount on conversion of the Related Party Convertible Notes Payable upon a financing or IPO, and the increased probability weighted IPO scenario as of March 31, 2024.

•
Interest expense — Interest expense for the three months ended March 31, 2024 and 2023 represents interest accrued on amounts owed under a license agreement with UIC, whereby UIC agreed to defer amounts payable to UIC under a former sublicense agreement in the amount of $404,991 in exchange for an interest-bearing license payable.

•
Interest income — Interest income for the three months ended March 31, 2024 and 2023 represents interest earned on cash and cash equivalents based on the prevailing market rates. The decrease in interest income for the three months ended March 31, 2024 compared to the same prior year period is primarily due to a lower cash balance on hand compared to the same prior year period.

Comparison of the Years Ended December 31, 2023 and 2022
The following table summarizes our results of operations for the years ended December 31, 2023 and 2022:
	Year Ended December 31,
	2023	2022	Change
Operating expenses:
Research and development	$21,708,332	$16,387,216	$5,321,116
General and administrative	3,265,497	3,819,591	(554,094)
Total operating expenses	24,973,829	20,206,807	4,767,022
Loss from operations	(24,973,829)	(20,206,807)	(4,767,022)
Other income (expense):
Change in fair value of warrant liability	(79,822)	36,579	(116,401)
Interest expense	(43,641)	(16,200)	(27,441)
Interest income	352,672	27,027	325,645
Total other income, net	229,209	47,406	181,803
Net loss	$(24,744,620)	$(20,159,401)	$(4,585,219)
Research and Development Expenses
The following table summarizes our research and development expenses for the years ended December 31, 2023 and 2022:
	Year Ended December 31,
	2023	2022	Change
External clinical trial expenses	$13,986,355	$10,513,275	$3,473,080
Personnel and consulting expenses	3,675,373	2,028,258	1,647,115
Preclinical and biomarker research	1,800,324	1,934,217	(133,893)
CMC related costs	2,246,280	1,911,466	334,814
Total research and development expenses	$21,708,332	$16,387,216	$5,321,116
The increase in research and development expenses of approximately $5.3 million for the year ended December 31, 2023 compared to the same prior year period was primarily due to an increase of approximately $3.5 million in clinical trial expenses related to increased patient enrollment, an increase of approximately $1.6 million in personnel and consulting expenses to support increased enrollment and other clinical, regulatory, and Chemistry, Manufacturing and Control (CMC) activities, and an increase of approximately $0.3 million in CMC expenses due to an increase in formulation and stability studies to support the oral formulation of elraglusib. These were partially offset by a decrease in preclinical and biomarker research CMC expenses of $0.1 million primarily due to fewer toxicology and preclinical experiments completed in 2023 as compared to 2022.

General and Administrative Expenses
The following table summarizes our general and administrative expenses for the years ended December 31, 2023 and 2022:
	Year Ended December 31,
	2023	2022	Change
Personnel-related expenses	$1,827,250	$2,579,222	$(751,972)
Professional and consulting fees	1,083,243	945,845	137,398
Other expenses	355,004	294,524	60,480
Total general and administrative expenses	$3,265,497	$3,819,591	$(554,094)
The decrease in general and administrative expenses of approximately $0.6 million for the year ended December 31, 2023 compared to the same prior year period was primarily due to a decrease in personnel-related expenses of approximately $0.8 million resulting from lower stock-based compensation expense in the current period as fewer awards were subject to vesting as compared to the same prior year period combined with a decrease in payroll costs due to a temporary decline in executive roles in the current year, which amount was offset with an increase in professional and consulting fees of approximately $0.1 million primarily related to fees associated with maintaining our intellectual property and an increase in other expenses of approximately $0.1 million primarily due to an increase in travel and related expenses to support investor and public relations.
Other Income (Expense)
Other income (expense), net, for the years ended December 31, 2023 and 2022 is comprised of the following:
•
Change in fair value of warrant liability — During 2018 and June 2023, we issued warrants to purchase shares of redeemable convertible preferred stock. The redeemable convertible preferred stock warrants require liability classification as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate us to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in other income (expense), net. The following table represents the change in fair value of the redeemable convertible preferred stock warrants using the Black-Scholes valuation model, which amounts are included in other income (expense) in the accompanying consolidated financial statements for the years ended December 31, 2023 and 2022:

Redeemable Convertible Preferred Stock Warrant Liability
Fair value as of January 1, 2022	$850,943
Change in fair value	(36,579)
Fair value as of December 31, 2022	814,364
Estimated fair market value of warrants issued to placement agent in connection with issuance of redeemable convertible preferred stock	93,863
Change in fair value	79,822
Fair value as of December 31, 2023	$988,049

•
Interest expense — Interest expense for the years ended December 31, 2023 and 2022 represents interest accrued on amounts owed under a license agreement with UIC, whereby UIC agreed to defer amounts payable to UIC under a former sublicense agreement in the amount of $404,991 in exchange for an interest-bearing license payable (see Note 6 to the accompanying consolidated financial statements) for the years ended December 31, 2023 and 2022 and Note 7 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2024 included elsewhere in this prospectus.
•
Interest income — Interest income for the years ended December 31, 2023 and 2022 represents interest earned on cash and cash equivalents based on the prevailing market rates. The increase in interest income in 2023 compared to the same prior year period is primarily due to higher rates of interest earned on money market funds during the current year period as compared to the prior year.

Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from operations. We expect to incur significant expenses and operating losses in the foreseeable future as we advance the clinical development of elraglusib and any future product candidates. To date, we have primarily funded our operations with proceeds from the sale of shares of our redeemable convertible preferred stock, the issuance of convertible notes that were converted into redeemable convertible preferred stock, and the issuance of the Related Party Convertible Notes or Bridge Notes. Through March 31, 2024, we have received aggregate net proceeds of approximately $98.7 million from the sale of shares of our redeemable convertible preferred stock, the issuance of convertible notes that were converted into redeemable convertible preferred stock, and issuance of Bridge Notes. As of March 31, 2024, we had cash and cash equivalents of approximately $2.1 million. During February and March 2024, we received aggregate net proceeds of $4.5 million from the issuance of Related Party Convertible Notes (see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2024 included elsewhere in this prospectus).
Future Funding Requirements
We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue our development of, seek regulatory approval for, and potentially commercialize elraglusib and potentially seek to discover and develop additional product candidates, conduct our ongoing and planned clinical trials and preclinical studies, continue our research and development activities, utilize third parties to manufacture elraglusib, hire additional personnel, expand and protect our intellectual property, and incur additional costs associated with being a public company.
Cash used to fund our operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding prepaid expenses, accounts payable, and other accrued expenses. The timing and amount of our funding requirements will depend on many factors, including:
•
the costs and timing of, including invoicing for, clinical trials and preclinical studies of elraglusib and any future product candidates we may choose to pursue, including the costs of modification to clinical development plans based on feedback that we may receive from regulatory authorities and any third-party products used as combination agents in our clinical trials;

•
the costs, timing and outcome of regulatory meetings and reviews of elraglusib or any future product candidates, including requirements of regulatory authorities in any additional jurisdictions in which we may seek approval for elraglusib and any future product candidates;

•
the costs of obtaining, maintaining, enforcing and protecting our patents and other intellectual property and proprietary rights;

•
our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

•
the costs associated with hiring additional personnel and consultants as our business grows, including additional executive officers and clinical development, regulatory, CMC quality and commercial personnel;

•
the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•
the costs and timing of establishing or securing sales and marketing capabilities if elraglusib or any future product candidate is approved;

•
our ability to achieve sufficient market acceptance, coverage, and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•
our ability and strategic decision to develop future product candidates other than elraglusib, and the timing of such development, if any;

•
the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•
costs associated with any products or technologies that we may in-license or acquire.

Based upon our current operating plan, we estimate that our existing cash and cash equivalents as of the date of this prospectus, together with the estimated net proceeds from this offering, will be sufficient to fund our projected operating expenses and capital expenditure requirements for approximately 12 months. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us.
We have no other committed sources of capital. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through equity offerings, debt financings, or other capital sources, including current or potential future collaborations, licenses, and other similar arrangements. We intend to seek additional financing in the near future, however, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions, engaging in acquisition, merger or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments or declaring dividends. If we raise additional funds through collaborations or license agreements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, or even cease operations.
Material Cash Requirements for Known Contractual and Other Obligations
Research and Development Costs
We are continuing to invest in our elraglusib clinical trials and have entered into contractual obligations with each clinical trial site. Each contract shall continue until the completion of the trial at that site. Our clinical trial costs are dependent on, among other things, the size, number and length of our clinical trials.
Other Capital Requirements and Additional Royalty Obligations.
We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation typically consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

Cash Flows
The following table provides information regarding our cash flows for the three months ended March 31, 2024 and 2023:
	Three Months Ended March 31,
	2024	2023
Net cash used in operating activities	$(5,247,582)	$(5,358,841)
Net cash provided by financing activities	4,357,230	2,463,431
Net change in cash and cash equivalents	$(890,352)	$(2,895,410)
The following table provides information regarding our cash flows for the years ended December 31, 2023 and 2022:
	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(21,625,167)	$(17,794,093)
Net cash provided by financing activities	4,134,516	19,255,569
Net change in cash and cash equivalents	$(17,490,651)	$1,461,476
Operating Activities
Three Months Ended March 31, 2024 — Net cash used in operating activities for the three months ended March 31, 2024 consisted of our net loss of $8,296,059, which amount was offset by (i) non-cash stock-based compensation expense of $148,206, (ii) a non-cash increase in the fair value of our warrant liability of $32,515, (iii) a loss on issuance of related party convertible notes payable at fair value of $200,000, (iv) the change in estimated fair value of related party convertible notes payable of $300,000 at March 31, 2024, (v) an increase in accrued interest on license payable of $5,076, and (vi) cash provided by a net change in operating assets and liabilities of $2,362,680.
Three Months Ended March 31, 2023 — Net cash used in operating activities for the three months ended March 31, 2023 consisted of our net loss of $5,270,255 combined with a non-cash decrease in the estimated fair value of our warrant liability of $5,104 and cash used by a net change in operating assets and liabilities of $185,067, which amounts were offset by (i) non-cash stock-based compensation expense of $73,131 and (ii) an increase in accrued interest on license payable of $28,454.
Year Ended December 31, 2023 — Net cash used in operating activities for the year ended December 31, 2023 consisted of our net loss of $24,744,620, which amount was offset by (i) non-cash stock-based compensation expense of $423,539, (ii) a non-cash increase in the fair value of our warrant liability of $79,822, (iii) an increase in accrued interest on license payable of $43,641, and (iv) cash provided by a net change in operating assets and liabilities of $2,572,451.
Year Ended December 31, 2022 — Net cash used in operating activities for the year ended December 31, 2022 consisted of our net loss of $20,159,401 combined with a non-cash decrease in the fair value of our warrant liability of $36,579, which amounts were offset by (i) non-cash stock-based compensation expense of $654,066, (ii) an increase in accrued interest on license payable of $16,200, and (iii) cash provided by a net change in operating assets and liabilities of $1,731,621.
Financing Activities
Three Months Ended March 31, 2024 — During the three months ended March 31, 2024, net cash provided by financing activities consisted of net proceeds received from the issuance of the Related Party Convertible Notes Payable of $4,500,000, which amount was offset by deferred offering costs paid during the period in the amount of $142,770 associated with this offering. The deferred offering costs will be offset against the proceeds upon the consummation of this offering.

Three Months Ended March 31, 2023 — During the three months ended March 31, 2023, net cash provided by financing activities consisted of net proceeds of $2,313,431 related to the issuance of Series C redeemable convertible preferred stock combined with advanced proceeds of $150,000 received prior to the issuance of Series C redeemable convertible preferred stock.
Year Ended December 31, 2023 and 2022 — During the years ended December 31, 2023 and 2022, net cash provided by financing activities of $4,134,516 and $19,255,569, respectively, was related to net proceeds received from the issuance of Series C redeemable convertible preferred stock.
Critical Accounting Policies and Significant Judgments and Estimates
Our financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 2 to the accompanying consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Research and Development Expenses and Related Accrued Expenses
As part of the process of preparing our consolidated financial statements, we are required to estimate our research and development expenses as of each balance sheet date. This process involves reviewing open contracts, including clinical site contracts, and communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. We make estimates of our research and development expenses as of each balance sheet date based on facts and circumstances known to us at that time. The significant estimates in our research and development expenses include the costs incurred for services performed by our vendors in connection with services for which we have not yet been invoiced. We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with contractors and vendors that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.
Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.
Stock-Based Compensation
We periodically grant equity-based awards in the form of restricted common stock awards (RSAs) and, beginning in 2023, options to purchase common stock, to employees, directors and non-employees and record stock-based compensation expense for awards of stock-based payments based on their estimated fair value at the grant date. We recognize stock-based compensation expense for all equity-based payments. The fair value of service-based RSAs is measured at the grant date based on the fair market value of our common stock on the date of grant (see the subsection titled “— Determination of Fair Value of Our Common Stock”

below) and is recognized as expense over the requisite service period, which is generally the awards’ vesting period. The fair value of performance-based RSAs is measured at the grant date, based on the fair value of shares expected to be earned at the end of the performance period, and is recognized as expense ratably over the performance period based upon the probable number of shares expected to vest. RSAs are subject to forfeiture if the requisite service period is not completed or the performance obligation is not achieved and are recognized as a reduction of stock-based compensation expense as they occur. We classify stock-based compensation expense in the consolidated statements of operations in the same manner in which the recipient’s services are classified. We expect to continue to grant equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.
Determination of Fair Value of Our Common Stock
As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of grant of each option or restricted common stock award, with input from management, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method (OPM) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (PWERM) where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for us, assuming various outcomes. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:
•
the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•
the progress of our research and development programs, including the status of preclinical studies and clinical trials for our product candidates;

•
our stage of development and business strategy;

•
external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

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our financial position, including cash on hand, and our historical and forecasted performance and operating results;

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the lack of an active public market for our common stock and our preferred stock;

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the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions; and

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the analysis of IPOs and subsequent market performance of similar companies in the biotechnology industry.

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The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

There are significant judgments and estimates inherent in the determination of the fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to complete an IPO or other liquidity event, and the determination of the appropriate valuation methods.
Based on our early stage of development, the difficulty in predicting the range of specific outcomes (and their likelihood), and other relevant factors, the market approach was considered most appropriate for valuations prior to December 2023. The recent transactions method was utilized to determine the value of the equity and the OPM allocated the equity value to the respective share classes. In determining the estimated fair value of our common stock, our board of directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity.
Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted equity-based awards or for any other such awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant on the primary stock exchange on which our common stock is traded.
Fair Value of Financial Instruments
Authoritative guidance requires disclosure of the fair value of financial instruments. The carrying amount of certain of our financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, approximate their estimated fair values primarily due to the short-term nature of the instruments or based on information obtained from market sources and management estimates. The redeemable convertible preferred stock warrant liability is carried at fair value based on unobservable market inputs. We measure the fair value of certain of its financial liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:
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Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities;

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Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

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Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The redeemable convertible preferred stock warrant liability is valued using the Black-Scholes model, which requires the use of highly subjective assumptions to determine the appropriate fair value of each warrant, including:
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Fair Value of Common Stock — See the subsection titled “— Determination of Fair Value of Our Common Stock” above.

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Expected Volatility — Since we are not yet a public company and do not have any trading history for our common stock, the expected volatility was estimated based on the historical volatilities of common stock of comparable publicly traded companies, for a look-back period commensurate with the expected term of the warrant. The comparable companies were chosen based on their size, stage of their life cycle or area of specialty. We will continue to apply this process until enough historical information regarding the volatility of our stock price becomes available.

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Risk-Free Interest Rate — The risk-free interest rate used is based on the published U.S. Department of Treasury interest rates in effect at each measurement date for zero coupon U.S. Treasury notes with maturities approximating the expected remaining term of each warrant.

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Expected Dividend Yield — The expected dividend yield is zero as we have not paid dividends and do not anticipate paying a cash dividend in the foreseeable future.

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Expected Term — The expected term of each warrant represents the remaining contractual term of the underlying warrant.

Fair Value Option of Accounting for Related Party Convertible Notes Payable
When financial instruments contain various embedded derivatives which may require bifurcation and separate accounting of those derivatives apart from the entire host instrument, if eligible, ASC 825, Financial Instruments (“ASC 825”) allows issuers to elect the fair value option (“FVO”) of accounting for those instruments. The FVO may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. The FVO allows the issuer to account for the entire financial instrument at fair value with subsequent remeasurements of that fair value recorded through the statements of operations at each reporting date. A financial instrument is generally eligible for the FVO if, amongst other factors, no part of the convertible, or contingently convertible, instrument is classified in stockholder’s equity and the instrument does not contain a beneficial conversion feature at issuance, provided if a contingent beneficial conversion feature, if any, is not separately recognized within stockholders’ equity at the issuance date, a convertible debt instrument with a contingent beneficial conversion feature would be eligible for the FVO if all other criteria are met.
Based on the eligibility assessment discussed above, the Company concluded that its Related Party Convertible Notes Payable are eligible for the FVO and accordingly elected to apply the FVO to its Related Party Convertible Notes Payable in accordance with ASC 825. Accordingly, the Related Party Convertible Notes Payable are measured at fair value on their issuance dates and remeasured at estimated fair value at the end of each reporting period with changes in fair value recognized as a component of other income (expense) in the unaudited condensed consolidated statements of operations. The primary reason for electing the FVO was to address simplification and cost-benefit considerations that result from accounting for hybrid financial instruments at fair value in their entirety versus bifurcation of the embedded derivatives from the debt hosts.
The estimated fair values of the Related Party Convertible Notes Payable are determined using valuation models that incorporate assumptions and estimates. The Company assesses these assumptions and estimates at each financial reporting period as additional information impacting the assumptions is obtained. Assumptions in the models include but are not limited to equity value, volatility, time to a conversion event, risk-free rate and scenario weightings. The fair value measurements of the Related Party Convertible Notes Payable are based on significant inputs that are not observable in the market and represent a Level 3 measurement. The change in fair value related to accrued interest is also included within the single line of change in fair value of Related Party Convertible Notes Payable in the unaudited condensed consolidated statements of operations.
Off-Balance Sheet Arrangements
We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Recent Accounting Pronouncements
A description of recently issued accounting standards that may potentially impact our financial position, results of operations, and cash flows is included in Note 2 to our consolidated financial statements for the year ended December 31, 2023 and in Note 2 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2024, included elsewhere in this prospectus.
Emerging Growth Company Status and Smaller Reporting Company Status
We are an emerging growth company, as defined in the JOBS Act. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either (i) irrevocably elect to opt out of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies. We will continue to remain an emerging growth company until the earliest of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (2) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
Quantitative and Qualitative Disclosures about Market Risks
Interest Rate Risk
Our cash and cash equivalents consist of cash held in readily available checking and money market accounts. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our financial condition or results of operations.
Under our investment policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents, marketable securities and cash flows.
Foreign Currency Exchange Risk
We are not currently exposed to significant market risk related to changes in foreign currency exchange rates. As we continue to develop our business, our results of operations and cash flows will likely be more affected by fluctuations in foreign currency exchange rates, including the Euro and other currencies, which could adversely affect our results of operations. All of our employees and operations are currently located in the United States and our expenses are generally denominated in U.S. Dollar. To date, we have not entered into any foreign currency hedging contracts to mitigate our exposure to foreign currency exchange risk. We do not believe that a hypothetical 10% increase or decrease in exchange rates during any of the periods presented would have had a material impact on our financial statements included elsewhere in this prospectus.
Effects of Inflation
Inflation could affect us by increasing our cost of labor and research and development costs. We do not believe inflation has had a material effect on our business, financial condition or results of operations, or on our financial statements included elsewhere in this prospectus.

BUSINESS
Overview
We are a clinical stage biopharmaceutical company focused on developing therapies for the treatment of high impact, difficult to treat cancers through the inhibition of glycogen synthase kinase-3 (GSK-3). We are developing elraglusib (formerly 9-ING-41), an ATP competitive small molecule that is designed to enter cancer cells and block the function of the enzyme GSK-3β, a master regulator of complex biological signaling cascades, including those mediated by oncogenes, that lead to tumor cell survival, growth, migration, and invasion. We believe that the blockade of GSK-3β signaling ultimately results in the death of the cancer cells and the regulation of anti-tumor immunity.
The enzyme GSK-3β, a serine/threonine protein kinase, is understood to be an essential positive regulator of nuclear factor kappa B (NF-kB) transcriptional activity. Studies have demonstrated that the inhibition of GSK-3β decreases cancer cell survival via suppression of the transcriptional activity of its downstream effector NF-kB. In light of these findings, we believe that the inhibition of GSK-3β may overcome and/or reverse NF-kB-mediated cancer cell survival and chemoresistance to conventional chemotherapeutic drugs in a range of human cancers. Research has also demonstrated that aberrant nuclear GSK-3β accumulation is limited to cancer cells, making GSK-3β a potential candidate for specific and targeted cancer therapy. Additionally, GSK-3 regulates the expression of immune modulators such as pro-inflammatory cytokines and checkpoint molecules in tumor and immune cells. We believe blocking GSK-3 in these cells leads to improved immune cell function, which can ultimately result in better, longer clinical responses in patients.
Our Lead Product Candidate
We have exclusively licensed a portfolio of GSK-3 inhibitors developed in a collaboration between UIC and NU. The lead drug in our portfolio is called elraglusib (9-ING-41), which is being evaluated in a randomized Phase 2 trial in patients with metastatic pancreatic cancer, our most advanced clinical indication to date. Elraglusib represents a broad opportunity for us to potentially initiate and advance multiple drug development programs around our lead asset based on data emerging from completed or ongoing Phase 1/2 trials in pediatric and adult patients with advanced, refractory cancers. Many of the pathological processes that drive cancer are controlled by GSK-3β and thus, by targeting GSK-3β, we are pursuing the development of products designed to intervene in the progression of multiple cancer types. Animal tumor model data and Phase 1/2 clinical data have identified a number of areas of unmet clinical need in cancer where elraglusib may play an interventional role, including pancreatic, colon, lung, breast, renal, ovarian, leukemias and lymphomas, and melanoma as well as some pediatric cancers including Ewing sarcoma, neuroblastoma and pediatric leukemias.
Our lead program, Elraglusib Injection, is an intravenous solution of elraglusib for the treatment of mPDAC. Elraglusib Injection has been evaluated in a Phase 1 dose escalation study (Actuate-1801 Part 1) in 238 adult patients with refractory advanced cancers when given as a single agent (n=67) or in combination with chemotherapy (n=171). The objective of this study was to establish the safety profile of elraglusib when used alone or in combination with chemotherapy and to identify either an MTD or RP2D to then inform the design of exploratory efficacy studies in Phase 2. Subjects in this study were diagnosed with a variety of cancer types and most patients had received two or more previous lines of chemotherapy prior to enrollment in the study. Objective responses and durable disease control were observed in both the single agent and combination treatment arms of the study. The most common treatment-emergent adverse events (TEAEs) attributed to elraglusib were transient visual disturbance (patients described lights as brighter and skin tones darker, which resolved spontaneously) and fatigue across both study parts. The majority (>99%) of TEAEs that occurred in ≥ 20% of patients were reported as Grade 1 or 2 (mild or moderate). In combination with chemotherapy, no new safety signals were observed. Based on the results of the Phase 1 study, which established 15 mg/kg as the RP2D when combined with chemotherapy, we initiated a single arm Phase 2 study (Actuate-1801 Part 2) in patients with previously untreated mPDAC. This study was originally designed as a single arm exploratory Simon two-stage trial (and therefore not designed or powered to demonstrate statistical significance), but after an analysis conducted following the completion of Stage 1, which showed a median overall survival (mOS) of 15.3 months in the efficacy evaluable (n=29) patient population, we amended and expanded the Stage 2 of the study to a randomized, controlled trial now powered for statistical significance (Actuate-1801 Part 3B) that would allow a comparison of the safety and efficacy of the combination of Elraglusib Injection plus gemcitabine/nab-paclitaxel (GnP) as compared to GnP alone. Elraglusib is currently being evaluated as a weekly intravenous (IV) infusion in combination with the approved dosing regimen for GnP. This study completed enrollment four months faster than predicted and top line results are expected in the first quarter of 2025. The primary endpoint is overall survival (OS).
Our Market Opportunity
According to the American Cancer Society, the annual incidence of pancreatic cancer is expected to exceed 66,000 patients in the United States this year and approximately 70% of these patients will present with metastatic disease. The mOS in patients with mPDAC is 9-11 months and the ability to extend survival by even a few months would be considered meaningful in this patient population. Elraglusib has been granted Fast Track and Orphan Drug Designations from the U.S. Food and Drug Administration (FDA) for pancreatic cancer in the United States and Orphan Drug Designation for soft tissue sarcomas in the United States. Based on our meetings with the FDA to discuss our development plan in pancreatic cancer, the current Phase 2 study design cannot be used to support accelerated approval. However, if the future mOS data is positive in favor of the elraglusib/GnP combination, we would initiate further conversations with the FDA to discuss possible registration.
Two additional exploratory, single arm Phase 2 studies are ongoing in patients with pancreatic cancer evaluating novel drug combinations with elraglusib: the combination of elraglusib/FOLFIRINOX/losartan in up to 32 patients with mPDAC and the combination of elraglusib/GnP/retinfanlimab in up to 65 patients with advanced PDAC. Both studies are academic IITs that are exploring the addition of immunomodulatory drugs to an elraglusib/chemotherapy backbone. Enrollment in both of these investigator-initiated studies is continuing.
Elraglusib Injection has also been evaluated in pediatric cancer patients with recurrent/refractory solid cancers. This study, Actuate-1902, is a Phase 1/2 study that evaluated escalating doses of elraglusib as a single agent as well as in combination with irinotecan or cyclophosphamide/topotecan in the Phase 1 portion. This study was based off the recommended Phase 2 dose (RP2D) from the Actuate-1801 adult cancer study using twice weekly dosing of elraglusib. Patients in this Actuate-1902 study also experienced a number of objective responses in the combination chemotherapy arms, and based on this data, we identified Ewing sarcoma as a potential second indication for further development of Elraglusib Injection. Currently, the Actuate-1902 study is open but only accruing patients with refractory Ewing sarcoma into the Phase 1 portion of the study. Subject to future funding, we plan to submit an amendment to the protocol and seek to focus the Phase 2 portion of this study to enroll only Ewing sarcoma patients to further investigate the activity of elraglusib in this patient population. We are also evaluating the potential for additional exploratory development of Elraglusib Injection in other pediatric cancer indications, including leukemias, which we would expect to explore through academic IITs.
We have developed several oral dosage forms of elraglusib, including an oral liquid (Elraglusib Oral Liquid) and several solid dosage forms including an Elraglusib Oral Tablet product candidate, which we believe will allow us to expand the number of cancer indications that we are able to target and allow us to further explore optimal dosing. A Phase 1 healthy volunteer study (Actuate-2203) was completed showing very favorable (>50%) bioavailability after a single dose of Elraglusib Oral Liquid. A clinical candidate tablet (Elraglusib Oral Tablet) has been developed and selected. Subject to our receipt of the proceeds of this offering, the Elraglusib Oral Tablet, manufactured under current Good Manufacturing Practices (cGMP), is expected to be released and available in the third quarter of 2024 and, if we were to receive additional funding in the near term, a first in human dose escalation study using Elraglusib Oral Tablet could begin in the fourth quarter of 2024. We are planning a Phase 1 study (Actuate-2401) to identify the MTD/ RP2D for Elraglusib Oral Tablet in patients with advanced, refractory adult cancers subject to our receipt of future funding. Several Phase 2 indications, including refractory, metastatic melanoma and refractory, metastatic colorectal cancer have been identified for further clinical development of Elraglusib Oral Tablet based on data from the Actuate-1801 study once the MTD/RP2D for the oral tablet has been established, and we would also require additional funds to complete these studies.

Our Pipeline and Development Timeline
Our initial focus is on the development of GSK-3 inhibitors for the treatment of cancers with ineffective treatment options and poor survival. Given our ability to formulate elraglusib for both intravenous (IV) and oral administration if adequate funding is secured, and given the potential to use it in different ways depending on the cancer type, we believe that elraglusib represents a pipeline in a molecule, as shown in the figure below. We are currently focused on advancing our trials in pancreatic cancer with Elraglusib Injection. Our ability to advance our planned trials listed in Figure 1 below will depend on our ability to raise sufficient capital to support those trials from this offering and future funding sources, as discussed under “Use of Proceeds” above.
Figure 1. Development Pipeline.
Our initial focus is on advanced cancer indications with high unmet medical need where 1 and 2 year OS are currently low. We are developing two dosage forms of its GSK-3 inhibitor, elraglusib, the continuation and completion of which depends on the amount of funding we are able to secure through this offering or otherwise, as discussed under “Use of Proceeds.” Details and milestones are shown in Figure 1.
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Elraglusib Injection (IV), mPDAC.   Our lead program is developing Elraglusib Injection mPDAC, an intravenous injection solution of elraglusib for the treatment of mPDAC. mPDAC remains one of the highest unmet needs in oncology as the 5-year survival rate for PDAC (<10%) is one of the lowest of any cancer type. We received Fast Track designation for elraglusib in pancreatic cancer by the FDA in 2021. We also received Orphan Drug Designation for elraglusib in pancreatic cancer from the FDA in 2023. A single arm Phase 2 study in patients with mPDAC has been completed and a randomized, controlled Phase 2 trial in the same patient population has finished accrual (Q1, 2024) (Actuate-1801). Several patients still remain on treatment and are being followed for OS. These are discussed in detail below.

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Elraglusib (IV), Ewing sarcoma.   Subject to future funding, we plan to amend the Actuate-1902 protocol to modify the Phase 2 portion to focus on only those patients with Ewing or Ewing-like sarcoma, with an initial objective response readout in approximately 12-18 months from commencement. We are in the process of engaging with the pediatric sarcoma community to discuss potential registration trials in the United States and the EU if we complete Phase 2 and it is positive. We believe that pursuing this development could be an efficient and rapid path to registration in the United States and Marketing Authorization in the EU. In July 2024, we received Orphan Drug Designation from the FDA for elraglusib for the treatment of soft tissue sarcomas in the United States.

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Elraglusib (IV), IITs.    We have several exploratory investigator-initiated studies with elraglusib that are ongoing using several different drug combinations in patients with advanced and mPDAC and a trial in recurrent salivary gland cancer. These are summarized in Figure 21. We have also engaged in additional IIT discussions regarding pediatric leukemia and neuroblastoma and regarding biliary tract cancer, malignant brain cancer and lung cancer in adults. These studies are exploratory and not considered critical path for us at this stage and will not be discussed further beyond the summary of ongoing IITs in Figure 24. However, data from these studies could inform future company sponsored trials, be presented at scientific meetings and present the potential for positive news flow.

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Elraglusib Oral Tablet (FIH dose escalation).   Several oral formulations of elraglusib have been manufactured. An oral liquid was evaluated for bioavailability in a Phase 1 healthy volunteer study (Actuate-2203). This is discussed briefly below. In addition, oral tablet dosage forms have also been developed and show even higher bioavailability than the oral liquid in dogs. An oral tablet dosage form has been chosen as the development candidate and has been advanced into cGMP manufacturing of clinical investigational drug product. Assuming the proceeds of this offering are secured as well as future funding, we plan to evaluate these tablets in a Phase 1 study (Actuate-2401) in patients with advanced cancer. As shown above, this trial could begin in the second half of 2024, assuming receipt of the additional funding. We have accumulated clinical pharmacology (e.g., anticancer activity and exposure-effect relationships) from the Actuate-1801 Phase 1 trial to guide the development of the oral tablet dosage form. Based on data obtained with the IV in the Actuate-1801 study (Figure B and C, Table 4), we believe that investigating Elraglusib Oral Tablet in patients with metastatic melanoma and colorectal cancer (CRC) once the MTD/RP2D for the tablet are identified would be justified based on data from Actuate-1801 Part 1 and Part 2. These Phase 2 studies will also require additional funds to initiate and complete. A solid tablet dosage form of elraglusib is expected to broaden the application of elraglusib in additional cancers and other diseases where standard of care therapy is taken orally and IV administration is less desirable.

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Actuate-2203 investigated the oral bioavailability of a liquid formulation of elraglusib at a single dose of drug using a cross-over design such that each subject on the study received IV, oral liquid after fasting and oral liquid with food. Elraglusib oral liquid was approximately 50% bioavailable when given with food and was very well tolerated by healthy volunteers (Figure 2). The oral liquid and several oral tablets formulations were also evaluated for bioavailability in dogs and a candidate oral tablet was identified that was essentially 100% orally bioavailable when given with food (Figure 3). This oral tablet (Elraglusib Oral Tablet) was further evaluated in a 28 day repeat daily dose toxicology study in dogs (Study 23-1471). This simulated the expected daily dosing that we plan to use in our FIH Phase 1 study. For the first time, an MTD was identified with any formulation or schedule of elraglusib. In the past, elraglusib had been given up to 3 times a week in animal toxicology studies to cover twice weekly and once weekly dosing of Elraglusib Injection in the Actuate-1801 and Actuate-1902 studies, but never daily. Daily dosing of Elraglusib Oral Tablets identified 25 mg/kg (one 250 mg tablet) daily as the MTD as a number of clinical and pathological signs of toxicity were observed at the next highest doses of 50 mg/kg. The 25 mg/kg daily dose in dogs corresponds to approximately the 9.3 mg/kg weekly dose currently being used in the Actuate-1801 Part 3B study when scaled from dog to man. Based on these observations, we would expect to also reach MTD in the Elraglusib Oral Tablet Phase 1 study in patients with refractory advanced cancer.

Figure 2. Bioavailability of Elraglusib Oral Liquid in Phase 1 Human Healthy Volunteer Study.
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Elraglusib Oral Tablet, Phase 2.   Once an MTD and RP2D dose are identified for the Elraglusib Oral Tablet and we have received additional funding, Phase 2 studies can be initiated in patients with either refractory metastatic colorectal cancer, refractory metastatic melanoma or possibly other indications. Management believes that the initial rationale for these indications is supported by the Actuate-1801 Parts 1 and 2 trial as discussed above and in Figures 9-12.

Figure 3. Bioavailability of Elraglusib Oral Tablet in Dog Exploratory Toxicology Study 23-1471
Elraglusib (9-ING-41)
There are no approved high-affinity inhibitors of GSK-3β and we believe our lead drug, elraglusib, is one of the most advanced GSK-3β inhibitors in clinical development. Elraglusib was originally known as 9-ING-41 but was granted the elraglusib International Nonproprietary Names (INN) and United States Adopted Names (USAN) generic name in 2021. The known major mechanisms of action of elraglusib are summarized in Figure 4 and emphasize the therapeutic potential of this drug in multiple cancer types. For these reasons, elraglusib represents a “pipeline in a molecule” depending on the dosage form and how it is used in a particular cancer type. Our lead development program is seeking to treat mPDAC in combination with gemcitabine/nab-paclitaxel GnP. Our clinical data to date and the development plan are also discussed below.
Elraglusib may exert anticancer activity through a variety of mechanisms that may be context and cancer type specific. For example, GSK-3β mediates signaling of oncogenic PI-3K but if this oncogene is not expressed in a particular tumor, this would not be a pathway that could be targeted by elraglusib in that tumor. Potential antitumor activity through GSK-3β inhibition may occur through the following six mechanisms of action (Figure 4, below):
(1)   Immune modulation
(2)   Inhibiting cell proliferation
(3)   Reducing tumor fibrosis
(4)   Decreasing immune evasion
(5)   Increasing apoptosis and disrupting DNA damage repair

(6)   Inhibition of epithelial-mesenchymal transitions (EMT)
Figure 4: Elraglusib mechanism of action

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T cell and NK cell activation
PD-1
LAG-3
PD-L1
Elraglusib
↓ TCR clonality
2
Inhibition of cell proliferation and survival
Cyclin D1
Myc
GSK-3β
6
Inhibition of epithelial-mesenchymal transition (EMT)
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Reduction of tumor fibrosis
NF-κB
5
Apoptosis
Reversal of chemo- and radio-resistance
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Decreased immune evasion

(1) Immune modulation and inhibition of immune evasion
GSK-3β plays an important role in immune cell function, as inhibition of GSK-3β can facilitate immune cell expansion, differentiation and activation including T and natural killer (NK) cells. GSK-3β inhibition increases the ability of effector T cells to kill tumors in vivo through the induction of effector proteins granzyme B and FasL in gastric cancer models. Additionally, inhibition of GSK-3, with both small molecules and small interfering RNA (siRNA), downregulates programmed cell death protein 1 (PD-1) expression in CD8 and cytolytic T cells and enhances their function. GSK-3β inhibition also lowers PD-1 expression and promotes long-term survival and generation of memory CAR-T cells in vivo. These memory T-cells enabled 100% clearance of cancer cells after rechallenging during tumor remission. Recently, inhibition of GSK-3β with small molecules was shown to reduce the expression of T cell immunoreceptor with immunoglobulin and ITIM domain (TIGIT) and lymphocyte activation gene-3 (LAG-3), additional immune system suppressing molecules that work in concert with PDL-1 to reduce antitumor surveillance by the system. another inhibitory receptor, LAG-3. Combining GSK-3β inhibition and LAG-3 blockade significantly enhanced clearance of melanoma tumors compared to either treatment alone. LAG-3 was recently validated as a cancer therapeutic target when the first anti-LAG-3 antibody relatlimab was approved in March 2022 by the FDA for treatment of patients with unresectable or metastatic melanoma.
Blocking GSK-3 in NK cells leads to enrichment of mature NK cells and primes them for enhanced cytokine production and anti-tumor function in vivo. GSK-3β expression was increased in the NK cells of patients with acute myeloid leukemia (AML) and inhibition of GSK-3β led to increased cell directed cytotoxicity in these patient-derived samples. Inhibition of GSK-3 also decreased LAG-3 expression on NK cells.
GSK-3β activity has also been tied to transforming growth factor β (TGFβ) expression. TGFβ released by cancer cells, stromal fibroblasts and other cells in the tumor microenvironment further promotes cancer progression by shaping the architecture of the tumor and by suppressing the antitumor activities of immune cells, thus generating an immunosuppressive environment that prevents or attenuates the efficacy of anticancer immunotherapies. Therefore, blocking GSK-3β may reduce TGFβ-mediated immunosuppression.
Elraglusib has now been demonstrated to decrease expression of PD-1, TIGIT and LAG-3 and to enhance the anti-tumor effects of anti-PD-1 checkpoint inhibition in animal tumor models. Thus, elraglusib blockade of GSK-3β activity may improve immune response to tumors by augmenting the responsiveness of a patient’s immune system in addition to the direct anti-tumor effects of elraglusib within the cancer cells themselves.
(2) Inhibiting cell proliferation
Inhibition of GSK-3β leads to inhibition of tumor cell proliferation. This has been shown in multiple tumor model systems using elraglusib. A number of pathways have been implicated in the inhibition of cell proliferation mediated by GSK-3 inhibitors including MYC, Cyclin D1, TGFα, epidermal growth factor receptor, Ras, PI3K/Akt, and NF-κB. Given GSK-3’s role as an adapter of multiple signaling pathways, elraglusib may exert its antiproliferative effects through the inhibition of one or more of these pathways.
(3) Reducing tumor fibrosis and (4) decreased immune evasion
A chronic inflammatory microenvironment is conducive to tumorigenesis (e.g., pancreatitis patients are known to have increased risk of pancreatic cancer) and tumors can undergo epithelial to mesenchymal transition (EMT), leading to increased metastasis, under inflammatory conditions. Moreover, several profibrotic cytokines (e.g., TGF-β, TNF-α and IL-1) secreted by inflammatory and tumor cells converge to activate pathways that regulate EMT. Further, GSK-3 has also been demonstrated to be a mediator of epithelial-mesenchymal transitions. Therefore, the inflammatory response designed to fight tumor progression also ends up promoting metastasis and tumor-associated fibrosis. Tumor fibrosis presents multiple challenges to drug delivery and tumor immune recognition and contributes to drug resistance by presenting physical barriers in the tumor microenvironment to drug and immune cell access. Elraglusib has been shown to reduce the inflammation and signaling that contribute to immune system evasion in multiple animal models, including lung and liver, of fibrosis suggesting another mechanism through which elraglusib may interfere in cancer growth.
(5) Increasing apoptosis
GSK-3 inhibits apoptosis pathways. A number of studies have suggested that the primary mechanism of GSK-3-mediated apoptosis is through the NF-κB pathway. Apoptosis is a mechanism of cell death that is often suppressed in cancer cells leading to cancer cell survival and resistance even after treatment with chemotherapeutic drugs or radiation. Studies have shown that eliminating or inhibiting GSK-3β in cancer cells is able to restore apoptosis to cells, leading to tumor cell death. These findings support GSK-3β as a potential therapeutic target to potentiate apoptosis in cancer cells.
In addition to GSK-3β’s role in regulating NF-κB activity, it has also been shown to modulate DNA damage repair (DDR) pathways. DDR pathways are integral in both normal and cancer cells to maintain genomic integrity by sensing and responding to DNA damage. In normal cells, DDR helps to identify and repair mutations or breaks in DNA and restore the normal, intact sequence. If the cell is unable to repair a DNA lesion, these DDR pathways can then initiate cell death signaling to prevent neoplastic growth. In cancer, DNA repair has been subverted to protect tumor cells from repairing DNA damage that would otherwise lead to spontaneous apoptosis. Cancers will often have mutations in at least one DNA repair pathways leading to dysregulated cell growth and replication. Our collaborators have shown that elraglusib inhibition of GSK-3β sensitizes pancreatic cancer cells to gemcitabine by disrupting TopBP1/ATR mediated cell-cycle arrest and DNA repair. GSK-3β’s emerging role in regulating DDR pathways supports its use in combination with DNA damaging chemotherapy.
Inhibition of DDR pathways have also been shown to enhance tumor immune recognition by immune checkpoint inhibitors such as anti-PD-1, creating neoantigens in tumors that lead to recruitment of tumor infiltrating immune cells, decreased immune evasion and increased anti-tumor immune response. This provides the link that couples the various elraglusib-related mechanisms of action through the targeting of GSK-3.

(6) Inhibition of epithelial-mesenchymal transition (EMT)
GSK-3β has been shown to be a mediator of a number of signaling pathways that regulate the transition of tumor cells from an epithelial to mesenchymal phenotype potentially contributing to tumor progression, a process known as epithelial-mesenchymal transition (EMT). Signaling through Wnt, Notch, TGF-β and Snail are known mediators of EMT and their signaling is regulated through GSK-3β. Several toolkit GSK-3β inhibitors have been shown to inhibit EMT in tumor models suggesting that this is a class effect and highlighting a similar mechanism for elraglusib.
Elraglusib Clinical Development
Elraglusib has been dosed in over 500 patients to date both as a single agent and in combination. The first adult study, Actuate-1801 was designed as a multiphase seamless design trial that allowed us to dose-escalate elraglusib as a single agent and in combination with chemotherapy in tandem in Phase 1 in patients with advanced, refractory cancers and then moving to single cancer types Phase 2 trials all under a single protocol. The objective of these studies was to evaluate safety and look for initial evidence of anti-tumor activity of elraglusib. Once the highest well-tolerated dose was identified (the recommended Phase 2 dose, RP2D), elraglusib was then moved into single cancer Phase 2 to begin to look for efficacy. In contrast to many Phase 1 trials, no MTD was identified for elraglusib when it was given twice per week and thus an RP2D was advanced into Phase 2 studies. We also opened two other studies once we had safety data, a Phase 1/2 study in pediatric patients with refractory malignancies (NCT04239092) and a Phase 2 study in myelofibrosis (NCT04218071). The pediatric study has provided a rationale for developing elraglusib in patients with refractory Ewing sarcoma and possible neuroblastoma that are discussed further as part of our development pipeline. Additional work in myelofibrosis has been deferred pending the availability of an oral dosage form.
Actuate-1801 Phase 1/2 Clinical Study
We developed an innovative Phase 1/2 adaptive design “basket” clinical study, the Actuate-1801 trials, to efficiently evaluate elraglusib safety and initial anti-tumor activity across multiple tumor types. This trial design (called a “basket” study because many different types of cancer are enrolled in the study) facilitated the rapid advancement of elraglusib through dose escalation and safety cohorts while later establishing a process for transition into Phase 2 efficacy studies in patient populations that showed evidence of antitumor activity during the safety portion of the study. We began recruitment and treated the first patient in Part 1 of Actuate-1801 in January 2019.
The study design is shown in Figure 5 below and consists of three parts. Part 1 and Part 2 consist of the evaluation of the safety and tolerability of elraglusib to determine the MTD and the recommended Phase 2 dose (RP2D) as both a monotherapy (Part 1; n=67) and in combination with various chemotherapy regimens (Part 2; n=171). Part 1 and 2 involve dose escalation of elraglusib to identify either the MTD or RP2D if an MTD cannot be achieved. These are discussed together because they were run in tandem and interdigitated. Initial dose escalation was performed using single agent elraglusib (Part 1) but once Part 1 opened the fourth dose level, Part 2 was allowed to open at the third dose level in combination with one of the chemotherapy backbones shown in Figure 3. Dose escalation was then continued for Part 1 and 2 in tandem until MTD or RP2D were identified, with Part 2 always being one dose level behind Part 1. A key design element of Part 2 is that all subjects enrolled in a chemotherapy basket must have previously failed that chemotherapy such that each patient is re-challenged by a drug to which they are resistant. Thus, each patient acts as their own control since any disease control must be due to the combination. Part 3 is designed to assess the clinical benefit of elraglusib at the RP2D from Part 2 in combination with chemotherapy in specific cancer populations.

Figure 5: Actuate-1801 Master Protocol Study Design.
Between January 2019 and August 2021, patients participating in the Actuate-1801 study received at least one dose of elraglusib as monotherapy (n=67; Part 1) or in combination with chemotherapy (n=171; Part 2). In Part 1, eight dose levels were evaluated. Of the 67 total patients enrolled, 35 were treated at the three highest dose levels (9.3, 12.4, 15 mg/kg) based on initial analysis of pharmacokinetics (PK) that showed that these three dose levels showed the longest plasma exposure of elraglusib after a single administration that exceeded the in vitro IC50 for inducing tumor cell apoptosis for 24 hours or more. Patients enrolled in this study had advanced disease and were heavily pre-treated (e.g. had already received multiple chemotherapy regimens). Patients had received a mean of three prior systemic chemotherapy regimens in Part 1 and four prior systemic chemotherapy regimens in Part 2. Twenty-one different cancer types were enrolled in Part 1 (see Figure 6, below) and 26 in Part 2 (see Figure 7, below). On average, patients had received and failed at least three previous lines of chemotherapy regimens (Figure 6).
In Part 2, six dose levels of elraglusib were evaluated across eight different chemotherapy baskets (Figure 5, above). It is important to note that the vast majority of patients in Part 2 (89%) were treated with elraglusib in combination with a chemotherapy regimen that the patient had previously received and had not benefited from, had failed treatment, or had disease progression during treatment prior to enrolment in the Actuate-1801 study. For example, patients included in the irinotecan basked in Actuate-1801 Part 2 had previously received a regimen that had included irinotecan and were then re-challenged with irinotecan plus elraglusib on the Actuate-1801 study. Thus, each patient served as their own control after chemotherapy re-challenge and no response or clinical benefit would have been expected.
Parts 1 and 2 comprised the Phase 1 portion of the Actuate-1801 trial and the results of this study were recently published in Clinical Cancer Research. (Carneiro et. al 2024). No dose-limiting toxicities (DLTs) related to elraglusib occurred in either Part 1 or Part 2. Since the MTD was not reached in either part of the study, 15 mg/kg, the pre-specified highest dose evaluated in both Actuate-1801 Part 1 and 2, was named the recommended Phase 2 dose (RP2D).

Figure 6. Actuate-1801 Part 1 tumor types and prior lines of treatment.
Histology	Number of Subjects (n)	Average number of prior lines of treatment (range)
Amelosblastoma	1	0
Anal	1	3 (3)
Appendix	4	1 (1 – 2)
Bile Duct	1	4 (4)
CNS	4	0 (0 – 1)
Colorectal	14	5 (0 – 13)
Endometrial	1	0 (0)
Esophageal	2	4 (3 – 5)
Head and Neck	1	3 (3)
Kidney	2	2 (0 – 3)
Leukemia	1	0 (0)
Liver	1	7 (7)
Lung	4	2 (2 – 3)
Lymphoma	2	2 (0 – 3)
Melanoma	13	3 (0 – 6)
Other	1	0 (0)
Pancreatic	7	2 (0 – 7)
Prostate	2	9 (8 – 9)
Sarcoma	2	6 (4 – 8)
Skin, non-melanoma	1	1 (1)
Uterine	2	6 (4 – 7)
Figure 7. Part 2 Tumor Types by dose level
	Number of Patients (%) by Elraglusib Dose Level (mg/kg)
Tumor Type	3.3 (N=21)	5.0 (N=39)	7.0 (N=38)	9.3 (N=11)	12.4 (N=2)	15.0 (N=60)	Total (N=171)
Adrenal Gland	0	1	0	0	0	0	1
Anaplastic oligodendroglioma	0	1	0	0	0	0	1
Astrocytoma	0	1	0	0	0	0	1
Biliary Tract	0	1	1	0	0	0	2
Breast	3	2	2	0	1	0	8
Cervix/Uterus/Endometrium	0	1	2	1	0	3	7
CNS	1	3	0	0	0	2	6
Colorectal	1	3	10	0	1	9	24
Endometrial	0	0	1	0	0	0	1
Esophageal	1	1	1	0	0	2	5
Fallopian Tube	0	0	0	0	0	1	1
Gallbladder	0	0	1	0	0	1	2
Glioblastoma	0	1	0	0	0	4	5
Gliosarcoma	0	1	0	0	0	0	1
H&N	1	2	1	0	0	0	4

	Number of Patients (%) by Elraglusib Dose Level (mg/kg)
Tumor Type	3.3 (N=21)	5.0 (N=39)	7.0 (N=38)	9.3 (N=11)	12.4 (N=2)	15.0 (N=60)	Total (N=171)
Liposarcoma	0	0	1	0	0	0	1
Liver	0	1	0	1	0	3	5
Lung	1	2	4	2	0	2	11
Melanoma	1	1	0	0	0	0	2
Merkel Cell	1	0	0	0	0	0	1
Mesothelioma	0	0	0	0	0	2	2
Other	0	1	1	1	0	0	3
Ovarian	2	0	1	2	0	5	10
Pancreas	7	16	12	4	0	19	58
Sarcoma	1	0	0	0	0	6	7
Unknown	1	0	0	0	0	1	2
Despite the fact that the patients enrolled on the Actuate-1801 study had already received and failed multiple chemotherapy regimens, the mOS was 7.7 months (95% CI, 5.1-9.7) for elraglusib monotherapy (Part 1) and 6.9 months (95% CI, 5.7-8.9) for the combination of elraglusib and chemotherapy across all the different chemotherapy baskets (Figure 8). The mOS of 7.7 months in Part 1 benchmarks favorably with mOS 8-10 months for other active single agents evaluated in Phase 1. A summary of best overall response (BOR) observed in Actuate-1801 Part(s) 1 and 2 is also presented (Figure 6). Complete response (CR), partial response (PR) and stable disease (SD) were determined using RECIST 1.1. Only evaluable patients as defined per the Actuate-1801 Master Protocol experiencing stable disease ≥4 cycles of treatment are counted as “stable.” Our management believes that 51.6% of patients in Actuate-1801 Part 1 and 49.3% in Actuate-1801 Part 2 with a response or stable disease that are able to stay on for at least four cycles of treatment is encouraging given the advanced and treatment-refractory nature of their cancers.
Figure 8. Best overall response of elraglusib as monotherapy (Part 1) and in combination with chemotherapy (Part 2) in Study Actuate-1801
Outcome	Elraglusib monotherapy Part 1 (N=62)	Elraglusib with chemotherapy Part 2 (N=138)
OS, median (95% CI), month(a)	7.7 (5.1, 9.7)	6.9 (5.7, 8.4)
PFS, median (95% CI), month(a)	1.6 (1.3, 2.2)	2.1 (2.0, 2.6)
Best overall response, n (%)
Complete response	1 (1.6)	0 (0.0)
Partial response	1 (1.6)	7 (5.1)
Stable disease	24 (38.7)	57 (41.3)
Progressive disease	30 (48.4)	70 (50.7)
Not reported	6 (9.7)	4 (2.9)

Abbreviations: CI, confidence interval; OS, overall survival; PFS, progression-free survival
(a)
Using Kaplan-Meier method

To further demonstrate that elraglusib shows single agent anti-tumor activity, the maximal amount of tumor size reduction is shown by subject enrolled in Figure 9, below. 15/51 patients evaluated for response demonstrated tumor size reduction even if they did not reach a level of reduction associated with a RECIST response. Our management believes that the reason for this response is the administration of elraglusib since it is the only anticancer drug given in this part of the trial. Of the enrolled patients in Part 1, sixteen patients had rapid clinical deterioration related to their disease. These patients were unable to stay on treatment long enough to reach their first tumor assessment and are therefore not included in the Part 1 analyses as per the protocol. Several tumor types are represented with clinical data in Part 1 including melanoma, colorectal, appendix, and lung, providing initial rationale for future studies in these cancer types. Management believes that any benefit in this part of the trial may be due to elraglusib, as it was only cancer drug administered.
Figure 9. Best overall response in Actuate-1801 Part 1.

1801 Part 1 Best Overall Response
n=51
150.00%
100.00%
50.00%
0.00%
-50.00%
-100.00%
* Complete Metabolic Response by PET
** Unaudited
16 subjects with no response data
Lymphoma
Colorectal
Pancreatic
CNS
Colorectal
Lung
Melanoma
Colorectal
Pancreatic
Colorectal
Melanoma
CNS
Uterine
Melanoma
Skin, non-melanoma
Other
Melanoma
Esophageal
Bile Duct
Colorectal
Uterine
Pancreatic
Colorectal
Appendix
Colorectal
Kidney
H&N
Colorectal
Pancreatic
Prostate
Colorectal
Colorectal
Appendix
Pancreatic
Melanoma
Lung
Liver
Melanoma
Appendix
Colorectal
Colorectal
Kidney
Appendix
Melanoma
Colorectal
Colorectal
Pancreatic
Lung
CNS
ATLL
Melanoma

Best Overall Response by Cancer Histology in Part 1

CR=complete response; PR=partial response; SD-stable disease; all response assessments per RECIST 1.1.

Tumor tissues from both Actuate-1801 Part 1 and Part 2 were analyzed for the expression (presence) of GSK-3β using a validated immunohistochemical method. Archival and fresh pre-dose samples of tumor tissue were analyzed with 59.4% of tumor samples in Part 1 and >80% of samples in Part 2 immunostaining positive for GSK-3β, demonstrating that the target for elraglusib is present in a large portion of tumors across all the cancer types enrolled in this study. Our management believes that this broad expression of GSK-3β supports the development of elraglusib in several different cancer types.
As the Actuate-1801 study was ongoing, studies in pre-clinical tumor models from several collaborating laboratories that were evaluating elraglusib reported that elraglusib was also able to regulate expression of immune checkpoints such as PD-1/PD-L1, LAG-3 and TIGIT. The data further credentialed GSK-3β as a novel target for mediating anti-tumor immunity, which had been reported by a number of groups over the past decade, and demonstrated the potential for immune checkpoint modulatory activity for elraglusib. These were novel observations for elraglusib in addition to previously described roles in attenuating anti-apoptotic activity, NF-κB and DDR mediated drug resistance and enhancing chemotherapy and suggested that elraglusib may inhibit tumor progression through multiple mechanisms of action.
Circulating tumor cells isolated from a patient with adult T-cell leukemia/lymphoma (ATLL) in the Actuate-1801 study (Part 1) who experienced a durable PR (406 days) while on single agent elraglusib also exhibited robust cytokine changes when treated with elraglusib ex vivo. Further, Huntington et al showed that plasma from elraglusib-treated patients in the Actuate-1801 Part 1 clinical study demonstrated reduced VEGF and BAFF and elevated IL-1β, CCL22, and CCL4 concentrations that correlated with longer survival. Using paired tumor biopsies from patients in the Actuate-1801 study, Huntington et al also showed that tumor-infiltrating immune cells had reduced expression of inhibitory immune checkpoints (VISTA, PD-1, PD-L2) and elevated expression of T-cell activation markers (CTLA-4, OX40L) after elraglusib treatment.

Taken together, our management believes that these early studies further support elraglusib’s multimodal mechanism of action including immune modulation and inhibition of immune evasion. Given that a number of recent reports have highlighted that drugs that modulate anti-tumor immune response may improve mOS with little or no effect on ORR, we re-analyzed all the Actuate-1801 Part 1 and 2 data with respect to OS. In addition to simply looking at mOS (Figure 8), patient level OS evaluated by cancer type in Actuate-1801 Part 1 is shown in Figure 10.
Figure 10. Actuate-1801 Part 1 OS by cancer type.

n=67
Overall Survival by Histology
Uterine
Skin, Non Melanoma
Sarcoma
Prostate
Pancreatic
Other
Melanoma
Lymphoma
Lung
Liver
Leukemia
Kidney
H&N
Esophageal
Endometrial
Colorectal
CNS
Bile Duct
Appendix
Anal
Ameloblastoma
Alive
Alive (LTFU, w/d)
Dead
0
50
100
150
200
250
Time (weeks)

Green bar = lost to follow up, last known alive date used to determine OS; dark blue bar: patient still on treatment; light blue bar: patient deceased.
Safety in Actuate-1801 Part 1 and 2
In both Part(s) 1 and 2, all patients experienced treatment-emergent adverse events (TEAEs). TEAE broadly encompass all adverse events observed while a patient is on study and could be due to the drug or drugs (if used in combination), the disease or something specific to a particular patient such as other diseases or illness. It is then up to individual clinical investigator to decide which toxicities are due to elraglusib. The most common TEAEs attributed to elraglusib were transient visual disturbance and fatigue across both study parts, and the majority of TEAEs that occurred in ≥ 20% of patients were reported as Grade 1 or 2 (Figure 11). Visual disturbance affected 50.7% of patients (n=34/67) receiving elraglusib monotherapy and 60.8% of patients (n=104/171) receiving elraglusib with chemotherapy. Commonly reported symptoms were darkened vision, where patients described lights as brighter and skin tones darker. Greater than 99% of visual disturbance cases were reported as mild or moderate (Grade 1 or 2). These visual disturbances were considered dose-dependent, occurring more frequently and lasting longer at higher doses. All cases of visual disturbance were transient, resolved completely, and lacked any associated retinal, ocular, or systemic toxicity. Fatigue, while also observed in ≥ 20% of patients, was also reported as mild or moderate (Grade 1 or 2) and did not interfere with daily life.

Figure 11. Treatment-Emergent Adverse Events of Any Grade Reported in >20% of Patients Treated with Elraglusib in Actuate 1801 Part 1 and 2.

Patients, n (%)				
Adverse event	Elraglusib monotherapy Part 1 (N=67)		Elraglusib with chemotherapy Part 2 (N=171)	
	Any Grade	Grade ≥3	Any Grade	Grade ≥3
Any TEAE	67 (100)	37 (55.2)	171 (100)	124 (72.5)
Serious TEAE	29 (43.3)	26 (38.8)	72 (42.1)	67 (39.2)
Leading to treatment discontinuation	6 (9)	4 (6)	36 (21.1)	30 (17.5)
Leading to death	5 (7.5)	5 (7.5)	18 (10.5)	18 (10.5)
TEAEs of any Grade in ≥20% of Patients				
Visual impairment	34 (50.7)	0	104 (60.8)	1 (0.6)
Fatigue	32 (47.8)	2 (3)	86 (50.3)	8 (4.7)
Nausea	25 (37.3)	1 (1.5)	77 (45)	3 (1.8)
Diarrhea	21 (31.3)	3 (4.5)	52 (30.4)	6 (3.5)
Anemia	17 (25.4)	4 (6)	80 (46.8)	43 (25.2)
Vomiting	17 (25.4)	1 (1.5)	47 (27.5)	5 (2.9)
Headache	16 (23.9)	0	36 (21.1)	1 (0.6)
Abdominal pain	12 (17.9)	3 (4.5)	38 (22.2)	6 (3.5)
Neutrophil count decrease	2 (3)	2 (3)	45 (26.3)	36 (21.1)
Platelet count decrease	1 (1.5)	0	50 (29.2)	27 (15.8)
White blood cell count decrease	Not reported	Not reported	42 (24.6)	28 (16.3)

Development Rationale Based on Actuate-1801 Part 1 and 2
Most of the patients enrolled in Part 1 had advanced disease and >75% were heavily pre-treated (Figure 6). Our management believes that the number of patients with OS ≥ 8 months (approximately 35 weeks and close to Part 1 mOS of 7.7. months) is noteworthy when taking into account that, like most Phase 1 trials, the inclusion criteria for this study only required a life expectancy of ≥3 months (Figure 10). Several meta-analyses have shown that active cancer agents used in the setting of heavily pre-treated Phase 1 patients show mOS of 8-10 months depending on the study and agent. Similarly, an analysis of the Actuate-1801 Part 2 data for OS shows many subjects with OS ≥ 8 months (Figure 12) including several mOS that are close to or exceed this benchmark (Figure 13). While it is difficult to make broad conclusions across multiple cancer types, our management believes that an evaluation of each cancer type that was analyzed as shown in Figure 10 and Figures 12 and 13 will allow us to prioritize further development of elraglusib based on the Actuate 1801-Part 1 and 2 outcomes. For example, the pancreatic cancer patients in Actuate 1801 Part 2 had previously failed GnP and had a dismal prognosis but nevertheless had good outcomes for this patient population when rechallenged with the elraglusib plus gemcitabine/nab-paclitaxel (GnP) combination (mPFS =3.1 months; mOS=5.6 months; Figure 13). Given that elraglusib plus GnP was well-tolerated in these pre-treated patients, the Company decided that moving the elraglusib plus gemcitabine/nab-paclitaxel (GnP) combination into 1st line metastatic pancreatic cancer was justified. Thus, previously untreated metastatic pancreatic cancer (mPDAC) was chosen as a lead indication based on the Part 2 outcome.

Figure 12. Actuate-1801 Part 2 OS by chemotherapy basket

Total n = 169
1801 Part 2 - Overall Survival by Chemo Group
GnP
n = 25
Lomustine
n = 14
Irinotecan
n = 34
Gemcitabine
n = 36
Doxorubicin
n = 10
Carboplatin
n = 50
Alive at last follow-up
Dead
Remains on Study
Alive (LTFU, w/d)
0
20
40
60
80
100
120
140
160
180
200
Time (weeks)

Green bar = lost to follow up, last known alive date used to determine OS; dark blue bar: patient still on treatment; light blue bar: patient deceased.

Figure 13. Actuate-1801 Part 2 PFS and OS by chemotherapy basket.
Chemotherapy backbone/Cancer Types	mPFS (months)	mOS (months)
Doxorubicin (N=10) Sarcoma – 5 Ovarian – 2 Breast – 1 Adrenal gland – 1 Esophageal – 1	2.4	10.4
Irinotecan (N=34) Colorectal – 20 Pancreas – 11 Gastric – 2 Gallbladder – 1	2.1	6.9
Any carboplatin group (N=50) Lung – 10 Ovarian – 7 Esophageal – 4 Head and Neck – 4 Uterine – 3 Liver – 3 Colorectal – 3 Breast – 2 Cervix – 2 Endometrial – 2 Mesothelioma – 2 Unknown – 2 Melanoma – 2 Gallbladder – 1 Merkel Cell – 1 Pancreas – 1 Fallopian tube – 1	2.1	7.6
GnP (N=27) Pancreas – 26 Osteosarcoma – 1	3.1	5.6
Lomustine (N=14) CNS – 6 Glioblastoma – 5 Astrocytoma – 1 Gliosarcoma – 1 Anaplastic oligodendroglioma – 1	5.3	11.4
Support for planned Phase 2 indications is provided by data extracted from Actuate-1801 Part 1 in patients with metastatic melanoma. Actuate-1801 Part 1 enrolled 11 patients with metastatic melanoma who received only single agent elraglusib and demonstrated an mOS of 9.1 months, which compares favorably to the mOS of 6.9 months for salvage chemotherapy in a similar patient population. Our management believes that we have potentially identified a method for enriching patients diagnosed with metastatic melanoma that are refractory to checkpoint inhibitors but will benefit from elraglusib. Patient selection and enrichment could improve the probability of success in a future Phase 2 trial in melanoma.
These 11 Actuate-1801 Part 1 patients were refractory to several lines of treatment including immune checkpoint inhibitors and would typically be candidates for chemotherapy salvage with an expected mOS of 6.9 months based on a meta-analysis of many different chemotherapy regimens tested in the salvage setting in this patient population. In Actuate-1801 Part 1, one metastatic melanoma patient with widely metastatic disease to the brain, lungs, bones, muscles, stomach, lymph nodes, pancreas and adrenal glands received Elraglusib Injection as a single agent. This patient was refractory to all FDA-approved standard therapies, including several checkpoint inhibitors and a BRAF/MEK inhibitor. This patient reported a partial response at 6 weeks and after 12 weeks on elraglusib, the patient’s brain MRI showed complete response (CR) by RANO criteria and a PET scan showed complete metabolic response (“CMR”) for other lesions. This patient continues to have a durable CMR ongoing (>5.0 years as of 2/1/2024) and continues to receive the drug. A second melanoma patient who received single agent elraglusib has ongoing stable disease (SD; 3.1 years as of last documented alive date). This patient also failed all FDA-approved standard therapies including immune checkpoint inhibitors and several experimental treatments. This is an extraordinary result and should not be considered representative of all patients or all outcomes.
Figure 14. 12 weeks (4 cycles) on elraglusib leads to Complete Metabolic Response by PET-MRI. Cystic lesions were observed in place of prior tumor.

MRI on prior therapy
MRI during washout (growth)
MRI after 2 Cycles (PR)
MRI after 4 Cycles (CR)

Similarly, Actuate-1801 Part 2 data in the irinotecan chemotherapy basket identified metastatic colorectal (in combination with irinotecan) (Figure 13) as another potential Phase 2 indication for elraglusib based on mOS=6.9 months for patients that were heavily pre-treated and refractory to chemotherapy. This compares favorably with mOS <3 months for this same patient population treated with salvage chemotherapy or best supportive care.
Elraglusib Oral Tablet Development in Metastatic Melanoma, Colorectal Cancer and Other Promising Indications Identified In 1801 Parts 1 and 2.   We have been developing several oral dosage forms of elraglusib in addition to Elraglusib Injection that will potentially allow for further exploration of dose and potentially allow us to evaluate elraglusib as a single agent and in combination with additional chemotherapy backbones. We believe that we will be able to administer the Elraglusib Oral Tablet daily, which may allow the drug to achieve steady state levels in plasma in patients that will allow for continuous inhibition of the target GSK-3 in tumor and tumor-associated cells. Pre-clinical studies have shown that persistent exposure of tumor cells (>12 hours but longer exposures work better) is required to observe induction of apoptosis in these tumor cell line models. A comparison of plasma exposure at different doses of elraglusib in patients in 1801 Part 1 (Figure 15) shows that exposures of elraglusib that surpass the target of 1 µM (the in vitro IC50 in cell viability assays needs to exceeded for at least 12 hours to induce apoptosis in tumor cells) are dose dependent and that 24 hour inhibition would only be expected at doses of 9.3 mg/kg and higher, whereas at 5 mg/kg, target levels are exceeded for approximately 12 hours and at 3.3 mg/kg, for 4-6 hours. Thus, the active dose range of Elraglusib Injection is hypothesized to be ≥5 mg/kg. Our management believes that this is consistent with the clinical data for Part 1 (Figure 16) where a trend to longer OS is observed at higher doses. As shown in Figure 2 and 3, both the liquid and solid oral dosage forms of elraglusib are highly bioavailable. However, we have chosen to advance the Elraglusib Oral Tablet into clinical development based on an assessment of potential compliance, convenience of use and taste that favor the Oral Tablet. GMP investigational product has already been manufactured and we are planning a First in Human (FIH) Phase 1 clinical trial (Actuate-2401). Subject to additional funding, we plan to initiate a dose escalation Phase 1 trial in patients with advanced solid cancer to identify the MTD/RP2D for the Elraglusib Oral Tablet. Our development plan would then be to pursue Phase 2 indications such as metastatic melanoma and metastatic colorectal cancer using the oral tablet, and we would also require additional funds to complete these Phase 2 studies.
Figure 15. Elraglusib Injection Achieves Sufficient Plasma Exposure for Prolonged Inhibition of the GSK-3 Target as a Function of Dose
Figure 16. Overall survival by elraglusib dose level in part 1.

n=67
Overall Survival by Dose
15.0 mg/kg
12.4 mg/kg
9.3 mg/kg
7.0 mg/kg
5.0 mg/kg
3.3 mg/kg
2.0 mg/kg
1.0 mg/kg
Alive
Alive (LTFU, w/d)
Dead
0
20
40
60
80
100
120
140
160
180
200
220
240
Time (weeks)

Our management believes that there is sufficient clinical pharmacology data to support moving Elraglusib Oral Tablet into FIH studies. The plasma exposure (AUC24) of elraglusib when given IV is 62,376 ng•h/mL at the highest dose of Elraglusib Injection administered in Part 1. Given IV, elraglusib plasma levels fall below active levels of drug after 24 hours.
In a dog toxicology study, the oral drug has an AUC24 of 77,000 ng•h/mL after a single 250 mg oral tablet and 137,000 ng•h/mL after oral administration of 500 mg (2 x 250 mg tablets) (Figure 3). The 500 mg dose was toxic and not tolerated by dogs but the 250 mg dose was well-tolerated when given daily for 28 days in this exploratory study. Our management expects that steady state exposures of 77,000 ng•h/mL or greater will be possible with the Elraglusib Oral Tablet at well-tolerated doses in humans. We believe that this will allow for additional opportunity to explore the antitumor activity of elraglusib with the oral tablet that could not be achieved with Elraglusib Injection. The injection pairs well with GnP since both are given once per week but the oral tablet may be more amenable to use with other, less convenient chemotherapies as well as a single agent.
Our Business Strategies
Subject to available financing, we intend to develop elraglusib in a broad list of advanced cancer indications, initially in patients with refractory disease and with an initial focus on metastatic pancreatic cancer. Our portfolio consists of two product candidates, Elraglusib Injection and Elraglusib Oral Tablet, which we believe will provide us with two different dosage forms of drug with different attributes that will allow us to tailor each dosage form to a specific cancer type to potentially improve outcomes and compliance. Key elements of our strategy to accomplish this objective include:
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Build a sustainable oncology company.   Our goal is to build a leading oncology company with a sustainable pipeline of target indications revolving around a patented, active product candidate, elraglusib, that can be delivered in different ways to potentially treat a wide variety of cancers. To accomplish this, we are focused on rapid advancement of our currently active clinical trials while curating and preparing additional indications for future expansion of elraglusib development. This effort is led by Daniel Schmitt, our chief executive officer and founder, and Dr. Andrew Mazar, our scientific co-founder and chief operating officer, who have more than 60 years of combined experience in the management of biotechnology companies and healthcare investing. Mr. Schmitt has led and contributed to the successful development and launch of multiple pharmaceutical and health technology products and executed over approximately $1.0 billion in milestone value through licensing, acquisition, and development deals. Dr. Mazar has founded seven start-ups and is the co-founder and former chief scientific officer and director, of Monopar Therapeutics, Inc. (Nasdaq: MNPR) as well as the former chief scientific officer of Attenuon, LLC. Dr. Mazar has shepherded eleven drugs from discovery stage through Phase 2 and Phase 3 trials. Our board of directors, or Board, is comprised of experienced entrepreneurs, scientists, and investors in the biotechnology industry.

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Advance our lead product candidate, elraglusib, through clinical trials.   We have generated clinical data from over 500 patients that have been dosed with elraglusib to date. Under the innovative seamless study design of our Actuate-1801 Phase 1/2 clinical trial (Figure 5: Actuate-1801 Master Protocol study design), we have initiated a Phase 2 trial testing Elraglusib Injection in combination with chemotherapy in mPDAC under this Master protocol (Actuate-1801 Part 3B). We are also advancing an opportunity in Ewing sarcoma as part of the Actuate-1902 Phase 1/2 study in pediatric refractory malignancies. Currently, the Phase 1 portion of the Actuate-1902 study is open but only accruing patients with refractory Ewing sarcoma into the Phase 1 portion of the study and we are working to amend the Phase 2 portion of this trial to focus on Ewing Sarcoma, which will require additional funding. We also intend to explore strategically identified investigator-initiated trials (IIT) that may identify additional indications and standard of care products to combine with elraglusib in indications that go beyond those already identified in Actuate 1801-Part 1 and 2, which allows us to further leverage our pipeline in a molecule. By collaborating with our network of oncology KOLs we anticipate partnering to access non-dilutive funding for our IITs through both Federal (e.g. NIH) and non-federal (e.g. cancer-specific foundations, pharma partners) sources. For example, Actuate collaborated with Dr. Colin Weekes to obtain Lustgarten Foundation grant support for the IIT currently being run at MGH. Actuate provides financial and resource support for IITs in exchange for rights to the trial data, but Actuate has no control over the design or conduct of an IIT.

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Advance our lead product candidate, elraglusib, by obtaining regulatory development incentives to accelerate path to approval.   One of our strategic objectives is to obtain development incentives in the United States and in other countries that we believe may accelerate our path to drug approval: Orphan Drug Designation, Fast-Track designation and Breakthrough Therapy Designation (BTD) in the United States; Orphan and priority medicines (PRIME) designations in the EU; and Orphan designations in Japan and Australia. There is no guarantee that any such designation, if received, will actually lead to a faster development, regulatory review or approval process; or increase the likelihood that a product candidate will receive FDA approval.

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Explore strategic partnerships that can accelerate and maximize the potential of GSK-3 inhibitors.   We will evaluate potential strategic (pharma) partnering opportunities which could further help us to accelerate development of elraglusib by providing expertise, guidance, and funding to expand the pipeline into different tumors and other diseases areas that could benefit from GSK-3 inhibitor therapy, as discussed above. We may also broaden the reach of our platform by selectively in-licensing technologies or novel product candidates. In addition, we will consider potentially out-licensing certain geographic rights to elraglusib or other product candidates in our target indications or for indications and industries that we are not currently pursuing ourselves.

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Leverage our academic and research partnerships.   We are actively engaging with regulators, KOLs, advocates and other stakeholders early and throughout the development process in each cancer indication being considered for development to enhance the probability of technical success. We currently have clinical partnerships with investigators conducting IITs with elraglusib at MGH and DFCI. The trials are partially financially supported by grants from us in amounts ranging from $500,000 to $700,000 depending on the study, to be paid on an enrollment milestone basis, with the balance of study funds provided by the institutions or with grants from government or research institutions. We also provide elraglusib for the study and input into study design. We retain the rights to any preexisting intellectual property and the right for exclusively licensing any joint inventions resulting from the studies. The studies may be terminated by either party with 30 days notice (subject to appropriate offboarding and follow up care for enrolled patients). We expect to expand these pending additional funding to explore indications beyond pancreatic cancer. We also have a research and development collaboration with Lantern Pharma to leverage their artificial intelligence platform to further understand the effects of elraglusib and identify patient subtypes that are particularly susceptible to GSK-3 inhibition. We expect to continue to leverage these partnerships and establish others to hone and expand our research and development efforts.

Developing Elraglusib for the Treatment of mPDAC
A Phase 2 trial was initiated in patients with mPDAC that had not previously been treated with any systemic chemotherapy including GnP (first line study) building on the results of Actuate-1801 Part 2 as described above. By moving our development into the first line setting, we increase our ability to deliver the elraglusib plus GnP combination to many more patients since more than 70% of patients with mPDAC never go on to a second treatment once they have progression on first line treatment. In addition, our management believes that the safety profile of elraglusib/GnP provides a strong basis for testing this combination in first line patients. We also received a number of commercialization incentives (e.g. orphan-drug designation, Fast-Track) through registration for pancreatic cancer including mPDAC.
Actuate-1801 Part 3A
The first Phase 2 study (Actuate-1801 Part 3A) was initiated under the Actuate-1801 Master Protocol in patients with metastatic pancreatic cancer that had not previously received systemic treatment for their metastatic disease (first line setting). This was a single arm exploratory study using disease control rate (DCR), defined as the proportions of patients achieving stable disease ≥16 weeks, confirmed CR, or confirmed PR according to RECIST v1.1 criteria, as the primary endpoint for the study. Secondary endpoints consisted of OS, TEAEs, and other endpoints of response typical for Phase 2 cancer trials (NCT03678883). Several analysis populations were also defined for the study. The modified intention to treat (mITT) population consisted of patients who received at least one dose of elraglusib, gemcitabine, or nab-paclitaxel. The efficacy evaluable (EE) population consisted of patients who had at least 1 post-baseline efficacy assessment while receiving study treatment. Patients who discontinued due to disease progression or elraglusib-related toxicity prior to having an efficacy assessment were also included. In Part 3A, the EE was pre-defined as the efficacy analysis population and the mITT was the safety population. The elraglusib dose was started at the RP2D evaluated in Part 2 (15 mg/kg, two times per week).
The original study design proposed to enroll 23 consecutively evaluable patients that met the definition for the EE. These patients could be replaced at the discretion of the data monitoring committee (IDMC). Consequently, six patients were replaced such that the EE=29 patients. No new safety signals were observed with the elraglusib/GnP combination, but investigators observed that GnP toxicities may have occurred earlier and may have been more intense in some patients than would be anticipated for GnP alone. For these reasons, the dose of elraglusib was proactively reduced near the end of the study to 9.3 mg/kg 2X/week, with the final four patients enrolled being treated at this dose.
Figure 17. Response of patients with mPDAC treated with elraglusib in combination with gemcitabine and nab-paclitaxel in Part 3A (data cut 3/2023).
Response	EE population (N=29)
CR, n (%)	2 (6.9)
PR, n (%)	9 (31)
SD ≥16 weeks, n (%)	4 (13.8)
SD <16 weeks, n (%)	11 (37.9)
Progressive disease, n (%)	3 (10.1)
Disease control rate (CR+PR+SD ≥16 weeks), n (%)	15 (51.7) 95% CI: (32.5, 70.6)
mPFS	5.4 months (4.9 months ITT)
mOS	15.3 months (11.9 months ITT)

Abbreviations: CI, confidence interval; EE, efficacy evaluable
Tumor responses for Part 3A (which met the Simon’s Stage 1 threshold of DCR≥50%) are shown in Figure 17. The mOS for the EE and ITT were 15.3 months and 11.9 months, respectively. These compare favorably with the mOS for GnP alone of 8.5 months in the MPACT trial or more recently 9.2 months in NAPOLI-3, which evaluated irinotecan liposomal injection (Onivyde) compared to GnP, in the first line mPDAC setting. The elraglusib mOS of 11.9 months for the ITT also compares favorably with the mOS of 11.2 months for FOLFIRINOX, the other first line regimen used for patients with mPDAC or more recently with irinotecan liposomal injection (Onivyde) (mOS=11.1 months). The FDA recently approved irinotecan liposomal injection (Onivyde) for the treatment of mPDAC based on the mOS=11.1 months in the NAPOLI-3 trial.
Actuate-1801 Part 3B
Similar to Actuate-1801 Part 3A, Actuate-1801 Part 3B was also initiated under the Actuate-1801 Master Protocol in patients with mPDAC that had not previously received systemic treatment for their metastatic disease. This study was designed as a randomized, controlled study with a run-in to explore dosing schedule by comparing two different schedules of elraglusib/GnP (once weekly vs. twice weekly) in the hope of potentially providing clinical support for moving to a more convenient, commercially viable elraglusib schedule. Pharmacokinetics were also included in this study to address the potential for drug-drug interactions (DDI) between elraglusib and gemcitabine or nab-paclitaxel. Management believes that confirmation of the Actuate-1801 Part 3A result in an adequately powered, randomized study, would compare favorably with the recently approved irinotecan liposomal injection and would complement the other first line regimens currently used to treat mPDAC and provide a basis for approval for use in patients with mPDAC that had not previously received systemic treatment for their metastatic disease.
Actuate-1801 Part 3B enrolled its first patients in October 2021 and the run-in part of the trial demonstrated the weekly elraglusib was equivalent to twice weekly elraglusib. All patients randomized to the elraglusib/GnP arm now receive weekly elraglusib in addition to GnP. The trial accrued more readily than projected and enrollment was completed in January 2024.
Figures 18 and 19 provide additional details regarding the demographics and disease history of the enrolled patient population.

Figure 18. Demographics for Patients in Actuate-1801 Part 3B Study (as of April 30, 2024)
Predefined Safety Population
Draft unaudited data as of April 30, 2024
Figure 19. Patient distribution of PDAC Metastasis (as of April 30, 2024)

Site of Metastases
Predefined Safety Population
Draft unaudited data as of April 30, 2024
A preliminary analysis of interim data was recently completed when we exceeded 50% of events in the GnP control arm. These data are shown in Figures 20-24. We anticipate a second preliminary analysis of the interim data when we exceed 70% of events in the control group. The primary endpoint was recently changed to OS from a 1-year OS landmark but the analysis is unchanged (Kaplan-Meier). OS was previously a secondary endpoint and it has now been promoted to primary to simplify regulatory discussions. The sample size calculation was based on the 1-year survival rate of 55% from the Actuate-1801 Part 3A study compared to a 35% historical one-year survival. The sample size needed to show this difference at a two-sided alpha of 0.05 is 232 patients with 80% power. However, the formal hypothesis testing was always planned to compare the overall survival between elraglusib/GnP to GnP alone and will be based on a nonparametric log-rank test.
Part 3B has now completed accrual and due to interest in the study and a rapid increase in accrual from November 2023 through January 2024, has accrued 285 patients. In April 2024, we carried out a preliminary analysis of the interim data from Actuate-1801 Part 3B in the pre-specified safety population. This preliminary analysis and overall results may change as the study continues through completion. For this interim analysis, we used data based on a cut-off date corresponding to the date when >50% of the patients in the GnP control group had progressed. As of this cut-off date, our preliminary analysis indicates that patients in the (i) GnP control group arm exceeded 50% death events (the outcome measure for survival analysis) at 53.8% and (ii) elraglusib/GnP combination therapy arm were below 50% death events at 34.2%. Based on this interim data, the Kaplan-Meier preliminary analysis demonstrates a mOS of 12.2 months in the elraglusib combination therapy arm versus 7.3 months in the GnP control group arm (HR=0.60; log-rank p=0.012) (Figure 20). Figure 21 summarizes secondary endpoints and patients remaining on study for each treatment arm as well as landmark OS endpoints of 12, 18 and 24 months. A large number of patients are still on treatment with 49% still remaining on the elraglusib/GnP arm (51% progressed) versus 35.9% still remaining on the GnP only arm (64.1% progressed). This is also shown at the patient level for each treatment cohort in the swim plots in Figure 22 that show patients still on treatment; patients with a response including stable disease; patients still on study as well as those that have reached an event. Interim safety data is shown in Figure 23.
As with all interim data, this data should not be relied upon as a final analysis and is subject to change once full data analysis is complete.

Figure 20. Actuate-1801 Part 3B Interim Kaplan-Meier Analysis for OS

GnP (n=78, 20 on treatment, 42 events)
GnP + weekly elra (n=155, 47 on treatment, 53 events)
Probability of Survival
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1801 Part 3B: GnP Best Overall Response
Partial Response
Stable Disease
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Figure 21. Actuate-1801 Part 3B Response Assessments Interim Analysis

GnP (78)	Elraglusib/GnP (155)	
OS			
mOS (months)	7.3	12.2	HR=0.60; log-rank p=0.012
Events (% events)	42 (53.8%)	53 (34.2%)	
12-month OS (%)	15.5	52.5	
18-month OS (%)	0	20.5	
24 month OS (%)	0	13.6	
PFS			
mPFS (months)	4.6	4.8	HR=0.90; P=NS
Events (% events)	50 (64.1%)	79 (51%)	
ORR			
n (%)	12 (24%)	32 (30.8%)	Evaluable for response

1RCT: randomized, controlled trial; PDAC: pancreatic ductal adenocarcinoma; OS: overall survival; ORR: overall response rate; DOR: duration of response; PFS: progression-free survival

Figure 22. Phase 2 RCT in First-Line Metastatic PDAC
Survival Swim Plots
Time on Treatment Swim Plots
GnP | n=78 (12 PRs)

Partial Response
Stable Disease
Progressive Disease
Death
Remains on Treatment
** PR after treatment end
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GnP + weekly elra | n=155 (32 PRs)

Partial Response
Stable Disease
Progressive Disease
X Death
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Predefined Safety Population
Draft unaudited data as of April 30, 2024
The final data and results may change as the study continues through completion.
Figure 23. Treatment-Emergent Adverse Events of Any Grade Reported in >20% of Patients Treated with Elraglusib (31Dec2023) in Actuate 1801 Part 3B (ongoing)

Adverse event	Patients, n (%) Elraglusib with Nab-Paclitaxel + Gemcitabine (N=139)		Nab-Paclitaxel + Gemcitabine (N=62)	
	Any Grade	Grade ≥3	Any Grade	Grade ≥3
Any TEAE	128 (92.1)	105 (75.5)	54 (87.1)	33 (53.2)
Serious TEAE	63 (45.3)	60 (43.2)	25 (40.3)	23 (37.1)
Leading to Stoppage of Any Study Drug	19 (13.7)	16 (11.5)	8 (12.9)	8 (12.9)
Leading to death	13 (9.4)	13 (9.4)	8 (12.9)	8 (12.9)
TEAEs of any Grade in ≥20% of Patients				
Visual impairment	80 (57.6)	0	3 (4.8)	0
Neutropenia[1]	67 (48.2)	63 (45.3)	17 (27.4)	11 (17.7)
Fatigue	64 (46)	15 (10.8)	18 (29)	1 (1.6)
Nausea	61 (43.9)	10 (7.2)	19 (30.6)	1 (1.6)
Diarrhea	57 (41)	11 (7.9)	19 (30.6)	2 (3.2)
Anemia[2]	45 (32.4)	25 (18)	14 (22.6)	8 (12.9)
Alopecia	43 (30.9)	1 (0.7)	18 (29)	0
Decreased appetite	41 (29.5)	5 (3.6)	9 (14.5)	2 (3.2)
Thrombocytopenia[3]	38 (27.3)	11 (7.9)	12 (19.4)	2 (3.2)
Vomiting	36 (25.9)	2 (1.4)	15 (24.2)	1 (1.6)
Constipation	36 (25.9)	2 (1.4)	14 (22.6)	1 (1.6)

(1) Includes PT terms neutropenia and neutrophil count decreased; (2) Includes PT terms anemia and hemoglobin decreased; (3) Includes PT terms thrombocytopenia and platelet count decreased

This is an open-label study and we and our collaborators have viewed the patient data throughout the study, which means the study could not be used to support accelerated approval based on surrogate endpoints. Interim and preliminary data is presented in Figures 20 and 21. We anticipate performing another preliminary analysis which will occur in the fourth quarter of 2024 when events in the GnP control group are projected to exceed 70%. Management expects that topline data will then be available in the first quarter of 2025 based on enrollment of the last patients in the study in February 2024. We plan to disclose the results of these studies as they become available.
Summary of Investigator-Initiated Trials
In addition to the company sponsored trials referenced above, elraglusib is currently being evaluated in three IITs. We track patient accrual and serious adverse events (SAEs) in these trials and report these to our IND. These trials are listed here (Figure 24) for awareness only and the IIT investigators have not yet shared data from these studies. However, we will receive all final data from these studies, which are considered exploratory and may inform future development of elraglusib.
Figure 24. Elraglusib studies to date-studies conducted under investigator INDs

IND#	Phase	NCT # / Sponsor	Study Title	Dosing Regimen	Study Population	FVFP(1)	Planned Enrolment	Number of Patients / Study Status
156280	2	NCT05010629 Glenn J. Hanna, MD	Phase 2 Study of 9-ING-41, a Glycogen Synthase Kinase 3 Beta (GSK 3β) Inhibitor, Plus Carboplatin in Patients With Advanced, Metastatic Salivary Gland Carcinoma	9-ING-41 is administered by intravenous infusion twice weekly in combination with carboplatin administered once every 21 days	Adults with incurable, recurrent or metastatic salivary gland carcinomas	Sep 2021	35 subjects	Total: 35 / Enrollment Complete Treatment is ongoing
157852	2	NCT05239182 Anwar Saeed, MD
A Phase 2 Study of 9-ING-41, a Glycogen Synthase Kinase 3-beta (GSK-3β) Inhibitor, Combined With Retifanlimab, a PD-1 Inhibitor, Plus Gemcitabine/Nab-Paclitaxel as Frontline Therapy for Patients With Advanced Pancreatic Adenocarcinoma (RiLEY)
				9-ING-41 is administered by intravenous infusion twice weekly in combination with GnP on Days 1, 8 and 15 and with retifanlimab on Day 1 of a 28-day cycle.	Adults with pancreatic cancer who have not received any prior systemic therapy for advanced disease	Feb 2022	32 subjects	Total: 7
157435	2	NCT05077800 Colin D. Weekes, MD
A Phase 2 Study of FOLFIRINOX Combined With the Glycogen Synthase Kinase-3 Beta (GSK-3 β) Inhibitor 9-ING-41 and the Transforming Growth Factor-β (TGF-β) Inhibitor Losartan in Patients With Untreated Metastatic Adenocarcinoma
				9-ING-41 is administered by intravenous infusion twice weekly in combination with FOLFIRINOX administered once every 14 days and daily losartan	Adults with untreated metastatic pancreatic adenocarcinoma	Apr 2022	70 subjects	Total: 35 / enrolment and treatment is ongoing

(1)
FVFP=First Visit First Patient

Metastatic Pancreatic Ductal Adenocarcinoma (mPDAC)
The annual incidence of pancreatic cancer is expected to exceed 66,000 patients in the United States this year. Approximately 70% of these patients will present with mPDAC. The mOS in patients with mPDAC is 9-11 months and our management believes that the ability to extend survival by even a few months would be considered meaningful in this patient population. Elraglusib has been granted Fast Track and orphan drug designations from the FDA for pancreatic cancer in the United States. Based on our meetings with the FDA to discuss our development plan in pancreatic cancer, the current Phase 2 study design cannot be used to support accelerated approval. However, if the future OS data is positive in favor of the elraglusib/GnP combination we would initiate further discussion with the FDA to discuss registration for accelerated approval.

Two additional exploratory single arm Phase 2 studies are ongoing, subject to receipt of the proceeds of this offering, in patients with pancreatic cancer evaluating novel drug combinations with elraglusib: the combination of elraglusib/FOLFIRINOX/losartan in patients with mPDAC and the combination of elraglusib/GnP/retinfanlimab in patients with advanced PDAC. Both studies are academic IITs that are exploring the addition of immunomodulatory drugs to an elraglusib/chemotherapy backbone.
We are developing elraglusib in patients with mPDAC that have not previously received systemic treatment for their metastatic disease. Due to lack of early symptoms, approximately 80-90% of all patients with pancreatic cancer are unresectable and not able to be able to be treated with surgery, and present with advanced or metastatic disease. 80-90% of PDAC cases do not have a high mutational burden. However, frequent mutations in KRAS and TP53 confer a survival benefit on pancreatic tumors, making PDAC chemo-resistant and often refractory to chemotherapy.
Current first-line therapies for mPDAC consist of FOLFIRINOX, GnP or irinotecan liposomal injection given with oxaliplatin, fluorouracil, and leucovorin (NALIRIFOX). NALIRIFOX was recently approved (February 13, 2024) and may provide an alternative to FOLFIRINOX with a better safety profile. FOLFIRINOX is a combination of four drugs: folinic acid, fluorouracil, irinotecan, and oxaliplatin. Fluorouracil (5-FU) is a nucleoside analog that prevents the replication of DNA, which is essential for dividing cells. Folinic acid enhances 5-FU activity. Irinotecan and oxaliplatin inhibit DNA uncoiling and repair, respectively. Gemcitabine is also a nucleoside analog with a similar mechanism to 5-FU. Paclitaxel interferes with the normal dynamics of the cellular cytoskeleton, which interferes with DNA segregation and cell division.
The mOS in mPDAC patients is 11.1 months for NALIRIFOX, 11.2 months with FOLFIRINOX and 8.5-9.2 months with GnP respectively in the first-line setting. NALIRIFOX demonstrated superiority to GnP in the NAPOLI-3 trial (mOS 11. 1 vs 9.2 months). However, safety profiles between these three chemotherapy backbones are quite different: FOLFIRINOX leads to higher rates of neutropenia and nausea, NALIRIFOX has more gastrointestinal and constitutional toxicity such as nausea, diarrhea and fatigue, and GnP treatment leads to increased myelosuppression and neurotoxicity. An analysis of an insurance claims database indicated that first line treatment from 2014-2018 was split between FOLFIRINOX and GnP. Our management believes it is too early to predict how NALIRIFOX will fit into clinical use in patients with mPDAC.
Development Plan for Elraglusib Injection in mPDAC
At the conclusion of Actuate-1801 Part 3B, we expect to have survival data on the elraglusib plus GnP combination in patients with mPDAC that had not previously received systemic treatment for their metastatic disease. At the completion of this study, we plan to meet with FDA and discuss the design and execution of a Phase 3 registration study, if justified by the results of Actuate-1801 Part 3B. In addition, we plan to discuss the use of the Actuate-1801 Part 3B data for regulatory support and to support registration if the study achieves its primary endpoint of showing improved survival over GnP alone. We have also been granted a parallel EMA-HTAb scientific advice meeting in October 2024 to discuss a priority medicine (PRIME) designation and conditional approval in the EU. Figure 23 also shows increased TEAEs in the Actuate-1801 Part 3B arm receiving elraglusib. While the elraglusib/GnP combination appears to be well-tolerated and well-managed in the clinic, we do not yet know whether any increase in the number or severity of toxicities will be attributable to elraglusib and thus the elraglusib/GnP combination will have its own safety profile that will need to be evaluated and discussed with regulators.
Developing Elraglusib for the Treatment of Ewing Sarcoma
The Actuate-1902 Pediatric Cancer Phase 1/2 Study
An estimated 9,620 children (ages 0-14 years) and 5,280 adolescents (ages 15-19 years) are expected to be diagnosed with cancer in the United States in 2024. It is also estimated that 1,040 children and 550 adolescents will die from the disease in the United States in 2024. While death rates for pediatric and adolescent cancers have declined by more than 50% over the last five decades due to improved treatment options, there is still room for improvement. Despite the improved survival offered by current therapies, approximately 40% of childhood cancer survivors have severe, life-threatening or fatal complications within

30 years of diagnosis and up to 90% of survivors will have a chronic health condition by the age of 45. These long-term effects are related to the type of treatment used such as chemotherapy and radiation which can have a material adverse impact on developing organs. Work is ongoing to determine how to more effectively identify underlying mechanisms of pediatric cancers in an effort to develop and administer more targeted, more effective and less toxic treatments.
Based on extensive preclinical work in pediatric malignancies showing excellent synergy between elraglusib and standard of care chemotherapy in neuroblastoma, sarcoma, glioma and others, we initiated a Phase 1 study to determine the safety of elraglusib +/- chemotherapy in pediatric patients with refractory malignancies in 2020. The dose escalation part of the study assigned patients to elraglusib alone, elraglusib/irinotecan or elraglusib/cyclophosphamide and topotecan (CT). The RP2D was confirmed as 15 mg/kg twice weekly and additional patients were added to the elraglusib/irinotecan or elraglusib/CT to explore initial signals of anticancer activity. As of February 2, 2024, 36 patients had been enrolled and received at least one dose of elraglusib. No serious adverse events were observed with elraglusib monotherapy at the first two dose levels. One patient treated with elraglusib in combination with chemotherapy showed a Grade 4 hypotension/infusion reaction. Six patients (26.1%) achieved stable disease and a patient with refractory, metastatic Ewing sarcoma had a radiographic and pathologic CR after 3 cycles of elraglusib/CT. Recently, a second CR was observed in a 5-year-old boy with treatment resistant neuroblastoma that has completed 9 cycles of elraglusib in combination with CT. Upon determination of RP2D for monotherapy and combinations, we had originally intended to initiate a Phase 2 study in neuroblastoma. However, recently approved anti-GD2 antibodies have shown considerable improvement of response rate, PFS, and survival making development in this population much more challenging. Based on the response from the Ewing sarcoma patient, six additional patients with metastatic, refractory Ewing and Ewing-like sarcoma were enrolled in the elraglusib/CT arm.
All seven Ewing patients enrolled in our Actuate-1902 trial appear to have metastatic disease and had disease progression prior to joining the study despite previous chemotherapy and radiation (4/7 patients had received two or more previous chemotherapy regimens). There are currently no known treatment regimens that meaningfully extend life in Ewing sarcoma patients with metastatic, refractory disease. All patients received the combination of elraglusib and cyclophosphamide/topotecan. The Ewing patient with the CR described above stopped all treatments after 4 months to return to school and continues to be in complete remission with no evidence of disease almost 2 years after termination of treatment. A second Ewing patient had a CMR (Complete Metabolic Response) with no detectable lesions by FDG-PET, and a third patient has a partial response with 52% reduction in tumor. Two additional Ewing patients have stable disease as the best overall response, one patient had progressive disease, and one patient withdrew from treatment prior to evaluation of response. As of the date of this prospectus, four (4/7) patients remain alive and three continue on treatment.
Development Plan in Ewing Sarcoma
The five years survival rate for patients that have recurrent (relapsed) disease is <30%. Patients that are refractory and have metastasis and disease progression despite two or more chemotherapy regimens have very short survival of 3-8 months. There are currently no treatment regimens that meaningfully extend life in Ewing sarcoma patients with metastatic, refractory disease. We believe that this exploratory Ewing sarcoma data is sufficiently positive in this orphan pediatric cancer indication to consider additional development in Ewing sarcoma. The Actuate-1902 Phase 1 arm of the study is open to accrual, focusing on recruitment of patients with refractory Ewing sarcoma.
With future funding, we plan to amend the Phase 2 portion of the Actuate-1902 protocol to focus on Ewing sarcoma. Once amended, the protocol will be submitted as applicable for central/local IRB review and approval and to the FDA for its information as an update to the IND (targeted in the third quarter of 2024). Any revisions to the protocol may require additional input from the FDA and/or our central IRB, which may impact our time frames for expected enrollment, potential addition of trial sites, study completion, database lock, and interim and final data readouts. Once the FDA has had an opportunity to review and comment on the amendment, and the amendment is approved by the central IRB, sites currently participating in the Phase 1 portion of the trial would be expected to be able to begin recruiting in the Phase 2 portion. The estimated timeline for opening enrollment in the Phase 2 is the fourth quarter of 2024, subject to additional funding and approvals outlined above.

The proposed primary endpoint would be overall response rate (ORR), with an initial efficacy readout in approximately 12-18 months from commencement. We would anticipate enrolling up to 15 patients with Ewing sarcoma in the Phase 2 portion of the trial. This design is based on the objective responses seen in the small cohort of Ewing patients enrolled in Actuate-1902 and would be benchmarked against the recently published ORR in the rEECur phase 3 trial of 21% for CT to establish a success threshold for our study. We are in the process of engaging with the pediatric sarcoma community to discuss potential registration trials in the United States and the EU if Phase 2 is positive. Given that Ewing sarcoma is a very rare pediatric cancer, an international consortium of investigators and sites will be needed to advance this program to registration. In addition, we plan to pursue a number of development incentives including orphan drug, Fast-track, a pediatric rare disease waiver in the United States and parallel programs in the EU and, in July 2024, we received Orphan Drug Designation from the FDA for elraglusib for the treatment of soft tissue sarcomas in the United States. The ability to engage in further development in pediatric cancers will depend on our ability to raise sufficient additional capital to support this path. We believe that pursuing this development could be an efficient and rapid path to registration in the United States and Marketing Authorization in the EU.
License Agreements
Northwestern University License Agreement
The exclusive worldwide rights to materials and non-exclusive rights to certain know-how relating to the use for therapeutic, diagnostic and commercial research purposes of elraglusib and related compounds in cancer and combination therapies are licensed to us by NU pursuant to that certain royalty-free license agreement between us and NU, dated March 31, 2015, as amended on April 29, 2019 (as amended, the NU License Agreement).
Pursuant to the NU License Agreement, NU granted us (i) a nonexclusive license to certain technical information developed in the laboratory of Dr. Mazar, and (ii) an exclusive license to all results obtained by Dr. Mazar and his collaborators at NU on the use of the GSK-3β inhibitor 9-ING-41 and related compounds used for the treatment of cancer and combination therapies. The term of the NU License Agreement continues in effect until the expiration of the last to expire of patent rights covering 9-ING-41 and related GSK-3 inhibitors (see the discussion under Intellectual Property below for a discussion of our expected patent terms), unless earlier terminated by NU due to our making a general assignment for the benefit of creditors, initiation of bankruptcy proceedings by or against us or the appointment of a receiver or trustee to take possession of our property, or by either party following 90 days’ notice of a material breach of the NU License Agreement that is not then cured. The NU License Agreement terms are subject to the provisions of the Bayh-Dole Act, including requiring us to substantially manufacture products related to the license in the United States, unless waived. While the DS for elraglusib is manufactured by a supplier in China, the end drug product is substantially manufactured in the United States.
In consideration of the license granted by NU, we issued 27,778 shares of our common stock to NU, which represented 5% of our then-outstanding fully-diluted shares and agreed to customary confidentiality and progress update obligations and to indemnify NU for any claims arising from our use of the licensed rights under the NU License Agreement.
University of Illinois-Chicago Exclusive License Agreement with Equity
The exclusive rights to Patent Rights (as defined in the UIC License Agreement and described further below) and Technical Information (as defined in the UIC License Agreement) surrounding GSK-3 inhibitors for Neurodegenerative Disorders were licensed through an Exclusive License Agreement with Equity between us and UIC, dated April 6, 2015, as amended on April 24, 2019 (as amended, the UIC License Agreement). Under the UIC License Agreement, the Patent Rights relate to certain patents relating to 3-Benzofuranyl-4-Indolyl Maleimides, the last of which is scheduled to expire on March 16, 2028, not including any PTE, which we may apply for under Title II of the Drug Price Competition and Patent Term Restoration Act of 1984 (“Hatch-Waxman”), 35 U.S.C. §156. The following summarizes the key terms set forth in the UIC License Agreement.

Pursuant to the UIC License Agreement, UIC granted us (i) an exclusive, nontransferable license, with the right to sublicense under UIC’s rights in the Patent Rights, and (ii) a non-exclusive, non-transferable license, with the right to sublicense, to use UIC’s rights in the Technical Information within the specified territory (which is where the Patent Rights exist for such rights and worldwide for the Technical Information) for all uses other than rights reserved by UIC for non-commercial purposes, including teaching, research and public service and publishing information included in the Patent Rights and the Technical Information. The term of the UIC License Agreement continues in effect until the later of (x) expiration of the last to expire of the Patent Rights, (y) notice from us that the use of the Technical Information has ceased, and (z) the expiration of the last form of market exclusivity for products using the licensed technology. The UIC License Agreement may also be earlier terminated by UIC in the event of certain breaches of its terms that are not cured following a notice period or initiation of bankruptcy proceedings by or against us or the imposition of any lien or encumbrance on the licensed technology. We may also terminate the UIC License Agreement for any reason following 90 days’ notice.
In consideration of the license granted under the UIC License Agreement, we issued 46,528 shares of our common stock to UIC, which represented 5% of our capital stock on a fully diluted basis as defined in the UIC License Agreement, and agreed to pay UIC (i) development milestones of up to $1.3 million, of which, up to $0.3 million is due upon the progress of clinical trials and $1.0 million is due upon the initiation of commercial sales (ii) annual minimum royalty payments of $5,000 beginning on the three-year anniversary of the UIC License Agreement and increasing to $15,000 in year four, $35,000 in year five, and $50,000 in year six and thereafter, (iii) royalty on net sales for product covered under the Patent Rights in the low single digits with a 50% reduction in royalties for products solely utilizing Technical Information, (iv) a declining percentage of sublicensing revenue based on the escalating stage of development upon a sublicensing event, and (v) the reimbursement of all patent and related expenses incurred by UIC covering the Patent Rights. We also agreed to customary confidentiality and progress update obligations, to indemnify UIC for any claims arising from our use of the licensed rights under the UIC License Agreement and to certain co-sale and piggy-back registration rights with respect to the shares of our common stock issued to UIC.
The UIC License Agreement obligates us or a sublicensee to commercialize the licensed technology, including to achieve the development events specified in the agreement, including progress through clinical trials and achieving commercialization. UIC may also identify feasible uses of the licensed technology and, unless we demonstrate that we are pursuing such development or such development is not feasible within a specified period, UIC may terminate the UIC License Agreement or the exclusivity of the licensed rights. As of the date hereof, we have met all existing milestones as provided for in the UIC License Agreement. We are also responsible for the prosecution and maintenance of the licensed patents, at our expense and using commercially reasonable efforts. We have the sole right to enforce the licensed patents, at our expense. The UIC License Agreement terms are subject to the provisions of the Bayh-Dole Act, including requiring us to substantially manufacture products related to the license in the United States, unless waived. While the DS for elraglusib is manufactured by a supplier in China, the end drug product is substantially manufactured in the United States.
In addition, the Company has an obligation to UIC related to a sub-license and collaboration agreement dated August 28, 2017 with an unrelated entity, which agreement was later terminated on January 31, 2018. Under the agreement, the Company initially paid UIC a portion of the sublicense fees in the amount of $44,999 with the remaining unpaid balance due and payable to UIC in two installments with 50% due and payable on the one-year anniversary from the first commercial sale and the remaining balance is due on the second-year anniversary from the first commercial sale; provided that any amounts owed to UIC become due and payable upon completion of this offering or in the event we complete a change in control or sublicense our product using rights under the agreement. The unpaid balance of $404,991 as of March 31, 2024 continues to accrue interest at a rate of 5% per annum, representing the prime rate as of the date of the agreement plus 1%. Interest payable to UIC was $135,117 as of March 31, 2024 (Deferred Amount) and is included in the unaudited consolidated balance sheet included elsewhere in this prospectus for the quarter ended March 31, 2024. On July 16, 2024, the parties entered into an amendment to the UIC License Agreement that provides for the payment of accrued interest of $135,117 as of March 31, 2024 in two installments: (i) 50% due within 30 days following the closing of this offering; and (ii) 50% within 30 days following the first anniversary of this offering. Thereafter, interest will be paid annually within 30 days following the anniversary of the closing of this offering. In addition, the amendment provides for payment of the Deferred Amount and any unpaid accrued interest upon the first to occur of (i) termination of the UIC License Agreement by us, (ii) if we cease development of the licensed UIC technology, (iii) we consummate a Change in Control, (iv) we. sublicense the licensed technology or the developed product, (v) the one-year anniversary following approval of a new drug applications (NDA) of a licensed product, or (vii) we execute a partnership agreement with any entity resulting in the payment to us above a specified milestone or we secure cumulative financing equal to or exceeding $200 million. In addition, the amendment provides that to the extent we secure equity financing equal to or exceeding $85 million through this offering or otherwise, we will pay UIC, within 30 days following the closing of such financing, 50% of the Deferred Amount, including 50% of any accrued interest through the date of such payment. The remaining 50% of the Deferred Amount shall be due and payable upon the first to occur of any of the events noted above in clauses (i) through (vii). Finally, the amendment provides that for as long as we or a sublicensee is selling the licensed product, we will pay all consideration provided for in the original agreement and described above until the last to expire market exclusivity date, the period of which for all Products in a jurisdiction will not exceed a total of seven years beginning with the date regulatory approval is granted for the first Product in the jurisdiction, and such obligation will survive termination of the UIC License Agreement.
Collaboration Agreement
We entered into a Collaboration Agreement with Lantern Pharma in 2021 under which the parties are collaborating on utilization of Lantern Pharma’s platform to develop novel biomarker derived signatures for use with our product candidates. As part of the collaboration, Lantern Pharma received 13,889 restricted shares of our common stock, which vest upon meeting certain conditions of the collaboration, as well as the potential to receive additional shares if results from the collaboration are utilized in future development efforts. Our current director, Les Kreis, Jr., was a director of Lantern Pharma until June 8, 2022. Certain affiliates of the Bios Equity Affiliated Funds, which is our largest stockholder, beneficially owned greater than 10% of Lantern Pharma’s common stock as of March 31, 2024. Through December 31, 2023, no revenue has been recognized by either party under this agreement. Mr. Kreis was not involved in the negotiation of this agreement and the negotiations were conducted at arm’s length.
Intellectual Property
As of December 31, 2023, we own or have licensed 7 issued patents and pending patent applications worldwide, two pending international Patent Cooperation Treaty (PCT) patent applications and one U.S. provisional patent application, which are material to the programs described below. Three of the issued patents worldwide and no pending patent applications are owned by UIC, which has granted us exclusive license rights to the technology. Our policy is to file patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. We seek U.S. and foreign patent protection for a variety of technologies. We also intend to seek patent protection or rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and identify and develop novel products. We seek protection, in part, through confidentiality and proprietary information agreements. We are a party to various other license agreements that give us rights to use specific technologies in our research and development.
We hold an exclusive license for the portfolio of GSK-3β inhibitors developed in a collaboration between UIC and NU. This intellectual property portfolio is exclusively licensed through two licensing agreements between us and each of UIC and NU, as described above.
In particular, as discussed below, we rely on the patents as critical to our development.
With respect to our elraglusib program, as of March 31, 2024, we own or exclusively in-license one patent family focused on the elraglusib molecule and/or related compounds. The exclusively in-licensed patent family for elraglusib and related compounds (the original patent in-licensed from UIC) includes one granted U.S. patent, one granted European patent and one granted Canadian patent, which are directed to 3-Benzofuranyl-4-Indolyl Maleimides compounds. The U.S. patent is expected to expire in 2028.
Actuate subsequently discovered that elraglusib exists as one of only two polymorphs and filed composition of matter patents covering both polymorphs. The patent family covering “Polymorph I” is based on PCT/US2018/046203 9-ING-41 Polymorph I Composition of Matter and includes one granted U.S. patent (US 11,136,334), one granted patent in each of Australia, Europe (with validation in 19 countries), Japan, and Mexico, one non-provisional U.S. patent application, an expired PCT patent application, and pending patent applications in Australia, Brazil, Canada, China, Israel, Japan, Mexico, South Korea and South Africa, which are directed to a polymorph of a GSK-3β inhibitor, compounds, pharmaceutical compositions, methods of preparing and uses for treating cancers. The U.S. patent is expected to expire in 2038.
The patent family we own that covers elraglusib “Polymorph II” is based on PCT/US2018/056083 9-ING-41 Polymorph II Composition of Matter and includes one granted U.S. patent (US 11,407,759), one granted patent in each of China, Mexico and Macao, one non-provisional U.S. patent application, an expired PCT patent application and pending patent applications in Australia, Brazil, Canada, European Patent Office, Israel, Japan, Mexico, South Korea and South Africa, which are directed to a polymorph of a GSK-3β inhibitor, compounds, pharmaceutical compositions, methods of preparing and uses for treating cancers. The U.S. patent is expected to expire in 2040.
We intend to file additional patent applications for the liquid and solid formulations of these elraglusib compositions covering the liquid and solid oral dosage forms of elraglusib that we expect to develop.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent. Patent term may also be extended up to five years due to regulatory delay (Patent Term Extension or PTE). We may apply for PTE under Title II of the Hatch-Waxman Act for any one of the U.S. Patents, however there is no guarantee that PTE would be granted for any patent. This is discussed further below under the sub-heading Patent Term Restoration and Marketing Exclusivity.
We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our discoveries in the clinic, technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, because patent filings can be time-consuming and expensive, our ability to do so may be limited until such time as we are able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if we are unable to pay, may result in loss of our patent rights. If we are unable to do so, our ability to protect our intellectual property or prevent others from infringing our proprietary rights may be impaired.
Manufacturing
We work with third-party suppliers and manufacturers, Pharmaron (which supplies the DS for elraglusib), University of Iowa Pharmaceuticals, and PCI Pharma Services, to support the manufacturing of elraglusib for clinical studies and our research activities and, if we receive regulatory approval, we intend to rely on such third parties for commercial manufacture. We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently obtain our supplies from these manufacturers on a purchase order basis and do not have any long-term supply agreements in place. In order to de-risk our supply chain, and as we advance toward potential commercialization, we may enter into long-term supply agreements as well as evaluate additional product manufacturing sources.
Competition
Elraglusib in Actuate-1801 Part 1 and 2 has shown the ability to combine with components of GnP, and FOLFIRINOX/NALIRIFOX (irinotecan, platinums). We are presently developing elraglusib combined with GnP for first line mPDAC but the ongoing IIT (Figure 13) will provide exploratory data on the elraglusib/FOLFIRINOX combination which would also provide a rationale for combining elraglusib with NALIRIFOX in the clinic. mPDAC patients either have primary resistance to these chemotherapy backbones (e.g., do not respond at all when treated to these chemotherapy backbones) or develop resistance quickly (responses with GnP, FOLFIRINOX and NALIRIFOX are transient and not very durable). Our management believes that elraglusib may improve outcomes in first line mPDAC regardless of the chemotherapy backbone used, although the clinical data does not yet support this hypothesis. Nevertheless, as either GnP or FOLFIRINOX are used to treat >90% of patients with mPDAC and there is potential for combining elraglusib with either of these chemotherapy backbones based on Actuate-1801 Parts 1 and 2, our management believes that elraglusib has the potential to treat a large segment of patients diagnosed with mPDAC. Thus, our plan is to develop elraglusib in combination with the present first line chemotherapy regimens used in the treatment of mPDAC, as exemplified by its lead program of elraglusib/GnP and later moving to combinations with either FOLFIRINOX or NALIRIFOX pending results of the IITs. If shown to be clinically active, elraglusib chemotherapy combinations could eventually be used to treat a large segment of mPDAC patients.
Several other targeted therapies are also being evaluated in mPDAC but these are all being tested for the treatment of small subpopulations of mPDAC. There are many studies combining immune checkpoint inhibitors, PARP inhibitors, various chemotherapies and certain RAS inhibitors in patients with mPDAC. However, other targeted agents besides elraglusib are only able to target a low percentage of mPDAC patients. Ongoing studies with other targeted agents in mPDAC are generally non-randomized at one or a limited number of sites, are too early to assess for commercial potential and would not be considered as a competitor to elraglusib because of their lack of broad suitability for most mPDAC patients. For example, the PARP inhibitor Lynparza (olaparib) was recently approved as a maintenance therapy as it has been shown to significantly improve PFS and duration of response in patients with BRCA-mutated mPDAC that have not progressed following first-line platinum-based chemotherapy. However, BRCA mutations are only present in 4-7% of all PDAC patients. Olaparib is currently being evaluated as a therapeutic intervention in combination with a checkpoint inhibitor, pembrolizumab, in patients with mPDAC in BRCA1 mutated patients. Similarly, the RAS mutation targeted by clinical RAS inhibitors is only present in a low percentage of all PDAC and thus, of the current PDAC inhibitors available in the clinic, few PDAC patients would be expected to benefit from their treatment.
Thus, the vast majority of mPDAC patients still do not have an approved targeted therapy that can treat their tumor. If successful, we believe the elraglusib/chemotherapy combination would introduce the first broadly targeted agent, elraglusib, as a treatment option for patients with mPDAC and would have the potential to treat the majority (80-90%) of patients with mPDAC. A review of clinicaltrials.gov reveals that there are very few randomized studies for any novel drug or drug combination (not just targeted) in previously untreated patients with mPDAC:
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Onivyde (Ipsen Pharmaceuticals)-Recently approved for 1st line mPDAC when used as part of the NALIRIFOX regimen based on a survival improvement of 1.9 months (NALIRIFOX 11.1 months vs GNP 9.2 months).

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SBP-101 (Panbela Therapeutics, Inc.)-A randomized, double-blind, placebo-controlled, multicenter study of standard treatment with nab-paclitaxel and gemcitabine with or without SBP-101 in subjects previously untreated for mPDAC.

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Zolbetuximab (Astellas)-A phase 2, open-label, randomized study to assess the efficacy and safety of zolbetuximab (IMAB362) in combination with nab-paclitaxel and gemcitabine as first line treatment in subjects with claudin 18.2 (cldn18.2) positive, metastatic pancreatic adenocarcinoma.

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Mitazalimab (Alligator Pharmaceuticals)-Phase 1b/2 study (OPTIMIZE-1) primary analysis was recently reported at ASCO 2024 (June 4, 2024). Mitazalimab is a CD40 agonist hypothesized to overcome the suppressive immune environment in PDAC. OPTIMIZE-1 evaluated the combination of mitazalimab with mFOLFIRINOX in a single arm study in patients with previously untreated mPDAC and met its ORR threshold >30% with an mOS of 14.3 months. Previous clinical studies using the CD40 agonist sotigalimab combined with GnP in patients with previously untreated mPDAC did not meet its primary endpoint of 1 year OS compared to a historical 1-year OS of 35%.

There are very few drugs in late stage clinical development for mPDAC and this may reflect the rapid accrual experienced in Actuate-1801 Part 3B, which accrued ahead of schedule.
There are several treatments in development for locally advanced or mPDAC. The tables below focus on select first line treatments that are in clinical trials in mPDAC. Quite a few of these are very early stage and therefore little information is available on clinical activity to date. With the initial success of biomarker driven and targeted therapies, there is an effort to test additional targeted agents in mPDAC patients to determine if there is any synergy with standard chemotherapy regimens in the first line setting. For instance, KRAS is mutated in over 90% of pancreatic cancer patients and there are several KRAS targeted agents in development; however, several agents are specifically targeting the G12C mutation which only accounts for 1-2% of KRAS mutations in pancreatic cancer. Other agents are being tested in KRAS mutant cancers more broadly by targeting other MAPK pathway members such as MEK and ERK1/2, though treatment-related toxicity has been reported with these agents. Additionally, these MAPK targeted agents are currently being evaluated in second-line and later settings. In the future, targeted/ immunotherapy agents may be able to be combined or used in series to provide a more flexible and tailored therapeutic approach for each individual patient. Additionally, the multifaceted and differentiated mechanism of action of elraglusib is likely to be synergistic with both cytotoxic and immunomodulatory therapeutics that may be approved in the future. Our management believes that this potential for combining elraglusib with future multi-therapy regimens is also feasible given elraglusib’s favorable safety profile as a single agent. Mechanistically, some of the targets inhibited by competitors e.g., KRAS intersect with the GSK-3 pathways and provide a rationale for potentially prioritizing these combinations with elraglusib.
Human Capital Resources
As of December 31, 2023, we had six regular full-time employees, five of whom were engaged in research and development activities, and seven contract workers, five of whom were engaged in research and development activities. We currently have 11 full-time employees plus a few contract workers that manage and oversee all aspects of our operations, including pre-clinical development, manufacturing, and clinical development, and general and administrative functions. In addition, we currently work with numerous highly experienced consultants and contractors that provide management and oversight in manufacturing, analytical, clinical supply chain, regulatory, pharmacovigilance and safety, clinical operations, data management, statistics, non-clinical toxicology, nonclinical and clinical pharmacology, and medical affairs. Thus, we currently operate as a semi-virtual pharmaceutical company with expertise in numerous aspects of preclinical and clinical development. Many of our consultants and contractors have extensive experience specifically in the development of cancer drugs.
None of our employees are represented by a labor union, and we believe we maintain good relations with our employees.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Facilities
Our principal executive offices are located in Fort Worth, Texas, utilizing space made available by our largest investor for administrative purposes. We are working on entering into a lease for office space to establish a new headquarters in the Chicago, Illinois area. We believe that our current arrangement and plans to establish our new headquarters location are sufficient to meet our needs for the foreseeable future and that any additional space we may require will be available on commercially reasonable terms. All research and development activities are undertaken at CROs or with academic collaborators.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The pharmaceutical product candidates that we develop must be approved by the U.S. Food and Drug

Administration (FDA) before they may be legally marketed in the United States. See “Risk Factors — Risks Related to Clinical Development and Regulatory Approval”.
U.S. Pharmaceutical Product Development Process
In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug and Cosmetic Act (FDCA) and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial enforcement. FDA noncompliance enforcement could include a refusal to review and or approve pending applications, withdrawal of an approval, a clinical study hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any regulatory enforcement action could have a material adverse effect on us. The process required by the FDA before a non-biological pharmaceutical product may be marketed in the United States generally involves the following:
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Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices (GLP), and other applicable regulations;

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Submission of an Investigational New Drug application (IND), which must become effective before human clinical studies may begin;

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Conduct of adequate and well-controlled human clinical studies according to current Good Clinical Practices (GCP), to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;

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Submission to the FDA of an NDA for a new pharmaceutical product;

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Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced to assess compliance with current Good Manufacturing Practice standards (cGMP), to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;

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Potential FDA inspection of the preclinical and clinical study sites that generated the data in support of the NDA; and

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FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals are inherently uncertain.
Before testing any pharmaceutical product with potential therapeutic value in humans, the pharmaceutical product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early studies are conducted using sound scientific procedures and require thorough documentation. The conduct of a single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including GLP. The pharmaceutical product sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, the FDA can place the IND on clinical hold or the sponsor may withdraw the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies due to safety concerns or regulatory non-compliance. Accordingly, it is not certain that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that can lead to suspension or termination of such clinical studies.

During the development of a new drug, sponsors are given opportunities to meet with the FDA to discuss progress. These meetings may occur prior to submission of an IND, at the end of Phase 2 clinical development, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the sponsor to ask specific questions of the FDA, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical (registration) trial(s) that they believe will support approval of the new drug. A sponsor may be able to request a Special Protocol Assessment (SPA), the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analyses that will form the primary basis of an efficacy claim.
Conducting Clinical Studies
Clinical studies are voluntary research studies involving the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, typically physicians independent of the clinical study sponsor’s control. Clinical studies are conducted according to protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with GCP requirements. Further, each clinical study must be reviewed and approved by an independent institutional review board (IRB), at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and is tasked with considering such items as whether the safety risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB approves the informed consent that must be provided to each clinical study subject or his or her legal representative and will also monitor the clinical study to ensure patient safety until completed.
Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:
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Phase 1.   The pharmaceutical product is initially administered to healthy volunteers and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

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Phase 2.   The pharmaceutical product is studied in a limited patient population with the disease or condition to evaluate its effectiveness for a particular indication or indications and to determine the common short-term side effects and risks associated with the product.

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Phase 3.   Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit of the product and provide an adequate basis for product labeling. The studies must be well- controlled and usually include a control arm for comparison. One or two Phase 3 studies may be required by the FDA for an NDA, depending on the disease severity and other available treatment options.

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Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

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Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must include methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.
U.S. Review and Approval Processes
The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.
In addition, under the Pediatric Research Equity Act (PREA), an NDA or a supplement thereof must contain data to assess the safety and effectiveness of the pharmaceutical product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any pharmaceutical product for an indication for which orphan designation has been granted. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (PDUFA), the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or if the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.
After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a risk evaluation and mitigation strategy (REMS), is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.
Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.
Additionally, before approving an NDA, the FDA will typically inspect one or more clinical study sites to assure compliance with GCPs. If the FDA determines the application, manufacturing process or manufacturing facilities, or clinical study sites are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and involved and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies.
Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.
If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.
Expedited Development and Review Programs
The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new pharmaceutical products that meet certain criteria. Specifically, new pharmaceutical products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. The Fast Track designation must be requested by the sponsor. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. With a Fast Track designated product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, if the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable and if the sponsor pays any required user fees upon submission of the first section of the NDA.
Any product submitted to the FDA for marketing approval, including a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new pharmaceutical product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Pharmaceutical products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that the products may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a pharmaceutical product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.
Breakthrough Therapy Designation
The FDA is also required to expedite the development and review of the application for approval of drugs that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new product candidate may request that the FDA designate the product candidate for a specific indication as a breakthrough therapy concurrent with, or after, the filing of the IND for the product candidate. The FDA must determine if the product candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. Elraglusib IV and elraglusib oral dosage forms may all be eligible for breakthrough therapy designation depending on the indication and pending additional data.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition affecting fewer than 200,000 individuals in the United States, or in other limited cases. Orphan drug designation (ODD) provides for seven years of market exclusivity, independent of patent protection, to the company with ODD that brings a particular product to market. In addition, companies developing orphan drugs are eligible for certain incentives, including tax credits for qualified clinical testing.
To gain exclusivity, if a product that has ODD subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to the orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same active moiety for the same indication for seven years, except in limited circumstances, such as another drug’s showing of clinical superiority over the drug with orphan exclusivity. In addition, doctors may prescribe products for off-label uses and undermine our exclusivity. Orphan drug exclusivity could block the approval of one of our product candidates for seven years if a competitor obtains approval for the same active moiety for the same indication before we do, unless we are able to demonstrate that our product is clinically superior.
A sponsor may request ODD of a previously unapproved product or new orphan indication for an already marketed product. In addition, a sponsor of a product that is otherwise the same product as an already approved orphan drug may seek and obtain ODD for the subsequent product for the same rare disease or condition if it can present a plausible hypothesis that its product may be clinically superior to the first, approved product. More than one sponsor may receive ODD for the same product for the same rare disease or condition, but each sponsor seeking ODD must file a complete request for designation, and only the first sponsor that obtains approval for that drug for the orphan indication will obtain market exclusivity, effectively preventing the FDA from approving products under development by competitors for the same drug and same indication, unless the competitor is able to demonstrate that the product under development is clinically superior to the approved product or the approved product is not available in sufficient quantities. To permit the FDA to end another manufacturer’s orphan exclusivity period, the FDA must determine that the manufacturer has demonstrated clinical superiority by showing the later drug is safer, more effective, or otherwise makes a major contribution to patient care.
The period of exclusivity begins on the date that the marketing application is approved by the FDA and applies only to the indication for which the product has been designated. The FDA may approve a second application for the same product for a different use or a subsequent application for a different drug for the same indication. ODD neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
We may plan to pursue ODD and exclusivity for some of our product candidates in the United States, the EU, and other geographies of interest for specific products. We cannot guarantee that we will obtain ODD for any products in any jurisdiction. Even if we are able to ODD for a product, we cannot be sure that such product will be approved, that we will be able to obtain orphan drug exclusivity upon approval, if ever, or that we will be able to maintain any exclusivity that is granted.
Regulation Outside the United States
In order to market a pharmaceutical product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy that govern, among other things, clinical trials, marketing authorization, commercial sales and distribution. Whether or not we obtain FDA approval for a pharmaceutical product, we would need to obtain the necessary approvals by the comparable non-U.S. regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. The approval process ultimately varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.
Regulation and Marketing Authorization in the EU
The European Medicines Agency (EMA) is the scientific agency of the EU that coordinates the evaluation and monitoring of new and approved medicinal products such as drugs and biologics. It is responsible for the scientific evaluation of applications for EU marketing authorizations, as well as the development of technical guidance and the provision of scientific advice to sponsors.
The process regarding approval of medicinal products in the EU follows roughly the same lines as in the United States and likewise generally involves satisfactorily completing each of the following:
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preclinical laboratory tests, animal studies and formulation studies all performed in accordance with the applicable EU Good Laboratory Practice regulations;

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submission to the relevant regulatory agencies in EU member states, or national authorities, of a clinical trial application (CTA) for each clinical trial, which must be approved before human clinical trials may begin;

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performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication;

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submission to the relevant national authorities of a Marketing Authorization Application, (MAA), which includes the data supporting safety and efficacy as well as detailed information on the manufacture and composition of the product in clinical development and proposed labeling;

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satisfactory completion of an inspection by the relevant national authorities of the manufacturing facility or facilities, including those of third parties, at which the product is produced to assess compliance with cGMP;

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potential audits of the non-clinical and clinical trial sites that generated the data in support of the MAA; and

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review and approval by the relevant national authority of the MAA before any commercial marketing, sale or shipment of the product.

Preclinical Studies
Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate the potential efficacy and toxicity in animals. The conduct of the preclinical tests and formulation of the compounds for testing must comply with the relevant EU regulations and requirements. The results of the preclinical tests, together with relevant manufacturing information and analytical data, are submitted as part of the CTA when seeking approval to start a clinical trial, and with the MAA when seeking marketing authorization.
Clinical Trial Approval
Requirements for the conduct of clinical trials in the EU including GCP, are implemented in the currently Clinical Trials Directive 2001/20/EC and the GCP Directive 2005/28/EC. Pursuant to Directive 2001/20/EC and Directive 2005/28/EC, as amended, a system for the approval of clinical trials in the EU has been implemented through national legislation of the EU member states. Under this system, approval must be obtained from the competent national authority in which a trial is planned to be conducted, or in multiple member states if the clinical trial is to be conducted in a number of member states. To this end, a CTA is submitted, which must be supported by an investigational medicinal product dossier (IMPD) and further supporting information prescribed by Directive 2001/20/EC and

Directive 2005/28/EC and other applicable guidance documents. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the clinical trial application in that country.
On January 31, 2022, the Clinical Trials Regulation (EU) No. 536/2014 repealed the Clinical Trials Directive 2001/20/EC. To ensure that the rules for clinical trials are identical throughout the EU, the Clinical Trials Regulation (EU) No. 536/2014 was passed as a regulation which is directly applicable in all EU member states. The Clinical Trials Directive 2001/20/EC will, however, still apply three years from the date of entry into application of the Clinical Trials Regulation to (i) clinical trials applications submitted before the entry into application and (ii) clinical trials applications submitted within one year after the entry into application if the sponsor opts for the old system.
Regulation (EU) No 536/2014 aims to simplify and streamline the approval of clinical trial in the EU. The main characteristics of the regulation include:
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a streamlined application procedure via a single entry point, known as the Clinical Trials Information System;

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a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures which will spare sponsors from submitting broadly identical information separately to various and different national authorities;

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harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts;

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strictly defined deadlines for the assessment of clinical trial application; and

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the involvement of the ethics committees in the assessment procedure in accordance with the national law of the member state concerned but within the overall timelines defined by the Regulation (EU) No 536/2014.

Marketing Authorization
Authorization to market a product in the member states of the EU proceeds under one of four procedures: a centralized procedure, a mutual recognition procedure, a decentralized procedure or a national procedure.
Centralized Procedure
The centralized procedure enables applicants to obtain a marketing authorization that is valid in all EU member states based on a single application. Certain medicinal products, including products developed by means of biotechnological processes must undergo the centralized authorization procedure for marketing authorization, which, if granted by the European Commission, based on the opinion of the EMA, is automatically valid in all EU member states. Sponsors may elect to file an MAA through the centralized procedures for other classes of products.
The centralized procedure is mandatory for certain types of products such as, medicines derived from biotechnology processes such as genetic engineering, advanced-therapy medicines such as gene-therapy or tissue engineered medicine, orphan medicines, and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, diabetes, neurodegenerative disorders, autoimmune and other immune dysfunctions, and viral diseases.
The centralized authorization procedure is optional for other medicinal products if they contain a new active substance, if the applicant shows that the medicinal product concerned constitutes a significant therapeutic, scientific or technical innovation, or that the granting of authorization is in the public interest of the EU.
Administration Procedure
Under the centralized procedure, the EMA’s Committee for Human Medicinal Products (CHMP) serves as the scientific committee that renders opinions about the safety, efficacy and quality of medicinal products for human use on behalf of the EMA. The CHMP is composed of experts nominated by each member state’s national authority for medicinal products, with one of them appointed to act as Rapporteur for the co-ordination of the evaluation with the possible assistance of a further member of the Committee acting as a Co-Rapporteur. After approval, the Rapporteur(s) continue to monitor the product throughout its life cycle. The CHMP has 210 active days, to adopt an opinion as to whether a marketing authorization should be granted. The process usually takes longer in case additional information is requested, which triggers clock-stops in the procedural timelines. The process is complex and involves extensive consultation with the regulatory authorities of member states and a number of experts. When an application is submitted for a marketing authorization in respect of a drug which is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation, the applicant may, pursuant to Article 14(9) Regulation (EC) No 726/2004, request an accelerated assessment procedure. If the CHMP accepts such request, the time-limit of 210 days will be reduced to 150 days, but it is possible that the CHMP can revert to the standard time-limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment. Once the procedure is completed, a European Public Assessment Report (EPAR) is produced. If the opinion is negative, information is given as to the grounds on which this conclusion was reached. After the adoption of the CHMP opinion, a decision on the MAA must be adopted by the European Commission, after consulting the EU member states, which in total can take more than 60 days. After a drug has been authorized and launched, it is a condition of maintaining the marketing authorization that all aspects relating to its quality, safety and efficacy must be kept under review.
Conditional Approval
In specific circumstances, EU legislation (Article 14(7) Regulation (EC) No. 726/2004 and Regulation (EC) No. 507/2006 on Conditional Marketing Authorizations for Medicinal Products for Human Use) enables applicants to obtain a conditional marketing authorization prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional approvals may be granted for products (including medicines designated as orphan medicinal products), if  (1) the risk-benefit balance of the product is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) the product fulfills unmet medical needs, and (4) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.
Marketing Authorization Under Exceptional Circumstances
As per Article 14(8) Regulation (EC) No 726/2004, products for which the applicant can demonstrate that comprehensive data (in line with the requirements laid down in Annex I of Directive 2001/83/EC, as amended) cannot be provided (due to specific reasons foreseen in the legislation) might be eligible for marketing authorization under exceptional circumstances. This type of authorization is reviewed annually to reassess the risk-benefit balance. The fulfillment of any specific procedures/obligations imposed as part of the marketing authorization under exceptional circumstances is aimed at the provision of information on the safe and effective use of the product and will normally not lead to the completion of a full dossier/approval.
Pediatric Studies
Prior to obtaining a marketing authorization in the EU, applicants have to demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan (PIP) covering all subsets of the pediatric population, unless the EMA has granted (1) a product-specific waiver, (2) a class waiver, or (3) a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are laid down in Regulation (EC) No 1901/2006, the so-called Pediatric Regulation.

This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Pediatric Committee of the EMA (PDCO) may grant deferrals for some medicines, allowing a company to delay development of the medicine in children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine in children is not needed or is not appropriate, such as for diseases that only affect the elderly population.
Before a marketing authorization application can be filed, or an existing marketing authorization can be amended, the EMA determines that companies actually comply with the agreed studies and measures listed in each relevant PIP.
Period of Authorization and Renewals
A marketing authorization will be valid for five years in principle, and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by a national authority. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least nine months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization will be valid for an unlimited period, unless the European Commission or the national authority decides on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization that is not followed by the actual placing of the drug on the EU market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization will cease to be valid, the so-called “sunset clause.”
Orphan Drug Designation and Exclusivity
The European Commission can grant orphan medicinal product designation to products for which the sponsor can establish that it is intended for the diagnosis, prevention, or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in 10,000 people in the EU, or (2) a life threatening, seriously debilitating or serious and chronic condition in the EU and that without incentives it is unlikely that sales of the drug in the EU would generate a sufficient return to justify the necessary investment. In addition, the sponsor must establish that there is no other satisfactory method approved in the EU of diagnosing, preventing or treating the condition, or if such a method exists, the proposed orphan drug will be of significant benefit to patients.
ODD provides a number of benefits, including fee reductions, regulatory assistance, and the possibility to apply for a centralized EU marketing authorization, as well as 10 years of market exclusivity following a marketing authorization. During this market exclusivity period, neither the EMA, nor the European Commission nor the Member States can accept an application or grant a marketing authorization for a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The market exclusivity period for the authorized therapeutic indication may be reduced to six years if, at the end of the fifth year, it is established that the ODD criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. In addition, a competing similar medicinal product may be authorized prior to the expiration of the market exclusivity period, including if it is shown to be safer, more effective or otherwise clinically superior to the already approved orphan drug or if the holder of the marketing authorization for the already approved orphan drug is unable to supply sufficient quantities of the product.
If the MAA of a medicinal product designated as an orphan drug includes the results of all studies conducted in compliance with an agreed PIP, and a corresponding statement is subsequently included in the marketing authorization granted, the ten-year period of market exclusivity will be extended to twelve years.
Regulatory Data Protection
EU legislation also provides for a system of regulatory data and market exclusivity. Upon receiving marketing authorization, new chemical entities approved on the basis of complete independent data package benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity prevents regulatory authorities in the EU from referencing the innovator’s data to assess a generic or biosimilar (abbreviated) application. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those 10 years, the marketing authorization holder (MAH) obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the innovator is able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical test, preclinical tests and clinical trials. However, products designated as orphan medicinal products enjoy, upon receiving marketing authorization, a period of 10 years of orphan market exclusivity. Depending upon the timing and duration of the EU marketing authorization process, products may be eligible for up to five years’ supplementary protection certificates (SPCs). Such SPCs extend the rights under the basic patent for the drug.
Regulatory Requirements After a Marketing Authorization Has Been Obtained
If we obtain authorization for a medicinal product in the EU, we will be required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products.
We will, for example, have to comply with the EU’s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed.
Other requirements relate to, for example, the manufacturing of products and active pharmaceutical ingredients in accordance with good manufacturing practice standards. EU regulators may conduct inspections to verify our compliance with applicable requirements, and we will have to continue to expend time, money and effort to remain compliant. Non-compliance with EU requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties in the EU. Similarly, failure to comply with the EU’s requirements regarding the protection of individual personal data can also lead to significant penalties and sanctions. Individual EU member states may also impose various sanctions and penalties in case we do not comply with locally applicable requirements.
The manufacturing of authorized drugs, for which a separate manufacturer’s license is mandatory, must be conducted in compliance with the EMA’s cGMP requirements and comparable requirements of other national authorities, which mandate the methods, facilities and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. The EMA enforces its cGMP requirements through mandatory registration of facilities and inspections of those facilities. The EMA may have a coordinating role for these inspections while the responsibility for carrying them out rests with the member states competent authority under whose responsibility the manufacturer falls. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and could subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.
The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the EU. The applicable regulations aim to ensure that information provided by holders of marketing authorizations regarding their products is truthful, balanced and accurately reflects the safety and efficacy claims authorized by the EMA or by the national authority of the authorizing member state. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

Other Healthcare Laws
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain business practices in the biopharmaceutical industry.
Anti-Kickback Statute of 1972
The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing anything at less than its fair market value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and a company’s practices may not in all cases meet all of the criteria for statutory exemptions or safe harbor protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The reach of the Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act (PPACA), which, among other things, amends the intent requirement of the federal Anti-Kickback Statute. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.
False Claims Act of 1986
The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses. Many states also have statutes or regulations similar to the federal Anti-Kickback Statute and False Claims Act, which state laws apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.
Health Insurance Portability and Accountability Act of 1996
HIPAA created new federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payers and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Because of the breadth of these laws and the narrowness of the federal Anti-Kickback Statute’s safe harbors, it is possible that some of a company’s business activities could be subject to challenge under one or more of such laws. Such a challenge could have a material adverse effect on a company’s business, financial condition and results of operations. See “Risk Factors — Risks Related to Commercialization of Our Product Candidates”.

Health Information Technology for Economic and Clinical Health Act of 2009
HIPAA, as amended by HITECH and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates” — independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, complicating compliance efforts. See “Risk Factors — Risks Related to Commercialization of Our Product Candidates”.
The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA)
In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system, in particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs. The MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities, which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from Medicare Part D may result in a similar reduction in payments from non-governmental payers.
The American Recovery and Reinvestment Act of 2009
The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study.
Physician Payments Sunshine Act of 2010
The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (CMS) information related to payments or other transfers of value made to physicians and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members.
Patent Protection and Affordable Care Act of 2010
In March 2010, the PPACA was enacted, which includes measures to significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of importance to the pharmaceutical and biotechnology industry are the following:

•
extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level beginning in 2014, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•
new requirements under the federal Open Payments program, created under Section 6002 of the PPACA and its implementing regulations, that manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to the U.S. Department of Health and Human Services (HHS), information related to “payments or other transfers of value” made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and that applicable manufacturers and applicable group purchasing organizations report annually to HHS ownership and investment interests held by physicians (as defined above) and their immediate family members, with data collection required beginning August 1, 2013 and reporting to CMS, required by March 31, 2014 and by the 90th day of each subsequent calendar year;

•
a requirement to annually report drug samples that manufacturers and distributors provide to physicians, effective April 1, 2012;

•
expansion of health care fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

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a licensure framework for follow-on biologic products;

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a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•
creation of the Independent Payment Advisory Board which, beginning in 2014, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law even if Congress does not act on the recommendations; and

•
establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011.

Budget Control Act of 2011
In August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction, or joint committee, to recommend proposals in spending reductions to Congress. The joint committee did not achieve its targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013.
American Taxpayer Relief Act of 2012
In January 2013, the President signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding.
Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of the FDA approval of the use of our pharmaceutical product candidates, some of our products to be licensed under U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or Biologics License Application (BLA) plus the time between the submission date of an NDA or BLA and the approval of that application. Only one patent applicable to an approved pharmaceutical product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office (USPTO), in consultation with the FDA, reviews and approves the application for any PTE or restoration. Market exclusivity provisions under the U.S. Food, Drug, and Cosmetic Act can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA or BLA.
The Biologics Price Competition and Innovation Act (BPCI Act)
The Biologics Price Competition and Innovation Act (BPCI Act) authorizes the FDA to license a biological product that is biosimilar to an FDA-licensed biologic through an abbreviated pathway. The BPCI Act establishes criteria for determining that a product is biosimilar to an already-licensed biologic, or reference product, and establishes a process by which an abbreviated BLA for a biosimilar product is submitted, reviewed and approved. The BPCI Act provides periods of exclusivity that protect a reference product from biosimilars competition. Under the BPCI Act, the FDA may not accept a biosimilar application for review until four years after the date of first licensure of the reference product, and the biosimilar may not be licensed until at least 12 years after the reference product’s approval. Additionally, the BPCI Act establishes procedures by which the biosimilar applicant provides information about its application and product to the reference product sponsor, and by which information about potentially relevant patents may be shared and litigation over patents may proceed in advance of approval. The BPCI Act also provides a period of exclusivity for the first biosimilar determined by the FDA to be interchangeable with the reference product.
We anticipate that the contours of the BPCI Act will continue to be defined as the statute is implemented over a period of years. This likely will be accomplished by a variety of means, including decisions related to the statute by the relevant federal courts, FDA issuance of guidance documents, and FDA decisions in the course of considering specific applications. The FDA has to date issued various guidance documents and other materials indicating the agency’s thinking regarding a number of issues implicated by the BPCI Act. Additionally, the FDA’s approval of several biosimilar applications in recent years has helped define the agency’s approach to certain issues.
Coverage and Reimbursement
Sales of our product candidates in the United States may depend, in part, on the extent to which the costs of the product candidates may be covered by third-party payers, such as government health programs, commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our product candidates to be cost-effective compared to other available therapies, they may not cover our product candidates after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our product candidates on a profitable basis.
In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA, EMA or other comparable regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. A payer’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Third-party reimbursement may not be sufficient to enable us to maintain price levels high enough to realize an appropriate return on our investment in product development.
Pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies. The conduct of such studies could be expensive and result in delays in our commercializing efforts. The EU provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU member states may approve a specific price for a drug product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. There can be no assurance that any country that has price controls or reimbursement limitations for drug products will allow favorable reimbursement and pricing arrangements for any of our products.
The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on drug pricing. Coverage policies, third-party reimbursement rates and drug pricing regulation may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
U.S. Healthcare Reform
In the United States, there have been and continue to be a number of significant legislative initiatives to contain healthcare costs. The PPACA contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs subject to the Medicaid Drug Rebate Program, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs.
Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the PPACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the PPACA brought by several states without specifically ruling on the constitutionality of the PPACA.
In addition, other legislative changes have been proposed and adopted since PPACA was enacted. On March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, for single source and innovator multiple source drugs, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries, presidential executive orders and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. Additional changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2027, unless additional Congressional action is taken; however, pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and subsequent legislation. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and, accordingly, our financial operations.
Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products. There have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. The FDA published a final rule on October 1, 2020, effective November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Most recently, on August 16, 2022, the Inflation Reduction Act of 2022 (the IRA) was signed into law. Among other things, the IRA directs the HHS to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare. The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price representing a significant discount from average prices to wholesalers and direct purchasers. The law will also, beginning in 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. Further, the IRA eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. The IRA permits the Secretary of the HHS, to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the IRA may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future.
Although a number of these, and other proposed measures may require authorization through additional legislation to become effective, Congress has indicated that it will continue to seek new legislative measures to control drug costs.
CMS issued a final rule, effective on July 9, 2019, that requires direct-to-consumer advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product if it is equal to or greater than $35 for a monthly supply or usual course of treatment. Prescription drugs and biological products that are in violation of these requirements will be included on a public list.
Any adopted health reform measure could reduce the ultimate demand for our products, if approved, or put pressure on our product pricing. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. We expect that additional state and federal healthcare reform measures will be adopted in the future.

We expect that additional state and federal healthcare reform measures, as well as legal changes by foreign governments, will be adopted in the future, any of which could limit the amounts that governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.
Corporate History
We are a Delaware corporation. Our principal executive offices are located at 1751 River Run, Suite 400, Fort Worth, Texas 76107, and our telephone number is (817) 887-8455. We were formed on January 16, 2015 as Apotheca Therapeutics, Inc. and changed our name to Actuate Therapeutics, Inc. on October 1, 2015.
Legal Proceedings
From time to time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. We are not party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of the outcome, such proceedings or claims can have an adverse impact on our business because of defense and settlement costs, diversion of resources and other factors.

 MANAGEMENT
Executive Officers and Directors
The table below lists the name, age and position of each of our executive officers, directors and director nominees as of March 31, 2024.
Name	Age	Position
Executive Officers:
Daniel M. Schmitt	62	President, Chief Executive Officer and Director
Andrew P. Mazar, Ph.D.	62	Chief Operating Officer
Paul Lytle	56	Chief Financial Officer
Non-Employee Directors and Director Nominees:
Aaron G.L. Fletcher, Ph.D.	43	Chairperson and Director(1)
Les Kreis, Jr.	52	Director(2)(3)
Todd Thomson	63	Director(1)(3)(4)
Dan Zabrowski, Ph.D.	64	Director(1)(3)(5)
Jason Keyes	53	Director Nominee(4)(5)
Roger Sawhney	54	Director Nominee(3)(4)(5)
Amy Ronneberg	50	Director Nominee(3)(4)(5)

(1)
Member of the nominating and corporate governance committee.

(2)
Mr. Kreis has resigned from the Board effective immediately prior to the closing of this offering.

(3)
Messrs. Thomson and Kreis will each serve as a member of the compensation committee until immediately prior to the closing of the offering. Dr. Zabrowski will continue to serve as a member of the compensation committee. Dr. Sawhney and Ms. Ronneberg will be members of the compensation committee upon joining the Board at the closing of this offering.

(4)
Mr. Keyes has been appointed to serve as a member of our Board effective upon the effectiveness of the registration statement for this offering. Each of Dr. Sawhney and Ms. Ronneberg have been appointed to serve as members of our Board effective upon the closing of this offering.

(5)
Each of Mr. Keyes, Dr. Sawhney and Ms. Ronneberg have been appointed to serve as a member of the audit committee upon joining the Board. Mr. Thomson and Dr. Zabrowski will serve as members of the audit committee until the closing of this offering.

Background of Directors, Director Nominees and Executive Officers
Daniel M. Schmitt.   Mr. Schmitt has served as our Chief Executive Officer and President since March 2015 and our director since April 2015. He previously served as Chief Operating Officer of Genus Oncology LLC, a clinical stage company, from 2009 to 2014. Prior to that, he served as Senior Vice President, Licensing and Commercial Development of Immtech Pharmaceuticals, Inc., a pharmaceutical company, from 2004 to 2009; General Manager, Academic and Government Institution Markets of First Genetic Trust, a genomic technology company, from 2001 to 2004; and previously held positions with G.D. Searle Inc., a pharmaceutical company, ILEX Oncology, Inc., a pharmaceutical company, Fujisawa USA, Inc., a pharmaceutical company, and Burroughs Wellcome Co., a pharmaceutical company. Mr. Schmitt has also held research positions affiliated with the National Foundation for Cancer Research in 1984 and the University of North Carolina School of Medicine from 1987 to 1988. He also served as an Entrepreneur-In-Residence at Northwestern University in 2014 and as an external expert consultant for both the University of Chicago and the University of Illinois — Chicago from 2011 to 2014. Mr. Schmitt is also a founding member of Chicago Innovation Mentors. He earned his MBA and a BS in Chemistry with a concentration in Theoretical Mathematics from West Virginia University. Mr. Schmitt is well qualified to serve as a director due to his pharmaceutical and biotechnology experience, including his experience in operations management, new product development and business development.
Andrew P. Mazar, Ph.D.   Dr. Mazar has served as our Chief Operating Officer since June 2022, and prior to joining the Company, he served as an independent consultant from January 2022 to June 2022. Previously, Dr. Mazar was the Co-Founder, Chief Scientific Officer and a director of Monopar Therapeutics, Inc., a public clinical-stage biopharmaceutical company, from September 2016 to April 2022. Dr. Mazar is also a founder and managing member of Tactic Pharma, LLC, where he developed WTX-101/ALXN1840, a drug he co-invented for the treatment of Wilson’s disease. WTX-101/ALXN1840 was acquired by Alexion Pharmaceuticals for more than $800 million in 2018. Prior to Monopar, Dr. Mazar was a Professor of Pharmacology at the Feinberg School of Medicine at Northwestern University, where he also served as the Director of the Center for Developmental Therapeutics and Entrepreneur-in-Residence from September 2009 to September 2016. During his tenure at Northwestern University, Dr, Mazar served as the Co-chair of the Animal Model Working Group for the NCI Nanotechnology Alliance; was a charter member of the Developmental Therapeutics (DT) study section at the NIH Center for Scientific review; and was a member of the editorial board of Clinical Cancer Research where he continues to serve. Prior to that, Dr. Mazar served as the Chief Scientific Officer at Attenuon, LLC, a private clinical-stage biopharmaceutical company, from February 2000 to July 2009. Dr. Mazar earned his BS in Chemistry from the University of Wisconsin, Parkside and his Ph.D. in Biochemistry from the University of Illinois College of Medicine, Chicago, Illinois.
Paul Lytle.   Mr. Lytle has served as our Interim Chief Financial Officer since February 2024, and has served as our Chief Financial Officer since June 2024. Mr. Lytle is the Co-Founder of Thendor Therapeutics, LLC, a private biopharmaceutical company, and he has served as its Chief Financial Officer since September 2023. Mr. Lytle is also the Co-Founder of Mosaic ImmunoEngineering, Inc., a public development-stage biotechnology company, and he has served on its board of directors and as its Executive Vice President, Chief Financial Officer since August 2020. Previously, Mr. Lytle served as Executive Vice President, Chief Financial Officer of Breathe Technologies, Inc., a private medical device company acquired by Hillrom Holdings, Inc. in August 2019, from September 2018 to December 2019. Prior to that, Mr. Lytle served as Chief Financial Officer of Avid Bioservices, Inc. (Nasdaq: CDMO), a publicly traded biologics development company initially focused on developing immunotherapies for the treatment of cancer while building a new biologics contract development and manufacturing organization, from March 1997 to May 2018. Mr. Lytle received his B.S. in Business with an emphasis in Accounting from California State University at Long Beach and is a Certified Public Accountant (inactive).
Aaron G.L. Fletcher, Ph.D.   Dr. Fletcher has served as our director since April 2015. Dr. Fletcher is the Founder and has served as the President of Bios Research, a financial services firm, since 2012. Dr. Fletcher has also served as an independent consultant in the biotechnology and healthcare equity industry for over 10 years, and a visiting professor at Dallas Baptist University since 2008, where he teaches Biochemistry, Bioethics and Cell Biology. Dr. Fletcher has served on the board of directors and as a member of the compensation committee of Cognition Therapeutics, Inc., a public neuroscience company, since July 2015. Previously, he served on the board of directors and as a member of the compensation committee and nominating and governance committee of TFF Pharmaceuticals, Inc., a public biopharmaceutical company, from March 2018 to November 2023, the board of directors and as a member of the compensation committee and pricing committee of Cue Biopharma, a public biopharmaceutical company, from October 2019 to October 2023, the board of directors and compensation committee of Lung Therapeutics, Inc., a biopharmaceutical company, from August 2014 to October 2023, the board of directors and as a member of the compensation committee of AbiliTech Medical, Inc., a medical equipment manufacturer, from November 2016 to January 2023, and the board of directors and as a member of the audit committee of SWK Holdings Corporation, a public finance company focused on global healthcare, from August 2019 to December 2021. Dr. Fletcher earned his PhD in Biochemistry from Colorado State University. Dr. Fletcher is well qualified to serve as a director due to his extensive experience in the healthcare industry, particularly in the biotech and med-tech sub-sectors.
Jason Keyes.   Mr. Keyes has been appointed to serve as our director, effective upon the effectiveness of the registration statement for this offering. Mr. Keyes currently serves as the Chief Financial Officer of Equillium, Inc., a clinical-stage biotechnology company, since March 2018, and as a director of its Australian subsidiary since January 2019. Prior to this, he served in various roles at Orexigen Therapeutics, Inc., a public pharmaceutical company which filed a voluntary petition for Chapter 11 bankruptcy in March 2018 that concluded with the bankruptcy court confirming a plan of liquidation in May 2019 following a sale of substantially all of its assets in June 2018, including as Executive Vice President and Chief Financial Officer, from January 2013 to February 2018. Previously, Mr. Keyes served in various roles at Amylin Pharmaceuticals, Inc., a public biopharmaceutical company, including as Senior Director of Finance, from August 2007 to January 2013. Mr. Keyes also held leadership positions in finance and corporate strategy at Amgen, Inc., a public biopharmaceutical company, and Baxter Healthcare Corporation, a public healthcare company. Mr. Keyes formerly served on the board of directors, including as chair of the audit committee and as a member of the compensation committee, of Sesen Bio, Inc., a public biopharmaceutical company, from 2020 to 2023. Mr. Keyes received his B.S. and M.S. degrees in Civil Engineering from Stanford University and an M.B.A. from the Anderson School at the University of California, Los Angeles. Mr. Keyes is well qualified to serve as a director due to his extensive experience in finance and in the biotechnology and biopharmaceutical industries.
Les Kreis, Jr.   Mr. Kreis has served as our director since March 2015 and his term will end upon the closing of this offering. Mr. Kreis has served as the Managing Principal of Steelhead Capital Management, a single-family office, since 2008. He is also a Co-Founder and has served as the Managing Partner of Bios Partners, a venture capital firm focused on early-stage biotechnology investments, since 2013. Mr. Kreis has served as a founding member of Cowtown Angels, an angel investment network, since 2012. Previously, Mr. Kreis was a Vice President of HBK Investments, a private multi-strategy global hedge fund, from 1994 to 2005, and served on the board of directors of Lantern Pharma Inc., a public biotechnology company, from November 2019 to June 2022. Mr. Kreis earned a BBA in Finance from Texas Christian University in 1994.
Amy Ronneberg.   Ms. Ronneberg has been appointed to serve as our director, effective upon the completion of this offering. Ms. Ronneberg currently serves as the Chief Executive Officer of NMDP (f/k/a Be The Match), a nonprofit organization that facilitates bone marrow transplantation, since March 2020, and served as its Chief Financial Officer from July 2013 to March 2020. Ms. Ronneberg also served as the President at NMDP BioTherapies, LLC, a start-up company within NMDP, and as its Chief of Staff from February 2018 to February 2020. Prior to that, Ms. Ronneberg served in various roles at Capella Education Company, a public online postsecondary education services company, including as Chief Accounting Officer and Vice President of Operations, from 2000 to 2012. She also served as an Audit Manager of Ernst & Young, a professional services partnership, from 1995 to 2000. Ms. Ronneberg has served as a director and member of the finance committee (Vice Chair) for Allina Health, a nonprofit healthcare company, since November 2020, and previously served as a director of Magenta Therapeutics, Inc., a clinical stage biotechnology company, from June 2018 to August 2023, a director and executive committee member of Medical Alley Association, a healthcare industry network, from December 2020 to present, an executive committee member of the World Marrow Donor Association, an international healthcare organization, from January 2017 to January 2020, and chairman of the board of directors of Twin Cities in Motion, Minneapolis, a nonprofit running event organization, from January 2012 to January 2014. Ms. Ronneberg earned a Master’s in Business Administration from Capella University, Minneapolis, Minnesota, and a B.B.A. in Accounting from University of Wisconsin-Eau Claire. Ms. Ronneberg is well qualified to serve as a director due to her extensive financial expertise and leadership in the biotechnology and biopharmaceutical industries.
Roger Sawhney.   Dr. Sawhney has been appointed to serve as our director, effective upon the completion of this offering. Dr. Sawhney previously served as the Chief Financial Officer of Garuda Therapeutics, Inc., a biotechnology company, from September 2022 to December 2023. Prior to this, Dr. Sawhney served as the Chief Business Officer of Omega Therapeutics, Inc., a clinical-stage biotechnology company, from May 2022 to September 2022, and its Chief Financial Officer from May 2020 to May 2022. He served at KKR & Co., a global investment firm, as Director of its healthcare investment platform, from September 2018 to February 2020. Dr. Sawhney also served as Senior Vice President and Head of Global Corporate Strategy for Novartis AG, a public pharmaceutical company, from August 2009 to August 2012, Senior Vice President of Corporate Strategy and Business Development for Outcome Health, a healthcare technology company, from February 2017 to February 2018, a Partner with Bain & Company, a management consulting firm, from August 2012 to February 2017, and Partner and Managing Director with the Boston Consulting Group, a management consulting firm, from September 1996 to July 2009. He has served as a director of SIRPant Immunotherapeutics, Inc., a clinical-stage immuno-oncology company, since January 2024, and previously served as a director of Alimera Sciences, Inc., a pharmaceutical company, from February 2023 to March 2023. Dr. Sawhney earned an M.D. from Harvard Medical School and a BA in Economics from Stanford University. Dr. Sawhney is well qualified to serve as a director due to his extensive financial and strategic expertise in the biotechnology and biopharmaceutical industries.
Todd Thomson.   Mr. Thomson has served as our director since September 2022. Mr. Thomson has served as the Chief Operating and Financial Officer of Kairos Ventures, a venture capital firm, since August 2019. Previously, he co-founded and served as Chairman of Dynasty Financial Partners, an investment and technology platform, from November 2010 to August 2019, and currently serves on the board of directors. Prior to that, Mr. Thomson served as CEO of the Wealth Management Division of Citigroup and previously Chief Financial Officer of Citigroup Inc., an investment bank and financial services corporation, from 1998 to 2007. Mr. Thomson has served on the board of directors and as a member of the audit committee of Sivers Semiconductors, a public technology company, since January 2022, the board of directors of Dragonfly Energy Holdings Corp., a public battery manufacturer, from August 2021 to October 2022, the board of directors of Cyren Ltd., a public cybersecurity company, from November 2011 to July 2021, the board of directors of Cordia Bancorp Inc., a bank holding company, from 2010 to May 2016, and the board of directors and as a member of the Investment Committee for the Davidson College and World Resources Institute Endowments. He earned his MBA with Distinction in Finance and Strategy from the Wharton School of Business and his BA in Economics from Davidson College. Mr. Thomson is well qualified to serve as a director due to his extensive investing experience and years of executive leadership, financial leadership, and experience in mergers and acquisitions and business strategy.
Dan Zabrowski, Ph.D.   Dr. Zabrowski has served as our director since March 2021. Dr. Zabrowski has served as a Venture Partner of Decheng Capital, a private investment firm, since July 2016. Prior to that, Dr. Zabrowski served in a number of roles for Roche, a healthcare company, from 1994 to 2016, including Global Head of Regulatory Affairs, Global Head of Development Operations, Global Head of Roche Pharma Partnering, President of Ventana Medical Systems and President of the Roche Sequencing Unit. Dr. Zabrowski also previously held positions with Syntex, Fujisawa (now Astellas), a pharmaceutical company, and G.D. Searle, LLC, a pharmaceutical company, and served as Adjunct Assistant Professor at the School of Pharmacy, University of Illinois — Chicago. He also served on the board of directors of Apexigen, Inc., a public biopharmaceutical company, from February 2021 to August 2023, including serving as Chairman of its compensation committee and member of its audit committee, BeyondSpring Inc., a public biopharmaceutical company, from January 2020 to June 2022, including serving as a member of its compensation committee, Nimble Therapeutics, Inc., a private biotechnology company, since 2019, Ariagen, Inc., a private biotechnology company, since 2018, Endogena Therapeutics, Inc., a private biotechnology company, since 2018, and AccuraGen, Inc., a private biotechnology company, since 2013, and also as a board observer for Encodia, Inc., a private biotechnology company, since 2018. Dr. Zabrowski earned his PhD in Organic Chemistry from Indiana University, Bloomington and his BA degree in Chemistry from Saint Louis University. Dr. Zabrowski is well qualified to serve as a director due to his extensive experience on a variety of public and private boards in the biotechnology and biopharmaceutical industries.
Family Relationships
There are no familial relationships among our directors and executive officers.
Board Composition
Our business and affairs are organized under the direction of the Board. The Board currently consists of five members and will be increased to seven members upon the closing of this offering. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to our management. The Board will meet on a regular basis and additionally as required.
Pursuant to our fourth amended and restated voting agreement, or the voting agreement, which will terminate upon the closing of this offering, the holders of the Series A Preferred Stock, voting as a separate class, were entitled to elect one member of the Board, with the initial director being Dr. Fletcher, the holders of the Series B Preferred Stock, voting as a separate class, were entitled to elect two members of the Board, with the initial directors being Messrs. Kreis, Jr. and Thomson, and the holders of the Series C Preferred Stock, voting as a separate class, were entitled to elect one member of the Board (no director was selected by such holders to fill this seat). The holders of common stock, voting as a separate class, were entitled to elect one member of the Board, with the initial director being Mr. Schmitt. The holders of the Preferred Stock and the common stock voting together as a single class on an as-converted basis were also entitled to elect one additional “independent” director, as such term is defined in the Exchange Act, with the initial director being Dr. Zabrowski. Upon the closing of the offering, Mr. Kreis will resign from the Board and the appointment of Ms. Ronneberg, Mr. Keyes and Dr. Sawhney will become effective.
Dr. Fletcher currently serves as our Chairperson of the Board. This structure ensures a greater role for non-management directors in the oversight of our Company and active participation of these directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, this structure allows the Chief Executive Officer to focus his attention on implementing our strategic plans, while a separate Chairperson can devote full attention to Board leadership functions. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of us and our stockholders. While the Board does not have a lead independent director, the independent directors meet in executive session regularly without the presence of management.
Director Independence
We utilize the Nasdaq listing rules in determining whether a director is independent. The Nasdaq rules generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Mr. Schmitt is not considered to be independent due to his role as an executive officer of the Company. The Board has determined that each of Dr. Fletcher, Mr. Thomson, Mr. Kreis, Jr., Dr. Zabrowski, Mr. Keyes, Dr. Sawhney and Ms. Ronneberg qualifies as an independent director, and that the Board currently consists and, as of the effective date of the registration statement for the offering and the closing of the offering, will consist of a majority of independent directors, as such term is defined under the Nasdaq rules. In making this determination, our Board considered the current and prior relationships, as applicable, that each of Dr. Fletcher, Mr. Thomson, Mr. Kreis, Jr., Dr. Zabrowski, Mr. Keyes, Dr. Sawhney and Ms. Ronneberg has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including their beneficial ownership of our capital stock. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.
Classified Board of Directors
In accordance with the terms of our amended and restated certificate of incorporation that will go into effect immediately prior to the closing of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the directors whose terms then expire will be eligible for reelection until the third annual meeting following reelection. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:
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the Class I directors will be Todd Thomson, Daniel Zabrowski and Roger Sawhney and their terms will expire at our first annual meeting of stockholders following this offering;

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the Class II directors will be Aaron G.L. Fletcher and Jason Keyes and their terms will expire at our second annual meeting of stockholders following this offering; and

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the Class III directors will be Daniel Schmitt and Amy Ronneberg and their terms will expire at our third annual meeting of stockholders following this offering.

Our amended and restated certificate of incorporation that will go into effect immediately prior to the closing of this offering will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our board of directors or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock then entitled to vote in an election of directors.
Board Meetings and Committees
During the fiscal year ended December 31, 2023, the Board met four times. All of our directors attended 75% or more of the aggregate number of meetings of the Board and committees on which they served. The directors are strongly encouraged to attend future meetings of stockholders.
The Board has established a standing audit committee, compensation committee, and nominating and corporate governance committee effective as of the effective date of the registration statement for this offering. The Board adopted a charter for each of these committees, which complies with the applicable Nasdaq rules. Copies of the charters for each committee will be publicly available upon the closing of the offering on our website at www.actuatetherapeutics.com.
Audit Committee
Effective as of the effective date of the registration statement for this offering, the audit committee will consist of Mr. Keyes (chairperson), Mr. Thomson and Dr. Zabrowski. As of the listing date of our common stock until completion of this offering, we will rely on the phase-in period permitted under applicable Nasdaq rules to have only two members on our audit committee that qualify as independent directors as defined by Nasdaq rules applicable to members of an audit committee, including that each such member meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (Mr. Thomson is deemed to be beneficial owner of more than 10% of our common stock). Upon the completion of this offering, the audit committee will consist of Mr. Keyes (chairperson), Dr. Sawhney and Ms. Ronneberg. The Board has determined that each of Dr. Zabrowski (who will no longer serve on the audit committee as of the closing of this offering), Mr. Keyes, Dr. Sawhney and Ms. Ronneberg is an independent director as defined by Nasdaq rules applicable to members of an audit committee, including that each such member meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. In addition, as required by Nasdaq rules, each member of the audit committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and statement of cash flows.
The audit committee will meet on at least a quarterly basis. Both our independent registered public accounting firm and management will periodically meet privately with the audit committee. The audit committee will assist the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors. The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:
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selecting and retaining an independent registered public accounting firm to act as our independent auditors, and evaluating the qualifications, performance and independence of the independent auditor;

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selecting, retaining, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

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approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

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reviewing periodic reports from the independent auditor regarding, among other things the auditor’s independence, including discussion of such reports with the auditor;

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meeting with the independent auditor prior to the audit to review the scope, planning, and staffing of the audit;

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discussing with management and the independent auditor, as appropriate, our critical accounting policies and practices;

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reviewing and discussing with management and the independent auditor the annual audit report, the annual financial statements and related notes and management’s discussion and analysis of financial condition and results of operations proposed to be included in our annual report, and recommending to the Board whether the audited financial statements and related notes and management’s discussion and analysis of financial condition and results of operations should be included in our annual report;

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producing the report of the audit committee, as required by the rules of the SEC;

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reviewing and discussing with management and the independent auditor our quarterly financial statements prior to the filing of each quarterly report and management’s discussion and analysis of financial condition and results of operations proposed to be included in such quarterly report;

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reviewing and discussing with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

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reviewing with management and our independent auditors the adequacy and effectiveness of our financial reporting process, internal control over financial reporting and disclosure controls and procedures;

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developing and recommending to the Board for approval a Company code of conduct, and monitoring, investigating and enforcing the provisions of such code against any alleged violations; and

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reviewing and approving all related-party transactions.

Financial Experts on Audit Committee
The Board determined that Mr. Keyes qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC. In making this determination, the Board considered Mr. Keyes’ formal education and previous experience in financial roles. In addition, as required by Nasdaq rules, we have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board determined Mr. Keyes qualifies as financially sophisticated under the Nasdaq rules.
Compensation Committee
The compensation committee currently consists of Dr. Zabrowski and Messrs. Kreis and Thomson, and, following the completion of the offering, the compensation committee will consist of Dr. Zabrowski (chairperson), Dr. Sawhney and Ms. Ronneberg. The Board has determined that each member of the compensation committee is an independent director as defined by the Nasdaq rules applicable to members of a compensation committee. The compensation committee meets from time to time to consider matters for which approval by the committee is desirable or is required by law. During the fiscal year ended December 31, 2023, the compensation committee met two times.
The compensation committee’s duties, which are specified in our compensation committee charter, include, but are not limited to:
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reviewing and making recommendations to the Board regarding the corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, annually evaluate such officers’ performance in light of those goals and objectives and, based on this evaluation, make recommendations to the Board regarding such officers’ compensation level;

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reviewing and making recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans, and where appropriate or required, recommending for approval by our stockholders, which includes the ability to adopt, amend and terminate such plans;

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administering our incentive and equity-based compensation plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

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if required under Regulation S-K, reviewing our compensation discussion and analysis, discussing it with our management, and determining whether to recommend it for inclusion in the our annual report or proxy statement and producing the report of the compensation committee;

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reviewing and making recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

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reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

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reviewing all director compensation and benefits for service on the Board and committees thereof and recommending any changes to the Board, as necessary.

The compensation committee will consider the recommendations of the Chief Executive Officer when determining compensation for the other executive officers. Executive officers do not determine any element or component of their own pay package or total compensation amount. The Chief Executive Officer is not present for any discussions regarding his own compensation. The compensation committee retains sole authority to engage compensation consultants, including determining the nature and scope of services and approving the amount of compensation for those services, and legal counsel or other advisors. The compensation committee assesses the independence of any consultants pursuant to the rules and regulations of the SEC and Nasdaq rules. We will provide for appropriate funding, as determined by the compensation committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the compensation committee.
Nominating and Corporate Governance Committee
Effective as of the effective date of the registration statement for this offering, the nominating and corporate governance committee will consist of Dr. Fletcher (chairperson), Dr. Zabrowski and Mr. Thomson. The Board has determined that each member of the nominating and corporate governance committee is an independent director as defined by the Nasdaq rules.
The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law. The nominating and corporate governance committee’s duties, which are specified in our nominating and corporate governance committee charter, include, but are not limited to:
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periodically reviewing the size of the Board and assessing its ability to function effectively, and reviewing its committee structure, committee chairs and membership and making recommendations to the Board with respect to any changes thereto;

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determining the qualifications, qualities, skills and other expertise required to be a director, and developing and recommending to the Board for its approval, criteria to be considered in selecting nominees for director;

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identifying, evaluating and making recommendations to the Board regarding nominees for election to the Board and its committees;

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developing and recommending to the Board for approval any director independence standards that are deemed appropriate in addition to those required by Nasdaq Rules and making recommendations to the Board with respect to whether a director has a relationship with the Company that would impair such director’s independence;

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developing and recommending to the Board a set of corporate governance guidelines, and reviewing these guidelines annually;

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overseeing the Company’s corporate governance policies, practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework;

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reviewing directorships in other public companies held by or offered to a director, and retirements or other changes to a director’s principal occupation or business association, to determine whether they adversely affect his or her service on the Board and making recommendations to the Board with respect thereto; and

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developing, subject to approval by the Board, a process for an annual evaluation of the performance of the Board and its committees, and overseeing such evaluation.

Guidelines for Selecting Director Nominees
The nominating and corporate governance committee will consider persons identified by its stockholders, management, investment bankers and others. The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee does not distinguish among nominees recommended by stockholders and other persons.
The Board’s objective is that its membership be comprised of a diverse group of experienced and dedicated individuals. Though the nominating and corporate governance committee does not have specific guidelines on diversity, it is one of many criteria considered by the nominating and corporate governance committee when evaluating candidates. The nominating and corporate governance committee does not have a written policy or formal procedural requirements for stockholders to submit recommendations for director nominations. However, the nominating and corporate governance committee will consider properly submitted recommendations for candidates to the Board from stockholders in accordance with our amended and restated bylaws. Stockholders should communicate nominee suggestions directly to the nominating and corporate governance committee and accompany the recommendation with biographical details and a statement of support for the nominee. The suggested nominee must also provide a statement of consent to being considered for nomination. There have been no material changes to the procedures by which stockholders may recommend nominees to the Board.
Board Oversight of Risk
The Board’s primary function is one of oversight. The Board as a whole works with our management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Management periodically reports to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Each committee of the Board is responsible for the evaluation of elements of risk management based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether our programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The audit committee focuses on assessing and mitigating financial risk, including risk related to internal controls and compliance. In setting compensation, the compensation committee strives to create incentives that encourage behavior consistent with our business strategy, without encouraging undue risk-taking. The nominating and corporate governance committee considers areas of potential risk within corporate governance. Each of the committees reports to the Board as a whole as to their findings with respect to the risks they are charged with assessing.
Code of Ethics
We adopted a code of ethics that applies to all of our directors, officers and employees. A copy of the code of ethics will be publicly available upon the closing of this offering on our website at

www.actuatetherapeutics.com. We also intend to disclose future amendments to, or waivers of, our code of ethics, as and to the extent required by SEC regulations, on our website.
Stockholder and Interested Party Communications
Stockholders and interested parties may communicate with the Board, any committee or committee chairperson or the independent directors as a group by writing to the Board, committee, committee chairperson or independent directors in care of the Chairman of the Board at Actuate Therapeutics, Inc., 1751 River Run, Suite 400, Fort Worth, Texas 76107. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee or committee chairperson or all independent directors.
Limitation on Liability and Indemnification of Directors and Officers
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by Delaware law.
We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws further provide that we will indemnify any other person whom we have the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of our officers and directors.
There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
Executive Compensation
Our executive officers for the year ended December 31, 2023, whom we refer to in this prospectus as our named executive officers, were:
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Daniel M. Schmitt, our President and Chief Executive Officer

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Andrew P. Mazar, Ph.D., our Chief Operating Officer

Paul Lytle, our Chief Financial Officer, was appointed in February 2024.
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2023 and 2022.
Name	Year	Salary	Bonus	Stock Award(1)	Option Awards(1)	All Other Compensation	Total
Daniel M. Schmitt(2) President and Chief Executive Officer	2023	$400,000	$120,000	$—	$—	$—	$520,000
	2022	$400,000	$44,489	$—	$—	$—	$444,489
Andrew P. Mazar, Ph.D.(3) Chief Operating Officer	2023	$450,000	$157,500	$—	$58,612	$—	$666,112
	2022	$377,500	$287,544	$85,071	$—	$—	$750,115

(1)
The dollar amounts listed reflect the value of the award as of the grant date calculated in accordance with ASC Topic 718 based upon the fair-market value of our common stock on the date of the grant and, therefore, do not necessarily reflect the actual value received by the individuals. The assumptions made in computing the estimated fair value of such awards are disclosed in Note 9 to our consolidated financial statements included in this prospectus for the fiscal year ended December 31, 2023.

(2)
The terms of Mr. Schmitt’s compensation are set forth in his employment agreement. See “Employment Agreements — Chief Executive Officer.”

(3)
Dr. Mazar began consulting for the Company in January 2022, for which he received $15,000 per month. Dr. Mazar then assumed the role of Chief Operating Officer on April 1, 2022 as a consultant and became our employee on June 1, 2022. Pursuant to the COO Consulting Agreement (defined below), he received $35,000 per month for serving in that role and the COO Employment Agreement (defined below) provides for a base salary equal to $450,000 per year, the ability to earn a bonus of up to 50% of his base salary upon achievement of certain milestones mutually agreed to between us. Upon signing the COO Employment Agreement in 2022, Dr. Mazar received a signing bonus equal to $200,000 and 40,395 shares of restricted common stock, 25% of which vested on the first anniversary of the grant date and the remaining 75% of which vest in equal monthly installments during the 36 months following the first anniversary of the grant date. See “Employment Agreements — Chief Operating Officer” below. Dr. Mazar was granted 37,374 stock options based on performance on October 23, 2023, of which, 25% vested on the grant date and the remaining 75% vest in equal installments on a monthly basis during the 36 months following the grant date.

Narrative Disclosure to Summary Compensation Table
For 2023 and 2022, the compensation program for our named executive officers consisted of base salary and incentive compensation delivered in the form of cash bonuses and equity awards. Base salary was set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Cash bonuses and equity awards were also set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance, in accordance with the employment or similar agreement with the executive. We provide benefits to our named executive officers on the same basis as we provide them to all of its employees, including health, dental and vision insurance.

Employment Agreements
Chief Executive Officer
On April 15, 2015, we entered into an employment agreement with Mr. Schmitt, which was amended on each of February 5, 2016, September 28, 2017, September 23, 2018, January 29, 2019, September 3, 2019, August 1, 2022, January 27, 2023, December 12, 2023 and May 9, 2024 (the CEO Employment Agreement), that provides a base salary equal to $400,000 per year, and the ability to earn an annual bonus of up to 50% of his base salary, 70% of which shall be payable upon achievement of certain milestones mutually agreed to between the Company and Mr. Schmitt and 30% of which shall be payable at the discretion of the Board.
In the event the Company is sold on or before December 31, 2026 for cash in a transaction valued at or above $29.56 per share, immediately prior to the consummation of such transaction, Mr. Schmitt will also be (i) granted shares of common stock under the stock incentive plan of the Company that is then in effect equal to that number of shares that would bring his total ownership (including the shares he owned prior to calculation of the shares to be granted in the sale transaction) to 8.0% of the issued and outstanding shares of common stock immediately prior to the closing of such transaction on a fully diluted basis, and (ii) entitled to receive a cash bonus equal to 100% of his base salary. Further, in the event on or before December 31, 2026 the Company receives between $10,000,000 – 100,000,000 or more in gross revenue pursuant to certain licensing arrangements between the Company and any third party or another non-dilutive capital transaction, Mr. Schmitt will be (i) granted shares of common stock under the stock incentive plan of the Company that is then in effect equal to that number of shares that would bring his total ownership (including the shares he owned prior to calculation of the shares to be granted in the transaction) to 5.0 – 6.0% (depending on the geographic location from which such gross revenue is derived) of the issued and outstanding shares of common stock on a fully diluted basis, and (ii) entitled to receive a cash bonus equal to 25 – 50% of his base salary (depending on the geographic location from which such gross revenue is derived). If the Company closes a transaction or series of related transactions occurring on or before December 31, 2026 pursuant to which the Company issues and sells shares of its common or preferred equity securities in exchange for aggregate gross proceeds of more than $10,000,000, excluding any gross proceeds attributable to sales to Bios Partners L.P. or its affiliates, (a Qualified Financing), Mr. Schmitt will be granted restricted stock units under the stock incentive plan of the Company that is then in effect entitling him, upon vesting, to shares of common stock equal to that number of shares that would bring his total ownership (including the shares he owned prior to calculation of the shares to be granted in the transaction) to 4.25 – 5.0% of the issued and outstanding shares of common stock on a fully diluted basis at the time of the transaction, depending on the per share price of the shares sold in such Qualified Financing. The shares issued to Mr. Schmitt in such transactions will vest as follows: (i) 50% will vest on the first anniversary of the closing of such transaction, and (ii) 50% will vest on the second anniversary of the closing of such transaction. In addition, such shares will vest immediately upon: (i) a change in control, (ii) termination of Mr. Schmitt’s employment by us without ‘‘cause,” (iii) termination of employment by Mr. Schmitt for ‘‘good reason,” or (iv) death or disability. Mr. Schmitt intends to enter into a trading plan in accordance with Rule 10b5-1 around the time of the closing of this offering to provide for the sale of a sufficient number of the shares received on each vesting date to cover applicable tax withholding obligations.
The severance amount payable to Mr. Schmitt upon his termination by the Company for any reason (other than Mr. Schmitt’s death, disability or for “cause”), or termination by Mr. Schmitt for “good reason,” is equal to one times his then current base salary (the CEO Standard Severance Benefits). Upon termination upon a change in control, and if Mr. Schmitt’s employment is terminated by the Company for any reason other than Mr. Schmitt’s death, disability or for “cause,” or termination by Mr. Schmitt for “good reason,” in any such case within the six months immediately preceding or the twelve months immediately following such change in control, Mr. Schmitt is entitled to a payment equal to one and one-half times his then current base salary reduced by the CEO Standard Severance Benefits to which he would be entitled.
Chief Operating Officer
Dr. Mazar assumed the role of Chief Operating Officer on April 1, 2022 pursuant to a consulting agreement, dated March 25, 2022 (the COO Consulting Agreement), which entitled him to compensation equal to $35,000 per month for serving in that role. On June 1, 2022, the COO Consulting Agreement was superseded by an employment agreement (the COO Employment Agreement) that provides for a base salary equal to $450,000 per year, the ability to earn an annual bonus of up to 50% of his base salary upon achievement of certain milestones mutually agreed to between the Company and Dr. Mazar, and a signing bonus equal to $200,000. Upon execution of the COO Employment Agreement, the Company granted to Dr. Mazar 40,395 shares of restricted common stock, 25% of which vested on the first anniversary of the grant date and the remaining 75% of which vest in equal monthly installments during the 36 months following the first anniversary of the grant date. In the event the Company is sold on or before March 31, 2024 for cash in a transaction valued at or above $29.56 per share, immediately prior to the consummation of such transaction, Dr. Mazar will also be granted shares of common stock under the stock incentive plan of the Company that is then in effect equal to that number of shares that would bring his total ownership (including the shares he owned prior to calculation of the shares to be granted in the sale transaction) to 2.0% of the issued and outstanding shares of common stock on the day immediately prior to the closing of such transaction on a fully diluted basis. The shares issued to Dr. Mazar in such transaction will be fully vested as of the date of grant. The severance amount payable to Dr. Mazar upon termination by the Company for any reason (other than Dr. Mazar’s death, disability or for “cause”), or termination by Dr. Mazar for “good reason,” is equal to 100% of his then current base salary plus reimbursement of the cost associated with his premiums for elected COBRA coverage up to $25,000 (the COO Standard Severance Benefits). Upon termination upon a change in control, and if Dr. Mazar’s employment is terminated by the Company for any reason (other than Dr. Mazar’s death, disability or for “cause”), or termination by Dr. Mazar for “good reason,” in any such case within the six months immediately preceding or the twelve months immediately following such change in control, Dr. Mazar is entitled to a payment equal to one times his then current base salary reduced by the COO Standard Severance Benefits to which he would be entitled.
Chief Financial Officer
On February 17, 2024, we entered into a consulting agreement with Mr. Lytle (the Interim CFO Agreement), that provided for a consulting fee equal to $20,000 per month for services of at least 20 hours per week. The Interim CFO Agreement was superseded by an employment agreement (the CFO Employment Agreement) effective June 1, 2024 that provides for a base salary equal to $360,000 per year, and the ability for Mr. Lytle to earn an annual bonus of up to 40% of his base salary upon achievement of certain milestones mutually agreed to between the Company and Mr. Lytle. Upon the closing of this offering, the Company will grant Mr. Lytle options to purchase that number of shares of common stock equal to 1.0% of the Company’s issued and outstanding capital stock on a fully diluted basis as of such date, 25% of which vest on June 1, 2025 and the remaining 75% of which vest in equal monthly installments during the 36 months following June 1, 2025. The CFO Employment Agreement may be terminated by the Company or Mr. Lytle at any time, upon 30 days’ prior written notice thereof to the other party. The severance amount payable to Mr. Lytle upon termination by the Company for any reason (other than Mr. Lytle’s death, disability or for “cause”), or termination by Mr. Lytle for “good reason,” is equal to 50% of his then current base salary (the CFO Standard Severance Benefits). Upon termination upon a change in control, and if Mr. Lytle’s employment is terminated by the Company for any reason (other than Mr. Lytle’s death, disability or for “cause”), or termination by Mr. Lytle for “good reason,” in any such case within the six months immediately preceding or the twelve months immediately following such change in control, Mr. Lytle is entitled to a payment equal to 50% of his then current base salary reduced by the CFO Standard Severance Benefits to which he would be entitled.
Outstanding Equity Awards at Year End
The following table presents information regarding the outstanding stock options and restricted common stock awards held by the Company’s named executive officers at December 31, 2023.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Units of Stock That Have Not Vested	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1)
Daniel M. Schmitt(2)	2/5/16(3)	—	—	—	—	—	—	11,727	$44,114
	2/22/21(4)	—	—	—	—	—	—	107,718	$405,234
Andrew P. Mazar, Ph.D.(2)	2/22/21(5)	—	—	—	—	—	—	8,103	$30,481
	7/7/22(6)	—	—	—	—	—	—	26,089	$98,144
	10/23/23(7)	—	37,374	2.142	10/23/33	—	—	—	—

(1)
The market value of the restricted stock as of December 31, 2023 is calculated by multiplying the number of unvested shares outstanding under the award by $3.762 per share, which is the fair value we used for financial reporting purposes as of such date.

(2)
Each of Mr. Schmitt and Dr. Mazar are also entitled to receive shares of common stock following the consummation of certain transactions, including this offering with respect to Mr. Schmitt. See “Employment Agreements — Chief Executive Officer” and “— Chief Operating Officer” above.

(3)
46,905 restricted common stock awards were granted on February 5, 2016, of which, (i) 11,727 shares vested on the grant date, (ii) 11,726 shares vested on September 18, 2017 upon the hiring of the Company’s Chief Medical Officer, (iii) 11,726 shares vested on January 11, 2018 upon the filing of the Company’s “Investigation of New Drug” application with the FDA, and (iv) 11,726 shares will vest upon the achievement of strategic partnership or licensing transaction with anticipated gross proceeds of at least $25 million.

(4)
369,318 restricted common stock awards were granted on February 22, 2021, of which, 25% vested on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments during the 36 months following the first anniversary of the grant date.

(5)
27,778 restricted common stock awards were granted on February 22, 2021, of which, 25% vested on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments during the 36 months following the first anniversary of the grant date.

(6)
40,395 restricted common stock awards were granted on July 7, 2022, of which, 25% vested on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments during the 36 months following the first anniversary of the grant date.

(7)
37,374 non-qualified stock option awards were granted on October 23, 2023, of which, 25% of the option vests on the first anniversary of the grant date and the remaining 75% vests in equal monthly installments during the 36 months following the first anniversary of the grant date.

Potential Payments upon Termination or Change in Control
Our named executive officers each have employment agreements with us, pursuant to which they are entitled to receive certain benefits upon qualifying termination. See the section “Employment Agreements” above for additional information regarding these benefits.
Clawback Policy
We intend to adopt a clawback policy that is compliant with the Nasdaq rules, as required by the Dodd-Frank Act, to be effective upon the closing of this offering, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Director Compensation
Prior to this offering, we have provided annual grants of restricted stock or stock options to our non-employee directors for their service on the Board. On April 30, 2023, each of our non-employee directors were granted options to purchase 15,942 shares of common stock. The options have an exercise price of $2.142 per share, the fair market value on the date of grant as determined by our board of directors based on an independent third-party valuation. The options vest as to 50% on the award date, and the remaining 50% vest on the first anniversary of the award date, subject to such director’s continued service. We also had a policy of reimbursing all of our non-employee directors for their reasonable out-of-pocket expenses in connection with attending Board and committee meetings.
The following table sets forth compensation earned during the year ended December 31, 2023 by each director who is not a named executive officer and served during the year ended December 31, 2023.
Name	Stock Awards	Option Awards(1)	All Other Compensation	Total
Aaron G.L. Fletcher, Ph.D.(2)	$—	$23,288	$—	$23,288
Les Kreis, Jr.(2)(3)	$—	$23,288	$—	$23,288
Todd Thomson(4)	$—	$23,288	$—	$23,288
Dan Zabrowski, Ph.D.(5)	$—	$23,288	$—	$23,288

(1)
Represents an annual grant on April 30, 2023 of an option to purchase 15,942 shares of common stock with an exercise price of $2.142 per share. The dollar amounts listed reflect the value of the underlying shares as of the grant date calculated in accordance with ASC Topic 718 based upon the fair-market value of our common stock on the date of the grant and, therefore, do not necessarily reflect the actual value received by the individuals. The assumptions made in computing the estimated fair value of such awards are disclosed in Note 9 to our consolidated financial statements included in this prospectus for the fiscal year ended December 31, 2023.

(2)
At December 31, 2023, 8,021 stock options remained outstanding. The stock options granted to each of Dr. Fletcher and Mr. Kreis are held by BP Directors, LP., which is a fund in which Dr. Fletcher and Mr. Kreis are general partners and a Bios Equity Affiliated Fund.

(3)
Mr. Kreis has resigned from the Board effective as immediately prior to the closing of this offering.

(4)
At December 31, 2023, 8,021 stock options remained outstanding. The stock options granted to Mr. Thomson are held by Kairos Venture Partners II, L.P., which is a fund affiliated with the Kairos Venture Affiliated Funds.

(5)
At December 31, 2023, 8,021 stock options remained outstanding. The stock options granted to Dr. Zabrowski are held by the Catharine A. Zabrowski Irrevocable Trust, of which Catherine A. Zabrowski, the wife of Dr. Zabrowski, is the trustee and has sole voting and investment power over such options. Dr. Zabrowski may be deemed to have or share such voting and/or investment power due to the trustee’s status as his spouse. Dr. Zabrowski disclaims beneficial ownership of such shares other than to the extent he may have a pecuniary interest therein.

In connection with this offering, the Board has established, based upon the recommendation of the compensation committee, a compensation program for the non-employee members of the Board. The compensation program is designed to align the directors’ compensation with our business objectives and the creation of stockholder value. The compensation committee and the Board expect to review non-employee director compensation periodically to ensure that such compensation remains competitive and enables us to recruit and retain qualified directors.
Under the non-employee directors’ compensation program, beginning upon the effectiveness of the registration statement for this offering, each non-employee director will receive an annual cash retainer and will receive cash fees for serving as chair or as a member of the audit, compensation or nominating and corporate governance committees, as follows:

Amount
Annual Director Compensation Cash Retainer	$40,000
Annual Chair of the Board or Lead Independent Director Compensation Cash Retainer (in lieu of Annual Director Compensation Cash Retainer)	$70,000
Additional Annual Compensation for Committee Chairs
Audit Committee	$19,000
Compensation Committee	$12,000
Nominating and Corporate Governance Committee	$8,000
Additional Annual Compensation for Committee Members (Other than Chairs)
Audit Committee	$9,000
Compensation Committee	$6,500
Nominating and Corporate Governance Committee	$4,000
In addition, each non-employee director, upon their initial appointment or election, and on an annual basis thereafter, will receive a grant of stock options under our 2024 Plan exercisable for 30,000 and 15,000 shares, respectively, with the initial grant vesting in three equal installments on the first, second, and third anniversary of the grant date, and with the annual grants vesting in full on the first anniversary of the grant date.
Employee Benefit Plans
Stock Incentive Plans
The principal features of our stock incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.
2024 Equity Incentive Plan
In connection with this offering, our board of directors has adopted and our stockholders have approved our 2024 Stock Incentive Plan, or the 2024 Plan, which becomes effective upon the effective date of the registration statement for this offering. Under the 2024 Plan, we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2024 Plan are summarized below.
Eligibility and administration.   Our employees, consultants and directors, and employees and consultants of any subsidiary, will be eligible to receive awards under the 2024 Plan. Following this offering, the 2024 Plan will generally be administered by our Board with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2024 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2024 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2024 Plan, including any vesting and vesting acceleration conditions.
Limitation on awards and shares available.   The number of shares initially available for issuance under awards granted pursuant to the 2024 Plan will be the sum of (1) 12% of the number of “pricing date fully-diluted shares” (as defined below), plus (2) any shares of our common stock which, as of the effective date of the 2024 Plan, remain available for issuance under the 2015 Plan, (3) any shares subject to outstanding awards under the 2015 Plan as of the effective date of the 2024 Plan that become available for issuance under the 2024 Plan thereafter in accordance with its terms, and (4) an annual increase on the first day of each calendar year beginning January 1, 2025 and ending on and including January 1, 2034, equal to the lesser of (A) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the administrator. The entirety of the overall share limit shall be available for awards of incentive stock options. Shares issued under the 2024 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares. For purposes of the 2024 Plan, the “pricing date fully-diluted shares” means, as of the date on which the registration statement of which this prospectus forms a part is declared effective, the sum of (1) the shares of our common stock outstanding on such date (calculated on an as-converted basis after giving effect to the conversion of our outstanding securities into shares in connection with the initial public offering and after giving effect to the issuance of the shares to be sold in this initial public offering and assuming the exercise in full of the underwriters’ over-allotment option in such initial public offering), (2) the shares of our common stock subject to compensatory equity awards (including stock options) outstanding on such date (with the number of shares subject to performance-based compensatory equity awards calculated at the “maximum” level of performance), and (3) all shares of common stock available for future issuance under the 2024 Plan as of such date.
If an award under the 2024 Plan or the 2015 Plan expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the award at a price not greater than the price paid by the participant for such shares or not issuing any shares covered by the award, any shares subject to such award will, as applicable, become or again be available for new grants under the 2024 Plan. Awards granted under the 2024 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2024 Plan.
Awards.   The 2024 Plan provides for the grant of stock options, including incentive stock options (ISOs) within the meaning of Section 422 of the Code, and nonqualified stock options (NSOs); restricted stock; dividend equivalents; restricted stock units (RSUs); stock appreciation rights (SARs); and other stock or cash-based awards. Certain awards under the 2024 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2024 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:
•
Stock Options.   Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. ISOs generally may be granted only to our employees and employees of any subsidiary.

•
SARs.   SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•
Restricted Stock and RSUs.   Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
•
Other Stock or Cash-Based Awards.   Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•
Dividend Equivalents.   RSUs or other stock and cash-based awards may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Such dividend equivalents will only be paid out to the extent that any vesting conditions are subsequently satisfied, unless otherwise determined by the plan administrator. No dividend equivalents will be payable on stock options or SARs.

Performance Awards.   Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to our performance or the performance of a subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
Director Compensation.   The 2024 Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2024 Plan’s limitations. The initial terms of our non-employee director compensation program is described below under the subsection titled “— Director Compensation.”
Certain Transactions.   In connection with certain transactions and events affecting our common stock, including a change in control (as defined below), or change in any applicable laws or accounting principles, the plan administrator has broad discretion to act under the 2024 Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property or terminating awards under the 2024 Plan. In the event of a change in control where the acquirer does not assume awards granted under the 2024 Plan, the plan administrator may provide that awards issued under the 2024 Plan be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. In addition, in the event of certain non-reciprocal transactions with our stockholders (an equity restructuring) the plan administrator will make equitable adjustments to the 2024 Plan and outstanding awards as it deems appropriate to reflect the equity restructuring.
For purposes of the 2024 Plan, a “change in control” means the occurrence of (i) a sale, lease or other disposition of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation (except for a merger or consolidation with an entity controlled by our stockholders), (iii) a reverse merger in which we are the surviving corporation but the Shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or (iv) the adoption of a plan of our dissolution or liquidation.
Foreign Participants, Clawback Provisions, Transferability, and Participant Payments.   With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any clawback policy implemented by us and to the extent set forth in such clawback policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2024 Plan are generally nontransferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2024 Plan and exercise price obligations arising in connection with the exercise of stock options under the 2024 Plan, the plan administrator may, in its discretion, accept cash, wire transfer, or check, shares of our common stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.
Plan amendment and termination.   Our board of directors may amend, suspend, or terminate the 2024 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2024 Plan. No award may be granted pursuant to the 2024 Plan after the tenth anniversary of the date on which our board of directors adopted the 2024 Plan.
2015 Stock Incentive Plan
In April 2015, the Board and our stockholders approved the 2015 Plan. The 2015 Plan will be terminated prior to the completion of this offering, and thereafter we will not grant any additional awards under our 2015 Plan. However, our 2015 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.
Eligibility and Administration.   Our employees, consultants and directors are eligible to receive awards under the 2015 Plan. The Board or a committee or an officer delegated by the Board administers our 2015 Plan. Subject to the terms of our 2015 Plan, the administrator has the power to, among other things, select the persons to whom awards may be granted, determine the type of award to be granted to any person, determine the number and type of shares to be covered by each award, establish the terms and conditions of each award agreement, determine whether and under what circumstances an option may be exercised without a payment of cash, and determine whether and to what extent and under what circumstances shares and other amounts payable with respect to an award may be deferred.
Limitation on Awards and Shares Available.   Subject to certain capitalization adjustments, the aggregate number of shares of our common stock that may be issued pursuant to awards under our 2015 Plan is 2,039,203 shares. No more than 2,039,203 shares of common stock may be issued upon the exercise of incentive stock options under the 2015 Plan. The shares issued pursuant to the 2015 Plan may be authorized but unissued shares or may be shares issued pursuant to the 2015 Plan that have been reacquired by us.

Shares subject to stock awards granted under our 2015 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares and shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our 2015 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us, such shares revert to and again become available for issuance under the 2015 Plan.
Awards.   The 2015 Plan provides for the grant of ISOs, NSOs and restricted common stock. All our employees and any subsidiary employees (including officers and directors who are also employees), as well as all of our non-employee directors and other consultants, advisors and other persons who provide services to us are eligible to receive incentive awards under the 2015 Plan. All awards under the 2015 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
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Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. ISOs may be granted only to our employees and our subsidiary corporations’ employees. All other awards may be granted to employees, directors and consultants of ours and to any of our subsidiary corporations’ employees or consultants. The administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2015 Plan vest at the rate specified by the administrator. The administrator determines the term of stock options granted under our 2015 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of 90 days following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of one year. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of our common stock issued upon the exercise of a stock option will be determined by the administrator and set forth in the award agreement and may include (1) cash, certified check, bank draft and wire transfer, (2) a cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) promissory note and shares pledged as collateral by the optionholder and (5) other legal consideration approved by the administrator.

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
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Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted for such consideration as may be determined by the administrator and set forth in the award agreement and may include (1) cash, certified check, bank draft and wire transfer, (2) a cashless exercise, (3) the tender of shares of our common stock previously owned by the award holder, (4) promissory note and shares pledged as collateral by the award holder and (5) other legal consideration approved by the administrator. Common stock acquired under a restricted stock award are subject to repurchase by us in accordance with the terms of any applicable stockholders’ agreement and such other conditions as set forth in the applicable award agreement. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
As of March 31, 2024, stock options awards covering 393,346 shares of our common stock with a weighted-average exercise price of $2.97 per share were outstanding, unvested restricted stock awards covering 138,385 shares of our common stock were outstanding, and 496,801 shares of our common stock remained available for the future grant of awards under our 2015 Plan. Any shares subject to options that expire or terminate prior to exercise or are withheld to satisfy tax withholding obligations related to an option or the exercise price of an option will be added to the number of shares then available for issuance under our 2024 Plan.
Certain Transactions.   In the event there is a specified type of change in our capital structure not involving receipt of consideration (such as through a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, stock split or reverse stock split), appropriate adjustments will be made to the number of shares available for issuance under our 2015 Plan and the number of shares covered by and, as applicable, the exercise price of each outstanding award granted under our 2015 Plan.
For purposes of the 2015 Plan, a “change of control” means the occurrence of (i) a sale, lease or other disposition of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation (except for a merger or consolidation with an entity controlled by our stockholders), (iii) a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or (iv) the adoption of a plan of our dissolution or liquidation.
In the event of a “change of control”, unless the administrator determines otherwise, then the following actions will occur with respect to outstanding awards:
•
The vesting of all of awards will accelerate as of the change in control date;

•
The surviving or acquiring corporation will assume or continue such awards, or to substitute a similar stock award for such outstanding awards;

•
The administrator may instead provide that awards are cancelled in exchange for cash or other consideration and/or provide a limited period for the exercise of stock options before they will terminate.

The administrator need not take the same action or actions with respect to all stock awards or portions thereof or with respect to all participants or with respect to the vested or unvested portion of such stock awards.
Transferability and Participants Payments.   With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2015 Plan are generally nontransferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2015 Plan and exercise price obligations arising in connection with the exercise of stock options under the 2015 Plan, the plan administrator may, in its discretion, accept cash, wire transfer, or check, shares of our common stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.
Plan Amendment or Termination.   The Board may amend, modify or terminate our 2015 Plan at any time, provided that (1) such action cannot impair the rights of holders of outstanding awards unless the majority of the impaired holders provide consent and (2) any increase in the shares available for issuance, change in employees eligible to receive ISOs, or change in the identity of the granting entity issuing ISOs or shares upon exercise thereof requires approval of our stockholders within 12 months thereafter. Unless terminated sooner by the Board, the 2015 Plan will automatically terminate on August 21, 2032. As discussed above, we will terminate our 2015 Plan prior to the completion of this offering and no new awards will be granted thereunder following such termination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2021 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive and Director Compensation.”
Convertible Promissory Note, Preferred Stock and Warrant Financings
From September 2015 to October 2019, we issued shares of Series A redeemable convertible preferred stock, shares of Series B-1 redeemable convertible preferred stock and warrants to purchase 76,376 shares of our Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) at an exercise price equivalent to $5.27 per share of common stock and warrants to purchase 76,376 shares of our Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) at an exercise price equivalent to $10.55 per share of common stock (collectively referred to as the Series B Warrants). The Series B Warrants will automatically be net exercised and the shares of Series B-1 redeemable convertible preferred stock to be received upon exercise will automatically convert into shares of common stock if the exercise price is less than the offering price in this offering or become exercisable for common stock for a period of two years after the closing of this offering.
In April 2019, we entered into a Series B preferred stock purchase agreement with various investors, pursuant to which we issued and sold in an initial closing and subsequent closings in May 2019, October 2019 and December 2020 an aggregate of 9,808,101 shares (without giving effect to the conversion into common stock) of our Series B-1, B-2, B-3 and B-4 redeemable convertible preferred stock. The Series B-1 per share purchase price was $3.66, the Series B-2 per share purchase price was $3.83, the Series B-3 per share purchase price was $4.00 and the Series B-4 per share purchase price was $4.18, and we received aggregate gross proceeds of approximately $38.6 million.
From August 2022 to June 2023, we entered into a Series C preferred stock purchase agreement with various investors, pursuant to which, in seven separate tranches, we issued and sold an aggregate of 5,570,200 shares (without giving effect to the conversion into common stock) of our Series C redeemable convertible preferred stock at a price per share of $4.36 for aggregate net proceeds of $23.4 million. In connection with the Series C financing, we also issued warrants to Newbridge Securities Corporation, the placement agent, to purchase 18,223 shares of our Series C redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) at an exercise price equivalent to $9.42 per share of common stock (the Series C Warrants). The Series C Warrants will become exercisable for common stock for a period of two years after the closing of this offering.
In February, March and May 2024, we issued to Bios Clinical Opportunity Fund, LP, a Bios Equity Affiliated Fund, the Bridge Notes in the principal amount of $3,000,000, $1,500,000 and $1,000,000, respectively. The Bridge Notes accrue interest at a rate of 7% per annum and are due and payable on August 16, 2024, as amended, subject to their earlier conversion as described below. The Bridge Notes will automatically convert into (i) in the case of a qualified financing (as defined in the Bridge Notes), that number of shares of capital stock issued in such qualified financing equal to the quotient obtained by dividing the outstanding principal amount of a Bridge Note plus all accrued and unpaid interest thereon by the price of shares to be sold in the qualified financing multiplied by 0.80, and (ii) in the case of this offering, such number of shares of common stock equal to the principal amount and the accrued but unpaid interest thereon, divided by 80% of the offering price, or 884,427 shares of common stock, at the initial public offering price of $8.00 per share of common stock. If a qualified financing or this offering is not consummated prior to August 16, 2024, the holder of a Bridge Note may elect to convert such Bridge Note into such number of shares of Series C redeemable convertible preferred stock equal to the principal amount plus the accrued and unpaid interest thereon divided by $4.36, rounded down to the nearest share, or elect that such Bridge Note become fully due and payable in cash. In May 2024, we agreed to amend the terms of the

Series B and Series C Warrants to provide that they will remain exercisable for common stock for a period of two years after the closing of this offering if they are not in the money based on the initial offering price in this offering.
The table below sets forth the number of shares of our Series A, B and C redeemable convertible preferred stock, Series B and Series C Warrants and the Bridge Notes held by holders of more than 5% of our capital stock and their affiliated entities, Bios Equity Affiliated Funds and Kairos Venture Affiliated Funds, as of March 31, 2024, in each case, without giving effect to the conversion into common stock. As of March 31, 2024, assuming (i) the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 13,710,379 shares of our common stock in connection with the closing of this offering; (ii) the conversion of our redeemable preferred stock into an aggregate of 26,070 shares of our common stock upon the net exercise of in-the-money outstanding Series B Warrants, based on the initial offering price of $8.00 per share, and the conversion of any such warrants containing an exercise price greater than the initial offering price per share of common stock into warrants to purchase common stock that will remain exercisable for two years after the closing of the offering, in each case, immediately prior to the closing of this offering, (iii) the conversion of the Bridge Notes into an aggregate of 884,427 shares of our common stock upon the closing of this offering, (iv) the purchase by Bios Equity Affiliated Funds of 437,500 shares of our common stock in this offering, (v) no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock; and (vi) no exercise of outstanding options or vesting of restricted stock units, we will have outstanding an aggregate of approximately 19,111,636 shares of common stock and the Bios Equity Affiliated Funds will beneficially hold approximately 49.74% of our outstanding shares and the Kairos Venture Affiliated Funds will beneficially own approximately 13.99% of our outstanding shares.
Dr. Fletcher, who has served as our director and chairperson of the board since April 2015, has served as the President of Bios Research since 2012. Mr. Kreis, who has served as our director since March 2015, is also a Co-Founder and has served as the Managing Partner of Bios Partners since 2013. Dr. Fletcher and Mr. Kreis are each deemed to beneficially own the shares and warrants (and would be deemed to beneficially own any shares purchased in this offering) held by the Bios Equity Affiliated Funds. Mr. Thomson, our director since September 2022, has served as the Chief Operating and Financial Officer of Kairos Ventures since August 2019. Mr. Thompson is deemed to beneficially own the shares and warrants held by the Kairos Venture Affiliated Funds. In connection with this offering, holders of a majority of the outstanding shares of each series of convertible preferred stock have agreed to cause the conversion of all outstanding shares of convertible preferred stock into common stock immediately prior to the closing of the offering.
Name of Greater than 5% stockholders(1)	Series A Redeemable Convertible Preferred Stock (#)(2)	Series B-1 Redeemable Convertible Preferred Stock (#)(2)	Series B-2 Redeemable Convertible Preferred Stock (#)(2)	Series B-3 Redeemable Convertible Preferred Stock (#)(2)	Series B-4 Redeemable Convertible Preferred Stock (#)(2)	Series B Warrants (#)(2)	Series C Redeemable Convertible Preferred Stock (#)(2)	Series C Warrants (#)(2)	Principal Amount of Bridge Notes ($)(2)(3)
Bios Equity Affiliated Funds	1,500,000	1,474,352	722,167	862,785	8,555,060	136,620	2,178,894	—	$5,500,000
Kairos Venture Affiliated Funds	—	1,904,972	1,307,093	639,365	654,306	102,468	133,417	—	—

(1)
Additional details regarding these stockholders and their equity holdings are provided in “Principal Securityholders.”

(2)
As a result of the 1 for 1.8 reverse stock split effected on June 7, 2024, each series of preferred stock became convertible into common stock based on a conversion ratio of .555555 shares of common stock for each share of preferred stock. The terms of each series of the redeemable convertible preferred stock provide that the holders of at least a majority of the then outstanding shares of such series can vote to cause all shares of such series to be automatically converted into common stock upon the occurrence of a specified event. The holders of at least a majority of the shares of each series consented to the conversion of such shares immediately prior to the completion of this offering.

(3)
The principal amount of Bridge Notes includes the additional $1.0 million note issued in May 2024.

Promissory Note Financing
In August 2024, we issued to Bios Clinical Opportunity Fund, LP, a Bios Equity Affiliated Fund, a promissory note in the principal amount of $200,000 (the August Note). The August Note accrues interest at a rate of 7% per annum and is due and payable on the earlier of (i) the closing of this offering or (ii) August 16, 2024.
Investors’ Rights, Voting and Right of First Refusal and Co-Sale Agreements
The Bios Equity Affiliated Funds and Kairos Ventures Affiliated Funds are parties to the following agreements entered into in connection with the investments described above.
Investor Rights Agreement
We entered into a fourth amended and restated investor rights agreement in November 2022 (the Investor Rights Agreement) with the holders of our redeemable convertible preferred stock, or the preferred stockholders. The Investor Rights Agreement provides for certain customary demand and “piggy-back” registration rights for a period of three years following our initial public offering, with respect to the shares of common stock underlying the redeemable convertible preferred stock owned by the preferred stockholders. All expenses incurred in connection with registrations, filings or qualifications, including (without limitation) all registration, filing and qualification fees, printer’s fees, accounting fees and fees and disbursements of our counsel and the reasonable fees and disbursements of one counsel for the selling holders not to exceed $30,000 per registration, but excluding underwriting discounts and commissions relating to registrable securities, will be borne by us.
The preferred stockholders also agreed, pursuant to the Investor Rights Agreement, subject to certain exceptions, not to sell any registrable securities for a period of at least 180 days following the date of a final prospectus relating to the registration by us of shares of our common stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, subject to certain exceptions.
In addition, pursuant to the Investor Rights Agreement, we granted each of the preferred stockholders that, individually or together with such preferred stockholder affiliates, holds at least 379,513 shares of registrable securities, a pro rata right, based on their respective percentage equity ownership in us (assuming the conversion of all outstanding preferred stock into common stock and the exercise of all options outstanding under our stock plans), to participate in subsequent issuances of our equity securities, not including exempted securities (as defined in the fifth amended and restated certificate of incorporation) or shares of common stock issued in our initial public offering. Such rights terminate immediately before the closing of this offering.
Voting Agreement
We entered into a fourth amended and restated voting agreement in November 2022 (the Voting Agreement) with the preferred stockholders. Through the date of this offering, our Board consisted of five members. The holders of the Series A Preferred Stock, voting as a separate class, were entitled to elect one member of the Board, with the initial director being Dr. Fletcher, the holders of the Series B Preferred Stock, voting as a separate class, were entitled to elect two members of the Board, with the initial directors being Messrs. Kreis, Jr. and Thomson, and the holders of the Series C Preferred Stock, voting as a separate class, were entitled to elect one member of the Board. No director was elected by the holders of the Series C Preferred Stock. The holders of common stock, voting as a separate class, were entitled to elect one member of the Board, with the initial director being Mr. Schmitt. The holders of the Preferred Stock and the common stock voting together as a single class on an as-converted basis were also entitled to elect one additional “independent” director, as such term is defined in the Exchange Act, with the initial director being Dr. Zabrowski.
The Voting Agreement will terminate upon the closing of this offering, and members previously elected to the Board pursuant to the Voting Agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock. The composition of the Board is described in more detail in the section titled “Management.”
Right of First Refusal and Co-Sale Agreement
We entered into a fourth amended and restated right of first refusal and co-sale agreement in November 2022 (the ROFR and Co-Sale Agreement) with Mr. Schmitt, Dr. Mazar and Dr. Francis Giles, each referred to in the ROFR and Co-Sale Agreement as a key holder, and certain holders of our preferred stock that individually or together with their respective affiliates, hold at least 379,513 shares of common stock (on an as-converted basis), which holders are referred to in the ROFR and Co-Sale Agreement as major investors. Pursuant to the ROFR and Co-Sale Agreement, the major investors have a right of first refusal on certain transfers of our shares by the key holders, and if any shares proposed to be transferred by a key holder is not purchased pursuant to the major investors’ right of first refusal and is to be sold to a prospective transferee, the major investors have a right of co-sale in respect of such transfers. The ROFR and Co-Sale Agreement will terminate upon the closing of this offering.
Indemnification Agreements
We have entered into indemnification agreements with certain of our current directors and executive officers, and intend to enter into new indemnification agreements with each of our current directors and executive officers before the completion of this offering. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law. See the section of this prospectus titled “Management — Limitation on Liability and Indemnification Matters.”
Policies and Procedures for Related Party Transactions
We intend to adopt a written related-person transactions policy prior to the completion of this offering that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than five percent of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:
•
the risks, costs and benefits to us;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the actual beneficial ownership of our common stock as of July 1, 2024 by:
•
each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our named executive officers, directors and director nominees; and

•
all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Applicable percentage ownership is based on 19,111,636 shares of common stock outstanding on July 1, 2024, which gives effect to:
•
the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering;

•
the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock immediately prior to the closing of this offering at a conversion ratio of 0.555555 shares of common stock per share of preferred stock, which reflects the reverse stock split referenced below;

•
26,070 shares of common stock issuable upon the conversion of our Series B-1 redeemable preferred stock to be issued upon the automatic net exercise of warrants outstanding as of March 31, 2024, with an exercise price equivalent to $5.27 per shares of common stock, immediately prior to the completion of this offering, based on the initial public offering price of $8.00 per share of common stock;

•
884,427 shares of our common stock issuable upon the automatic conversion of the Bridge Notes, based on the initial public offering price of $8.00 per share of common stock; and

•
a 1-for-1.8 reverse stock split of our common stock, which we effected on June 7, 2024.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all our common stock beneficially owned by them.
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering	After Offering
Directors, Director Nominees and Named Executive Officers
Daniel M. Schmitt(1)	572,847	3.72%	2.99%
Andrew Mazar(2)	104,422	*	*
Paul Lytle	—	—	—
Aaron G.L. Fletcher(3)(4)	9,628,266	58.81%	47.95%
Todd Thomson(5)	2,680,835	17.34%	13.99%
Les Kreis, Jr.(4)(6)	9,620,556	58.77%	47.91%
Daniel Zabrowski(7)	92,290	*	*
Jason Keyes	—	—	—
Amy Ronneberg	—	—	—
Roger Sawhney	—	—	—
All directors, director nominees and executive officers (10 individuals)(8)	13,249,327	84.84%	68.56%
5% Beneficial Holders
Bios Equity Affiliated Funds(4)	9,551,181	58.34%	47.56%
Kairos Venture Affiliated Funds(5)	2,680,835	17.34%	13.99%

*
Represents beneficial ownership less than 1%.

(1)
Includes (i) 22,223 shares of common stock held by The Andrew Schmitt Irrevocable Trust, dated December 31, 2019, of which Mr. Schmitt is trustee, (ii) 22,223 shares of common stock held by The Anna Schmitt Irrevocable Trust, dated December 31, 2019, of which Mr. Schmitt is trustee, (iii) 22,223 shares of common stock held by The Edward Schmitt Irrevocable Trust, dated December 31, 2019, of which Mr. Schmitt is trustee, (iv) 490,790 shares of common stock held by The Schmitt Family Irrevocable Trust, dated December 31, 2019, of which Mr. Schmitt is trustee, and (v) 15,388 shares of restricted common stock that vest within 60 days.

(2)
Includes 2,841 shares of restricted common stock that vest within 60 days.

(3)
Includes (i) 60,973 shares of common stock held by Dr. Fletcher directly, (ii) 8,056 shares of common stock held by the KF Legacy Trust U/A/D December 7, 2016, which has an independent trustee, and (iii) 8,056 shares of common stock held by the MF Legacy Trust U/A/D December 7, 2016, which has an independent trustee. Dr. Fletcher disclaims beneficial ownership of the shares held by each of the KF Legacy Trust U/A/D December 7, 2016 and the MF Legacy Trust U/A/D December 7, 2016, which are trusts for the benefit of his children, other than to the extent he may have a pecuniary interest therein.

(4)
Includes (i) 153,702 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock and 147,047 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock held by Bios Actuate Co-Invest I, LP, (ii) 2,094,650 shares of common stock issuable upon the conversion of shares of Series B-4 Preferred Stock held by Bios Actuate Co-Invest II, LP, (iii) 573,394 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Bios Actuate Co-Invest III, LP, (iv) 307,538 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by Bios Fund I QP, LP, (v) 525,797 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by Bios Fund I, LP, (vi) 61,857 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock, 23,628 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock, 44,559 shares of common stock issuable upon the conversion of shares of Series B-3 Preferred

Stock, and 4,991 shares of common stock issuable upon the exercise and conversion of securities underlying Series B Warrants held by Bios Fund II NT, LP, (vii) 462,073 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock, 176,499 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock, 332,867 shares of common stock issuable upon the conversion of shares of Series B-3 Preferred Stock, and 37,278 shares of common stock issuable upon the exercise and conversion of shares of securities underlying Series B Warrants held by Bios Fund II QP, LP, (viii) 141,457 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock, 54,032 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock, 101,900 shares of common stock issuable upon the conversion of shares of Series B-3 Preferred Stock, and 11,412 shares of common stock issuable upon the exercise and conversion of securities underlying Series B Warrants held by Bios Fund II, LP, (ix) 326,547 shares of common stock issuable upon the conversion of shares of Series B-4 Preferred Stock and 78,267 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Bios Fund III NT, LP, (x) 2,022,029 shares of common stock issuable upon the conversion of shares of Series B-4 Preferred Stock and 484,638 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Bios Fund III QP, LP, (xi) 309,589 shares of common stock issuable upon the conversion of shares of Series B-4 Preferred Stock and 74,202 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Bios Fund III, LP, (xii) 84,917 shares of common stock and 31,884 shares of common stock underlying options that are or will be exercisable within 60 days held by BP Directors, LP, and (xiii) 884,427 shares of common stock issuable upon the conversion of the Bridge Notes held by Bios Clinical Opportunity Fund, LP. The amounts shown do not reflect the 437,500 shares of common stock that the Bios Equity Affiliated Funds agreed to purchase in this offering. After giving effect to this purchase, the Bios Equity Affiliated Funds will beneficially own 49.74% of our issued and outstanding shares of common stock after this offering. Bios Equity Partners, LP is the general partner of Bios Actuate Co-Invest I, LP; Bios Equity Partners III, LP is the general partner of Bios Actuate Co-Invest II, LP, Bios Actuate Co-Invest III, LP, Bios Fund III NT, LP, Bios Fund III QP, LP, Bios Fund III, LP; Bios Equity Partners, LP is the general partner of Bios Fund I QP, LP and Bios Fund I, LP; Bios Equity Partners II, LP is the general partner of Bios Fund II NT, LP, Bios Fund II QP, LP and Bios Fund II, LP; Mr. Fletcher and Mr. Kreis, Jr. are the general partners of BP Directors, LP; and Bios Equity COF, LP is the general partner of Bios Clinical Opportunity Fund, LP (collectively, the Bios Equity Affiliated Funds). Cavu Management, LP, an entity managed and controlled by Mr. Kreis, Jr., and Bios Capital Management, LP, an entity managed and controlled by Dr. Fletcher (Bios Capital Management, LP), are the general partners of Bios Equity Partners, LP, Bios Equity Partners II, LP and Bios Equity Partners III, LP. Bios Capital Management, LP is the general partner of Bios Equity COF, LP. Cavu Advisors LLC, an entity that is managed and controlled by Mr. Kreis, Jr., is the general partner of Cavu Management LP. Bios Advisors GP, LLC, an entity that is managed and controlled by Dr. Fletcher, is the general partner of Bios Capital Management, LP. The shares owned by Bios Equity Affiliated Funds are aggregated for purposes of reporting share ownership information. Mr. Kreis, Jr. and Dr. Fletcher share voting and investment control with respect to shares held by the Bios Equity Affiliated Funds. The address for Bios Equity Affiliated Funds is 1751 River Run, Suite 400, Fort Worth, Texas 76107.
(5)
Includes (i) 138,889 shares of common stock issuable upon the conversion of shares of Series B-3 Preferred Stock, 132,908 shares of common stock issuable upon the conversion of shares of Series B-4 Preferred Stock, and 49,984 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Kairos SPV Fund LLC, (ii) 726,163 shares of common stock issuable upon the conversion of shares of Series B-2 Preferred Stock and 146,870 shares of common stock issuable upon the conversion of shares of Series B-3 Preferred Stock held by Kairos Venture Opportunities I, L.P., (iii) 47,318 shares of common stock issuable upon the conversion of shares of common stock held directly, 1,058,318 shares of common stock issuable upon the conversion of shares of Series B-1 Preferred Stock, 69,445 shares of common stock issuable upon the conversion of shares of Series B-3 Preferred Stock, 40,261 shares of common stock issuable upon the exercise and conversion of securities underlying Series B Warrants, and 15,942 shares of common stock underlying options that are or will be exercisable within 60 days held by Kairos Venture Partners II, L.P., and (iv) 230,597 shares of common stock issuable upon the conversion of shares of Series B-4 Preferred Stock and 24,138 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by Kairos-Actuate SPV L.P. Kairos Venture Investments, LLC is the manager of Kairos SPV Fund LLC; Kairos

Venture Opportunities GP I, LLC is the general partner of Kairos Venture Opportunities I, L.P.; and Kairos Venture Partners GP II, LLC is the general partner of Kairos-Actuate SPV L.P. and Kairos Venture Partners II, L.P. (collectively, the Kairos Venture Affiliated Funds). The shares owned by Kairos Venture Affiliated Funds are aggregated for purposes of reporting share ownership information. Mr. Thomson shares voting and investment control with James Demetriades, CEO of Kairos Ventures, with respect to shares held by the Kairos Venture Affiliated Funds. The address for Kairos Venture Affiliated Funds is 9440 S. Santa Monica Blvd., Ste. 710, Beverly Hills, CA 90210.
(6)
Includes 69,375 shares held by Circle K Invesco, LP, of which Mr. Kreis is the sole beneficiary and sole manager of Circle K Invesco GP, LLC, the manager of Circle K Invesco, LP.

(7)
Includes 76,348 shares of common stock and 15,942 shares of common stock underlying options that are exercisable within 60 days held by the Catharine A. Zabrowski Irrevocable Trust, of which Catherine A. Zabrowski, the wife of Dr. Zabrowski, is the trustee and has sole voting and investment power over such shares and options. Dr. Zabrowski may be deemed to have or share such investment and/or voting power due to the trustee’s status as his spouse. Dr. Zabrowski disclaims beneficial ownership of such shares other than to the extent he may have a pecuniary interest therein.

(8)
Includes 63,768 shares of common stock underlying options that are or will be exercisable within 60 days and 18,229 shares of restricted common stock that will be vested within 60 days.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes some of the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors’ rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.
Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, par value of $0.000001 per share, and 10,000,000 shares of preferred stock, par value $0.000001 per share.
Common Stock
Outstanding Shares
As of March 31, 2024, there were 16,311,636 shares of our common stock outstanding, including 138,385 shares subject to forfeiture, held of record by 297 stockholders, assuming the conversion of all of our outstanding shares of redeemable convertible preferred stock into 13,710,379 shares of common stock immediately prior to the completion of this offering. The number of shares of common stock outstanding does not include the shares issuable under our warrants that are not in-the-money, options, equity awards and plans, and other contractual rights to acquire common stock, as described below.
Voting Rights
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our amended and restated certificate of incorporation also provides that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our amended and restated certificate of incorporation. See the subsection titled “— Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws-Amendment of Charter Provisions” below.
Dividends
Subject to preferences that may apply to any outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if and when declared by our board of directors out of funds legally available therefor.
Liquidation
In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Rights, Preferences and Privileges
Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Fully Paid and Nonassessable
All of our outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
Upon the completion of this offering, all of our currently outstanding shares of redeemable convertible preferred stock will convert into common stock at a conversion ratio of 0.555555 shares of common stock per share of preferred stock and we will not have any shares of preferred stock outstanding. The terms of each series of the redeemable convertible provide that the holders of at least a majority of the then outstanding shares of such series can vote to cause all shares of such series to be automatically converted into common stock upon the occurrence of a specified event. The holders of at least a majority of the shares of each series consented to the conversion of such shares immediately prior to the completion of this offering. Immediately prior to the completion of this offering, our amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Our amended and restated certificate grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of our common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of our company or an unsolicited acquisition proposal.
Warrants
Series B-1 Preferred Stock Warrants or Common Stock Warrants
As of March 31, 2024, there were outstanding warrants to purchase an aggregate of 152,752 shares of our Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock), consisting of warrants to purchase 76,376 shares of our Series B-1 redeemable convertible preferred stock at an exercise price equivalent to $5.27 per share and warrants to purchase 76,736 shares of our Series B-1 redeemable convertible preferred stock at an exercise price equivalent to $10.55 per share of common stock, in each case subject to adjustment as set forth in the warrants (collectively, the Series B Warrants). The Series B Warrants provide that to the extent such warrant is not previously exercised, it will be deemed to have been automatically converted pursuant to the net exercise provision of the Series B Warrants as of immediately before its expiration, involuntary termination or cancellation if the then-fair market value of a share issuable under the warrant exceeds the exercise price, as adjusted. The Series B Warrants also include a cashless exercise feature allowing the holder to receive shares underlying the applicable Series B Warrant in an amount reduced by the aggregate of the exercise price that would have been payable upon exercise of the applicable Series B Warrant for such shares. In the event the Series B Warrants are not exercised prior to the closing of this offering, based on the initial public offering price of $8.00 per share of common stock, (i) such in-the-money warrants will be automatically net exercised for shares of our Series B-1 redeemable convertible preferred stock, and such shares of Series B-1 redeemable convertible preferred stock shall subsequently be converted into 26,070 shares of our common stock upon the closing of this offering and (ii) such out-of-the money Series B Warrants will become exercisable for shares of common stock with an exercise price of $10.55 per share for a period of two years after the closing of this offering. Upon exercise or conversion, the shares underlying the Series B Warrants will be entitled to the registration rights set forth in our amended and restated investors’ rights agreement. See “— Registration Rights” for additional information.

Series C Preferred Stock Warrants
As of March 31, 2024, there were outstanding warrants to purchase an aggregate of 18,223 shares of our Series C redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock) at an exercise price equivalent to $9.42 per share of common stock, subject to adjustment as set forth in the warrants (the Series C Warrants). The Series C Warrants provide that to the extent such warrant is not previously exercised, it will be deemed to have been automatically converted pursuant to the net exercise provision of the Series C Warrants as of immediately before its expiration, involuntary termination or cancellation if the then-fair market value of a share issuable under the warrant exceeds the exercise price, as adjusted. The Series C Warrants also include a cashless exercise feature allowing the holder to receive shares underlying the applicable Series C Warrant in an amount reduced by the aggregate of the exercise price that would have been payable upon exercise of the applicable Series C Warrant for such shares. In the event the Series C Warrants are not exercised prior to the closing of this offering, and such Series C Warrants’ exercise price per share exceeds the initial public offering price per share of common stock, such Series C Warrants will become exercisable for shares of common stock with an exercise price of $9.42 per share for a period of two years after the closing of this offering. Upon exercise or conversion, the shares underlying the Series C Warrants will be entitled to the registration rights set forth in our amended and restated investors’ rights agreement. See “— Registration Rights” for additional information.
Equity Awards
As of March 31, 2024, under our 2015 Plan, we have outstanding stock options to purchase approximately 393,346 shares of common stock, which have an average remaining life of approximately 9.34 years and a weighted average exercise price of approximately $2.97 per share and, since March 31, 2024, we have not issued any additional stock options under the 2015 Plan. As of the effective date of the registration statement for this offering, the 2024 Plan will replace the 2015 Plan and provide for shares to be initially available for grants under such plan after the closing, plus any remaining shares available under the 2015 Plan as of such date and any shares under awards under the 2015 that are subsequently cancelled, forfeited or expire will become available for grant under the 2024 Plan.
Registration Rights
Upon the completion of this offering and subject to the lock-up agreements entered into in connection with this offering and federal securities laws, certain holders of shares of our common stock, including those shares of our common stock that will be issued upon the conversion of our redeemable convertible preferred stock and the exercise of our outstanding preferred stock warrants in connection with this offering, will initially be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our investors’ rights agreement and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will terminate upon the earliest of (i) with respect to each stockholder, such date, on or after the closing of this offering, on which all registrable shares held by such stockholder may immediately be sold during any 90-day period pursuant to Rule 144 of the Securities Act, or Rule 144 and (ii) the occurrence of a deemed liquidation event, as defined in our amended and restated certificate of incorporation, as currently in effect.
Demand Registration Rights
Upon the completion of this offering, holders of approximately 13,721,516 shares of our common stock issuable upon conversion of outstanding redeemable convertible preferred stock and the exercise and subsequent conversion of outstanding warrants to purchase our redeemable convertible preferred stock will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement of which this prospectus is a part, certain investors holding, collectively, holding at least 50% of registrable securities may, on not more than two occasions, request that we register all or a portion of their shares, subject to certain specified exceptions. If any of these holders exercises its demand registration rights, then holders of approximately 13,721,516 shares of our common stock issuable upon conversion of the shares of our redeemable convertible preferred stock and the exercise and subsequent conversion of outstanding warrants to purchase redeemable convertible preferred stock in connection with this offering will be entitled to register their shares, subject to specified conditions and limitations in the corresponding offering. Such request for registration must cover shares with an anticipated offering price of at least $18.40 per share and an anticipated aggregate offering price of at least $60.0 million, net of selling expenses.
Piggyback Registration Rights
In connection with this offering, holders of approximately 13,721,516 shares of our common stock issuable upon conversion of outstanding redeemable convertible preferred stock and the exercise and subsequent conversion of outstanding warrants to purchase redeemable convertible preferred stock are entitled to their rights to notice of this offering and to include their shares of registrable securities in this offering. The requisite percentage of these stockholders have waived all such stockholders’ rights to notice of this offering and to include their shares of registrable securities in this offering. In the event that we propose to register any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of 13,768,044 registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.
S-3 Registration Rights
Upon the closing of this offering, the holders of approximately 13,721,516 registrable securities will initially be entitled to certain Form S-3 registration rights. The holders of at least 25% of the shares entitled to certain Form S-3 registration rights may, on not more than two registrations on Form S-3 within any 12‑month period, request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price which equals at least $1.0 million, net of selling expenses. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.
Indemnification
Our investors’ rights agreement contains customary cross indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in a registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.
Certain Anti-Takeover Provisions of Delaware Law
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.
Staggered Board of Directors
Our amended and restated certificate of incorporation provide that our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. For more information on the classified board of directors, see the section titled “Management — Classified Board of Directors.” This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the Court of Chancery) (or, in the event the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
See “Management — Limitation on Liability and Indemnification of Directors and Officers.”

Transfer Agent
Upon the closing of this offering, the transfer agent and registrar for our common stock will be Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 51 Mercedes Way, Edgewood, NY 11717.
Listing
Our common stock has been approved for listing on the Nasdaq Global Market under the trading symbol “ACTU”.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of our common stock, including shares issued upon the exercise of outstanding options, in the public market after the completion of this offering, or the perception that those sales may occur, could adversely affect the prevailing market price for our common stock from time to time or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after the completion of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.
Sale of Restricted Shares
Based on the number of shares of our common stock outstanding as of March 31, 2024, upon the closing of this offering and assuming (i) the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 13,710,379 shares of our common stock in connection with the closing of this offering; (ii) the conversion of our redeemable preferred stock into an aggregate of 26,070 shares of our common stock upon the net exercise of outstanding Series B Warrants, based on the initial offering price of $8.00 per share, and the amendment of such warrants containing an exercise price greater than the initial offering price per share of common stock, immediately prior to the closing of this offering, to become exercisable for common stock following the offering (which are not assumed to be exercised), (iii) the conversion of the Bridge Notes into an aggregate of 884,427 shares of our common stock upon the closing of this offering, (iv) no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock; (v) no exercise of the underwriters’ warrants to purchase up to 161,000 shares of our common stock at an exercise price equal to 125% of the initial public offering price; and (vi) no exercise of outstanding options or restricted stock units, we will have outstanding an aggregate of approximately 19,111,636 shares of common stock.
Of these shares, all shares of common stock to be sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 or subject to lock-up agreements.
Substantially all remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.
As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of shares of our common stock outstanding (calculated as of March 31, 2024 on the basis of the assumptions described above and assuming no exercise of the underwriters’ option to purchase additional shares, if any, and no exercise of outstanding options), the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:
Approximate Number of Shares	First Date Available For Sale Into Public Market
16,064,383 shares	181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.
We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such acquisition and investment.

In addition, the shares of common stock reserved for future issuance under our 2024 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.
Rule 144
In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144.
Under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, and we are current in our Exchange Act reporting at the time of sale, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the 90 days preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least 12 months, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable).
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:
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1% of the number of shares of common stock then outstanding, which will equal approximately 191,116 shares of common stock immediately upon the closing of this offering (calculated as of March 31, 2024 on the basis of the assumptions described above and assuming no exercise of the underwriters’ over-allotment option, if any, and no exercise of outstanding options); or

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the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) and who are not our “affiliates” as defined in Rule 144 during the immediately preceding 90 days, is entitled to rely on Rule 701 to resell such shares beginning 90 days after the date of this prospectus in reliance on Rule 144, but without complying with the notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Persons who are our “affiliates” may resell those shares beginning 90 days after the date of this prospectus without compliance with minimum holding period requirements under Rule 144 (subject to the terms of the lock-up agreement referred to below, if applicable).

Lock-Up Agreements
In connection with this offering, we, our directors, our executive officers and holders of more than 1.0% of our other outstanding shares of common stock or securities convertible into or exchangeable for shares of our common stock outstanding upon the closing of this offering, have agreed, subject to certain limited exceptions, with the underwriters not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any shares of our common stock or any options to purchase shares of our common stock, or any securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through and including the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters, and certain other limited exceptions. These agreements are described in the section of this prospectus titled “Underwriting.”
In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders holding substantially all of the remainder of our outstanding shares, including the amended and restated investors’ rights agreement and stock restriction agreements, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.
Registration Rights
Upon the closing of this offering, the holders of approximately 13,768,044 shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. See the section of this prospectus titled “Description of Capital Stock — Registration Rights” for additional information regarding these registration rights.
Equity Incentive Plans
We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under outstanding options under the 2015 Plan and reserved for issuance under the 2024 Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (IRS), all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
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certain former citizens or long-term residents of the United States;

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partnerships or other pass-through entities (and investors therein);

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“controlled foreign corporations;”

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“passive foreign investment companies;”

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corporations that accumulate earnings to avoid U.S. federal income tax;

•
banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

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tax-exempt organizations and governmental organizations;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds

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persons subject to the alternative minimum tax;

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persons that own, or have owned, actually or constructively, more than 5% of our common stock at any time;

•
accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•
persons holding our common stock as part of a hedging or conversion transaction, straddle, synthetic security, constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING,

OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Common Stock
We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “Gain on Disposition of Our Common Stock” below.
Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Prospective investors should consult their tax advisors concerning whether they may benefit from an applicable income tax treaty.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Our Common Stock
Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:
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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

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the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

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our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market (as defined by applicable Treasury Regulations).

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are or become a USRPHC and the “regularly traded” exception noted above does not apply to the disposition, a non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities
FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. FATCA currently applies to dividends paid on our common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.
Prospective investors are encouraged to consult with their own tax advisors regarding the potential implications of FATCA on their investment in our common stock.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING
Titan Partners Group LLC, a division of American Capital Partners, LLC, is acting as the representative of the underwriters of the offering (herein referred to as the “Representative”). We have entered into an underwriting agreement dated August 12, 2024 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share of common stock, less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Underwriter	Number of Shares
Titan Partners Group LLC, a division of American Capital Partners, LLC	1,020,000
Newbridge Securities Corporation	1,780,000
Total	2,800,000
The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the securities covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-Allotment Option
We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 30 days after the date of this prospectus, to purchase from us up to an additional 420,000 shares of our common stock at the public offering price of $8.00 per share (which equals 15% of the shares of common stock initially sold in this offering), less the underwriting discounts and commissions set forth on the cover of this prospectus to cover over-allotments, if any. To the extent that the Representative exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the other shares of common stock are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $25,760,000 and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $23,956,800 (based on the initial offering price of $8.00 per share).
Discounts and Commissions; Expenses
The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.
	Per Share	Total Without Over-allotment Option	Total With Full Over-allotment Option
Public offering price	$8.00	$22,400,000	$25,760,000
Underwriting discounts and commissions (7.0%)	$0.56	$1,568,000	$1,803,200
Proceeds, before expenses, to us	$7.44	$20,832,000	$23,956,800

We have also paid an advance of $50,000 to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering, or the Advance. The Advance will be returned to us to the extent not actually incurred by the Representative in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).
The underwriters propose to offer the shares of common stock offered by us to the public at the public offering price per share of common stock set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price less a concession of $0.336 per share of common stock. After the initial public offering, the public offering price and concession to dealers may be changed.
Under the terms of our engagement with the Representative, upon the closing of this offering, the Representative will receive a cash fee of $175,000 in connection with the placement of the Bridge Notes in March 2024 and May 2024 (equal to 7% of the gross proceeds therefrom).
We have also agreed to reimburse the Representative and other members of the syndicate, as applicable, up to $150,000 for legal fees, costs and expenses and we estimate that total expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $1,665,000.
Discretionary Accounts
The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.
Indemnification
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Lock-Up Agreements
We and our officers and directors, and the holders of 1.0% or more of the outstanding shares of our common stock as of the effective date of the registration statement of which this prospectus is a part, have agreed, subject to limited exceptions, for a period of 180 days with respect to us, and for a period of 180 days with respect to our officers, directors, and holders of 1.0% or more of the outstanding shares of our common stock, after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Representative. In addition, substantially all of the remainder of our outstanding shares are subject to agreements with us under which the holders agreed to not to offer, sell or transfer our equity securities, subject to certain exceptions, for 180 days after the date of this prospectus. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.
Pricing of this Offering; Market Information
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:
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the information included in this prospectus and otherwise available to the Representative;

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the valuation multiples of publicly-traded companies that the Representative believes to be comparable to us;

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our financial information;

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our prospects and the history and the prospects of the industry in which we compete;

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an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

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the present state of our development; and

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the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after the offering our common stock will not trade in the public market at or above the public offering price.
Underwriters’ Warrants
We have agreed to issue to the underwriters (or their permitted designees) warrants to purchase up to a total of 161,000 shares of common stock (5.0% of the shares of common stock issued in this offering, including the over-allotment, if any). The Representative will receive the number of warrants equal to 5.0% of the shares of common stock issued in this offering (including the over-allotment, if any) other than the shares of common stock allocated to Newbridge Securities Corporation. Newbridge Securities Corporation will receive the number of warrants equal to 5.0% of the shares of common stock allocated to it in the offering. The warrants are exercisable at a per share price equal to $10.00 per share, or 125% of the initial public offering price per share of common stock issued in this offering (based on the initial public offering price of $8.00 per share), and become exercisable on a cashless basis after 15 months from issuance. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The underwriters (or their permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period commencing 180 days from the commencement of sales of the common stock in this offering. The warrants will expire three years from the commencement of sales of common stock in this offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. The warrants do not have any registration rights, but will be freely tradable if sold in a resale pursuant to the requirements of Rule 144.
Tail Financing
The Representative shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors the Representative has introduced to us in connection with this offering other than certain affiliates of the Company, if such Tail Financing is consummated at any time within the eighteen (18) months period following the expiration or termination of the engagement letter between the Representative and us dated February 28, 2024, as amended. The Tail Financing shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by Actuate for cause, which shall be a material failure by the Representative to provide the services as contemplated by the engagement letter between Actuate and the Representative or fraud, gross negligence or willful misconduct by the Representative.
Nasdaq Global Market Listing
Our common stock has been approved for listing on the Nasdaq Global Market under the symbol “ACTU”.
Transfer Agent and Registrar
The transfer agent and registrar of our common stock is Broadridge Corporate Issuer Solutions, LLC.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:
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Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

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Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

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Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

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Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.
Other
From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.
An affiliate of Newbridge Securities Corporation (Newbridge), an underwriter in this offering, has previously acted as a placement agent for Bios Partners, in raising capital for Bios Fund III, NT and QP, LP and related special purpose vehicle funds Bios Actuate Co-Invest II, LP, Bios ONL Co-Invest I, LP and Bios SIRPant Co-Invest I, LP (collectively, Bios Fund III Entities), managed by Bios Partners, LP, the largest shareholder of the Company. The Bios Fund III Entities collectively own 5,389,922 shares of Actuate on an as converted and reverse stock split adjusted basis. Pursuant to the terms of that engagement, the affiliate of Newbridge currently receives between 40.0% and 50.0% of the management fee and 20.0% of the final carried interest generated by the capital raised by Newbridge for Bios Fund III Entities, which includes amounts resulting from the management fee and returns generated by Bios Fund III Entities’ holdings in the Company.
In addition, Newbridge served as placement agent for approximately $7.1 million of the Company’s Series C financing between August 2022 and June 2023. In connection with the engagement, Newbridge received an 8.5% cash fee of approximately $0.6 million, a reimbursement of $30,000 of expenses and a 2.0% warrant fee consisting of 18,223 Series C Warrants, as adjusted for the 1.8 for 1 reverse stock split. For more information about the Series C financing, see “Certain Relationships and Related Party Transactions — Convertible Promissory Note, Preferred Stock and Warrant Financings” in this prospectus.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
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to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

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to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the
Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab

Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. McGuireWoods LLP, New York, New York is representing the underwriters.
EXPERTS
The consolidated financial statements of Actuate Therapeutics, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this Prospectus and Registration Statement on Form S-1 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern), which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.actuatetherapeutics.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

ACTUATE THERAPEUTICS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Page
Audited Condensed Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2023 and 2022	F-3
Consolidated Statements of Operations for the years ended December 31, 2023 and 2022	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2023 and 2022	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2023 and 2022	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2024 and 2023	F-25
Condensed Consolidated Statements of Operations for the three months ended March 31, 2024 and 2023	F-26
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2024 and 2023	F-27
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2024 and 2023	F-28
Notes to Consolidated Financial Statements	F-29

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Actuate Therapeutics, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Actuate Therapeutics, Inc. and subsidiary (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses, has had negative operating cash flows and has not recognized any revenues since its inception. In addition, the Company has an accumulated deficit of $105,094,521 as of December 31, 2023 and is dependent on its ability to raise capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KMJ Corbin & Company LLP
We have served as the Company’s auditor since 2021.
Irvine, California
February 29, 2024
(except for the retroactive effect of the 1-for-1.8 reverse stock split as described in the “Reverse Stock Split” section of Note 13, as to which the date is June 7, 2024)

ACTUATE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2022
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,958,659	$20,449,310
Prepaid assets and other current assets	36,907	33,746
Total current assets	2,995,566	20,483,056
Total assets	$2,995,566	$20,483,056
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,421,840	$2,130,847
Accrued compensation	277,500	132,033
Other accrued expenses	3,221,254	2,082,102
Total current liabilities	6,920,594	4,344,982
Long term liabilities:
Accrued interest	130,041	86,400
Warrant liability	988,049	814,364
License payable	404,991	404,991
Total long-term liabilities	1,523,081	1,305,755
Total liabilities	8,443,675	5,650,737
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock $0.000001 par value, 33,463,018 shares authorized; 24,678,355 and 23,656,337 shares issued and outstanding as of December 31, 2023 and 2022, respectively; liquidation value of $121,033,336 and $108,936,156 as of December 31, 2023 and 2022, respectively.	94,178,404	90,137,751
Stockholders’ deficit:
Common stock: $0.000001 par value, 38,108,584 shares authorized; 1,690,760 shares issued and outstanding	2	2
Additional paid-in capital	5,468,006	5,044,467
Accumulated deficit	(105,094,521)	(80,349,901)
Total stockholders’ deficit	(99,626,513)	(75,305,432)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$2,995,566	$20,483,056
The accompanying notes are an integral part of these consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating expenses:
Research and development	$21,708,332	$16,387,216
General and administrative	3,265,497	3,819,591
Total operating expenses	24,973,829	20,206,807
Loss from operations	(24,973,829)	(20,206,807)
Other income (expense):
Change in estimated fair value of warrant liability	(79,822)	36,579
Interest expense	(43,641)	(16,200)
Interest income	352,672	27,027
Total other income, net	229,209	47,406
Net loss	$(24,744,620)	$(20,159,401)
Weighted-average shares of common stock outstanding, basic and diluted	1,434,964	1,210,629
Net loss per share attributable to common stockholders, basic and diluted	$(17.24)	$(16.65)
The accompanying notes are an integral part of these consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances, January 1, 2022	19,108,155	$70,882,182	1,718,287	$2	$4,390,401	$(60,190,500)	$(55,800,097)
Issuance of restricted stock awards	—	—	104,018	—	—	—	—
Cancellation of nonvested restricted stock awards	—	—	(131,545)	—	—	—	—
Stock-based compensation expense	—	—	—	—	654,066	—	654,066
Proceeds from issuances of redeemable convertible preferred stock, net of issuance costs	4,548,182	19,255,569	—	—	—	—	—
Net loss	—	—	—	—	—	(20,159,401)	(20,159,401)
Balances, December 31, 2022	23,656,337	90,137,751	1,690,760	2	5,044,467	(80,349,901)	(75,305,432)
Stock-based compensation expense	—	—	—	—	423,539	—	423,539
Proceeds from issuances of redeemable convertible preferred stock, net of issuance costs	1,022,018	4,134,516	—	—	—	—	—
Estimated fair market value of warrants issued to placement agent in connection with issuance of redeemable convertible preferred stock	—	(93,863)	—	—	—	—	—
Net loss		—	—	—	—	(24,744,620)	(24,744,620)
Balances, December 31, 2023	24,678,355	$94,178,404	1,690,760	$2	$5,468,006	$(105,094,521)	$(99,626,513)
The accompanying notes are an integral part of these consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating Activities:
Net loss	$(24,744,620)	$(20,159,401)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	423,539	654,066
Change in estimated fair value of warrant liability	79,822	(36,579)
Interest accrued on license payable	43,641	16,200
Changes in operating assets and liabilities:
Prepaid assets and other current assets	(3,161)	(25,304)
Accounts payable	1,290,993	586,259
Accrued compensation	145,467	43,283
Other accrued expenses	1,139,152	1,127,383
Net cash used in operating activities	(21,625,167)	(17,794,093)
Financing Activities:
Proceeds from issuances of redeemable convertible preferred stock, net	4,134,516	19,255,569
Net cash provided by financing activities	4,134,516	19,255,569
Net change in cash and cash equivalents	(17,490,651)	1,461,476
Cash and cash equivalents, beginning of year	20,449,310	18,987,834
Cash and cash equivalents, end of year	$2,958,659	$20,449,310
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash financing activities:
Estimated fair market value of warrants issued to placement agent in connection with issuance of redeemable convertible preferred stock	$93,863	$—
The accompanying notes are an integral part of these consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Actuate Therapeutics, Inc. (the “Company”) was incorporated in the State of Delaware on January 16, 2015. The Company is a clinical-stage biopharmaceutical company focused on developing novel therapies for the treatment of cancers through the inhibition of glycogen synthase kinase-3 (“GSK-3”). The Company’s lead investigational product, elraglusib (formerly 9-ING-41), is a small molecule that is designed to enter cancer cells and block the function of the enzyme GSK-3β, thereby causing the death of the cancer cells and the regulation of anti-tumor immunity.
The Company has a 100%-owned Irish subsidiary, Actuate Therapeutics Limited, that is currently dormant.
The Company operates as a semi-virtual biopharmaceutical company with expertise in all aspects of preclinical and clinical development. In addition, the Company contracts with highly experienced development, manufacturing, regulatory, and clinical consultants located in offices throughout the United States of America (“U.S.”), Europe and Canada.
Basis of Presentation
The Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the financial position, results of operations and cash flows for all periods presented.
Going Concern and Management’s Plans
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2023, the Company had cash and cash equivalents of $2,958,659 and a working capital deficit of $3,925,028. The Company has not generated revenues since inception and has incurred recurring operating losses since inception. The Company expects to continue to incur losses for the foreseeable future and therefore, the Company’s ability to continue its operations is highly dependent on its ability to raise additional capital to fund its future operations.
During 2023, the Company completed a private placement and issued 1,022,018 shares of its Series C redeemable convertible preferred stock (see Note 7) at a purchase price of $4.36 per share, for aggregate net proceeds of $4,134,516 after deducting placement agent and other offering expenses paid in the amount of $321,500. On February 20, 2024, the Company issued a convertible promissory note in the amount of $3,000,000 to a related party (the “Related Party Convertible Promissory Note”), which accrues interest at a rate of 7% per annum and matures on June 30, 2024 (“Maturity Date”) in exchange for gross proceeds of $3,000,000 (see Note 13).
During 2023, the Company’s research and development expenses continued to increase as it hired additional professional and scientific staff, advanced its clinical pipeline, and continued to execute its manufacturing plans. Management expects to incur substantial additional expenditures in 2024 and beyond for the development and potential commercialization of its product candidates, provided the Company is able to raise sufficient capital. If the Company encounters unforeseen delays or expenses, management will have the ability to curtail its presently planned level of operations. Management anticipates, based on currently proposed plans and assumptions, that our cash and cash equivalents on hand will not satisfy the Company’s operational and capital requirements through twelve months from the issuance date of these consolidated financial statements. Additionally, in view of the Company’s expectation to incur significant losses for the foreseeable future, it will be required to raise additional capital resources in order to fund its operations, although the availability of, and the Company’s access to such resources, is not assured. The above matters raise substantial doubt regarding the Company’s ability to continue as a going concern.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Actuate Therapeutics, Inc. and its wholly owned subsidiary, Actuate Therapeutics Limited. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.
Reclassifications
Certain reclassification of prior period amounts has been made to conform to the 2023 presentation. These reclassifications had no effect on net loss or net loss share attributable to common stockholders.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgements that affect the reported amounts of assets, liabilities, expenses, and related disclosures in the accompanying notes. The Company bases its estimates, assumptions and judgements on historical experience when available and on various factors that it believes to be reasonable under the circumstances as of the date of the accompanying consolidated financial statements including the fair value of common stock, fair value of the warrant liability, stock-based compensation expense, accrued expenses (including accrued expenses related to research and development (“R&D”) as described below), and the recoverability of the Company’s net deferred tax assets and related valuation allowance. In addition, other factors may affect estimates, including the expected business and operational changes, the sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ materially from the estimates and assumptions used in the preparation of the accompanying consolidated financial statements under different assumptions or conditions.
Accrued Expenses Related to R&D Expenses
As part of the process of preparing our consolidated financial statements, we are required to estimate our R&D expenses as of each balance sheet date. This process involves reviewing open contracts, including clinical site contracts, and communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. We make estimates of our R&D expenses as of each balance sheet date based on facts and circumstances known to us at that time. The significant estimates in our R&D expenses include the costs incurred for services performed by our vendors in connection with services for which we have not yet been invoiced. We base our expenses related to R&D activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with contractors and vendors that conduct R&D on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. Advance payments for goods and services that will be used in future R&D activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
Segment Reporting and Geographic Concentrations
The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company conducts business in the U.S. As Actuate Therapeutics Limited is a dormant entity, there are no assets, liabilities or operations in any foreign countries.
Cash and Cash Equivalents
The Company considers all highly liquid investments acquired with a maturity of three months or less from the purchase date that can be liquidated without prior notice or penalty to be cash equivalents.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions in the U.S. These deposits are held in checking and money market accounts and may, from time to time, exceed the federally insured amounts. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant risk in its cash and cash equivalents. The primary objectives of the Company’s investment portfolio are the preservation of capital and maintenance of liquidity.
The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and collaboration partners, and competition from competing products in the marketplace.
Fair Value of Financial Instruments
Authoritative guidance requires disclosure of the fair value of financial instruments. The Company applies fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The carrying amount of certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, approximate their estimated fair values primarily due to the short-term nature of the instruments or based on information obtained from market sources and management estimates. The redeemable convertible preferred stock warrant liability is carried at fair value based on unobservable market inputs (see Note 3). The Company measures the fair value of certain of its financial liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:
•
Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities;

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques and significant management judgment or estimation.

Comprehensive Loss
There were no differences between net loss and comprehensive loss presented in the consolidated statements of operations for the years ended December 31, 2023 and 2022.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
Research and Development Expenses
In accordance with authoritative guidance, the Company charges research and development costs to operations as incurred. Research and development expenses consist primarily of personnel and related costs, external costs of outside vendors engaged clinical trials, contract manufacturers, consultants and other third parties to conduct and support our clinical trials and preclinical studies.
Patent Costs
Patent fees and patent related costs in connection with filing and prosecuting patent applications are expensed as incurred and are classified as general and administrative expenses in the accompanying consolidated statements of operations.
Redeemable Convertible Preferred Stock
The Company records all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. Redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets, each referred to as a “deemed liquidation event,” the redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding preferred shares. The Company has not adjusted the carrying value of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preference to holders of shares of redeemable convertible preferred stock is not probable of occurring as of the issuance date of these consolidated financial statements. Subsequent adjustments to the carrying values to the liquidation preference will be made only if it becomes probable that such a deemed liquidation event will occur.
Redeemable Convertible Preferred Stock Warrants
The Company’s redeemable convertible preferred stock warrants require liability classification and accounting as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at their estimated fair value upon issuance and are subject to remeasurement to estimated fair value at each balance sheet date, with changes in the estimated fair value recognized as a component of other income (expense) in the accompanying consolidated statements of operations. The Company will continue to adjust the warrant liability for changes in estimated fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, the occurrence of a deemed liquidation event or the conversion of redeemable convertible preferred stock into common stock.
Stock-Based Compensation
In April 2015, the Company’s Board of Directors (“Board”) approved its 2015 Stock Incentive Plan (“2015 Plan”). The Company periodically grants equity-based payment awards under the 2015 Plan in the form of restricted common stock awards (“RSAs”) and stock options to employees, directors and non-employees and records stock-based compensation expenses for awards of stock-based payments based on their estimated fair value at the grant date.
The estimated fair value of service-based RSAs is measured at the grant date based on the estimated fair market value of the Company’s common stock on the date of grant and is recognized as expense over the requisite service period, which is generally the awards’ vesting period. The estimated fair value of performance-based RSAs is measured at the grant date based on the estimated fair value of shares expected

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
to be earned at the end of the performance period, and is recognized as expense ratably over the performance period based upon the probable number of shares expected to vest.
The Company accounts for the grant of stock options based on the estimated fair value of the underlying option using the Black-Scholes valuation model on the date of grant and are recognized as expense in the consolidated statement of operations on a straight-line basis over the requisite service period, which is the vesting period. The Black-Scholes valuation model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return and the estimated fair value of the underlying common stock on the date of grant.
We classify stock-based compensation expense in the consolidated statements of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.
The Company recognizes forfeitures related to stock-based compensation awards as they occur.
Net Loss Per Share Attributable to Common Stockholders
Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, warrants to purchase redeemable convertible preferred stock, unvested RSAs, and outstanding stock options are considered to be potentially dilutive securities (see Note 10).
Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock and common stock subject to repurchase are considered participating securities. The redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses, and unvested RSAs subject to forfeiture is considered an unvested stock-based compensation award for accounting purposes. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.
Income Taxes
The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes” (“ASC 740”). In accordance with authoritative guidance, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and tax bases of assets and liabilities using the current enacted tax rate expected to be in effect when the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is considered more likely than not.
The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are not recorded as a tax benefit or expense in the current year. The Company recognizes interest and penalties, if any, related to uncertain tax positions in interest expense. No interest and penalties related to uncertain tax positions were accrued at either December 31, 2023 or 2022.
The Company follows authoritative guidance which requires the evaluation of existing tax positions. The Company files in the federal and various state jurisdictions. Management has analyzed all open tax years,

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
as defined by the statute of limitations, for all major jurisdictions. Open tax years are those that are open for examination by taxing authorities. Tax years covering the years from 2020 to 2023 are the only open years for the Company as of the issuance date of these consolidated financial statements.
The Company also has elected to utilize research credits against the employer portion of payroll tax as it is considered a qualified small business under the Internal Revenue code. Due to the uncertainty of utilizing the research credits, the Company accounts for the credits against research and development expenses in the accompanying consolidated financial statements when the related expense is incurred.
Recently Issued Accounting Standards
Accounting standards not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s financial statements.
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The guidance was effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption was permitted. The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The guidance simplifies the accounting for certain financial instruments, eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments, and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. It also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity and amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The guidance is effective for public business entities that meet the definition of a Securities and Exchange Commission filer, excluding entities eligible to be smaller reporting companies as defined by the Securities and Exchange Commission, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted the guidance as of January 1, 2024. The adoption of the guidance is not expected to have a material impact on the Company’s financial statements.
3.
FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s liabilities measured at fair value as of December 31, 2023 and 2022:
	Fair Value Measurements at December 31, 2023 Using
	Fair Value at December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Redeemable convertible preferred stock warrant liability	$988,049	$—	$—	$988,049
Total liabilities	$988,049	$—	$—	$988,049

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
	Fair Value Measurements at December 31, 2022 Using
	Fair Value at December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Redeemable convertible preferred stock warrant liability	$814,364	$—	$—	$814,364
Total liabilities	$814,364	$—	$—	$814,364
The following table sets forth the changes in the fair value of the Company’s Level 3 financial instruments:
	Series B Redeemable Convertible Preferred Stock Warrant Liability	Series C Redeemable Convertible Preferred Stock Warrant Liability	Total
Fair value as of January 1, 2022	$850,943	$—	$850,943
Change in fair value	(36,579)	—	(36,579)
Fair value as of December 31, 2022	814,364	—	814,364
Estimated fair market value of warrants issued to placement agent in connection with issuance of redeemable convertible preferred stock	—	93,863	93,863
Change in fair value	76,691	3,131	79,822
Fair value as of December 31, 2023	$891,055	$96,994	$988,049
The Series B redeemable convertible preferred stock warrant liability was valued using the following assumptions using the Black-Scholes valuation model:
	December 31, 2023	December 31, 2022
Stock price	$4.78	$4.18
Expected term (in years)	4.7	5.7
Expected volatility	80.68%	82.53%
Weighted average risk-free interest rate	4.48%	3.99%
Dividend yield	0.00%	0.00%
The Series C redeemable convertible preferred stock warrant liability was valued using the following assumptions using the Black-Scholes valuation model as of December 31, 2023 and June 30, 2023 (Date of Grant):
	December 31, 2023	Date of Grant
Stock price	$4.72	$4.36
Expected term (in years)	4.5	5.0
Expected volatility	80.68%	83.00
Weighted average risk-free interest rate	4.48%	4.80%
Dividend yield	0.00%	0.00%

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
4.
OTHER ACCRUED EXPENSES

Other accrued expenses as of December 31, 2023 and 2022 consisted of the following:
	December 31, 2023	December 31, 2022
Accrued clinical trial costs	$3,207,785	$1,895,313
Other accrued expenses	13,469	186,789
Total other accrued expenses	$3,221,254	$2,082,102

5.
COMMITMENTS AND CONTINGENCIES

Legal
The Company may be involved, from time to time, in legal proceedings and claims arising in the ordinary course of its business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance. While management believes that such matters are currently insignificant, matters arising in the ordinary course of business for which the Company is or could become involved in litigation may have a material adverse effect on its business and financial condition. To the Company’s knowledge, the Company is not subject to any pending legal proceedings.
Indemnities and Guarantees
We have made certain indemnities and guarantees, under which we may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. We indemnify our officers and directors to the maximum extent permitted under the laws of the State of Delaware. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. These indemnities and guarantees do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.
6.
LICENSES AND AGREEMENTS

Northwestern License Agreement
On March 31, 2015, the Company entered into an Exclusive License Agreement with Equity (the “Northwestern License Agreement”) with Northwestern University (“Northwestern”). Pursuant to the Northwestern License Agreement, Northwestern granted the Company (a) a nonexclusive license to certain technical information developed in the laboratory of Andrew Mazar, and (b) an exclusive license to all results obtained by Andrew Mazar and his collaborators at Northwestern on the use of the GSK-3β (formerly 9-ING-41) and related compounds used for the treatment of cancer and combination therapies. In consideration of the license granted pursuant to the Northwestern License Agreement, the Company granted Northwestern 27,778 shares of the Company’s common stock, representing 5% of the Company’s capital stock on a fully diluted basis on the date of grant. In addition, the Company granted Northwestern the right to participate in future offerings of the Company’s capital securities on the same terms as offered to those participating in the offering. In 2019, Northwestern’s right to participate in future offerings expired.
UIC License Agreement
On April 6, 2015, the Company entered into an Exclusive License Agreement with Equity (the “UIC License Agreement”) with The Board of Trustees of the University of Illinois (“UIC”), whereby, UIC granted the Company (a) an exclusive, nontransferable license, with the right to sublicense under UIC’s rights in the Patent Rights (as defined in the UIC License Agreement), and (b) a non-exclusive, non-transferable

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
license, with the right to sublicense, to use UIC’s rights in the Technical Information (as defined in the UIC License Agreement) within the Territory and the Field as each such term is defined in the UIC License Agreement. In consideration of the license granted under the UIC License Agreement, the Company issued 46,528 shares of the Company’s common stock to UIC, which represented 5% of the Company’s capital stock on a fully diluted basis, as defined in the UIC License Agreement, and agreed to pay UIC (i) development milestones of up to $1.3 million, of which, up to $0.3 million is due upon the progress of clinical trials and $1.0 million is due upon the initiation of commercial sales (ii) annual minimum royalty payments of $5,000 beginning on the third anniversary year of the UIC License Agreement and increasing to $15,000 in year four, $35,000 in year five, and $50,000 in year six and thereafter, (iii) royalty on net sales for product covered under the Patent Rights in the low single digits with a 50% reduction in royalties for products solely utilizing Technical Information, (iv) a declining percentage of sublicensing revenue based on the escalating stage of development upon a sublicensing event, and (v) the reimbursement of all patent and related expenses incurred by UIC covering the Patent Rights. For the years ended December 31, 2023 and 2022, the Company incurred minimum royalties and reimbursable patent expenses to UIC in the aggregate amount of $64,711 and $50,000, respectively, which amounts were included in general and administrative expenses in the accompanying consolidated statements of operations.
In addition, the Company has an obligation to UIC related to a sub-license and collaboration agreement dated August 28, 2017 with an unrelated entity, which agreement was later terminated on January 31, 2018. Under the agreement, the Company initially paid UIC a portion of the sublicense fees in the amount of $44,999 with the remaining unpaid balance of $404,991 due and payable to UIC in two installments with 50% due and payable on the one-year anniversary from the first commercial sale and the remaining balance is due on the second-year anniversary from the first commercial sale. The unpaid balance of $404,991 as of December 31, 2023 and 2022 continues to accrue interest at a rate of 5% per annum, representing the prime rate as of the date of the agreement plus 1%. Interest payable to UIC was $130,041 and $86,400 as of December 31, 2023 and 2022, respectively, and is included in the accompanying consolidated balance sheets.
7.
STOCKHOLDERS’ DEFICIT

The Company authorized capital as of December 31, 2023 consists of 38,108,584 shares of common stock, $0.000001 par value per share (“Common Stock”) and 33,463,018 shares of preferred stock, $0.000001 par value per share, of which, the Company has designated multiple series of redeemable convertible preferred stock (“Preferred Stock”).
Redeemable Convertible Preferred Stock
During 2023, the Company completed a private placement and issued 1,022,018 shares of its Series C redeemable convertible preferred stock at a purchase price of $4.36 per share, for net proceeds to the Company of $4,134,516 after deducting placement agent and other offering expenses paid in the amount of $321,500.
During 2022, the Company completed a private placement and issued 4,548,182 shares of its Series C redeemable convertible preferred stock at a purchase price of $4.36 per share, for net proceeds to the Company of $19,255,569 after deducting placement agent and other offering expenses of $574,645.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
As of December 31, 2023, the redeemable convertible preferred stock is comprised of the following:
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Face Amount	Liquidation Value	Original Issue Price
Series A	1,983,663	1,983,663	$3,967,333	$6,123,812	$2.00000
Series B-1	4,133,477	3,858,547	14,121,012	19,401,105	$3.65967
Series B-2	2,307,017	2,307,017	8,824,986	12,046,258	$3.82528
Series B-3	1,625,000	1,625,000	6,500,000	8,694,252	$4.00000
Series B-4	11,961,721	9,333,928	39,015,819	48,356,709	$4.18000
Series C	11,452,140	5,570,200	24,286,072	26,411,200	$4.36000
	33,463,018	24,678,355	$96,715,222	$121,033,336
As of December 31, 2022, the redeemable convertible preferred stock is comprised of the following:
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Face Amount	Liquidation Value	Original Issue Price
Series A	1,983,663	1,983,663	$3,967,333	$5,806,426	$2.00000
Series B-1	4,133,477	3,858,547	14,121,012	18,271,425	$3.65967
Series B-2	2,307,017	2,307,017	8,824,986	11,340,259	$3.82528
Series B-3	1,625,000	1,625,000	6,500,000	8,174,252	$4.00000
Series B-4	11,961,721	9,333,928	39,015,819	45,235,444	$4.18000
Series C	11,452,140	4,548,182	19,830,214	20,108,350	$4.36000
	33,463,018	23,656,337	$92,259,364	$108,936,156
The rights, preferences, privileges and restrictions granted to or imposed on the Company’s redeemable convertible preferred stock or the holders thereof are as follows:
Dividends
The holders of redeemable convertible preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend to the common stockholders, at the rate of 8.0% per annum on each of the Series A, Series B-1, Series B-2, Series B-3, Series B-4, and Series C original issue prices, payable when, and if declared by the Board. Such dividends shall be cumulative and if less than the full amount of dividends payable on the redeemable convertible preferred stock if declared and paid, any such payments shall be made ratably among the holders of the redeemable convertible preferred stock in proportion to the total amount each holder would be entitled to receive if the full amount of dividends payable on the redeemable convertible preferred stock had been declared. As of December 31, 2023 and 2022, no dividends had been declared or paid.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event (as defined in the certificate of incorporation), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to one times the original issue price, plus any dividends declared

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratable in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Conversion
Each share of redeemable convertible preferred stock is convertible at the option of the holder at any time into a share of fully paid and non-assessable share of Common Stock. Each share of convertible preferred stock is convertible into that number of common shares as is determined by dividing the applicable initial purchase price (the “Initial Purchase Price”) of such share by the applicable conversion price. The conversion rates for each series of redeemable convertible preferred stock as of December 31, 2023 were as follows: Series A — $3.60; Series B-1 — $6.5874; Series B-2 — $6.8855; Series B-3 — $7.2000; Series B-4 — $7.5240; and Series C — $7.8480.
The conversion price is subject to adjustment upon the occurrence of certain events, including issuances of shares of Common Stock at a price, exercise price, or conversion price lower than the conversion prices of the Preferred Stock, unless waived by a majority of the holders of the series of redeemable convertible preferred stock.
Upon the closing of the sale of shares of common stock to the public resulting in at least $100 million in gross proceeds, all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate.
Voting Rights
The holders of redeemable convertible preferred stock shall have the right to one vote for each whole share of Common Stock into which such redeemable convertible preferred stock could then be converted. With respect to such vote, the holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote.
Redemption and Balance Sheet Classification
The redeemable convertible preferred stock is recorded within temporary equity because, while it is not mandatorily redeemable, it will become redeemable at the option of the holders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.
Common Stock
As of December 31, 2023, there were 38,108,584 shares of Common Stock authorized, of which, 1,690,760 shares were issued and outstanding as of December 31, 2023 and 2022.
The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.
Reserved Shares
As of December 31, 2023, the Company reserved the following shares of Common Stock for issuance upon the (i) conversion of the outstanding redeemable convertible preferred stock, (ii) exercise of outstanding

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
redeemable convertible preferred stock warrants, (iii) exercise of issued and outstanding stock options, and (iv) to reserve the remaining shares available for grant under the 2015 Plan:
December 31, 2023
Conversion of redeemable convertible preferred stock	13,710,379
Exercise of Series C redeemable convertible preferred stock warrants	18,223
Exercise of Series B redeemable convertible preferred stock warrants	152,752
Stock options outstanding	265,566
Shares reserved for issuance under the 2015 Plan	624,581
Total	14,771,501

8.
WARRANTS

Redeemable Convertible Preferred Stock Warrant Liability
On June 30, 2023, in connection with issuance of the Series C redeemable convertible preferred stock, the Company issued the placement agent warrants to purchase 18,223 shares of Series C redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock at a conversion ratio of 0.555555) at an exercise price equivalent to $9.42 per share of common stock. The warrants terminate at the earlier of (i) five (5) years from the issuance date, (ii) the consummation of a change of control, or (iii) upon the first closing of an initial public offering of the Company’s common stock. The warrants have a net exercise provision under which the holders could, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations. The initial estimated fair value of the warrants of $93,863 was calculated using the Black-Scholes valuation model (see Note 3) and recorded as a reduction to redeemable convertible preferred stock and a corresponding increase in the warrant liability.
On September 7, 2018, in connection with convertible promissory note payable agreements, the Company agreed to issue the noteholders warrants to purchase shares of Series B-1 redeemable convertible preferred stock. Warrants to purchase 76,376 shares of Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock at a conversion ratio of 0.555555) were issued at an exercise price equivalent to $5.27 per share and warrants to purchase 76,376 shares of Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock at a conversion ratio of 0.555555) were issued at an exercise price equivalent to $10.55 per share. The warrants terminate at the earlier of (i) ten (10) years from the issuance date, (ii) the consummation of a change of control, or (iii) upon the first closing of an initial public offering of the Company’s common stock. The warrants have a net exercise provision under which the holders could, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations. The initial estimated fair value of the warrants of $805,292 was recorded on the closing date of a private placement in April 2019, representing the initial date the warrants could be measured.
The Series B-1 and Series C warrants had an aggregate fair value of $988,049 and $814,364 as of December 31, 2023 and 2022, respectively (see Note 3). Changes in the estimated fair value of the warrant

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
liability were recognized as a component of other income (expense) in the accompanying consolidated statements of operations.
9.
STOCK-BASED COMPENSATION

The 2015 Plan provides for the grant of incentive stock options, non-qualified stock options and restricted common stock awards. As of December 31, 2023, there were 2,039,203 shares authorized under the 2015 Plan, of which, 624,581 shares remained available for grant. All the Company’s employees, as well as all of the Company’s non-employee directors and other consultants, advisors and other persons who provide services to the Company are eligible to receive incentive awards under the 2015 Plan.
Restricted Common Stock Awards (“RSAs”)
The Company did not grant RSAs during the year ended December 31, 2023. During the year ended December 31, 2022, the Company granted 104,018 RSAs. As of December 31, 2023, the total estimated unrecognized compensation cost related to non-vested RSAs was approximately $367,000. This cost is expected to be recognized over the remaining weighted average vesting period of 1.22 years.
Restricted common stock activity for the two years ended December 31, 2023 is as follows:
	Restricted Common Stock Award Shares	Weighted Average Grant Fair Date Value
Unvested balance at January 1, 2022	791,301	$2.38
Granted	104,018	$2.11
Vested	(399,255)	$2.30
Forfeited	(131,545)	$2.29
Unvested balance at December 31, 2022	364,519	$2.23
Granted	—	$—
Vested	(195,492)	$2.23
Forfeited	—	$—
Unvested balance at December 31, 2023	169,027	$2.21
Stock Options
There were no stock options granted during the year ended December 31, 2022. The following table provides the assumptions used in determining the estimated fair value of stock option awards for the year ended December 31, 2023:
Year Ended December 31, 2023
Expected volatility	82.02% to 86.46%
Risk-free interest rate	3.90 to 4.84%
Expected dividend yield	0.00%
Expected term (in years)	5.00 to 5.85
The weighted-average grant-date fair value of the options granted was $1.51 for the year ended December 31, 2023. The estimated fair value of shares vested during the year ended December 31, 2023 was $1.46.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
The following table summarizes stock option activity for the year ended December 31, 2023:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2022	—	$—	—	$—
Options granted	265,566	$2.14
Options exercised	—	$—
Options canceled and forfeited	—	$—
Outstanding at December 31, 2023	265,566	$2.14	9.31	$430,210
Vested and expected to vest at December 31, 2023	265,566	$2.14	9.31	$430,210
Exercisable at December 31, 2023	47,409	$2.14	9.31	$76,802
As of December 31, 2023, total unrecognized stock-based compensation cost related to stock options was approximately $252,000. This cost is expected to be recognized over the remaining weighted average vesting period of 1.89 years. The aggregate intrinsic value is calculated as the difference between the option exercise price and the estimated fair value of the underlying Common Stock.
The following table summarizes the stock-based compensation expense recorded in the accompanying consolidated statements of operations during the years ended December 31, 2023 and 2022:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Research and development	$129,642	$102,853
General and administrative	293,897	551,213
Total	$423,539	$654,066
The Company has not recognized and does not expect to recognize in the near future, any tax benefit related to employee stock-based compensation expense as a result of the full valuation allowance related to its net deferred tax assets.
10.
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:
	Year Ended December 31,
	2023	2022
Numerator:
Net loss	$(24,744,620)	$(20,159,401)
Denominator:
Weighted-average shares of common stock outstanding, basic and diluted	1,434,964	1,210,629
Net loss per share attributable to common stockholders, basic and diluted	$(17.24)	$(16.65)
The potential dilutive effect of redeemable convertible preferred stock outstanding during the period is calculated using the if-converted method assuming the conversion of redeemable convertible preferred stock

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
as of the earliest period reported or at the date of issuance, if later, but are excluded if their effect is anti-dilutive. The potential dilutive effect of options, unvested RSAs, and warrants outstanding during the period are calculated in accordance with the treasury stock method, but are excluded if their effect is anti-dilutive.
The potential shares of Common Stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:
	As of December 31,
	2023	2022
Redeemable convertible preferred stock	13,710,379	13,142,409
Options issued and outstanding	265,566	—
Unvested restricted common stock awards (“RSAs”)	169,027	364,519
Warrants to purchase redeemable convertible preferred stock	170,975	152,752
Total	14,315,947	13,659,680

11.
INCOME TAXES

The Company had no income tax expense due to operating losses incurred for the years ended December 31, 2023 and 2022. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), which requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance.
The provision (benefit) for income taxes for the years ended December 31, 2023 and 2022 is as follows:
	December 31, 2023	December 31, 2022
Current
Federal	$—	$—
State	—	—
Foreign	—	—
Total current	—	—
Deferred
Federal	(7,198,732)	(7,139,924)
State	(92,676)	—
Foreign	—	—
Change in valuation allowance	7,291,408	7,139,924
Total deferred	—	—
Income tax provision (benefit)	$—	$—
Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of our deferred tax assets as of December 31, 2023 and 2022 are as follows:

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
	December 31, 2023	December 31, 2022
Deferred tax assets (liabilities):
Capitalized R&D, net of amortization	$6,800,091	$3,454,424
Other	33,579	1,050
Net operating loss carryforwards	12,500,774	10,875,920
Research and development tax credits	12,420,432	10,132,074
Total deferred tax assets	31,754,875	24,463,468
Valuation allowance	(31,754,875)	(24,463,468)
Net deferred tax assets	$—	$—
The reconciliation of the effective income tax rate to the Federal statutory rate for the years ended December 31, 2023 and 2022 is as follows:
	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.00%	21.00%
Research and development tax credits	9.45%	10.96%
Other	(1.32)%	3.91%
Change in valuation allowance	(29.13)%	(35.87)%
Effective income tax rate	0.00%	0.00%
As of December 31, 2023 and 2022, the Company had gross federal income tax net operating loss (“NOL”) carryforwards of $59,443,749 and $51,790,095, respectively, and federal research tax credits of $12,420,432 and $10,132,074, respectively. Of the federal NOL carryforwards, $3,010,902 will expire beginning in 2037 and $56,432,847 has an indefinite life while the federal research tax credits will expire by 2043. In addition, the Company has state NOL carryovers of $319,752 that will carry forward indefinitely.
Utilization of U.S. net operating losses and tax credit carryforwards may be limited by “ownership change” rules, as defined in Sections 382 and 383 of the Code. Similar rules may apply under state tax laws. The Company has not conducted a study to date to assess whether a limitation would apply under Sections 382 and 383 of the Code as and when it starts utilizing its net operating losses and tax credits. The Company will continue to monitor activities in the future. In the event the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating losses and research and development credit carryovers available in any taxable year could be limited and may expire unutilized.
The CARES Act was signed into law on March 27, 2020 as a response to the economic challenges facing U.S. businesses caused by the COVID-19 global pandemic. The CARES Act allowed net operating loss incurred in 2018-2020 to be carried back five years or carried forward indefinitely, and to be fully utilized without being subjected to the 80% taxable income limitation. Net operating losses incurred after December 31, 2020 will be subjected to the 80% taxable income limitation. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.
Due to the uncertainty surrounding the realization of the benefits of its deferred assets, including NOL carryforwards, the Company has provided a 100% valuation allowance on its deferred tax assets at December 31, 2023 and 2022.

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
12.
RELATED PARTY

During 2018, the Company entered into a master service agreement with Pacific BioPharma Logistics, Inc. (“PBL”) to provide clinical support related to the packaging, labeling, kitting, storage, distribution and inventory for the Company’s investigational products. Mr. Richard Kenley, Vice President of Manufacturing for the Company, is an unpaid advisor for PBL and his spouse is a shareholder in PBL. During the years ended December 31, 2023 and 2022 we incurred $853,574 and $636,727, respectively, in services provided by PBL, which amounts are included in research and development expense in the accompanying consolidated statements of operations. As of December 31, 2023 and 2022, we had an outstanding balance owed to PBL of $52,206 and $52,298, respectively, which amounts are included in accounts payable in the accompanying consolidated balance sheets.
13.
SUBSEQUENT EVENTS

The Company evaluated subsequent events through February 29, 2024, the date on which the December 31, 2023 consolidated financial statements were issued, to ensure these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. The Company has further evaluated subsequent events through June 7, 2024. The Company has concluded that no subsequent events have occurred that require disclosure, except as described below.
Related Party Convertible Promissory Note (unaudited)
On February 20, 2024, the Company issued a convertible promissory note in the amount of $3,000,000 to a related party (the “Related Party Convertible Promissory Note”), which accrues interest at a rate of 7% per annum and matures on June 30, 2024 (“Maturity Date”). Principal and accrued interest are due and payable on the Maturity Date, subject to an automatic conversion upon a Qualified Financing (as defined below) or an Initial Public Offering (as defined below) or at the option of the holder, convertible into shares of Series C redeemable convertible preferred stock.
In the event the Company either completes a financing of at least $5 million in gross proceeds (“Qualified Financing”) or closes the Company’s first firm commitment underwritten initial public offering (“Initial Public Offering”) of its Common Stock before the Maturity Date, the Related Party Convertible Promissory Note will automatically convert into (i) in the case of a Qualified Financing, that number of shares of capital stock issued in such Qualified Financing (the “Qualified Financing Securities”) equal to the quotient obtained by dividing the outstanding principal amount of the Related Party Convertible Promissory Note plus all accrued and unpaid interest thereon by eighty percent (80%) of the per share price at which shares are to be sold in such Qualified Financing or (ii) in the case of an Initial Public Offering, such number of shares of Common Stock (as defined below) equal to the outstanding principal amount of the Related Party Convertible Promissory Note plus all accrued and unpaid interest thereon, divided by eighty percent (80%) of the Initial Public Offering price.
In the event a Qualified Financing or Initial Public Offering does not occur prior to the Maturity Date, then on or after the Maturity Date, the holder may elect to either (i) convert the Related Party Convertible Promissory Note into such number of shares of Series C redeemable convertible preferred stock equal to the principal amount plus the accrued but unpaid interest thereon divided by $7.848 or (ii) elect that the Related Party Convertible Promissory Note become fully due and payable in cash.
On March 27, 2024 and May 8, 2024, the Company issued additional Related Party Convertible Promissory Notes in the amount of $1,500,000 and $1,000,000, respectively, in exchange for gross proceeds to the Company of $1,500,000 and $1,000,000, respectively.
Reverse Stock Split
On May 31, 2024, the Company’s board of directors approved a 1-for-1.8 reverse stock split of its issued and outstanding shares of common stock and stock option awards, which was effected on June 7,

ACTUATE THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For The Years Ended December 31, 2023 and 2022
2024. All issued and outstanding shares of common stock (including outstanding RSAs), stock option awards and per share data have been adjusted in these consolidated financial statements, on a retrospective basis, to reflect the reverse stock split for all periods presented. The par value of the common stock and Preferred Stock was not adjusted as a result of the reverse stock split.
The shares of common stock underlying outstanding stock options and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities (Note 9). In addition, the conversion price for each series of the Company’s redeemable convertible preferred stock, which will automatically convert into shares of common stock upon the closing of the offering, were proportionally adjusted (Note 7). Stockholders entitled to a fractional share as a result of the reverse stock split will be rounded up to the next whole share.
In addition, effective upon the closing of the Company’s initial public offering, the Company’s authorized capital will consist of 200 million shares of common stock, $0.000001 par value per share, and 10 million shares of preferred stock, $0.000001 par value per share.

ACTUATE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2024	December 31, 2023
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$2,068,307	$2,958,659
Prepaid assets and other current assets	119,774	36,907
Total current assets	2,188,081	2,995,566
Deferred offering costs	510,502	—
Total assets	$2,698,583	$2,995,566
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,956,063	$3,421,840
Accrued compensation	277,500	277,500
Other accrued expenses	5,500,310	3,221,254
Related party convertible notes payable at fair value	5,000,000	—
Total current liabilities	14,733,873	6,920,594
Long term liabilities:
Accrued interest	135,117	130,041
Warrant liability	1,020,564	988,049
License payable	404,991	404,991
Total long-term liabilities	1,560,672	1,523,081
Total liabilities	16,294,545	8,443,675
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock $0.000001 par value, 33,463,018 shares authorized; 24,678,355 shares issued and outstanding; liquidation value of $122,962,342 and $121,033,336 as of March 31, 2024 and December 31, 2023, respectively.	94,178,404	94,178,404
Stockholders’ deficit:
Common stock: $0.000001 par value, 38,108,584 shares authorized; 1,690,760 shares issued and outstanding	2	2
Additional paid-in capital	5,616,212	5,468,006
Accumulated deficit	(113,390,580)	(105,094,521)
Total stockholders’ deficit	(107,774,366)	(99,626,513)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$2,698,583	$2,995,566
See accompanying notes to unaudited condensed consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$6,860,430	$4,523,757
General and administrative	912,824	774,799
Total operating expenses	7,773,254	5,298,556
Loss from operations	(7,773,254)	(5,298,556)
Other income (expense):
Change in estimated fair value of warrant liability	(32,515)	5,104
Loss on issuance of related party convertible notes payable at fair value	(200,000)	—
Change in estimated fair value of related party convertible notes payable	(300,000)	—
Interest expense	(5,076)	(28,454)
Interest income	14,786	51,651
Total other income (expense), net	(522,805)	28,301
Net loss	$(8,296,059)	$(5,270,255)
Weighted-average shares of common stock outstanding, basic and diluted	1,535,167	1,339,729
Net loss per share attributable to common stockholders, basic and diluted	$(5.40)	$(3.93)
See accompanying notes to unaudited condensed consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)
For the Three Months Ended March 31, 2024
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances, January 1, 2024	24,678,355	$94,178,404	1,690,760	$2	$5,468,006	$(105,094,521)	$(99,626,513)
Stock-based compensation expense	—	—	—	—	148,206	—	148,206
Net loss	—	—	—	—	—	(8,296,059)	(8,296,059)
Balances, March 31, 2024	24,678,355	$94,178,404	1,690,760	$2	$5,616,212	$(113,390,580)	$(107,774,366)
For the Three Months Ended March 31, 2023
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances, January 1, 2023	23,656,337	$90,137,751	1,690,760	$2	$5,044,467	$(80,349,901)	$(75,305,432)
Stock-based compensation expense	—	—	—	—	73,131	—	73,131
Proceeds from issuances of redeemable convertible preferred stock, net of issuance costs of $206,821	578,037	2,313,431	—	—	—	—	—
Net loss	—	—	—	—	—	(5,270,255)	(5,270,255)
Balances, March 31, 2023	24,234,374	$92,451,182	1,690,760	$2	$5,117,598	$(85,620,156)	$(80,502,556)
See accompanying notes to unaudited condensed consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,
	2024	2023
Operating Activities:
Net loss	$(8,296,059)	$(5,270,255)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	148,206	73,131
Change in estimated fair value of warrant liability	32,515	(5,104)
Loss on issuance of related party convertible notes payable at fair value	200,000	—
Change in estimated fair value of related party convertible notes payable	300,000	—
Interest accrued on license payable	5,076	28,454
Changes in operating assets and liabilities:
Prepaid assets and other current assets	(82,867)	5,245
Accounts payable	483,703	468,678
Accrued compensation	—	(132,033)
Other accrued expenses	1,961,844	(526,957)
Net cash used in operating activities	(5,247,582)	(5,358,841)
Financing Activities:
Proceeds from issuances of related party convertible notes payable, net	4,500,000	—
Proceeds received for redeemable convertible preferred stock to be issued	—	150,000
Deferred offering costs	(142,770)	—
Proceeds from issuances of redeemable convertible preferred stock, net	—	2,313,431
Net cash provided by financing activities	4,357,230	2,463,431
Net change in cash and cash equivalents	(890,352)	(2,895,410)
Cash and cash equivalents, beginning of period	2,958,659	20,449,310
Cash and cash equivalents, end of period	$2,068,307	$17,553,900
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Supplemental Schedule of Noncash Financing Activities:
Deferred offering costs, unpaid and accrued	$367,732	$—
See accompanying notes to unaudited condensed consolidated financial statements.

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited)
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Actuate Therapeutics, Inc. (the “Company”) was incorporated in the State of Delaware on January 16, 2015. The Company is a clinical-stage biopharmaceutical company focused on developing novel therapies for the treatment of cancers through the inhibition of glycogen synthase kinase-3 (“GSK-3”). The Company’s lead investigational product, elraglusib (formerly 9-ING-41), is a small molecule that is designed to enter cancer cells and block the function of the enzyme GSK-3β, thereby causing the death of the cancer cells and the regulation of anti-tumor immunity.
The Company has a 100%-owned Irish subsidiary, Actuate Therapeutics Limited, that is currently dormant.
The Company operates as a semi-virtual biopharmaceutical company with expertise in all aspects of preclinical and clinical development. In addition, the Company contracts with highly experienced development, manufacturing, regulatory, and clinical consultants located in offices throughout the United States of America (“U.S.”), Europe and Canada.
Basis of Presentation
The accompanying unaudited condensed financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 have been prepared in accordance with U.S. generally accepted accounting principle (U.S. GAAP) for interim financial information and pursuant to Article 10 of Regulation of the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed financial statements include only normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the three months ended March 31, 2024 are not necessarily indicative of the results expected for the full fiscal year or any subsequent interim period. The condensed balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all disclosures required by U.S. GAAP for complete financial statements. Because all of the disclosures required by U.S. GAAP for complete financial statements are not included herein, these unaudited condensed financial statements and the notes accompanying them should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023 included elsewhere in this Registration Statement.
Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Going Concern and Management’s Plans
The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2024, the Company had cash and cash equivalents of $2,068,307 and a working capital deficit of $12,545,792. The Company has not generated revenues since inception and has incurred recurring operating losses since inception. The Company expects to continue to incur losses for the foreseeable future and therefore, the Company’s ability to continue its operations is highly dependent on its ability to raise additional capital to fund its future operations.
During the three months ended March 31, 2024, the Company issued convertible promissory notes for aggregate principal amount of $4,500,000 to a related party (the “Related Party Convertible Notes Payable”) in exchange for gross proceeds of $4,500,000 (see Note 5).
During the three months ended March 31, 2024, the Company continued to incur net losses primarily due to increased research and development expenses as it hired additional professional and scientific staff,

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
advanced its clinical pipeline, and continued to execute its manufacturing plans. Management expects to incur substantial additional expenditures during the remainder of 2024 and beyond for the development and potential commercialization of its product candidates, provided the Company is able to raise sufficient capital. If the Company encounters unforeseen delays or expenses, management will have the ability to curtail its presently planned level of operations. Management anticipates, based on currently proposed plans and assumptions, that our cash and cash equivalents on hand will not satisfy the Company’s operational and capital requirements through twelve months from the issuance date of these unaudited condensed consolidated financial statements. Additionally, in view of the Company’s expectation to incur significant losses for the foreseeable future, it will be required to raise additional capital resources in order to fund its operations, although the availability of, and the Company’s access to such resources, is not assured. The above matters raise substantial doubt regarding the Company’s ability to continue as a going concern.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements appearing elsewhere in this prospectus. Since the date of such audited consolidated financial statements, there have been no changes to the Company’s significant accounting policies, except as noted below.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgements that affect the reported amounts of assets, liabilities, expenses, and related disclosures in the accompanying notes. The Company bases its estimates, assumptions and judgements on historical experience when available and on various factors that it believes to be reasonable under the circumstances as of the date of the accompanying unaudited condensed consolidated financial statements including the fair value of common stock, fair value of the warrant liability, fair value of related party convertible notes payable, stock-based compensation expense, accrued expenses (including accrued expenses related to research and development (“R&D”) as described below), and the recoverability of the Company’s net deferred tax assets and related valuation allowance. In addition, other factors may affect estimates, including the expected business and operational changes, the sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ materially from the estimates and assumptions used in the preparation of the accompanying unaudited condensed consolidated financial statements under different assumptions or conditions.
Accrued Expenses Related to R&D Expenses
As part of the process of preparing our unaudited condensed consolidated financial statements, we are required to estimate our R&D expenses as of each balance sheet date. This process involves reviewing open contracts, including clinical site contracts, and communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. We make estimates of our R&D expenses as of each balance sheet date based on facts and circumstances known to us at that time. The significant estimates in our R&D expenses include the costs incurred for services performed by our vendors in connection with services for which we have not yet been invoiced. We base our expenses related to R&D activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with contractors and vendors that conduct R&D on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. Advance payments for goods and services that will be used in future R&D activities are expensed when

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
the activity has been performed or when the goods have been received rather than when the payment is made. Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.
Deferred Offering Costs
The Company capitalizes as deferred offering costs all direct and incremental legal, professional, accounting and other third-party fees incurred in connection with the Company’s initial public offering (“IPO”). The deferred offering costs will be offset against the IPO proceeds upon the consummation of an offering. As of March 31, 2024 and December 31, 2023, the Company had $510,502 and zero in deferred offering costs, respectively, of which $50,520 was included in accounts payable and $317,212 was included in other accrued expenses in the accompanying unaudited condensed consolidated balance sheets.
Fair Value of Financial Instruments
Authoritative guidance requires disclosure of the fair value of financial instruments. The Company applies fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The carrying amount of certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, approximate their estimated fair values primarily due to the short-term nature of the instruments or based on information obtained from market sources and management estimates. The Related Party Convertible Notes Payable (see Notes 3 and 5) and the redeemable convertible preferred stock warrant liability (see Notes 3 and 9) are carried at fair value based on unobservable market inputs. The Company measures the fair value of certain of its financial liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:
•
Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities;

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques and significant management judgment or estimation.

Fair Value Option of Accounting for Related Party Convertible Notes Payable
When financial instruments contain various embedded derivatives which may require bifurcation and separate accounting of those derivatives apart from the entire host instrument, if eligible, ASC 825, Financial Instruments (“ASC 825”) allows issuers to elect the fair value option (“FVO”) of accounting for those instruments. The FVO may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. The FVO allows the issuer to account for the entire financial instrument at fair value with subsequent remeasurements of that fair value recorded through the statements of operations at each reporting date. A financial instrument is generally eligible for the FVO if, amongst other factors, no part of the convertible, or contingently convertible, instrument is classified in stockholder’s equity and the instrument does not contain a beneficial conversion feature at issuance, provided if a contingent beneficial

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
conversion feature, if any, is not separately recognized within stockholders’ equity at the issuance date, a convertible debt instrument with a contingent beneficial conversion feature would be eligible for the FVO if all other criteria are met.
Based on the eligibility assessment discussed above, the Company concluded that its Related Party Convertible Notes Payable are eligible for the FVO and accordingly elected to apply the FVO to its Related Party Convertible Notes Payable in accordance with ASC 825. Accordingly, the Related Party Convertible Notes Payable are measured at fair value on their issuance dates and remeasured at estimated fair value at the end of each reporting period with changes in fair value recognized as a component of other income (expense) in the unaudited condensed consolidated statements of operations. The primary reason for electing the fair value option was to address simplification and cost-benefit considerations that result from accounting for hybrid financial instruments at fair value in their entirety versus bifurcation of the embedded derivatives from the debt hosts.
The estimated fair values of the Related Party Convertible Notes Payable are determined using valuation models that incorporate assumptions and estimates. The Company assesses these assumptions and estimates at each financial reporting period as additional information impacting the assumptions is obtained. Assumptions in the models include but are not limited to equity value, volatility, time to a conversion event, risk-free rate and scenario weightings. The fair value measurements of the Related Party Convertible Notes Payable are based on significant inputs that are not observable in the market and represent a Level 3 measurement (see Notes 3 and 5). The change in fair value related to accrued interest is also included within the single line of change in fair value of Related Party Convertible Notes Payable in the unaudited condensed consolidated statements of operations.
In addition, in certain circumstances, the estimated fair value at issuance may be greater than the face value at issuance. The loss on issuance of the related party convertibles notes payable of $200,000 recorded during the three months ended March 31, 2024 represents the difference between the estimated fair value of the Related Party Convertible Notes Payable and the gross proceeds received on the issuance date based on the assumptions, including the proximity in time to the anticipated IPO, the discount on conversion of the related party convertible notes payable (see Notes 3 and 5), and the increased probability weighted IPO scenario.
Redeemable Convertible Preferred Stock
The Company records all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. Redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets, each referred to as a “deemed liquidation event,” the redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding preferred shares. The Company has not adjusted the carrying value of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preference to holders of shares of redeemable convertible preferred stock is not probable of occurring as of the issuance date of these unaudited condensed consolidated financial statements. Subsequent adjustments to the carrying values to the liquidation preference will be made only if it becomes probable that such a deemed liquidation event will occur.
Redeemable Convertible Preferred Stock Warrants
The Company’s redeemable convertible preferred stock warrants require liability classification and accounting as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at their estimated fair value upon issuance and are subject to

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
remeasurement to estimated fair value at each balance sheet date, with changes in the estimated fair value recognized as a component of other income (expense) in the accompanying unaudited condensed consolidated statements of operations. The Company will continue to adjust the warrant liability for changes in estimated fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, the occurrence of a deemed liquidation event, or the conversion of redeemable convertible preferred stock into common stock.
Net Loss Per Share Attributable to Common Stockholders
Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, redeemable convertible preferred stock, convertible notes payable, warrants to purchase redeemable convertible preferred stock, unvested RSAs, and outstanding stock options are considered to be potentially dilutive securities (see Note 10).
Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock and common stock subject to repurchase are considered participating securities. The redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses, and unvested RSAs subject to repurchase is considered an unvested stock-based compensation award for accounting purposes. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.
Recently Issued Accounting Standards
Accounting standards not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The guidance simplifies the accounting for certain financial instruments, eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments, and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. It also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity and amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The guidance is effective for public business entities that meet the definition of a Securities and Exchange Commission filer, excluding entities eligible to be smaller reporting companies as defined by the Securities and Exchange Commission, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted the guidance as of January 1, 2024 with no material impact on the Company’s unaudited condensed consolidated financial statements upon adoption.

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
3.
FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s liabilities measured at fair value as of March 31, 2024 and December 31, 2023:
		Fair Value Measurements at March 31, 2024 Using
	Fair Value at March 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Related party convertible notes payable	$5,000,000	$—	$—	$5,000,000
Redeemable convertible preferred stock warrant liability	1,020,564	—	—	1,020,564
Total liabilities	$6,020,564	$—	$—	$6,020,564
		Fair Value Measurements at December 31, 2023 Using
	Fair Value at December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Redeemable convertible preferred stock warrant liability	$988,049	$—	$—	$988,049
Total liabilities	$988,049	$—	$—	$988,049
The following table sets forth the changes in the aggregate estimated fair value of the Company’s Series B and Series C redeemable convertible preferred stock warrant liability:
Estimated fair value as of December 31, 2023	$988,049
Change in fair value	32,515
Estimated fair value as of March 31, 2024	$1,020,564
The Series B redeemable convertible preferred stock warrant liability was valued using the following assumptions using the Black-Scholes valuation model as of March 31, 2024 and December 31, 2023:
	March 31, 2024	December 31, 2023
Stock price	$4.86	$4.78
Expected term (in years)	4.4	4.7
Expected volatility	83.66%	80.68%
Weighted average risk-free interest rate	5.23%	4.48%
Dividend yield	0.00%	0.00%

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
The Series C redeemable convertible preferred stock warrant liability was valued using the following assumptions using the Black-Scholes valuation model as of March 31, 2024 and December 31, 2023:
	March 31, 2024	December 31, 2023
Stock price	$4.83	$4.72
Expected term (in years)	4.2	4.5
Expected volatility	83.84%	80.68%
Weighted average risk-free interest rate	5.23%	4.48%
Dividend yield	0.00%	0.00%
The following table sets forth the changes in the aggregate estimated fair value of the Company’s Related Party Convertible Notes Payable for the three months ended March 31, 2024 (see Note 5):
Estimated fair value at issuance	$4,700,000
Change in fair value	300,000
Estimated fair value as of March 31, 2024	$5,000,000
The fair value of the Related Party Convertible Notes Payable was estimated using a scenario-weighted binomial lattice model to calculate equity values at different points in time leading up to a conversion event. Assumptions in the model include but are not limited to the following: equity value, conversion price, accrued interest, volatility, risk-free interest rate, dividend yield, time to a conversion event, and scenario weightings. Accrued interest on the Related Party Convertible Notes Payable was included in the determination of the estimated fair value as of March 31, 2024.
4.
OTHER ACCRUED EXPENSES

Other accrued expenses as of March 31, 2024 and December 31, 2023 consisted of the following:
	March 31, 2024	December 31, 2023
Accrued clinical trial costs	$5,170,182	$3,207,785
Other accrued expenses	330,128	13,469
Total other accrued expenses	$5,500,310	$3,221,254

5.
RELATED PARTY CONVERTIBLE NOTES PAYABLE

On February 20, 2024 and March 27, 2024, the Company issued convertible promissory notes in the amount of $3,000,000 and $1,500,000, respectively, to Bios Clinical Opportunity Fund, LP, a fund affiliated with two members of the board of directors of the Company and a majority shareholder, which notes accrue interest at a rate of 7% per annum and mature on June 30, 2024 (“Maturity Date”). Principal and accrued interest are due and payable on the Maturity Date, subject to an automatic conversion upon a Qualified Financing (as defined below) or an IPO (as defined below) or at the option of the holder, convertible into shares of Series C redeemable convertible preferred stock.
In the event the Company either completes a financing of at least $5 million in gross proceeds (“Qualified Financing”) or closes the Company’s first firm commitment underwritten IPO of its Common Stock before the Maturity Date, the Related Party Convertible Notes Payable will automatically convert into (i) in the case of a Qualified Financing, that number of shares of capital stock issued in such Qualified Financing (the “Qualified Financing Securities”) equal to the quotient obtained by dividing the outstanding principal amount of the Related Party Convertible Notes Payable plus all accrued and unpaid interest thereon by eighty percent (80%) of the per share price at which shares are to be sold in such Qualified Financing or (ii) in

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
the case of an IPO, such number of shares of Common Stock (as defined below) equal to the outstanding principal amount of the Related Party Convertible Notes Payable plus all accrued and unpaid interest thereon, divided by eighty percent (80%) of the IPO price.
In the event a Qualified Financing or IPO does not occur prior to the Maturity Date, then on or after the Maturity Date, the holder may elect to either (i) convert the Related Party Convertible Notes Payable into such number of shares of Series C redeemable convertible preferred stock equal to the principal amount plus the accrued but unpaid interest thereon divided by $7.848 or (ii) elect that the Related Party Convertible Notes Payable become fully due and payable in cash.
Transaction fees of the related party in the amount of $50,000 that were withheld by the related party were expensed as incurred in accordance with ASC 825.
6.
COMMITMENTS AND CONTINGENCIES

Legal
The Company may be involved, from time to time, in legal proceedings and claims arising in the ordinary course of its business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance. While management believes that such matters are currently insignificant, matters arising in the ordinary course of business for which the Company is or could become involved in litigation may have a material adverse effect on its business and financial condition. To the Company’s knowledge, the Company is not subject to any pending legal proceedings.
Indemnities and Guarantees
We have made certain indemnities and guarantees, under which we may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. We indemnify our officers and directors to the maximum extent permitted under the laws of the State of Delaware. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. These indemnities and guarantees do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying unaudited condensed consolidated balance sheets.
7.
LICENSES AND AGREEMENTS

Northwestern License Agreement
On March 31, 2015, the Company entered into an Exclusive License Agreement with Equity (the “Northwestern License Agreement”) with Northwestern University (“Northwestern”). Pursuant to the Northwestern License Agreement, Northwestern granted the Company (a) a nonexclusive license to certain technical information developed in the laboratory of Andrew Mazar, and (b) an exclusive license to all results obtained by Andrew Mazar and his collaborators at Northwestern on the use of the GSK-3β (formerly 9-ING-41) and related compounds used for the treatment of cancer and combination therapies. In consideration of the license granted pursuant to the Northwestern License Agreement, the Company granted Northwestern 27,778 shares of the Company’s common stock, representing 5% of the Company’s capital stock on a fully diluted basis on the date of grant. In addition, the Company granted Northwestern the right to participate in future offerings of the Company’s capital securities on the same terms as offered to those participating in the offering. In 2019, Northwestern’s right to participate in future offerings expired.
UIC License Agreement
On April 6, 2015, the Company entered into an Exclusive License Agreement with Equity (the “UIC License Agreement”) with The Board of Trustees of the University of Illinois (“UIC”), whereby, UIC

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
granted the Company (a) an exclusive, nontransferable license, with the right to sublicense under UIC’s rights in the Patent Rights (as defined in the UIC License Agreement), and (b) a non-exclusive, non-transferable license, with the right to sublicense, to use UIC’s rights in the Technical Information (as defined in the UIC License Agreement) within the Territory and the Field as each such term is defined in the UIC License Agreement. In consideration of the license granted under the UIC License Agreement, the Company issued 46,528 shares of the Company’s common stock to UIC, which represented 5% of the Company’s capital stock on a fully diluted basis, as defined in the UIC License Agreement, and agreed to pay UIC (i) development milestones of up to $1.3 million, of which, up to $0.3 million is due upon the progress of clinical trials and $1.0 million is due upon the initiation of commercial sales (ii) annual minimum royalty payments of $5,000 beginning on the third anniversary year of the UIC License Agreement and increasing to $15,000 in year four, $35,000 in year five, and $50,000 in year six and thereafter, (iii) royalty on net sales for product covered under the Patent Rights in the low single digits with a 50% reduction in royalties for products solely utilizing Technical Information, (iv) a declining percentage of sublicensing revenue based on the escalating stage of development upon a sublicensing event, and (v) the reimbursement of all patent and related expenses incurred by UIC covering the Patent Rights. For the three months ended March 31, 2023, the Company incurred reimbursable patent expenses to UIC in the aggregate amount of $5,524, which amount was included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. There we no related expenses incurred under the UIC License Agreement during the three months ended March 31, 2024.
In addition, the Company has an obligation to UIC related to a sub-license and collaboration agreement dated August 28, 2017 with an unrelated entity, which agreement was later terminated on January 31, 2018. Under the agreement, the Company initially paid UIC a portion of the sublicense fees in the amount of $44,999 with the remaining unpaid balance of $404,991 due and payable to UIC in two installments with 50% due and payable on the one-year anniversary from the first commercial sale and the remaining balance is due on the second-year anniversary from the first commercial sale. Notwithstanding the foregoing, in the event the Company effectuates a change in control, sublicenses the underlying technology, or secures cumulative funding of at least $100 million (of which, the Company has received aggregate net proceeds of $94.2 million as of March 31, 2024, excluding the Related Party Convertible Notes of $4.5 million received during the three months ended March 31. 2024), all unpaid amounts shall be immediately due and payable. The unpaid balance of $404,991 as of March 31, 2024 and December 31, 2023 continues to accrue interest at a rate of 5% per annum, representing the prime rate as of the date of the agreement plus 1%. Interest payable to UIC was $135,117 and $130,041 as of March 31, 2024 and December 31, 2023, respectively, and is included in the accompanying unaudited condensed consolidated balance sheets.
8.
STOCKHOLDERS’ DEFICIT

The Company authorized capital as of March 31, 2024 consists of 38,108,584 shares of common stock, $0.000001 par value per share (“Common Stock”) and 33,463,018 shares of preferred stock, $0.000001 par value per share, of which, the Company has designated multiple series of redeemable convertible preferred stock (“Preferred Stock”).

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
Redeemable Convertible Preferred Stock
As of March 31, 2024, the redeemable convertible preferred stock is comprised of the following:
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Face Amount	Liquidation Value	Original Issue Price
Series A	1,983,663	1,983,663	$3,967,333	$6,202,941	$2.00000
Series B-1	4,133,477	3,858,547	14,121,012	19,682,752	$3.65967
Series B-2	2,307,017	2,307,017	8,824,986	12,222,274	$3.82528
Series B-3	1,625,000	1,625,000	6,500,000	8,823,896	$4.00000
Series B-4	11,961,721	9,333,928	39,015,819	49,134,888	$4.18000
Series C	11,452,140	5,570,200	24,286,072	26,895,591	$4.36000
	33,463,018	24,678,355	$96,715,222	$122,962,342
As of December 31, 2023, the redeemable convertible preferred stock is comprised of the following:
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Face Amount	Liquidation Value	Original Issue Price
Series A	1,983,663	1,983,663	$3,967,333	$6,123,812	$2.00000
Series B-1	4,133,477	3,858,547	14,121,012	19,401,105	$3.65967
Series B-2	2,307,017	2,307,017	8,824,986	12,046,258	$3.82528
Series B-3	1,625,000	1,625,000	6,500,000	8,694,252	$4.00000
Series B-4	11,961,721	9,333,928	39,015,819	48,356,709	$4.18000
Series C	11,452,140	5,570,200	24,286,072	26,411,200	$4.36000
	33,463,018	24,678,355	$96,715,222	$121,033,336
The rights, preferences, privileges and restrictions granted to or imposed on the Company’s redeemable convertible preferred stock or the holders thereof are as follows:
Dividends
The holders of redeemable convertible preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend to the common stockholders, at the rate of 8.0% per annum on each of the Series A, Series B-1, Series B-2, Series B-3, Series B-4, and Series C original issue prices, payable when, and if declared by the Board. Such dividends shall be cumulative and if less than the full amount of dividends payable on the redeemable convertible preferred stock if declared and paid, any such payments shall be made ratably among the holders of the redeemable convertible preferred stock in proportion to the total amount each holder would be entitled to receive if the full amount of dividends payable on the redeemable convertible preferred stock had been declared. As of March 31, 2024 and December 31, 2023, no dividends had been declared or paid.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event (as defined in the certificate of incorporation), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
ownership thereof, an amount per share equal to one times the original issue price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratable in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Conversion
Each share of redeemable convertible preferred stock is convertible at the option of the holder at any time into a share of fully paid and non-assessable share of Common Stock. Each share of convertible preferred stock is convertible into that number of common shares as is determined by dividing the applicable initial purchase price (the “Initial Purchase Price”) of such share by the applicable conversion price. The conversion rates for each series of redeemable convertible preferred stock as of December 31, 2023 were as follows: Series A — $3.60; Series B-1 — $6.5874; Series B-2 — $6.8855; Series B-3 — $7.2000; Series B-4 — $7.5240; and Series C — $7.8480.
The conversion price is subject to adjustment upon the occurrence of certain events, including issuances of shares of Common Stock at a price, exercise price, or conversion price lower than the conversion prices of the Preferred Stock, unless waived by a majority of the holders of the series of redeemable convertible preferred stock.
Upon the closing of the sale of shares of common stock to the public resulting in at least $100 million in gross proceeds, all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate.
Voting Rights
The holders of redeemable convertible preferred stock shall have the right to one vote for each whole share of Common Stock into which such redeemable convertible preferred stock could then be converted. With respect to such vote, the holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote.
Redemption and Balance Sheet Classification
The redeemable convertible preferred stock is recorded within temporary equity because, while it is not mandatorily redeemable, it will become redeemable at the option of the holders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.
Common Stock
As of March 31, 2024, there were 38,108,584 shares of Common Stock authorized, of which, 1,690,760 shares were issued and outstanding as of March 31, 2024 and December 31, 2023.
The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.
Reserved Shares
As of March 31, 2024, the Company reserved the following shares of Common Stock for issuance upon the (i) conversion of the outstanding redeemable convertible preferred stock, (ii) conversion of

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
Related Party Convertible Notes Payable, (iii) exercise of outstanding redeemable convertible preferred stock warrants, (iv) exercise of issued and outstanding stock options, and (v) to reserve the remaining shares available for grant under the 2015 Plan:
March 31, 2024
Conversion of redeemable convertible preferred stock	13,710,379
Conversion of related party convertible notes payable	576,475
Exercise of Series C redeemable convertible preferred stock warrants	18,223
Exercise of Series B redeemable convertible preferred stock warrants	152,752
Stock options outstanding	393,346
Shares reserved for issuance under the 2015 Plan	496,801
Total	15,347,976

9.
WARRANTS

Redeemable Convertible Preferred Stock Warrant Liability
On June 30, 2023, in connection with issuance of the Series C redeemable convertible preferred stock, the Company issued the placement agent warrants to purchase 18,223 shares of Series C redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock at a conversion ratio of 0.555555) at an exercise price equivalent to $9.42 per share of common stock. The warrants terminate at the earlier of (i) five (5) years from the issuance date, (ii) the consummation of a change of control, or (iii) upon the first closing of an initial public offering of the Company’s common stock. The warrants have a net exercise provision under which the holders could, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations. The initial estimated fair value of the warrants of $93,863 was calculated using the Black-Scholes valuation model (see Note 3) and recorded as a reduction to redeemable convertible preferred stock and a corresponding increase in the warrant liability.
On September 7, 2018, in connection with convertible promissory note payable agreements, the Company agreed to issue the noteholders warrants to purchase shares of Series B-1 redeemable convertible preferred stock. Warrants to purchase 76,376 shares of Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock at a conversion ratio of 0.555555) were issued at an exercise price equivalent to $5.27 per share and warrants to purchase 76,376 shares of Series B-1 redeemable convertible preferred stock (after giving effect to the conversion of such shares into common stock at a conversion ratio of 0.555555) were issued at an exercise price equivalent to $10.55 per share of common stock. The warrants terminate at the earlier of (i) ten (10) years from the issuance date, (ii) the consummation of a change of control, or (iii) upon the first closing of an initial public offering of the Company’s common stock. The warrants have a net exercise provision under which the holders could, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations. The initial estimated fair value of the warrants of $805,292 was recorded on the closing date of a private placement in April 2019, representing the initial date the warrants could be measured.
The Series B-1 and Series C warrants had an aggregate estimated fair value of $1,020,564 and $988,049 as of March 31, 2024 and December 31, 2023, respectively (see Note 3). Changes in the estimated fair value of

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
the warrant liability were recognized as a component of other income (expense) in the accompanying unaudited condensed consolidated statements of operations.
10.
STOCK-BASED COMPENSATION

The 2015 Plan provides for the grant of incentive stock options, non-qualified stock options and restricted common stock awards. As of March 31, 2024, there were 2,039,203 shares authorized under the 2015 Plan, of which, 496,801 shares remained available for grant. All the Company’s employees, as well as all of the Company’s non-employee directors and other consultants, advisors and other persons who provide services to the Company are eligible to receive incentive awards under the 2015 Plan.
Restricted Common Stock Awards (“RSAs”)
The Company did not grant RSAs during the three months ended March 31, 2024. As of March 31, 2024, the total estimated unrecognized compensation cost related to non-vested RSAs was approximately $303,000. This cost is expected to be recognized over the remaining weighted average vesting period of 0.99 years.
Restricted common stock activity for the three months ended March 31, 2024 is as follows:
	Restricted Common Stock Award Shares	Weighted Average Grant Fair Date Value
Unvested balance at December 31, 2023	169,027	$2.21
Granted	—	$—
Vested	(30,642)	$2.11
Forfeited	—	$—
Unvested balance at March 31, 2024	138,385	$2.23
Stock Options
The following table provides the assumptions used in determining the estimated fair value of stock option awards granted during the three months ended March 31, 2024:
Three Months Ended March 31, 2024
Expected volatility	81.65%
Risk-free interest rate	4.23%
Expected dividend yield	0.00%
Expected term (in years)	5.85
The weighted-average grant-date fair value of the option awards granted was $3.35 for the three months ended March 31, 2024. The estimated fair value of shares vested during the three months ended March 31, 2024 was $1.53. There were no stock option awards granted during the three months ended March 31, 2023.

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
The following table summarizes stock option activity during the three months ended March 31, 2024:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	265,566	$2.14	9.31
Options granted	127,780	$4.68
Options exercised	—	$—
Options canceled and forfeited	—	$—
Outstanding at March 31, 2024	393,346	$2.97	9.34	$1,346,606
Vested and expected to vest at March 31, 2024	393,346	$2.97	9.34	$1,346,606
Exercisable at March 31, 2024	87,452	$2.14	8.98	$371,497
As of March 31, 2024, total unrecognized stock-based compensation cost related to stock options was approximately $605,000. This cost is expected to be recognized over the remaining weighted average vesting period of 2.15 years. The aggregate intrinsic value is calculated as the difference between the option exercise price and the estimated fair value of the underlying Common Stock.
The following table summarizes the stock-based compensation expense recorded in the accompanying unaudited condensed consolidated statements of operations during the three months ended March 31, 2024 and 2023:
	Three Months Ended March 31,
	2024	2023
Research and development	$72,948	$15,621
General and administrative	75,258	57,510
Total	$148,206	$73,131
The Company has not recognized and does not expect to recognize in the near future, any tax benefit related to employee stock-based compensation expense as a result of the full valuation allowance related to its net deferred tax assets.
11.
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:
	Three Months Ended March 31,
	2024	2023
Numerator:
Net loss	$(8,296,059)	$(5,270,255)
Denominator:
Weighted-average shares of common stock outstanding, basic and diluted	1,535,167	1,339,729
Net loss per share attributable to common stockholders, basic and diluted	$(5.40)	$(3.93)
The potential dilutive effect of redeemable convertible preferred stock and related party convertible notes outstanding during the period are calculated using the if-converted method assuming the conversion of redeemable convertible preferred stock as of the earliest period reported or at the date of issuance, if later,

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
but are excluded if their effect is anti-dilutive. The potential dilutive effect of options, unvested RSAs, and warrants outstanding during the period are calculated in accordance with the treasury stock method, but are excluded if their effect is anti-dilutive.
The potential shares of Common Stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:
	March 31,
	2024	2023
Redeemable convertible preferred stock	13,710,379	13,463,542
Related party convertible notes payable to purchase redeemable convertible preferred stock	576,475	—
Options issued and outstanding	393,346	—
Unvested restricted common stock awards (“RSAs”)	138,385	303,203
Warrants to purchase redeemable convertible preferred stock	170,975	152,752
Total	14,989,560	13,919,497

12.
RELATED PARTY

During 2018, the Company entered into a master service agreement with Pacific BioPharma Logistics, Inc. (“PBL”) to provide clinical support related to the packaging, labeling, kitting, storage, distribution and inventory for the Company’s investigational products. Mr. Richard Kenley, Vice President of Manufacturing for the Company, is an unpaid advisor for PBL and his spouse is a shareholder in PBL. During the three months ended March 31, 2024 and 2023, we incurred $371,423 and $161,633, respectively, in services provided by PBL, which amounts are included in research and development expense in the accompanying unaudited condensed consolidated statements of operations. As of March 31, 2024 and December 31, 2023, we had an outstanding balance owed to PBL of $195,686 and $52,206, respectively, which amounts are included in accounts payable in the accompanying unaudited condensed consolidated balance sheets.
13.
SUBSEQUENT EVENTS

The Company has evaluated all subsequent events and transactions through May 10, 2024, the date the unaudited condensed financial statements were issued, to ensure these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. The Company has further evaluated subsequent events for purposes of the interim financial statements as of March 31, 2024, and for the three months then ended, through June 7, 2024. The Company has concluded that no subsequent event has occurred that requires disclosure, except as described below.
Related Party Convertible Note Payable (unaudited)
On May 8, 2024, the Company issued convertible promissory notes in the amount of $1,000,000 to Bios Clinical Opportunity Fund, LP in exchange for net proceeds to the Company of $1,000,000 (Note 5).
Reverse Stock Split
On May 31, 2024, the Company’s board of directors approved a 1-for-1.8 reverse stock split of its issued and outstanding shares of common stock and stock option awards, which was effected on June 7, 2024. All issued and outstanding shares of common stock (including outstanding RSAs), stock option awards and per share data have been adjusted in these consolidated financial statements, on a retrospective basis,

ACTUATE THERAPEUTICS, INC.
Notes to the Condensed Consolidated Financial Statements
For The Three Months Ended March 31, 2024 and 2023 (unaudited) (continued)
to reflect the reverse stock split for all periods presented. The par value of the common stock and Preferred Stock was not adjusted as a result of the reverse stock split.
The shares of common stock underlying outstanding stock options and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities (Notes 9 and 10). In addition, the conversion price for each series of the Company’s redeemable convertible preferred stock, which will automatically convert into shares of common stock upon the closing of the offering, were proportionally adjusted (Note 8). Stockholders entitled to a fractional share as a result of the reverse stock split will be rounded up to the next whole share.
In addition, effective upon the closing of the Company’s initial public offering, the Company's authorized capital will consist of 200 million shares of common stock, $0.000001 par value per share, and 10 million shares of preferred stock, $0.000001 par value per share.

2,800,000 Shares of Common Stock

PROSPECTUS

Sole Bookrunner
Titan Partners Group
a division of American Capital Partners
Co-Manager
Newbridge Securities Corporation
August 12, 2024
Through and including September 6, 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.